As filed with the U.S. Securities and Exchange Commission on February 18, 2025.

Registration Statement No. 333-282396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROWN LNG HOLDINGS LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s name into English)

Jersey, Channel Islands	4924	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

37th Floor, 1

Canada Square, Canary

Wharf, London,

Greater London E14

5AA

United Kingdom

Telephone: +47 980 25 359

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1 800-221-0102

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent of Service)

Copies to:

Andrew M. Tucker, Esq.

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW. Suite 900

Washington, D.C. 20001

(202) 689-2800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 18, 2025

CROWN LNG HOLDINGS LIMITED

Secondary Offering of

488,030,425 Pubco Ordinary Shares

This prospectus relates to the resale from time to time of up to 488,030,425 Ordinary Shares of Crown LNG Holdings Limited, (“us,” “we,” “Pubco” or the “Company”), by certain holders of our Ordinary Shares (the “Selling Securityholders”) and Arena Business Solutions Global SPC II, LTD (the “Arena Selling Securityholder”).

We are registering the resale of (i) up to 10,000,000 Pubco Ordinary Shares that are issuable by us upon exercise of 10,000,000 warrants, which were included in the units sold in the Catcha’s IPO, and were assumed by Pubco at the Closing (as defined below), with each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per whole share, (ii) up to 5,333,333 Pubco Ordinary Shares that are issuable upon the exercise of 5,333,333 warrants, which were originally issued in a private placement simultaneously with Catcha’s IPO, and were assumed by Pubco at the Closing, with each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per whole share, (iii) up to 1,865,799 of Ordinary Shares that are issuable by us upon exercise of 1,865,799 warrants issued to Catcha Holdings LLC (the “Sponsor”), and (iv) up to 147,500 Pubco Ordinary Shares (the “Helena Shares”) that are issuable upon the exercise of 147,500 warrants issued to Helena Special Opportunities LLC (“Helena”), pursuant to the Securities Purchase Agreement dated as of June 4, 2024, between Helena and Crown (the “Securities Purchase Agreement”).

We are also registering the resale of Ordinary Shares, subject to the contractual lock-ups described in the Lock-up Agreements (“Lock-up Agreements”) of up to (i) 19,229,215 Pubco Ordinary Shares to insiders of Crown (such shareholders, the “Crown Legacy Holders”) issued as follows: Swapan Kataria at a $5.650 price per share, Jorn Skule Husemoen at a $1.330 price per share, and Gunnar Knutsen at a $0.815 price per share, all of whom held securities of Crown prior to the closing (the “Closing”) of the business combination with Catcha (as further described herein, the “Business Combination”), (ii) 838,723 of our Ordinary Shares that were issued at $0.003 per share to the Sponsor upon conversion of 838,723 Catcha Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”), of Catcha that were initially issued in a private placement prior to the IPO, (iii) 202,863 Pubco Ordinary Shares issued at $8.50 price per share by us to certain accredited investors (the “PIPE Investors”) pursuant to subscription agreements entered May 6, 2024 and May 14, 2024, by and between Pubco, Catcha, and the PIPE Investors (“PIPE Agreements”), (iv) up to 25,000,000 of our Ordinary Shares that are issuable to Helena through a private placement for the issuance of convertible notes (the “SPA Notes”), pursuant to the Securities Purchase Agreement issued at $0.3088 per share, (v) up to 2,000,000 shares of Pubco ordinary shares that are issuable to J.V.B. Financial Group, LLC (“JVB”) upon the exercise of the Convertible Note issued by Pubco to JVB on July 24, 2024, which was issued in a principal amount of $1,000,000 and is convertible into Pubco Ordinary Shares based on a discount to prevailing market prices of the Pubco Ordinary Shares (the “JVB Note Shares”), (vi) 600,000 Pubco ordinary shares issued to JVB in connection with engagement letter, pursuant to which JVB, acting through its Cohen & Company Capital Markets Division, was engaged by Pubco to act as placement agent in connection with a line of credit (the “JVB Engagement Shares”), (vii) up to 551,633 of our Ordinary Shares that are issuable to Frisak & Partners AS through a conversion of the certain convertible notes (the “Frisak Note”) at $0.341 per share, (viii) up to 3,871,772 of our Ordinary Shares that are issuable to certain investors through a conversion of a convertible note at $0.2788 per share and 4,055,466 of our Ordinary Shares that are issuable to certain investors through a conversion of a convertible note at $0.2709 per share (the “Private Notes”), (ix) up to 227,252,067 of our Ordinary Shares that are issuable to certain investors pursuant to the KGLNG Agreement (the “KGLNG Shares”) at $0.264 per share, (x) up to 94,688,361 of our Ordinary Shares that are issuable to certain investors pursuant to the GBTRON Agreement (the “GBTRON Shares”) at $0.264 per share, (xi) up to 30,000,000 of our Ordinary Shares issuable to the Arena Selling Securityholder pursuant to the Arena Purchase Agreement (the “Arena Shares”) at $0.3173 per share,

(xii) up to 1,603,326 of our Ordinary Shares that are issuable to certain investors through settlement of a loan agreement between Pubco, Crown, and each investor (the “BDO Shares”), (xiii) up to 22,228,239 of our Ordinary Shares that are issuable to certain investors through a conversion of the certain convertible notes (the “CIO Notes”) at $0.44 per share, (xiv) up to 8,888,170 of our Ordinary Shares (the “Exclusivity Shares”) that are issuable to GBTRON Lands Limited through a conversion of a convertible note to settle fees related to the exclusivity of the GBTRON Agreement, (xv) 15,503 Pubco Ordinary Shares issued at $10.00 per share by us to certain accredited investors (the “Subscription Investors”) pursuant to subscription agreements, (xvi) 687,096 of our Ordinary Shares that are issuable to Sean Butcher pursuant to the subscription agreement dated October 31, 2024 (the “Butcher Shares”) at $0.29108 per share, (xvii) 623,174 of our Ordinary Shares that are issuable to Rajesh Gupta pursuant to the subscription agreement dated October 4, 2024 (the “Gupta Shares”) at $0.28082 per share, (xviii) 5,685,618 of our Ordinary Shares that are issuable to Black Kite AS (the “Black Kite Shares”) through a conversion of a convertible note at $0.264024 per share, (ixx) 11,118,723 of our Ordinary Shares that are issuable as follows: Shakul Sharma: 4,933,893, Rajesh Gupta: 1,243,929, Jai Kataria: 1,524,300, Abeer Agrawal: 1,913,256, Service invest AS: 900,000, Groble Invest AS: 502,335, Captiva AS: 50,505, and VIB Invest: 50,505 (the “Kataria Shares”) through a conversion of a convertible note at $0.264024 issued by Pubco to Swapan Kataria, (xx) 7,871,138 of our Ordinary Shares that are issuable to Gantt Consulting AS (the “Gantt Shares”) through a conversion of a convertible note at $0.264024 per share, (xxi) 483,988 of our Ordinary Shares that are issuable to Norse Partners LLC (the “Norse Partners Shares”) pursuant to a letter agreement between Pubco and Norse Partners LLC, (xxii) 36,917 issued to Robert Fernstrom at $0.44 per share, (xxiii) 39,554 issued to Jed A. Bowen at $0.44 per share, (xxiv) 1,133,080 Ordinary Shares issued to Helena pursuant to that certain Extension Agreement (the “Extension Agreement”) by and between Pubco and Helena, and (xxv) up to 1,979,167 shares issuable to Polar Multi-Strategy Master Fund at approximately $0.95 per share, pursuant to conversion of promissory notes dated July 8, 2024.

We are also registering the resale of Ordinary Shares upon the exercise from time to time of the following Pubco Warrants by holders thereof other than the initial holders (i) 1,865,799 warrants that are issuable to the Sponsor; (ii) up to 5,333,333 warrants, which were originally issued at a price of $1.50 per warrant in a private placement simultaneously with Catcha’s IPO, and which were assumed by Pubco at the Closing, with each whole warrant exercisable for one Pubco Ordinary Share at an exercise price of $11.50 per whole share, and (iii) up to 147,500 warrants that are issuable to Helena, pursuant to the Securities Purchase Agreement dated as of June 4, 2024, between Helena and Crown, with each whole warrant exercisable for one Ordinary Share, exercisable at a price of $10.00 per share (the “Helena Warrants”).

We will not receive any of the proceeds from the sales of Pubco Ordinary Shares by the Selling Securityholders. However, we will receive proceeds from the sales of the Pubco Ordinary Shares by the Arena Selling Securityholder. We could receive up to an aggregate of $115 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash at a price of $11.50 per share, but not from the sale of the shares of common stock issuable upon such exercise. To the extent that any of the warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. The likelihood that holders will exercise their warrants for cash, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. On February 13, 2025, the closing price of our Ordinary Shares was $0.274 per share. If the market price of our common stock continues to be less than the exercise price of the warrants, it is unlikely that holders will exercise their warrants for cash, and therefore unlikely that we will receive any proceeds from the exercise of these warrants in the near future, or at all.

The Class A Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Class A Ordinary Shares. The number of shares being registered in this prospectus (which include shares issuable upon exercise of the Warrants) represents approximately 105.79% of the total Class A Ordinary Shares outstanding as of February 13, 2025. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Class A Ordinary Shares.

In addition, some of the shares being registered for resale were acquired by the Selling Securityholders for nominal consideration or purchased for prices considerably below the Business Combination price and the current market price of the Class A ordinary shares. Even though the current market price is significantly below the price at the time of the Company’s initial public offering, certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. Based on the last reported sale price of Class A Ordinary Shares referenced above, shares acquired for less than such last reported sale price, the Selling Securityholders may experience potential profit of approximately $19,704,503.01 in aggregate proceeds from the resale of such shares.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Shareholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Shareholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Shareholders may sell these securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, the Arena Selling Securityholder is deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We are registering these securities for resale by the Selling Securityholders, the Arena Selling Securityholder, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares, Warrants of interests in our Ordinary Shares, or Warrants received after the date of this prospectus from the Shareholders as a gift, pledge, partnership distribution or other transfer. The prices at which the Selling Securityholders and the Arena Selling Securityholder may resell the shares offered hereby will be determined by the prevailing market price for the shares or in negotiated transactions.

The Selling Securityholders and the Arena Selling Securityholder may sell the Ordinary Shares described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders and the Arena Selling Securityholder may sell their Ordinary Shares in the section titled “Plan of Distribution” on page 169 of this prospectus. The Arena Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Certain securities held by the Catcha Founders, Crown Legacy Holders and the PIPE Investors are subject to contractual lock-up restrictions that prohibit them from selling such securities at this time. See the section of this prospectus entitled “Description of Securities.”

On July 9, 2024 (the “Closing Date”), we consummated the Business Combination contemplated by that certain Business Combination Agreement dated as of August 3, 2023 (as amended, the “BCA”), by and among the Company, Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”), CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), and Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (“Crown AS” or “Crown”). As a result of the Business Combination, Merger Sub has merged with and into Catcha (the “Merger”), with Catcha as the surviving company and becoming a wholly owned subsidiary of Pubco. Additionally, each (a) issued and outstanding Class A ordinary share, par value $0.0001 per share, of Catcha (“Catcha Class A Ordinary Shares”) was converted into the right to receive one newly issued ordinary share, no par value, of Pubco (together, the “Pubco Ordinary Shares” and each individually, a “Pubco Ordinary Share”), (b) issued and outstanding Class B ordinary share, par value $0.0001 per share, of Catcha (“Catcha Class B Ordinary Shares”) was converted into the right to receive one newly issued Pubco Ordinary Share, (c) outstanding and unexercised public and private placement warrants of Catcha were converted into one warrant of Pubco (“Pubco Warrants”) that entitles the holder thereof to purchase one Pubco Ordinary Share in lieu of one Catcha Class A Ordinary Share and otherwise upon substantially the same terms and conditions. Further, following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, the Crown shareholders transferred to Pubco, and Pubco acquired from the Crown Shareholders, all of the ordinary shares of Crown held by the shareholders in exchange for the issuance of Pubco Ordinary Shares.

In connection with Catcha’s extraordinary general meeting, held on June 12, 2024, holders of 1,138,361 shares of Catcha Class A Ordinary Shares, issued in Catcha’s IPO (the “Catcha public shares”) exercised their right to redeem their shares for cash at a price of approximately $11.64 per share, for an aggregate price of approximately $13.2 million, which represented approximately 83.4% of the total Catcha public shares then outstanding.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Ordinary Shares and Warrants are listed on the Nasdaq Capital Market, (“Nasdaq”) under the trading symbols “CGBS” and “CGBSW,” respectively. On February 13, 2025, the closing prices for our Ordinary Shares and Warrants on Nasdaq were $0.274 per share and $0.0465 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We are a holding company incorporated in the under the laws of Jersey, Channel Islands, with our headquarters in Jersey, Channel Islands. Our operations are conducted in such headquarter and one of our wholly owned subsidiaries in India. Throughout this prospectus, unless the context indicates otherwise, (1) references to “Pubco,” “we” or “us” refer to Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands, the registrant and the Jersey holding company that is the current holding company of the group, (2) references to “Crown” refer to Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway, a wholly owned subsidiary of Pubco, (3) references to “Catcha” refer to Catcha Investment Corp, a Cayman Islands exempted company limited by shares, a blank check company which has become a wholly owned subsidiary of Pubco as a result of the Business Combination, and (4) references to “Crown India” refer to Crown LNG India AS, a subsidiary of Pubco. For a diagram depicting Pubco’s corporate structure, see “Prospectus Summary-Overview-Structure of Pubco.”

Investors in our securities are investing in a Jersey, Channel Islands, holding company rather than securities of our operating subsidiaries. Such structure involves unique risks to investors. In particular, because some of our operations are conducted in India, we may face various legal and operational risks associated with doing business in India (as defined in this prospectus). For a detailed description of the risks related to Pubco’s holding company structure and doing business in India, see “Risk Factors-Risks Related to Legal and Regulatory Compliance.”

As of the date of this prospectus, neither Pubco nor any of its subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among Pubco and its subsidiaries have been from Pubco to its subsidiaries for investments in its subsidiaries and for its subsidiaries’ working capital needs. As of November 30, 2024, we have transferred an aggregate of approximately 6.0 million through regular commercial banks via wire transfer (“in cash”) to Crown LNG Holdings Limited as capital injection, cash advanced for working capital and payments for the services fee, an aggregate of approximately $2.38 million in cash to GBTRON Limited as capital injection, an aggregate of approximately $1.61 million in cash to Crown LNG Holding AS (“Crown”). Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. Since our inception, no cash has been transferred from any of our subsidiaries to Pubco, and there has also been no cash transferred amongst our subsidiaries. See Pubco’s audited historical consolidated financial statements included elsewhere in this prospectus. Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generate cash flows from operations. We do not currently have any cash management policy that dictates how funds must be transferred between us and our subsidiaries, or among its subsidiaries. If needed, we may transfer funds to our subsidiaries, by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 19 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED FEBRUARY 18, 2025

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders or the Arena Selling Securityholder have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders or the Arena Selling Securityholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 (this “F-1”) that we filed with the SEC. The Selling Securityholders and the Arena Selling Securityholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. The Selling Securityholders and the Arena Selling Securityholder may use this prospectus to sell up to an aggregate of 488,030,425 Pubco Ordinary Shares. This prospectus also relates to the resale of Pubco Ordinary Shares upon the exercise from time to time of 7,346,632 Pubco Warrants by holders thereof other than the initial holders. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and the Arena Selling Securityholder and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders or the Arena Selling Securityholder have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders and the Arena Selling Securityholder may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

FINANCIAL INFORMATION PRESENTATION

Pubco

All of our financial information included in this prospectus is presented in U.S. dollars, except as otherwise indicated. We qualify as a “foreign private issuer” under the Exchange Act, and we prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. IFRS differs in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”) and, as such, our financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP. Following the Closing of the Business Combination, the historical assets and liabilities of the Company will be those of Crown.

Catcha

The historical financial statements of Catcha were prepared in accordance with the generally accepted accounting principles in the United States, or U.S. GAAP and are reported in U.S. Dollars.

INDUSTRY AND MARKET DATA

This prospectus contains industry data, information and statistics regarding the markets in which we operate as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with our own internal estimates and information obtained from other sources, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “Prospectus Summary,” “Business” and “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other sections of this prospectus.

Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS, TRADENAMES AND SERVICE MARKS

We and our respective subsidiaries own or have proprietary rights to trademarks, trade names and service marks used in this prospectus in connection with the operation of their businesses, many of which are registered under applicable intellectual property laws. In addition, their names, logos and website names and addresses are their trademarks or service marks. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™”symbols, but the lack of such symbols is not intended to indicate, in any way, that we or the owners will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. The use or display herein of other companies’ trademarks, trade names or service marks is not intended to imply a relationship with, or endorsement or sponsorship by us or any other companies, or a sponsorship or endorsement of any such other companies by us. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

FREQUENTLY USED TERMS

The following terms used in this prospectus have the meanings indicated below:

•	“Business Combination” means the transactions contemplated by the Business Combination Agreement including, without limitation, the Merger;

•

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 3, 2023, by and among Catcha, Pubco, Merger Sub, and Crown, as amended on October 2, 2023 and as further amended on January 31, 2024, February 16, 2024, May 21, 2024, June 11, 2024 and June 28, 2024;

•	“Catcha,” “means Catcha Investment Corp, a Cayman Islands exempted company limited by shares;

•	“Catcha Board” means Catcha’s board of directors;

•	“Catcha Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Catcha;

•

“Catcha Class B Ordinary Shares” or “founder shares” means the Class B ordinary shares, par value $0.0001 per share, of Catcha that were initially issued to our Sponsor in a private placement prior to our initial public offering;

•	“Catcha Ordinary Shares” means Catcha Class A Ordinary Shares and Catcha Class B Ordinary Shares;

•

“Catcha Warrant Agreement” means the warrant agreement, dated February 11, 2021, between Catcha and Continental, as warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the warrants;

•	“Charter” means the Memorandum and Articles of Association of Crown LNG Holdings Limited;

•	“Closing” means the closing of the Business Combination;

•	“Closing Date” means July 9, 2024, in accordance with the Business Combination Agreement;

•	“Continental” means Continental Stock Transfer & Trust Company;

•	“Crown” means Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway;

•	“Crown India AS” means Crown LNG India AS, a subsidiary of Crown and a private limited liability company incorporated under the laws of Norway;

•

“Crown India Limited” means Crown LNG India Limited (formerly known as Asia First Holdings Limited), a private company with limited liability incorporated in Hong Kong and a subsidiary of Crown India AS;

•	“Crown Shareholders” means the holders of Crown common stock immediately prior to the Exchange;

•	“Effective Time” means the time at which the Merger becomes effective in accordance with the Plan of Merger and the Cayman Islands Companies Act;

•

“Exchange” means the transfer from the Crown Shareholders to Pubco, and acquisition by Pubco from the Crown Shareholders, of all the Crown Shareholders’ shares of Common Stock in exchange for the issuance of Pubco Ordinary Shares on the first (1st) business day following the Merger Effective Date, subject to the terms and procedures set forth in the Business Combination Agreement;

•

“Exchange and Support Agreement” means the Exchange and Support Agreement, dated as of August 3, 2023, by and among Catcha, Pubco, Crown and certain Crown Shareholders, as may be amended, supplemented or otherwise modified from time to time;

•	“initial public offering” means Catcha’s initial public offering that was consummated on February 17, 2021;

•	“Jersey Companies Law” means the Companies (Jersey) Law 1991, as amended;

•	“Merger” means, pursuant to the Business Combination Agreement, the merger of Merger Sub into Catcha, with Catcha surviving the Merger as a wholly owned subsidiary of Pubco;

•	“Merger Effective Date” means July 9, 2024, the date on which the Merger became effective pursuant to the Business Combination Agreement;

•	“Merger Sub” means CGT Merge II Limited, a Cayman Islands exempted company limited by shares;

•	“Nasdaq” means the Nasdaq Stock Market;

•

“PIPE financing” means any investment into or financing of, either directly or indirectly, Pubco through purchase of Pubco Ordinary Shares, purchase of securities that are convertible or exchangeable into Pubco Ordinary Shares or other forms of investment or financing in connection with the Business Combination;

•

“private placement warrants” means the warrants outstanding as of the date of this proxy statement/prospectus that were issued to the Sponsor simultaneously with the consummation of Catcha’s initial public offering, each such whole warrant representing the right to purchase one private placement share;

•	“pro forma” means giving pro forma effect to the Business Combination, including any other equity financing transactions which may be entered into prior to the Closing;

•	“Pubco” means Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands;

•	“Pubco Board” means the board of directors of Pubco;

•	“Pubco Ordinary Shares” means the no par value ordinary shares in the capital of Pubco;

•	“Pubco Preferred Shares” means the no par value preference shares in the capital of Pubco;

•	“public shareholders” means holders of public shares, whether acquired in Catcha’s initial public offering or acquired in the secondary market;

•

“public shares” means the 226,521 Catcha Class A Ordinary Shares that were sold as part of the Catcha Units in Catcha’s initial public offering, whether acquired in Catcha’s initial public offering or acquired in the secondary market;

•

“public warrants” means the redeemable warrants to purchase Catcha Class A Ordinary Shares that were sold as part of the Catcha Units in its initial public offering or acquired in the secondary market;

•	“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•

“Special Resolution” has the meaning set out in the Jersey Companies Law being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders present in person or represented by proxy at a general meeting and entitled to vote on such matter, assuming a quorum is present;

•	“Sponsor” means Catcha Holdings LLC, a Cayman Islands limited liability company, which is affiliated with certain of Catcha’s directors and officers;

•	“transfer agent” means Continental;

•

“Trust Account” means the trust account established at the consummation of Catcha’s initial public offering that holds the proceeds of Catcha’s initial public offering and from the sale of private placement warrants and is maintained by Continental, acting as trustee;

•	“underwriter” means J.P. Morgan Securities LLC, Catcha’s underwriter in the initial public offering;

•

“units” or “Catcha Units” means the units of Catcha, each of which represented one Catcha Class A Ordinary Share and one-third of one warrant, with such whole warrant representing the right to acquire one Catcha Class A Ordinary Share, that were offered and sold by Catcha in Catcha’s initial public offering and in its concurrent private placement; and

•	“warrants” means the public warrants and the private placement warrants.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, goals, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: plans for preclinical studies, clinical trials and research and development programs; the anticipated timing of the results from those studies and trials; expectations regarding regulatory approvals, and our expectations with respect to future performance. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable by us and our management, as the case may be, are inherently uncertain. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control.

Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections entitled “Business” and “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks and uncertainties include, but are not limited to:

•	the ability of Pubco to realize the benefits expected from the Business Combination and to maintain the listing of the Pubco Ordinary Shares on Nasdaq;

•

changes in global, regional or local business, market, financial, political and legal conditions, including the development, effects and enforcement of laws and regulations and the impact of any current or new government regulations in the United States, U.K., and India affecting Pubco’s operations and the continued listing of Pubco’s securities;

•	Pubco’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	factors relating to the business, operations and financial performance of Pubco, including, but not limited to:

•	substantial doubt about Crown’s ability to continue as a going concern;

•	the global market and demand for natural gas, liquefied natural gas (“LNG”), and liquefication and re-gasification services;

•	Pubco’s ability and market opportunity to supply LNG infrastructure to under-served markets around the world;

•	cyclical or other changes in the demand for LNG and natural gas;

•	Crown’s inability to complete the development and/or construction of terminals, including the Kakinada Project, the Grangemouth Project, the Vung Tau Project, and the Newfoundland Project;

•

Crown’s inability to secure and retain liquefaction and re-gas customers and/or as well as to secure terminal development opportunities in India, Bangladesh, the U.K., the Gulf of Mexico and other locations;

•	Crown’s dependence on third-party contractors, operators and suppliers for the development, construction, installation and commissioning of Crown’s LNG terminals and associated assets;

•	disruptions to the supply of natural gas to or from Crown’s LNG terminals and associated facilities;

•	potential incidents involving health, safety, property or environmental consequences involving any of Crown’s LNG terminals;

•	the failure of exported LNG to be a long-term competitive source of energy for international markets;

•	Crown’s inability to obtain additional capital on acceptable terms as it grows its business;

•	increased labor costs associated with the unavailability of skilled workers or Crown’s failure to attract and retain qualified personnel; and

•	the other matters described in the section entitled “Risk Factors” beginning on page 19.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PROSPECTUS SUMMARY

Overview

We are a global Liquid Natural Gas (“LNG”) infrastructure company that seeks to provide natural gas liquefaction, storage and re-gasification services. We focus on enabling a stable and reliable supply of LNG to customers, especially in geographic areas where onshore or floating facilities may be difficult or less desirable as a result of harsh weather conditions, safety or environmental concerns, or cost. We specialize in the design and operation of offshore, all-weather LNG liquefication and re-gasification terminals, such as gravity-based structures. Through our innovative technologies and design, we believe we can deliver tailored LNG infrastructure suitable for a variety of markets, including markets in harsh weather and energy isolated locations, as well as provide critical LNG infrastructure to under-served markets around the world.

Our anchor projects are in two key markets: India and the U.K. In India, we expect to benefit from the Indian government policy to increase use of natural gas, replacing oil and coal. India is targeting an increase in gas mix from approximately 6.7% of primary energy in 2021 to a goal of 15% by 2030, and India’s gas demand is expected to increase from approximately 59 BCM per year in 2022 to an estimated 137 to 198 BCM per year by 2030, according to an article published on December 9, 2021 by the Ministry of Petroleum & Natural Gas titled “Government Has Set a Target to Raise the Share of Natural Gas in Energy Mix to 15% in 2030.” The country has a growing gas distribution infrastructure in place. With the currently under-utilized East-West pipeline, we expect potential customers to be able to deliver their gas from Kakinada all the way to Gujarat in the western part of India, via Hyderabad in Andhra Pradesh.

In Scotland, we see a market opportunity in light of the ongoing conflict in Ukraine, which is driving the U.K. to strive for energy independence and diversification. The U.K. relies heavily on pipeline imports with only three operational LNG import terminals, according to an article published by S&P Global titled “UK Scours Market for New Gas, LNG Supply Deals as Pound Weakness Bites” dated September 26, 2022. S&P Global data indicates that LNG imports increased 74% in 2022 from the previous year and accounted for almost half of the total U.K. gas imports. Additionally, the U.K. market is currently also receiving support from Department for Energy Security and Net Zero which is seeking to expedite the development process for LNG terminal projects.

Our GBS solution for the re-gasification terminal to be located in Kakinada has been fully licensed by the Indian Ministry of Environment, Forest & Climate Change (the “MOEF”). In February of 2021, the Indian government approved our company for a 365-day operation in the Bay of Bengal. This approval makes our company the first offshore re-gasification solution to obtain a 365-day operation approval in the Bay of Bengal. Further, an EIA has been completed by the engineering and consultancy firm, L&T–RAMBØLL Consulting Engineers Limited (“L&T-Ramboll”). We have also secured the right to develop the Kakinada terminal under agreement with Kakinada Ports Authority and received Consent for Establishment from the Andhra Pradesh Pollution Control Board (“APPCB”).

Our registered office is located at 37th Floor, 1 Canada Square, Canary Wharf, London, Greater London, E14 5AA, United Kingdom, and its telephone number is +47 980 25 359.

We are a holding company incorporated in Jersey, Channel Islands. We conduct our operations through Crown, and our headquarters based in Jersey, Channel Islands. Investments in our securities are not purchases of equity securities of the operating subsidiary but instead are purchases of equity securities of a Jersey holding company with no material operations of its own.

Structure of Pubco

The diagram below depicts a simplified version of the organizational structure of Pubco.

Crown Shareholders
Catcha Shareholders(1)
Others
87.0%
1.5%
11.5%
PubCo
(Jersey)
100%
100%
Catcha
(Cayman Islands)
Crown LNG Holding AS
(Norway)
92%
100%
Crown LNG India AS
(Norway)
Crown LNG AS
(Norway)
100%
Crown LNG India Limited
(Hong Kong)

Note 1: Catcha Shareholders include Catcha Investment Corp public shareholders and the Sponsor.

Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities law. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of

Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Holding Company Structure

We are a holding company incorporated in Jersey, Channel Islands. We conduct our operations through Crown. Investments in our securities are not purchases of equity securities of the operating subsidiary but instead are purchases of equity securities of a Jersey holding company with no material operations of its own.

As of the date of this prospectus, neither we nor our subsidiaries have made any dividends or distributions to their respective parent companies or to any investor, and the only transfers of cash among us and our subsidiaries have been from us to our subsidiaries for investments in our subsidiaries and for our subsidiaries’ working capital needs. As of November 30, 2024, we have transferred an aggregate of approximately $6,000,000 million through regular commercial banks via wire transfer (“in cash”) to Crown as capital injection, cash advanced for working capital and payments for the services fee. Other than the above transfers, there have been no transfers of any type of assets among us and our subsidiaries. Since our inception, no cash has been transferred from any of our subsidiaries to us, and there has also been no cash transferred amongst our subsidiaries. If needed, we may transfer funds to our subsidiaries by way of capital contributions or loans in accordance with the charter of the relevant subsidiaries and in compliance with applicable local laws and regulations. As an offshore holding company, we may use the proceeds of our offshore fund-raising activities to provide loans or make capital contributions to our subsidiaries, in each case subject to the satisfaction of government reporting, registration and approvals.

Any determination to pay dividends post-Closing will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generates cash flows from operations.

Holding Foreign Companies Accountable Act

We are subject to potential prohibitions and restrictions under the HFCAA and related regulations. Pursuant to the HFCAA and its amendment, if a company has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined that it is unable to inspect and investigate completely, the SEC will identify such company as a “Commission-identified Issuer,” and the trading of the securities of such company on U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if the company is identified as a Commission-identified Issuer for two consecutive years.

Recent Developments

On September 3, 2024, we received a notification letter (the “Notice”) from the Listing Qualifications Department of Nasdaq indicating that we were not in compliance with Nasdaq Listing Rules 5550(a)(2) and 5810(c)(3)(A) (the “Rule”) requiring that listed securities maintain a minimum bid price of $1 per share for 30 consecutive business days, since the Company’s closing bid price from July 22 to August 30, 2024 was below the Minimum Bid Price. Additionally, the Notice confirmed that the Rule grants the Company 180 calendar days from the date of the Notice (i.e., until March 3, 2025) to regain compliance with the Rule (the “Compliance Period”), and Nasdaq will close the matter prior to the end of the Compliance Period if the Company’s listed securities maintain the Minimum Bid Price for ten consecutive business days at any time during the Compliance Period.

The Notice has no immediate effect on the Company’s Nasdaq listing or the trading of its ordinary shares, and during the Compliance Period, as may be extended, the Company’s ordinary shares will continue to trade on the Nasdaq. The Company will continue to monitor the closing bid price of its ordinary shares on the Nasdaq and seek to cure the deficiency within the Compliance Period. The Company’s business operations are not affected by the Notice.

Summary of Certain Risk Factors

You should consider all the information presented in this prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 19. Such risks include, but are not limited to:

•

Cyclical or other changes in the demand for and price of LNG and natural gas may adversely affect the LNG business and the performance of our customers and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

•

Disruptions to the supply of natural gas to or from our LNG terminals and associated facilities could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

•

We may experience cancellations, time delays, unforeseen expenses and other complications while developing our LNG terminals. These complications can delay the commencement of revenue-generating activities, reduce the amount of revenue we earn and increase our development costs.

•

We have not yet completed contracting, construction and commissioning of our planned initial two LNG re-gasification terminals. There can be no assurance that our LNG re-gasification (or future liquefication) terminals will operate as expected, or at all.

•

Failure of exported LNG to be a long-term competitive source of energy for international markets could adversely affect our customers and could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

•	Our need for future financing may result in the issuance of additional securities, which will cause investors to experience dilution.

•

We will require additional capital as we grow our business, and such capital may not be available on acceptable terms, or at all, which would result in us being unable to grow, or maintain our business.

•

We may experience increased labor costs, and the unavailability of skilled workers or our failure to attract and retain qualified personnel could adversely affect our business. In addition, changes in senior management or other key personnel could affect our business results.

•

System failures, defects, errors or vulnerabilities in its website, applications, backend systems or other technology systems or those of third-party technology providers could harm our reputation and adversely affect our business.

•

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of our LNG terminals could impede operations and construction and could have a material adverse effect on our business.

•

Unfavorable changes in laws, regulations, and policies in foreign countries in which we seek to develop projects, our, our partners’, or our project developers’ failures to secure timely government authorizations under laws and regulations or our failure to comply with such laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Business and Operations

•

Certain existing shareholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive investment return based on the current trading price, and may realize significant profits. Future investors in our Company may not experience a similar investment return.

•	There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq or any other exchange.

•	If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

•

Our only significant asset will be our ownership of Crown, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable us to pay any dividends on our Ordinary Shares, pay our expenses or satisfy other financial obligations.

•	Because we are incorporated in Jersey, Channel Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

•

Our Ordinary Shares may or may not pay cash dividends in the foreseeable future, and you may not receive any return on investment unless you sell our Ordinary Shares for a price greater than that which you paid for it.

•	An active liquid trading market for our Ordinary Shares and our Warrants may not develop, which may limit your ability to sell our Ordinary Shares and our Warrants.

•

We do not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

•	The price of our Ordinary Shares is volatile.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	Crown LNG Holdings Limited

Pubco Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders and the Arena Selling Securityholder

Up to 488,030,425 Pubco Ordinary Shares, consisting of: (i) up to 10,000,000 Pubco Ordinary Shares that are issuable by us upon exercise of 10,000,000 warrants, which were included in the units sold in the Catcha’s IPO, and were assumed by Pubco at the Closing, with each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per whole share, (ii) up to 5,333,333 Pubco Ordinary Shares that are issuable upon the exercise of 5,333,333 warrants, which were originally issued in a private placement simultaneously with Catcha’s IPO, and were assumed by Pubco at the Closing, with each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per whole share, (iii) up to 1,865,799 of Ordinary Shares that are issuable by us upon exercise of 1,865,799 warrants issued to the Sponsor, (iv) up to 147,500 Pubco Ordinary Shares that are issuable upon the exercise of 147,500 warrants issued to Helena, pursuant to the Securities Purchase Agreement, (v) 19,229,215 Pubco Ordinary Shares to the Crown Legacy Holders who held securities of Crown prior to the Closing, issued as followed: Swapan Kataria at a $5.650 price per share, Jorn Skule Husemoen at a $1.330 price per share, and Gunnar Knutsen at a $0.815 price per share, (vi) 838,723 of our Ordinary Shares that were issued at $0.003 per share to the Sponsor upon conversion of 838,723 Catcha Class B ordinary shares that were initially issued in a private placement prior to the IPO, (vii) 202,863 Pubco Ordinary Shares issued at $8.50 per share by us to the PIPE Investors pursuant to the PIPE Agreements, (viii) up to 25,000,000 of our Ordinary Shares that are issuable to Helena through a private placement for the issuance the SPA Notes, pursuant to the Securities Purchase Agreement issued at $0.3088 per share, (ix) up to 2,000,000 shares of Pubco ordinary shares that are issuable to JVB upon the exercise of the Convertible Note issued by Pubco to JVB on July 24, 2024, which was issued in a principal amount of $1,000,000 and is convertible into Pubco Ordinary Shares based on a discount to prevailing market prices of the Pubco Ordinary Shares, (x) 600,000 Pubco ordinary shares issuable to JVB in connection with engagement letter dated November 3, 2024, pursuant to which JVB, acting through its Cohen & Company Capital Markets Division, was engaged by Pubco to act as placement agent in connection with a line of credit, (xi) up to 551,633 of our Ordinary Shares pursuant to the Frisak Note at $0.341 per share, (xii) up to 3,871,772 of our Ordinary Shares pursuant to the Private Notes at $0.2788 per share and 4,055,466 of our Ordinary Shares pursuant to the Private Notes at $0.2709 per share, (xiii) up

Issuer	Crown LNG Holdings Limited

to 227,252,067 of our Ordinary Shares pursuant to the KGLNG Agreement at $0.264 per share, (xiv) up to 94,688,361 of our Ordinary Shares pursuant to the GBTRON Agreement at $0.264 per share, (xv) up to 30,000,000 of our Ordinary Shares pursuant to the Arena Purchase Agreement at $0.3173 per share, (xvi) up to 1,603,326 of our Ordinary Shares that are issuable to certain investors through settlement of a loan agreement between Pubco, Crown, and each investor, (xvii) up to 22,228,239 of our Ordinary Shares pursuant to the CIO Notes at $0.44 per share, (xviii) up to 8,888,170 of our Ordinary Shares that are issuable to GBTRON Lands Limited through a conversion of a convertible note to settle fees related to the exclusivity of the GBTRON Agreement, (ixx) 15,503 Pubco Ordinary Shares issued at $10.00 per share by us to the Subscription Investors pursuant to subscription agreements, (xx) 687,096 of our Ordinary Shares that are issuable to Sean Butcher pursuant to the subscription agreement dated October 31, 2024 at $0.29108 per share, (xxi) 623,174 of our Ordinary Shares that are issuable to Rajesh Gupta pursuant to the subscription agreement dated October 4, 2024 at $0.28082 per share, (xxii) 5,685,618 of our Ordinary Shares that are issuable to Black Kite AS through a conversion of a convertible note at $0.264024 per share, (xxiii) 11,118,723 of our Ordinary Shares that are issuable as follows: Shakul Sharma: 4,933,893, Rajesh Gupta: 1,243,929, Jai Kataria: 1,524,300, Abeer Agrawal: 1,913,256, Service invest AS: 900,000, Groble Invest AS: 502,335, Captiva AS: 50,505, and VIB Invest: 50,505 through a conversion of a convertible note at $0.264024 issued by Pubco to Swapan Kataria, (xxiv) 7,871,138 of our Ordinary Shares that are issuable to Gantt Consulting AS through a conversion of a convertible note at $0.264024 per share, (xxv) 483,988 of our Ordinary Shares that are issuable to Norse Partners LLC pursuant to a letter agreement between Pubco and Norse Partners LLC, (xxvi) 36,917 issued to Robert Fernstrom at $0.44 per share, (xxvii) 39,554 issued to Jed A. Bowen at $0.44 per share; (xxviii) 1,133,080 Ordinary Shares issued to Helena pursuant to that certain Extension Agreement by and between Pubco and Helena, and (xxix) up to 1,979,167 shares issuable to Polar Multi-Strategy Master Fund at approximately $0.95 per share, pursuant to conversion of promissory notes dated July 8, 2024.

Pubco Ordinary Shares upon the exercise of Pubco Warrants by holders thereof other than the initial holders	Up to 7,346,632 Warrants, including (i) 5,333,333 warrants, which were originally issued in a private placement simultaneously with Catcha’s IPO, and were assumed by Pubco at the Closing, with each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per whole share, (ii) up to 147,500 warrants that are issuable to Helena, pursuant to the Securities Purchase Agreement, exercisable at a price of $10.00 per share and (iii) 1,865,799 warrants that are issuable to the Sponsor.

Issuer	Crown LNG Holdings Limited
Terms of offering	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders and the Arena Selling Securityholder may determine. See “Plan of Distribution.”

Terms of Warrants	Each Pubco Warrant entitles the holder to purchase one Pubco Ordinary Shares at a price of $11.50 per share and $10.00 for the Helena Warrants, subject to adjustment pursuant to the terms of the Catcha Warrant Agreement and Warrant Assumption Agreement.

All Pubco Warrants expire on July 9, 2029 at 5:00 p.m., New York City time.

Transfer restrictions on 838,723 Pubco Ordinary Shares held by the Sponsor, and 7,199,132 Pubco Warrants held by the Sponsor	The 838,723 Pubco Ordinary Shares held by the Sponsor, and 7,199,132 Pubco Warrants held by the Sponsor are not transferrable for a period commencing on the Closing Date and continuing until the earliest to occur of (x) the date that is twelve (12) months after the Closing Date, which is July 9, 2025, (y) the date on which PubCo completes a Change of Control, or (z) the date on which the closing share price of Pubco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, which was December 6, 2024.

Transfer restrictions on the 25,756,761 Pubco Ordinary Shares issued to certain Crown legacy shareholders	The 25,756,761 Pubco Ordinary Shares held by certain Crown legacy shareholders are not transferrable for a period commencing on the Closing Date and continuing until the earliest to occur of (x) the date that is twelve (12) months after the Closing Date, which is July 9, 2025, (y) the date on which PubCo completes a Change of Control or (z) the date on which the closing share price of Pubco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, which was December 6, 2024.

Pubco Ordinary Shares issued and outstanding prior to any exercise of Warrants (as of the date of this prospectus)	461,309,285 Pubco Ordinary Shares.

Pubco Warrants issued and outstanding (as of the date of this prospectus)	17,346,632 Pubco Warrants.

Voting Rights

Each registered holder of our Ordinary Shares is entitled to one vote on all matters upon which the holders of our Ordinary Shares are entitled to vote. Voting at any shareholders’ meeting is by way of poll. A

Issuer	Crown LNG Holdings Limited

quorum required for a meeting of the Pubco shareholders requires the presence in person or by proxy of persons holding in aggregate at least one-third of all voting share capital of Pubco in issue, provided that the minimum quorum for any meeting shall be two shareholders entitled to vote. A Special Resolution is required for important matters such as an alteration of capital, removal of director for cause, merger or consolidation of Pubco, change of name or making changes to the Proposed Charter or the voluntary winding up of Pubco. An ordinary resolution of the Pubco shareholders requires the affirmative vote of a simple majority of the votes cast at a quorate general meeting, while a Special Resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting.

Use of proceeds	We will not receive any of the proceeds from the sales of Pubco Ordinary Shares by the Selling Securityholders. However, we will receive proceeds from the sales of the Pubco Ordinary Shares by the Arena Selling Securityholder. We could receive up to an aggregate of $115 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash at a price of $11.50 per share, but not from the sale of the shares of common stock issuable upon such exercise. To the extent that any of the warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. The likelihood that holders will exercise their warrants for cash, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. On February 13, 2025, the closing price of our common stock was $0.274 per share. If the market price of our common stock continues to be less than the exercise price of the warrants, it is unlikely that holders will exercise their warrants for cash, and therefore unlikely that we will receive any proceeds from the exercise of these warrants in the near future, or at all. See “Use of Proceeds.”

Dividend Policy	We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Market for our Ordinary Shares and Warrants	Our Ordinary Shares and Warrants are listed on Nasdaq under the symbols “CGBS” and “CGBSW,” respectively.

RISK FACTORS

In addition to the other information contained in this prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors presented in this prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects, in which event the market price of our securities could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Cyclical or other changes in the demand for and price of LNG and natural gas may adversely affect our LNG business and the performance of our customers and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

Our LNG terminal business and the development of LNG terminals generally is based on assumptions about the future availability and demand for natural gas and LNG and the prospects for international natural gas and LNG markets. Demand for natural gas and LNG has been, and is likely to continue to be, volatile and subject to wide fluctuations in response to one or more of the following factors:

•	competitive liquefaction capacity globally;

•	insufficient or oversupply of natural gas liquefaction or receiving capacity worldwide;

•	insufficient LNG tanker capacity;

•	weather conditions, including temperature volatility resulting from climate change, and extreme weather events may lead to unexpected distortion in the balance of international LNG supply and demand;

•	reduced demand resulting from spikes in prices for natural gas which could result in substitution of other fuels for gas;

•	increased natural gas production deliverable by pipelines, which could suppress demand for LNG;

•

decreased oil and natural gas exploration activities which may decrease the production of natural gas, including as a result of any potential ban on production of natural gas through hydraulic fracturing;

•	changes in supplies of, and prices for, alternative energy sources which may reduce the demand for natural gas;

•	changes in regulatory, tax or other governmental policies regarding imported LNG, natural gas or alternative energy sources, which may reduce the demand for imported LNG and/or natural gas;

•	political conditions in customer regions;

•	sudden decreases in demand for LNG as a result of natural disasters or public health crises, including the occurrence of a pandemic, and other catastrophic events;

•	adverse relative demand for LNG compared to other energy sources, which may decrease LNG demand; and

•	cyclical trends in general business and economic conditions that cause changes in the demand for natural gas.

Adverse trends or developments affecting any of these factors could result in decreases in the long-term demand of LNG and/or natural gas, which could materially and adversely affect our ability to secure future contracts and hence have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

Our ability to complete the development and/or construction of terminals, including the Kakinada Project, the Grangemouth Project, the Vung Tau Project, and the Newfoundland Project, will be contingent upon our ability to obtain additional funding. If we are unable to obtain sufficient funding, we may be unable to fully execute its business strategy.

We have pursued and are pursuing re-gas and liquefaction project opportunities and other projects along the LNG value chain. As described further in the section entitled “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we are currently developing the Kakinada Project, the Grangemouth Project, the Vung Tau Project and the Newfoundland Project, which are additional offshore terminals with varied expected total production capacities. The commercial development of an LNG facility takes a number of years and requires a substantial capital investment that is dependent on sufficient funding and commercial interest, among other factors.

We will require significant additional funding to be able to complete the construction of the foregoing terminals, and any additional expansion projects, which we may not be able to obtain at a cost that results in positive economics, or at all. The inability to achieve acceptable funding may cause a delay in the development or construction of the foregoing terminals or any additional expansion projects, and we may not be able to complete our business plan, which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

We may be unable to obtain additional financing to fund the operations and growth of Crown LNG.

We may require additional financing to fund the operations or growth of Crown LNG. We expect from time to time to need additional financing to fund operations and to expand our business. We may, from time to time, explore additional financing sources to lower our cost of capital, which could include equity, equity-linked and debt financing. In addition, from time to time, we may evaluate acquisitions and other strategic opportunities. If we elect to pursue any such investments, we may fund them with internally generated funds, bank financing, the issuance of other debt or equity or a combination thereof. There is no assurance that any such financing or funding would be available to us on acceptable terms or at all. Sales of securities registered under the registration statement to which this prospectus forms a part could lower the market price of our Class A Ordinary Shares and Warrants. We do not believe this would harm our chances of raising capital, but could affect the sale price and number of securities we need to issue.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants, which could impact our liquidity position. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. We believe the likelihood that Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Ordinary Shares. If the market price for our Class A Ordinary Shares is less than the applicable exercise price of $11.50, subject to adjustment as described herein, we believe such holders will be unlikely to exercise their Warrants.

The failure to secure additional financing could have a material adverse effect on the continued development or growth of Crown LNG. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after the Business Combination.

Our long-term profitability depends on our ability to secure and retain liquefaction and re-gasification customers and/or as well as to secure terminal development opportunities in areas such as India, Bangladesh, the U.K., the Gulf of Mexico and other locations. If we are unsuccessful, the demand for our services and operations could decrease, which could materially and adversely affect Crown’s financial condition, cash flow, liquidity, and prospects.

While we do not engage in the purchase or sale of natural gas or LNG, our customers do engage in this business and our revenues and operating income from liquefaction, storage and re-gas services will be dependent on their success. In order for our business to be profitable, global demand for imported natural gas via LNG must be maintained and continue to grow.

Furthermore, our ability to develop new LNG liquefaction and re-gas terminals is uncertain and can be negatively affected by a number of factors, including:

•	equipment failures or accidents;

•	compliance with unanticipated governmental requirements;

•	shortages or delays in the availability or delivery of appropriate equipment; industrial action;

Significant increases in the capital cost of a new liquefaction or re-gasification terminal beyond the amounts we estimate could impact the commercial viability of the project as well as require additional sources of financing to fund our operations until the applicable project is fully constructed (which could cause further delays), thereby negatively impacting our business and limiting its growth prospects. Cost overruns or construction delays (and factors giving rise to such events in the future) may be outside of our control and could have a material adverse effect on our current or future business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

We depend on third-party contractors, operators and suppliers for the development, construction, installation and commissioning of our LNG terminals and associated assets.

We depend on third-party contractors, equipment manufacturers and suppliers for the development, construction, installation and commissioning of our LNG terminals and associated assets (such as pipelines to and from the terminals, metering stations, etc.). We have not yet entered into binding contracts for the construction, installation and commissioning of any LNG terminals and related assets, and we cannot assure you that we will be able to enter into the contracts required on commercially favorable terms, if at all, which could expose us to fluctuations in pricing and potential changes to our planned schedule. If we are unable to enter into favorable contracts, we may not be able to construct and operate these assets as expected, or at all. Furthermore, these agreements will be the result of arms-length negotiations and subject to change. There can be no assurance that contractors and suppliers will perform their obligations successfully under their agreements with us. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its respective agreement or for any reason or terminates its agreement for any reason, we would be required to engage a substitute contractor, which could be particularly difficult in certain of the markets in which we plan to operate. Although we expect to include in our EPCIC agreements fixed-price, date-certain, turnkey provisions as well as substantial liquidated damages if the contractor or supplier fails to perform in the manner required with respect to its obligations, the events that trigger a cost overrun, delay or impairment in the completion or operation of the terminal, may extend the required date for completion; and any liquidated damages that we receive may be delayed or insufficient to cover the damages that we suffer as a result of any such delay or impairment, including, among others, any covenants or obligations by us to pay liquidated damages or penalties under our agreements with our customers to provide liquefaction, storage or re-gas services, as well as increased expenses or reduced revenue. Such liquidated damages from our EPCIC contractors may also be subject to caps on liability, and we may not have full protection to seek payment from our contractors to compensate us for such payments and other consequences. We may hire contractors to perform work in jurisdictions where they do not have previous experience, or contractors we have not previously hired to perform work in jurisdictions we are beginning to develop, which may lead to such contractors being unable to perform according to its respective agreement. Furthermore, we may have disagreements with our contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under their contracts and increase the cost of the applicable facility or result in a contractor’s unwillingness to perform further work. If we are unable to construct and commission our terminals and related assets as expected, or, when and if constructed, they do not accomplish our goals, or if we experience delays or cost overruns in construction, our business, operating results, cash flows and liquidity could be materially and adversely affected.

Disruptions to the supply of natural gas to or from our LNG terminals and associated facilities could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

We will depend upon third-party pipelines and other facilities that either provide gas delivery to our planned LNG liquefaction terminals or pipelines to evacuate gas from our LNG storage and re-gas terminals. If the construction of new or modified pipeline connections, power plants or other facilities is not completed on schedule or any pipeline connection, power plant or other facility were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, our ability to meet our liquefaction, storage or re-gas obligations could be restricted. While we seek to enter into “take-or-pay” and “use-or-pay” style contracts with our customers which are intended to insulate us from such disruptions outside of our control, certain events could result in a reduction in our revenues which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Our contracts with customers are subject to termination under certain circumstances.

While we seek to enter into “take-or-pay” and “use-or-pay” style contracts with our customers, our Terminal Use Agreements (“TUAs”) contain clauses which allow for delayed payment or even termination is certain cases, including, without limitation:

•	events of force majeure;

•	at the end of a specified time period following certain events of force majeure or the outbreak of war;

•	extended unexcused service interruptions or deficiencies;

•	loss of or requisition of the GBS;

•	the occurrence of an insolvency event; and

•	the occurrence of certain uncured, material breaches.

In the event that one or more of these events arise, we may not be able to replace these customers with contracts on desirable terms, or at all, if they are terminated prior to the end of their terms. Contracts that we enter into in the future may contain similar provisions. In addition, our customers may choose not to extend existing contracts. As a result, we may have underutilized f terminals. If any of our current or future contracts are terminated prior to the end of their terms, such termination could have a material adverse effect on our business, contracts, financial condition, operating results, cash flows, liquidity and prospects.

The operation of GBSs and other LNG infrastructure assets is inherently risky, and an incident involving health, safety, property or environmental consequences involving any of our LNG terminals could harm our reputation, business and financial condition.

An accident or incident involving any of our facilities could result in any of the following:

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damage or loss to our LNG terminals, the LNG and natural gas onboard and our other facilities due to marine disasters; piracy; environmental incidents; bad weather; mechanical failures; earthing, fire, explosions and collisions; human error; and war and terrorism.

•	death or injury to persons, loss of property or damage to the environment, natural resources or protected species, and associated costs;

•	delays in taking delivery of an LNG cargo or discharging natural gas as applicable;

•	suspension or termination of customer contracts, and resulting loss of revenues;

•	governmental fines, penalties or restrictions on conducting business;

•	higher insurance rates; and

•	damage to our reputation and customer relationships generally.

Any of these results could have a material adverse effect on our business, financial condition and results of operations.

If our facilities suffer damage, they may need to be repaired. The costs of terminals and other infrastructure repairs are unpredictable and can be substantial. We may have to pay repair costs that our insurance policies do not cover, for example, due to insufficient coverage amounts or the refusal by our insurance provider to pay a claim. The loss of earnings while these terminals or other facilities are being repaired, as well as the actual cost of these repairs not otherwise covered by insurance, would materially adversely affect our business, financial condition and results of operations.

We may experience operational problems with our LNG terminals and associated assets that could reduce revenue, increase costs or lead to termination of our customer contracts.

The structure supporting GBS terminals are complex and their operations are technically challenging. The operation of our GBS terminals may be subject to mechanical risks. Operational problems may lead to loss of revenue or higher than anticipated operating expenses or require additional capital expenditures. Moreover, pursuant to each customer contract, our GBS terminals, as applicable, must maintain certain specified performance standards, which may include a guaranteed delivery of natural gas, consumption of no more than a specified amount of fuel or a requirement not to exceed a maximum average daily cargo boil-off. If Crown fails to maintain these standards, Crown may be liable to our customers for damages and certain liquidated damages payable under our TUAs with customers, and in certain circumstances, our customers may terminate their respective contracts with us. Any of these results could harm our business, financial condition and results of operations.

We may experience cancellations, time delays, unforeseen expenses and other complications while developing our LNG terminals. These complications can delay the commencement of revenue-generating activities, reduce the amount of revenue Crown earn and increase our development costs.

Development projects, including our LNG terminals and associated assets, are often developed in multiple stages involving commercial and governmental negotiations, site planning, due diligence, permit requests, environmental impact studies, permit applications and review, marine logistics planning and transportation and end-user delivery logistics. These types of projects are subject to a number of risks that may lead to delay, increased costs and decreased economic attractiveness. These risks are often increased in foreign jurisdictions, where legal processes, language differences, cultural expectations, currency exchange requirements, political relations, changes in administrations, new regulations, regulatory reviews, employment laws and diligence requirements can make it more difficult, time-consuming and expensive to develop a project.

A primary focus of our business is the development of projects in foreign jurisdictions, including in jurisdictions where we may not have significant experience, and we expect to continue expanding into new jurisdictions in the future. Our inexperience in certain jurisdictions creates a meaningful risk that we may experience delays, unforeseen expenses or other obstacles that will cause the projects we are developing to take longer and be more expensive than our initial estimates.

We have not yet completed contracting, construction and commissioning of our planned initial two LNG re-gasification terminals. There can be no assurance that our LNG re-gasification (or future liquefication) terminals will operate as expected, or at all.

We have not yet entered into binding construction contracts, issued a “final notice to proceed” or obtained all necessary environmental, regulatory, construction and zoning permissions for our planned first LNG re-gasification terminals. There can be no assurance that we will be able to enter into the contracts required for the development of these re-gasification terminals on commercially favorable terms, if at all, or that we will be able to obtain all of the environmental, regulatory, construction and zoning permissions we need. In particular, we will require approval from local authorities for our initial LNG re-gasification (and future liquefaction) terminals in order to deliver (or liquefy) natural gas for our customers. If we are unable to enter into favorable contracts or to obtain the necessary regulatory and land use approvals on favorable terms, we may not be able to construct and operate these LNG terminals as expected, or at all. Additionally, the construction of LNG terminals is inherently subject to the risks of cost overruns and delays. There can be no assurance that we will not need to make adjustments to our liquification and re-gasification terminals as a result of the required testing or commissioning of each project, which could cause delays and be costly. If we are unable to construct, commission and operate all of our LNG terminals and other facilities as expected, or, when and if constructed, they do not accomplish our goals, or if we experience delays or cost overruns in construction, our business, operating results, cash flows and liquidity could be materially and adversely affected. We may also decide to delay, postpone or discontinue a project in order to prioritize a different project from the one which we originally planned. Expenses related to our pursuit of contracts and regulatory approvals related to our liquefication and re-gasification terminals and other facilities still under development may be significant and will be incurred by us regardless of whether these assets are ultimately constructed and operational.

Failure of exported LNG to be a long-term competitive source of energy for international markets could adversely affect our customers and could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

Our operations will be dependent upon LNG being a competitive source of energy in the markets in which we operate. Political instability in foreign countries that import or export natural gas, or strained relations between such countries and LNG exporting countries such as the United States, may also impede the willingness or ability of LNG purchasers or suppliers and merchants in such countries to import LNG from certain countries such as the United States.

It is expected that global demand for natural gas and LNG will continue to increase as nations seek more abundant, reliable, and environmentally cleaner fuel alternatives to fossil fuel energy sources such as oil and coal. However, there is currently renewed interest in fission power (nuclear) around the world focused on small modular reactors (“SMRs”) and molten salt reactors (“MSRs”) some of which are fast-build, passive-safe (cannot melt down) and extremely low cost. If such new fission technologies were to gain wide acceptance and be deployed on a large scale, this trend could represent a significant challenge to the LNG industry, and us in particular, as customers switch to cheaper, cleaner fission power.

As a result of the factors described above and other factors, LNG may not remain a long-term competitive source of energy internationally. Such a development would serve as a significant impediment to our ability to find customers which need our liquefaction, storage and re-gas services. This would, in turn, have a material adverse effect on our customers and on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

We are subject to competition in all of our markets from competitors, some of which have significantly greater resources, technology, relationships or expertise.

While we intend to focus on GBS solutions for LNG markets with harsh weather, security, land acquisition or cost issues making floating or land-based solutions uncompetitive, the market for our LNG terminals is highly competitive and is subject to rapid technological changes and evolving customer demands and needs. We compete on the basis of various factors, including the quality of our GBS technology versus the technologies utilized by our competitors, our ability to secure year-round operating licenses and our ability to develop our terminals faster than the land-based competition. However, our competitors may be able to present attractive alternatives to our GBS technology in certain markets. There can be no assurance that customers will not select a land-based or floating solution even if it is not the optimal approach.

Many of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors sometimes have more established positions in certain geographies than we do. Our competitors may be able to adopt new or emerging technologies or address customer requirements more quickly than we can. New and emerging technologies can also have the impact of allowing new companies to enter the market more quickly than they would have been able to in the past. We may also face increased competition from companies that could pose a threat to its business by providing more in-depth offerings, adapting their businesses to meet the demands of their customers, or combining with one of its competitors to enhance their businesses. A number of Crown’s principal competitors may continue to make acquisitions as a means to improve their competitiveness in the LNG industry.

Our need for future financing may result in the issuance of additional securities, which will cause investors to experience dilution.

Our cash requirements may vary from those now planned. We expect our expenses to increase if and when we commence development of our projects. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. Our securities may be offered to other investors at a price lower than the price per share offered to current shareholders, or upon terms which may be deemed more favorable than those offered to current shareholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our shareholders.

Crown will require additional capital as it grows its business, and such capital may not be available on acceptable terms, or at all, which would result in Crown being unable to grow, or maintain its business.

While Crown intends to fund the majority of our capital requirements at the project level via strategic-financial equity and non-recourse project finance debt, to the extent that these sources become unavailable at acceptable terms we may need to access the capital markets or otherwise obtain additional funds to complete our LNG terminals. This could result in further dilution of Crown shareholders. There can be no assurance that the capital markets will be open and available for Crown to fund our LNG terminals via additional share issuances. Moreover, the bank and debt capital markets may not be open to Crown as a funding source since we are a pre-revenue company. In summary, we do not know when or if the capital markets will permit Crown to raise additional funds to fund our project level capital needs in a timely manner, on acceptable terms, or at all. Inability to access the capital markets, or the availability of capital only on less-than-favorable terms, may force Crown to delay, reduce, or cancel subsequent phases of its existing and forthcoming LNG terminal projects.

Crown’s ability to obtain bank financing or to access the capital markets for future debt or equity offerings may also be limited by its financial condition, results of operations or other factors, such as its credit rating or outlook at the time of any such financing or offering and the covenants in its existing debt agreements, as well as by general economic conditions and contingencies and uncertainties that are beyond its control. As we seek additional financing, it will be subject to the risks of rising interest rates and other factors affecting the financial markets. Therefore, there can be no assurances that it will be able to obtain additional capital and/or that it will be able to obtain bank financing or access the capital markets on commercially reasonable terms or at all.

We may experience increased labor costs, and the unavailability of skilled workers or our failure to attract and retain qualified personnel could adversely affect our business. In addition, changes in senior management or other key personnel could affect our business results.

We are dependent upon the available labor pool of skilled employees. We compete with other energy companies and other employers to attract and retain qualified personnel with the technical skills and experience required to construct and operate its facilities and pipelines and to provide its customers with the highest quality service. A shortage in the labor pool of skilled workers, remoteness of its site locations or other general inflationary pressures, changes in applicable laws and regulations or labor disputes could make it more difficult for us to attract and retain qualified personnel and could require an increase in the wage and benefits packages that we offer, thereby increasing our operating costs. Any increase in our operating costs could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects. Furthermore, we depend on our executive officers for various activities. The loss of the services of any of these individuals could have a material adverse effect on our business.

Our business is dependent on its partners and Engineering, Procurement, Construction, Installation & Commissioning (“EPCIC”) contractors (which will be led by Aker Solutions with Wärtsilä Gas Solutions and Siemens Energy as sub-contractors) for the successful completion of its LNG terminals and any potential expansion projects.

Timely and cost-effective completion of its LNG terminal projects and any potential expansion projects, in compliance with agreed specifications, is central to our business strategy and is highly dependent on the performance of its EPCIC partners and other contractors, such as Aker Solutions with Wärtsilä Gas Solutions and Siemens Energy. The ability of Crown’s EPCIC partners and other contractors to perform successfully under their agreements is dependent on a number of factors, including their ability to:

•	design and engineer each terminal to operate in accordance with specifications;

•	engage and retain third party subcontractors and procure equipment and supplies;

•	respond to difficulties such as equipment failure, delivery delays, schedule changes and failure to perform by subcontractors, some of which are beyond their control;

•	attract, develop, and retain skilled personnel, including engineers;

•	post required construction bonds and comply with the terms thereof;

•	manage the construction process generally, including coordinating with other contractors and regulatory agencies; and

•	maintain their own financial condition, including adequate working capital.

Until and unless we have entered into an EPCIC contract for a particular project in which the EPCIC contractor agrees to meet our planned schedule and projected total costs for a project, we are subject to potential fluctuations in construction costs and other related project costs. Although Crown expects to utilize fixed-price, date-certain, turnkey EPCIC contracts with liquidated damages if the contractor fails to perform in the manner required with respect to certain of its obligations, the events that trigger a requirement to pay liquidated damages may delay or impair the operation of the applicable facility, and any liquidated damages that we receive may be delayed or insufficient to cover the damages that we may suffer as a result of any such delay or impairment.

We expect that the obligations of our future EPCIC contractors and our other contractors to pay liquidated damages under their agreements with us will be subject to caps on liability. Furthermore, we may have disagreements with our contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under their contracts and increase the cost of the applicable facility or result in a contractor’s unwillingness to perform further work. We may hire contractors to perform work in jurisdictions where they do not have previous experience, or contractors we have not previously hired to perform work in jurisdictions where we are beginning to develop projects, which may lead to such contractors being unable to perform according to their respective agreements. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its respective agreement for any reason or terminates its agreement for any reason, we would be required to engage a substitute contractor, which could be particularly difficult in certain of the markets in which we plan to operate. This would likely result in significant project delays and increased costs, which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

In addition, if our future contractors are unable or unwilling to perform according to their respective agreements with us, our LNG terminals may be delayed and Crown may face contractual consequences in our agreements with our customers. We may be required to pay liquidated damages, face increased expenses or reduced revenue, and may face issues complying with certain covenants in such customer contracts or in our financings. Our contracts may not provide for our contractors to compensate us fully for such payments and other consequences.

Our ability to secure project level debt and equity financing for its initial LNG terminals in India and the U.K. depends on our ability to sign sufficient TUAs with high-credit quality customers. To date, we have not signed any TUAs. If we are unsuccessful in signing sufficient TUAs, then we will be unable to raise the requisite project level funding for the construction of our LNG terminals. This situation could materially and adversely affect our financial condition, cash flow, liquidity, and prospects.

We expect that, in order to achieve FID and secure project level funding, we will need to secure TUAs for at least 4 million tons per annum (“MTPA”) and 3 MTPA for the Kakinada and Grangemouth Projects, respectively. We are currently in TUA discussions with credit-worthy customers in India and the U.K. However, there can be no assurance that we will successfully execute these TUAs in the required amounts or in a reasonable period of time to enable a financial closing and construction to commence on these two initial projects.

Our management concluded that there is substantial doubt about its ability to continue as a going concern.

We had net income / (losses) of $(4,174) thousands and $(27,905) thousands for the years ended December 31, 2023 and 2022, respectively. We used net cash in operating activities of $(2,923) and $(611) thousands for the years ended December 31, 2023 and 2022, respectively.

Our management is forecasting that we will continue to incur significant operating cash outflows to fund the Kakinada and Grangemouth Projects, as well as to support its growth, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative and other costs.

We will require additional financing to support the operations of its business. The forecast and financial conditions raise substantial doubt about our ability to continue to operate as a going concern. Our ability to operate as a going concern is principally dependent on the (1) successful bridge financing during the period up until the successful completion of the Business Combination and the PIPE financing or additional permitted financing, and (2) our ability to reach the designated FID dates for the projects. As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt of our ability to continue as a going concern, and therefore, that we may be unable to realize its assets and discharge its liabilities in the normal course of business.

Failure to generate sufficient cash flows from operations and raise additional capital could have a material adverse effect on our ability to achieve its intended business objectives.

We are subject to stringent environmental, health and safety laws in numerous jurisdictions around the world and may incur material costs to comply with these laws and regulations.

We incur, and expect to continue to incur, substantial capital and operating expenditures to comply with increasingly complex laws and regulations covering the protection of the natural environment and the protection of worker health and safety, including:

•	costs to prevent, control, eliminate or reduce certain types of air and water emissions;

•	remedial measures related to environmental contamination or accidents at various sites, including those by third parties; and

•	compensation of persons claiming damages caused by our activities or accidents.

If our established financial reserves prove not to be adequate, environmental costs could have a material effect on our results of operations and financial position. Furthermore, in the countries where we operate or expect to operate in the near future, new laws and regulations, the imposition of tougher license requirements, increasingly strict enforcement or new interpretations of existing laws and regulations or the discovery of previously unknown contamination may also cause us to incur material costs. As a further result of any new laws and regulations or other factors, we may also have to curtail or cease certain operations, which could diminish our productivity and materially and adversely impact our results of operations, including profits.

Our ability to execute the Grangemouth Terminal is contingent on obtaining the necessary permits, approvals, licenses and agreements.

The permits, approvals, licenses and agreements required to execute the Grangemouth Terminal begin on page 89. Permit applications have yet to be submitted. The outcome of those applications, including terms/ conditions which might be imposed, will depend on the design and location of the FSRU, which have not been finalized, and the outcome of environmental surveys. Environmental impact assessment and Habitats Regulation assessments may be required, which would involve comprehensive environmental surveys, increasing the duration of the consenting process. Real estate/ property and other agreements also require to be entered into with various public bodies, commercial organizations and/ or private landowners.

Our business and financial performance relating to the Kakinada and Grangemouth Projects are dependent on various legal rights and options that we have under agreements with KGLNG and GBTron, including the Exclusivity Agreements, the KGLNG Future Payment Right, KGLNG Option, and the GBTron Option. If such rights are impaired, our business and financial performance may be adversely affected.

Our rights to develop the Kakinada terminal derive from its Exclusivity Agreement dated June 3, 2020 and amended on August 3, 2023 with EAST, which holds the license with the MOEF and is the legal party to all permits, approvals and licenses associated with the Kakinada terminal. Under the KGLNG Agreement dated August 3, 2023, we also hold the right to receive an amount equal to all future distributions made by KGLNG to our shareholders until the aggregate amount of such distributions equals $3.266 billion, and an option to purchase all shares of KGLNG at an exercise price of $60 million.

Our rights to develop the Grangemouth terminal derive from its Exclusivity Agreement dated August 27, 2020 and amended on August 3, 2023 with GBTron, which provides us with the exclusive right to develop, build, own and operate a FSRU located near Grangemouth Port in the Firth of Forth and to provide storage and re-gasification services to GBTRON for our planned CCGT project and other potential customers. Under the GBTron Agreement dated August 3, 2023, we also hold an option to purchase all shares of a NewCo which will own certain rights, obligations and assets in connection with development of the Grangemouth Project, at an exercise price of $25 million.

If any of our legal rights under these agreements are adversely affected or terminated for any reason whatsoever, our business and financial performance may be materially impacted. For example, under the terms of the KGLNG Agreement, if first gas for the Kakinada project is not achieved by January 1, 2030 for any reason whatsoever, the KGLNG Future Payment Right can be terminated, which may significantly affect the economic benefits we expect to receive from the Kakinada terminal. If the KLNG Option or the GBTron Option is not exercised or is unable to be exercised for any reason whatsoever, we will not have direct ownership over the permits, approvals, licenses, and rights for the Kakinada and Grangemouth projects, and will continue to rely on our legal rights under the respective Exclusivity Agreements.

Any expansion of our business activities through mergers, acquisition, joint ventures, or strategic alliances may be affected by antitrust laws in one or more jurisdictions, access to capital resources, and the costs and difficulties of integrating future acquired businesses and technologies, which could impede its future growth and adversely affect its competitiveness.

We may seek to achieve its growth objectives by (i) optimizing its offerings to meet the needs of its customers through organic development, (ii) through acquisitions, joint ventures, investments and dispositions, and (iii) through implementing its transformational strategy in connection with the Business Combination. If we are unable to successfully execute on its strategies to achieve our growth objectives or drive operational efficiencies, or if we experience higher than expected operating costs that cannot be adjusted accordingly, our growth rates and profitability could be adversely affected. Acquisitions have not historically been a significant part of our growth strategy; however, going forward, we expect to evaluate and, where appropriate, opportunistically undertake acquisitions. To the extent we seek to grow our business through acquisitions, we may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to our business from a commercial perspective. In addition, competition for acquisitions in the markets in which we operate during recent years has increased, which may increase costs of acquisitions or cause us to refrain from making certain acquisitions. We may also be subject to increasing regulatory scrutiny from competition and antitrust authorities in connection with acquisitions. Achieving the expected returns and synergies from existing and future acquisitions will depend in part upon its ability to develop and construct the terminals in our liquefaction projects in an efficient and effective manner. There can be no assurances that we will be able to do so, or that our acquired businesses will perform at anticipated levels or that it will be able to obtain these synergies. Management resources may also be diverted from operating its existing business to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing business.

We may also finance future transactions through debt financing, the issuance of our equity securities, the use of existing cash, cash equivalents or investments, or a combination of the foregoing. Acquisitions financed with debt could require us to dedicate a substantial portion of its cash flows to principal and interest payments and could subject it to restrictive covenants. Future acquisitions financed with its cash could deplete the cash and working capital available to fund its operations adequately. Difficulty borrowing funds, selling securities, or generating sufficient cash from operations to finance its activities may have a material adverse effect on our results of operations.

We may also decide from time to time to dispose of assets that are no longer aligned with our strategic objectives and/or we deem to be non-core. Once a decision to divest has been made, there can be no assurance that a transaction will occur, or if a transaction does occur, there can be no assurance as to the potential value created by the transaction. The process of exploring strategic alternatives or selling a business could negatively impact customer decision-making and cause uncertainty and negatively impact its ability to attract, retain and motivate key employees. In addition, we expend costs and management resources to complete divestitures. Any failures or delays in completing divestitures could have an adverse effect on our financial results and on our ability to execute our strategy.

System failures, defects, errors or vulnerabilities in its website, applications, backend systems or other technology systems or those of third-party technology providers could harm our reputation and adversely affect our business.

If our critical infrastructure in any of our LNG terminals were to fail, or if we were to suffer a technological interruption at any of our LNG terminals, we could lose important engineering and technical data, which could harm our business. Our facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that we or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, we would be required to identify and devise, invest in, and implement certain technology, business, and other initiatives, which could temporarily or permanently impair our ability to operate. A decision to close our facilities without adequate notice, or other unanticipated problems, could adversely impact Crown’s business and financial condition. Any of the aforementioned risks may be augmented if our or any third-party provider’s business continuity and/or disaster recovery plans prove to be inadequate. Our facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that our experiences could result in unauthorized access to, misuse of or unauthorized acquisition of our or our customers’ data, the loss, corruption or alteration of this data, interruptions in our operations or damage to our computer hardware, systems, or those of our customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate for losses that may occur as a result of any events that cause interruptions in our business. If we are unable to maintain the availability of our critical technology systems and data and safeguard the confidentiality and integrity of our data, this could harm our reputation and compromise our ability to conduct our business.

We are subject to economic, political, and other risks of doing business globally and in emerging markets.

We are a multi-national business and our business strategies may involve expanding or developing our business in emerging market regions. Due to the international nature of our business, we are exposed to various risks of international operations, including:

•	adverse trade policies or trade barriers on natural gas; and government regulations;

•	inflation and hyperinflation and adverse economic effects resulting from governmental attempts to control inflation, such as the imposition of wage and price controls and higher interest rates;

•	changes in laws and regulations or its interpretation or enforcement in the countries where we operate, such as tax laws;

•	difficulties in enforcing agreements or judgments and collecting receivables in foreign jurisdictions;

•	exchange controls or other currency restrictions and limitations on the movement of funds, such as on the remittance of dividends by subsidiaries;

•	inadequate infrastructure and logistics challenges;

•

sovereign risk and the risk of government intervention, including through expropriation, or regulation of the economy or natural resources, including restrictions on foreign ownership of land or other assets; while we may adopt insurance coverage to cover certain risks, this may not be sufficient to cover all of the aforementioned business risks;

•

the requirement to comply with a wide variety of laws and regulations that apply to international operations, including, without limitation, economic sanctions regulations, labor laws, import and export regulations, anti-corruption and anti-bribery laws;

•

challenges in maintaining an effective internal control environment with operations in multiple international locations, including language differences, varying levels of accounting expertise in international locations and multiple financial information systems;

•	changes in a country’s or region’s economic or political condition; and

•	labor disruptions, civil unrest, significant political instability, coup attempts, wars or other armed conflict or acts of terrorism.

Emerging markets are subject to different risks as compared to more developed markets. Operating a business in an emerging market can involve a greater degree of risk than operating a business in more developed markets, including, in some cases, increased political, economic and legal risks. Emerging market governments and judiciaries often exercise broad, unchecked discretion and are susceptible to abuse and corruption. Moreover, financial turmoil in any emerging market country tends to adversely affect the value of investments in all emerging market countries as investors move their money to more stable, developed markets. As has happened in the past, financial problems or an increase in the perceived risks associated with investing in companies in emerging economies could dampen foreign investment and adversely affect the local economy. Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved in, and are familiar with, investing in emerging markets.

Our insurance may be insufficient to cover losses that may occur to our terminals or result from our operations.

Our current operations and future projects are subject to the inherent risks associated with LNG, natural gas and other risks, including explosions, pollution, release of toxic substances, fires, seismic events, hurricanes and other adverse weather conditions, acts of aggression or terrorism and other hazards, each of which could result in significant delays in commencement or interruptions of operations or result in damage to or destruction of our facilities and assets or damage to persons and property. Some of the regions in which we operate are affected by hurricanes or tropical storms. We do not, nor do we intend to, maintain insurance against all of these risks and losses, and the business interruption insurance that we do carry may not be adequate to pay for the full extent of loss from a covered incident. In particular, we do not carry business interruption insurance for hurricanes and other natural disasters. Therefore, the occurrence of one or more significant events not fully insured or indemnified against could create significant liabilities and losses or delays which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A significant release of natural gas, marine disasters or natural disasters could result in losses that exceed our insurance coverage, which could harm our business, financial condition and operating results. Any uninsured or underinsured loss could harm our business and financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions.

We intend to operate in jurisdictions that have experienced and may in the future experience significant political volatility. Our projects and developments could be negatively impacted by political disruption including risks of delays to our development timelines and delays related to regime change in the jurisdictions in which we intend to operate. We maintain industry-standard war risk insurance, but we do not carry political risk insurance currently. If we choose to carry political risk insurance in the future, it may not be adequate to protect us from loss, which may include losses as a result of project delays or losses as a result of business interruption related to a political disruption. Any attempt to recover from loss from political disruption may be time-consuming and expensive, and the outcome may be uncertain.

Changes in the insurance markets attributable to terrorist attacks or political change may also make certain types of insurance more difficult for us to obtain. In addition, the insurance that may be available may be significantly more expensive than our existing coverage.

Currency fluctuations, inflation, trade barriers, extreme weather, pandemics, war, tariffs, or shortages and other general economic or political conditions could limit our ability to obtain key components, significantly increase our costs, and hinder our operations generally.

Conflict, war or other political disagreements between gas producing nations and potential customers could affect our operations in unpredictable ways, including disruptions of fuel supplies and markets and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, offshore rigs and vessels and communications infrastructures, could be direct targets of, or indirect casualties of, a cyberattack or an act of piracy or terror. The continued threat of terrorism and the impact of military and other government action has led and may lead to further increased volatility in prices for natural gas and could affect the natural gas market or the financial markets that we use.

The global credit and financial markets have experienced significant volatility and disruptions, including diminished liquidity and credit availability, declines in consumer confidence, inflation, declines in economic growth, wage inflation because of labor shortages and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflicts between Russia and Ukraine, Israel and Hamas, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the ones in Ukraine and Israel, may also adversely impact the financial markets and the global economy, and any economic countermeasures by affected countries and others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. These developments, or the perception that any of them could occur, may restrict the ability of key market participants to operate in certain financial markets or restrict our access to capital.

We and our customers operate in a politically sensitive environment, and the public perception of fossil fuel derived energy can affect us and our customers. Our future growth and success are dependent upon consumers’ willingness to develop natural-gas-fueled power generation facilities.

Our future prospects are dependent upon a certain level of public support for natural gas. While the public perception of natural gas is generally more positive than that of oil, coal or gasoline, there is still substantial opposition to natural gas due to its association with hydraulic fracturing (“fracking”), its non-renewability and its reliance on high energy and water inputs. There is a significant coalition of people advocating against the use of natural gas for power generation and instead advocating for nuclear energy or renewable energy sources such as solar and wind energy. Any adverse public reaction to our business, including any high-profile incident involving fracking, could directly affect our customers and could indirectly affect our business. Adverse public reaction could lead to increased regulation or outright prohibition, limitations on the activities of our customers, more onerous operating requirements or other conditions that could have a material adverse impact on our customers’ and on our business.

Outbreaks of infectious diseases, such as the outbreak of COVID-19, at one or more of our facilities could adversely affect its operations.

Our business could be adversely affected by the effects of novel coronavirus (“COVID-19”), monkey pox (mpox), Ebola virus disease, influenza A (“H1N1”), avian flu, severe acute respiratory syndrome (“SARS”), or other epidemic outbreak. In particular, the COVID-19 pandemic began in early 2020 and continued for approximately three years. While we believe it can continue to mitigate any significant adverse impact to our employees and operations at our critical facilities related to the virus in its current form, the risk of future variants is unknown, and the outbreak of a more potent variant or another infectious disease in the future at one or more of our facilities could adversely affect our business operations.

Risks Related to the Arena Transaction

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Arena Selling Securityholder may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Arena Selling Securityholder in this offering as a result of sales made by us in future transactions to the Arena Selling Securityholder at prices lower than the prices they paid.

The issuance of Ordinary Shares to the Arena Selling Securityholder may cause substantial dilution to our existing shareholders and the sale of such shares acquired by the Arena Selling Securityholder could cause the price of our Ordinary Shares to decline.

We are registering for resale by the Arena Selling Securityholder up to 30,000,000 Pubco Ordinary Shares, issuable to Arena Global under the Arena Purchase Agreement if and when we elect to sell the Ordinary Shares to Arena Global under the Arena Purchase Agreement, from time to time. The number of Ordinary Shares ultimately offered for resale by the Arena Selling Securityholder under this prospectus is dependent upon the number of shares sold pursuant to the Arena Purchase Agreement. Depending on a variety of factors, including market liquidity of our Ordinary Shares, the issuance of shares to Arena Selling Securityholder may cause the trading price of our Ordinary Shares to decline.

Our management team may invest or spend the proceeds it receives from the sale of the Ordinary Shares to Arena Global pursuant to the Arena Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds it receives from Arena Global. We intend to use the net proceeds, if any, received from the sale of Ordinary Shares to Arena Global pursuant to the Arena Purchase Agreement for working capital and general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Ordinary Shares.

It is not possible to predict the actual number of shares we will sell under the Arena Purchase Agreement to Arena Global, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Arena Purchase Agreement.

On October 22, 2024, we entered into the Arena Purchase Agreement with Arena Global, pursuant to which Arena Global has committed to purchase up to US $50,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the Arena Purchase Agreement. The Ordinary Shares that may be issued under the Arena Purchase Agreement may be sold by us to Arena Global at our discretion from time to time over the 36-month period beginning on the date of the Arena Purchase Agreement.

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to Arena Global under the Arena Purchase Agreement. Sales of our Ordinary Shares, if any, to Arena Global under the Arena Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Arena Global all, some or none of our Ordinary Shares that may be available for us to sell to Arena Global pursuant to the Arena Purchase Agreement.

Because the purchase price per share to be paid by Arena Global for our Ordinary Shares that we may elect to sell to Arena Global under the Arena Purchase Agreement, if any, will fluctuate based on the market prices of our Ordinary Shares at the time we elect to sell shares to Arena Global pursuant to the Arena Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of our Ordinary Shares that we will sell to Arena Global under the Arena Purchase Agreement, the purchase price per share that Arena Global will pay for shares purchased from us under the Arena Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Arena Global under the Arena Purchase Agreement.

Although the Arena Purchase Agreement provides that we may sell up to an aggregate of $50,000,000 of our Ordinary Shares to Arena Global, up to 30,000,000 Ordinary Shares are being registered for resale under the Registration Statement that includes this prospectus. The number of Ordinary Shares ultimately offered for resale by Arena Global is dependent upon the number of Ordinary Shares, if any, we ultimately elect to sell to Arena Global pursuant to the Arena Purchase Agreement.

If we elect to issue and sell to Arena Global pursuant to the Arena Purchase Agreement more Ordinary Shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to an aggregate of $50 million available under the Arena Purchase Agreement, we will file with the SEC one or more additional registration statements to register under the Securities Act the resale by Arena Global of any such additional Ordinary Shares we elect to sell to Arena Global from time to time under the Arena Purchase Agreement, and the SEC must declare such additional registration statements effective before we can sell any additional Ordinary Shares to Arena Global under the Arena Purchase Agreement. Any issuance and sale by us under the Arena Purchase Agreement of a substantial amount of Ordinary Shares in addition to the 30,000,000 Ordinary Shares being registered for resale under this prospectus could cause additional substantial dilution to our shareholders.

In addition, pursuant to the terms of the Arena Purchase Agreement, (i) the number of Ordinary Shares we will sell to Arena Global under each Advance Notice will not exceed the “Beneficial Ownership Limitation” which is 4.99% of the then outstanding Ordinary Shares, and (ii) the aggregate number of Ordinary shares we will sell to Arena Global will not exceed the “Exchange Cap” which is 19.99% of the then outstanding Ordinary Shares before such proposed sale, unless we obtain shareholders’ approval to issue shares in excess of the Exchange Cap.

Our inability to access a portion or the full amount available under the Arena Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Arena Global will pay less than the then-prevailing market price for Ordinary Shares, which could cause the price of the Ordinary Shares to decline.

The purchase price of the Ordinary Shares sold to Arena Global under the Arena Purchase Agreement is derived from multiplying the market price of our Ordinary Shares on Nasdaq by 98%. Our Ordinary Shares to be sold to Arena Global pursuant to the Arena Purchase Agreement will be purchased at a discounted price. As a result of the pricing structure, Arena Global may sell the Ordinary Shares it receives immediately after receipt of such shares, which could cause the price of our Ordinary Shares to decline.

Arena Global may terminate the Arena Purchase Agreement if our Ordinary Shares are suspended or delisted.

Under the terms of the Arena Purchase Agreement, Arena Global has the right to terminate the Arena Purchase Agreement if a final non-appealable notice that the listing of our Ordinary Shares are suspended or delisted from Nasdaq. If the Arena Purchase Agreement were terminated because of the suspension or delisting of our Ordinary Shares, additional financing may not be available to us on terms that are acceptable. Consequently, we may not be able to proceed with our intended business plans. Additionally, our ability to repay, refinance, or reduce our debt obligations, or to meet our other financial commitments may be impaired. Also, we could face additional consequences from being suspended or delisted from Nasdaq as further detailed below in “Risk Factors – There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq or any other exchange”.

Our management team will have broad discretion over the use of the net proceeds from the sales of our Ordinary Shares to Arena, if any, and investors may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of our Ordinary Shares to Arena Global, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Legal and Regulatory Compliance

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of our LNG terminals could impede operations and construction and could have a material adverse effect on our business.

The design, construction, and operation of our LNG terminals are highly regulated activities. Certain governmental and regulatory approvals and permits, are required in order to construct and operate an LNG terminal. Authorizations obtained from federal and state regulatory agencies contain ongoing conditions that we must comply with. We intend to maintain full compliance with such conditions; however, failure to comply or our inability to obtain and maintain existing or newly imposed approvals and permits, filings, which may arise due to factors outside of our control such as a government disruption or shutdown, political opposition, or local community resistance to the siting of LNG facilities due to safety, environmental or security concerns, could impede the operation and construction of our infrastructure. In addition, certain of these governmental permits, approvals, and authorizations are or may be subject to rehearing requests, appeals and other challenges. Further, the probability of reaching FID is set based on achieving key milestones, the most critical of which are the approval of technology and achieving access to a fully licensed and approved project. There is no assurance that we will obtain and maintain these governmental permits, approvals, licenses, and authorizations, or that it will be able to obtain them on a timely basis. Any impediment could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

There is no assurance that we will obtain and maintain the required governmental permits, approvals and authorizations, or that we will be able to obtain them on a timely basis. Any impediment could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Existing and future safety, environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions.

We operate in multiple countries around the world, each with its own regulatory framework and compliance requirements. Accordingly, our business may be subject to extensive national, federal, state, provincial and local laws, rules, and regulations applicable to our construction and operation activities relating to, among other things, air quality, water quality, waste management, natural resources and health and safety. Many of these laws and regulations may restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the construction and operation of our facilities and require us to maintain permits and provide governmental authorities with access to our facilities for inspection and reports related to our compliance. In addition, certain laws and regulations authorize regulators having jurisdiction over the construction and operation of our LNG terminals, docks, and pipelines to issue regulatory enforcement actions, which may restrict or limit operations or increase compliance or operating costs. Violation of these laws and regulations could lead to substantial liabilities, compliance orders, fines and penalties, difficulty obtaining and maintaining permits from regulatory agencies or to capital expenditures that could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects. Certain laws and regulations impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As a result, we could be liable for the costs of cleaning up hazardous substances released into the environment at or from our facilities and for resulting damage to natural resources.

In addition, our business is also subject to complex and comprehensive regulations in India. For example, upon the expiry of operating licenses in India, operators and contractors are generally required under the terms of relevant licenses or local law to dismantle and remove equipment and generally make good production sites. There can be no assurance that we will not in the future incur decommissioning charges, since local or national governments may require decommissioning to be carried out in circumstances where there is no express obligation to do so, particularly in case of future license renewals. The costs, liabilities and requirements associated with complying with existing and future laws and regulations may also be substantial and time-consuming and may delay the commencement or continuation of our LNG terminal activities. This and any changes to the regulations could require changes to the manner in which we conduct our business and result in an increase in compliance costs, which could have a material adverse effect on our business, financial condition and results of operation.

In 2006, the Petroleum and Natural Gas Regulatory Board Act established the Petroleum and Natural Gas Regulatory Board (the “Regulatory Board”). The Regulatory Board strives to protect the interests of consumers and entities engaged in specific activities relating to petroleum, petroleum products and natural gas and to ensure uninterrupted and adequate supply of petroleum, petroleum products and natural gas in all parts of the country and to promote competitive markets. Our facilities are subjected to the Technical Standards and Specifications including Safety Standards for Liquefied Natural Gas Facilities, approved in 2018 by the Regulatory Board. Section 7(2) of the approved text provides any entity intending to set up LNG facilities shall make available its detailed plan conforming to these regulations to Petroleum and Explosives Safety Organization for their approval prior to seeking registration with the Regulatory Board.

Other future legislation and regulations, such as those relating to the transportation and security of LNG imported to or exported from our terminals or climate policies of destination countries in relation to our obligations under our material agreements or other national climate change-related policies, could cause additional expenditures, restrictions and delays in our business and to our proposed construction activities, the extent of which cannot be predicted and which may require Crown to limit substantially, delay or cease operations in some circumstances.

Total expenditures related to environmental and similar laws and governmental regulations, including capital expenditures, were immaterial to our consolidated financial statements for the years ended December 31, 2022 and 2021. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating or construction costs and restrictions could have a material adverse effect on its business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

We may be subject to new, stricter measures and/or regulatory requirements for the mitigation or reduction of greenhouse gas emissions that could require radical changes to development models if regulations lump natural gas together with other non-renewable energy sources, and such requirements could adversely affect our business, reputation, and operations.

The increasing focus on the harmful impacts of global climate change and repeated scientific warnings about future risks create new challenges for the energy industry and its regulators. The United Nations and several countries have adopted, or are evaluating the adoption of, new measures and/or regulatory requirements for the mitigation or reduction of greenhouse gas emissions in the atmosphere, such as taxes on carbon, raising efficiency standards or adopting cap and trade regimes. Certain mitigation actions could require radical changes to development models, such as the transition from the use of conventional energy sources to the use of renewable energy sources that reduce environmental pollution, contribute to sustainable development and avoid global warming since the greenhouse gas emissions of renewable energy sources are usually very low. While we believe that electricity produced using natural gas will be an integral part of the global energy transition, certain regulations may lump natural gas together with other non-renewable energy sources such as oil, coal or gasoline rather than renewable energy sources such as wind or solar energy, and, as such, new regulations may be stricter than anticipated. We cannot assure you that new regulations or measures that may be adopted by the U.S. government or foreign governments will not have an adverse effect on our business and our results of operations.

The progress and challenges of the energy transition could have a significant adverse effect on us if we are unable to keep up with the pace of the global energy transition and allocate our resources effectively.

Pipeline safety and compliance programs and repairs may impose significant costs and liabilities on us.

We expect to build and operate a gas pipeline of 19 km between our Kakinada LNG terminal and the onshore landfall point at the Kakinada port. Certain government agencies require pipeline operators to develop management programs to safely operate and maintain pipelines and to comprehensively evaluate certain areas along their pipelines and take additional measures where necessary to protect pipeline segments located in “high or moderate consequence areas” where a leak or rupture could potentially do the most harm. As a pipeline operator, we may be required to:

•	perform ongoing assessments of pipeline safety and compliance;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration, and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventative and mitigating actions.

We may be required to utilize pipeline integrity management programs that are intended to maintain pipeline integrity. Any repair, remediation, preventative, or mitigating actions may require significant capital and operating expenditures. Should we fail to comply with applicable statutes, rules, regulations, and orders, we could be subject to significant penalties and fines.

Additions or changes in tax laws and regulations could potentially affect our financial results or liquidity.

We are subject to various types of tax arising from normal business operations in the jurisdictions in which we operate and transact business. Any changes to local, domestic, or international tax laws and regulations, or their interpretation and application, including those with retroactive effect, could affect our tax obligations, profitability and cash flows in the future. In addition, tax rates in the various jurisdictions in which we operate may change significantly due to political or economic factors beyond its control. We continuously monitor and assess proposed tax legislation that could negatively impact its business. While we seek to optimize our tax treatment wherever we do business, we cannot predict how tax laws will change including the treatment of withholding tax on dividends from our project companies up to us, and then from us to our shareholders.

The Inflation Reduction Act (“IRA”), enacted on August 16, 2022, includes the implementation of a new 15% corporate alternative minimum tax (the “CAMT”) effective in 2023. If we expand our business operations to the United States, it will be subject to the IRA and the CAMT. The CAMT imposition may lead to volatility in our cash tax payment obligations, particularly in periods of significant commodity, currency or financial market variability resulting from potential changes in the fair value of its derivative instruments. CAMT is a novel approach for calculating corporate tax liability. Many unanswered questions remain on how the operative rules for CAMT will be implemented and interpreted in connection with our business, and any additions or changes in applicable tax laws and regulations could potentially affect our financial results or liquidity.

We are exposed to the risk of inadvertently violating anti-corruption, anti-money laundering, anti-terrorist financing and economic sanctions laws and regulations and other similar laws and regulations and any violations of such laws and regulations could adversely affect us by subjecting us to criminal or civil penalties, revocation of our ability to operate in one or more jurisdictions, require significant changes to our business model or otherwise damage our brand and reputation.

Doing business on a worldwide basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (the “U.K. Bribery Act”) and the Norwegian Penal Code of 2005 (the “NPC”), as well as the laws of the countries where we do business. These laws and regulations may restrict our operations, trade practices, investment decisions, and partnering activities. The FCPA, the U.K. Bribery Act and the NPC prohibit us and our officers, directors, employees, and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing, or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act and the NPC also prohibit non-governmental “commercial” bribery and accepting bribes. As part of our business, we deal with governments and state-owned business enterprises, the employees and representatives of which may be considered “foreign officials” for purposes of the FCPA and the U.K. Bribery Act. We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our international operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We maintain policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, including agents, for which we may be held responsible, and any such violation could adversely affect our reputation, business, financial condition, and results of operations.

Unfavorable changes in laws, regulations, and policies in foreign countries in which we seek to develop projects, our, our partners’, or our project developers’ failures to secure timely government authorizations under laws and regulations or our failure to comply with such laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

Compliance with laws and regulations applicable to our international operations increases our cost of doing business in foreign jurisdictions. We may be unable to keep current with changes in foreign government requirements and laws as they change from time to time. Failure to comply with these laws and regulations could have adverse effects on our business. In many foreign countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or by U.S. regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and third-party service providers will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or third-party service providers could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of our products and services and could have an adverse effect on our business, financial condition and results of operations.

Risks Related to our Securities

Certain existing shareholders purchased securities in the Company at a price below the current trading price of such securities and may experience a positive investment return based on the current trading price, and may realize significant profits. Future investors in our Company may not experience a similar investment return.

Certain shareholders in the Company, including certain of the Selling Securityholders and the Arena Selling Securityholder, acquired Ordinary Shares or Warrants at prices below the current trading price of our Ordinary Shares, and may experience a positive investment return based on the current trading price.

The 1,865,799 warrants that are issuable to the Sponsor included hereby for offer and resale were originally acquired as Catcha’s Class B ordinary shares, par value $0.0001 per share, that were initially issued in a private placement prior to the IPO. Each whole warrant is exercisable for one Ordinary Share at a price of $11.50.

Based on the last reported sale price of our Ordinary Shares on February 13, 2025 of $0.274 per share, certain Selling Securityholders, as well as the Arena Selling Securityholder named in this prospectus could realize significant profits on the sale of their holdings as compared to the initial consideration paid for such holdings.

Given the relatively lower purchase prices that some of our shareholders paid to acquire Ordinary Shares compared to the current trading price of our Ordinary Shares, these shareholders, some of whom are our Selling Securityholders, in some instances will earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our Ordinary Shares at the time that such shareholders choose to sell their Ordinary Shares. Investors who purchase our Ordinary Shares in the open market following the Business Combination may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price. Additionally, even though our Ordinary Shares may be trading at a price below the trading price of Galata’s ordinary shares prior to the Business Combination, Sponsor and other affiliates may still be incentivized to sell their shares due to the relatively lower price they paid to acquire such shares.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq or any other exchange.

Our Ordinary Shares are currently listed on Nasdaq. We must satisfy the continued listing requirements of Nasdaq to maintain the listing of our Ordinary Shares. On September 3, we received a letter from the Listing Qualifications Department of Nasdaq indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Rule”) requiring that listed securities maintain a minimum bid price of $1 per share (the “Minimum Bid Price”) based upon the Company’s closing bid price for 30-day trading period of July 22 to August 30, 2024. Additionally, the Notice confirmed that the Rule grants the Company 180 calendar days, or until March 3, 2025, to regain compliance (the “Compliance Period”). Further, the Notice stated that Nasdaq will provide confirmation of compliance and close the matter if the Company’s listed securities maintain the Minimum Bid Price for ten consecutive days at any time during the Compliance Period.

If we are unable to regain compliance with the applicable requirements for continued listing on Nasdaq, our Ordinary Shares may be delisted from Nasdaq. If Nasdaq delists our Ordinary Shares from trading on its exchange for failure to meet the listing standards, us and our shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Ordinary Shares are a “penny stock” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Sales of our Ordinary Shares, or the perception of such sales, pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Ordinary Shares.

The Selling Securityholders and the Arena Selling Securityholder will determine the timing, pricing and rate at which they sell the shares being registered for resale on the registration statement of which this prospectus forms a part into the public market. Significant sales of Class A Ordinary Shares pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Class A Ordinary Shares. The shares being registered for resale (which include shares issuable upon exercise of the Warrants) currently represent approximately 105.79% of the total number of shares outstanding, based on the number of Class A Ordinary Shares outstanding as of February 13, 2025. Also, even though the current trading price is significantly below the Company’s initial public offering price, based on the closing price of our Class A Ordinary Shares on February 13, 2025, certain private investors may have an incentive to sell their shares, because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors.

On February 13, 2025, the closing price of the Class A Ordinary Shares was $0.274 per share. The initial public offering price of our units was $10.00 per unit, with each unit consisting of one Common Share and one warrant to purchase one Common Share at an exercise price of $11.50 per share.

While certain Selling Securityholders and the Arena Selling Securityholder may experience a positive rate of return based on the current trading price of our Class A Ordinary Shares, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price of our Class A Ordinary Shares. Based on the closing price of the Class A Ordinary Shares on February 13, 2025, which was $0.274 per share, and assuming the resale by the Selling Securityholders and the Arena Selling Securityholder of all 488,030,425 Class A Ordinary Shares being registered on the registration statement of which this prospectus forms a part, the Selling Securityholders could earn approximately $5.6 million and the Arena Selling Securityholder could earn $0, in aggregate proceeds from the resale of such shares.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the industry in which we operate;

•	operating and share price performance of other companies that investors deem comparable to us;

•	changes in laws and regulations affecting our business;

•	our ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our Ordinary Shares available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of our Ordinary Shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

There will be a substantial number of our Ordinary Shares available for sale in the future that may adversely affect the market price of our Ordinary Shares.

Sales of a substantial number of our Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of our Ordinary Shares intend to sell our Ordinary Shares, could reduce the market price of our Ordinary Shares.

As of February 13, 2025, we have an aggregate of 461,309,285 Pubco Ordinary Shares issued. We also have 17,346,632 Pubco Warrants issued, each of which entitles the holder thereof to purchase one Pubco Ordinary Share. As restrictions on resale end and the registration statements are available for use, the market price of our Ordinary Shares could decline.

Our only significant asset is the ownership of Crown, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable us to pay any dividends on our Ordinary Shares, pay its expenses or satisfy other financial obligations.

Pubco’s most significant asset is Crown, which makes its performance dependent on the success of Crown. Crown’s performance may not be sufficient to pay dividends or make distributions or obtain loans to enable us to pay any dividends on our Ordinary shares, pay our expenses, or satisfy other financial obligations. As a public company, we face increased legal, accounting, administrative and other costs and expenses. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (“PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increased our costs and made certain activities more time-consuming. A number of those requirements require us to carry out activities we did not conduct before as a private company. For example, we adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements are incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a company publicly-traded in the United States and listed on Nasdaq or as a deemed public company for the purposes of the Jersey Companies Law may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. Because of these requirements and the dependence on Crown’ performance, PubCo may be unable to pay dividends, make distributions, obtain loans, pay its expenses, or satisfy its other obligations.

If we fail to maintain effective internal control over financial reporting, the price of our Ordinary Shares may be adversely affected.

We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding its business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our Ordinary Shares.

Because we are incorporated in Jersey, Channel Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are incorporated under Jersey law. The rights of holders of our Ordinary Shares are governed by Jersey law, including the provisions of the Jersey Companies Law and by the Charter. These rights differ in certain respects from the rights of shareholders in typical U.S. or Cayman corporations.

It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

A number of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See “Description of Our Securities — Enforcement of Civil Liabilities.” Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

We are an “emerging growth company,” and we cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

Upon consummation of the Business Combination, we became an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Furthermore, even after we no longer qualifies as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and will not be required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, our shareholders may not have access to certain information they deem important. We cannot predict if investors will find our Ordinary Shares less attractive because it relies on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market and the share price for our Ordinary Shares may be more volatile.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

We are considered a “foreign private issuer” under the Exchange Act and are therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although we may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

We would lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Our Ordinary Shares may or may not pay cash dividends in the foreseeable future, and you may not receive any return on investment unless you sell our Ordinary Shares for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment unless you sell our Ordinary Shares for a price greater than that which you paid for it.

The warrants may never be in the money and may expire worthless, and the exercise of any warrants for our common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of February 13, 2025, we have warrants outstanding to purchase an aggregate of 17,346,632 shares of common stock, consisting of 10,000,000 public warrants, 5,333,333 private placement warrants, 1,865,799 issued to the Sponsor and 147,500 Convertible Notes Warrants, all of which warrants are currently exercisable. Each warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share. The likelihood that holders will exercise their warrants for cash, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our common stock. On February 13, 2025, the closing price of our common stock was $0.274 per share. If the market price of our common stock continues to be less than the exercise price of the warrants, it is unlikely that holders will exercise their warrants for cash, and therefore unlikely that we will receive any proceeds from the exercise of these warrants in the near future, or at all. To the extent that any warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the then-existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our common stock. However, there is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

We may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your public warrants worthless.

We will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we give notice of redemption. If and when the public warrants become redeemable by us, we may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

Historical trading prices for the public shares have varied between a low of approximately $0.26 per share on September 19, 2024 to a high of approximately $0.58 per share on November 13, 2024 but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by posting of the redemption notice to DTC. We are not contractually obligated to notify investors when its warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the warrants for redemption.

We may issue additional Pubco Ordinary Shares, which would dilute the interest of our shareholders.

We may issue additional Pubco Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities, in a number of circumstances.

Our issuance of additional Pubco Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•	Public shareholders’ proportionate ownership interest in Pubco will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease; and

•	the market price of Pubco Ordinary Shares may decline.

An active, liquid trading market for Pubco Ordinary Shares and Pubco Warrants may not develop, which may limit your ability to sell Pubco Ordinary Shares and Pubco Warrants.

An active trading market for our securities may never develop or, if developed, it may not be sustained, which would make it difficult for you to sell your Pubco Ordinary Shares or Pubco Warrants at an attractive price or at all.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Ordinary Shares.

Securities research analysts may establish and publish their own periodic projections for Pubco. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for Pubco Ordinary Shares could be adversely affected. If any analyst who may cover Pubco were to cease coverage of Pubco or fail to regularly publish reports on it, Pubco could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

We do not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

We do not have experience operating as a public company subject to U.S. federal securities laws. Our officers and directors lack experience in managing a public company subject to U.S. federal securities laws, which makes their ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all applicable laws, rules and regulations could subject us to U.S. regulatory scrutiny or sanction, which could harm our reputation and share price.

We have not previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of U.S. federal securities laws. We have not previously been required to establish and maintain the disclosure controls and procedures, and internal control over financial reporting applicable to an entity that is a foreign private issuer under U.S. federal securities laws, including the Sarbanes-Oxley Act. Pubco may experience errors, mistakes and lapses in processes and controls, resulting in failure to meet requisite U.S. standards.

As a public company subject to U.S. federal securities laws, we will incur significant legal, accounting, insurance, compliance, and other expenses. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of our management and our finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.

If it fails to adequately implement the required governance and control framework, we may fail to comply with the applicable rules or requirements associated with being a public company subject to U.S. federal securities laws. Such failure could result in the loss of investor confidence, could harm our reputation, and cause the market price of our Ordinary Shares to decline.

Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner or result in making filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to our reputation, business, financial condition, operating results and share price.

We are subject to financial reporting and other requirements as a public company for which its accounting and other management systems and resources may not be adequately prepared, which may adversely impact stock price.

As a public company with listed equity securities, we will need to comply with laws, regulations, and requirements, including the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and requirements of Nasdaq, with which it was not required to comply as a private company. The Exchange Act requires that we file annual, quarterly, and current reports with respect to its business and financial condition. Catcha, our subsidiary, did not timely file a Form 10-K for the year ended December 31, 2023. On April 17, 2024, Catcha received a written notice from NYSE American indicating that Catcha was not in compliance with NYSE American’s continued listing standards because it did not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”), which was due April 16, 2024. Catcha filed its Form 10-K on June 17, 2024, and regained compliance with NYSE American’s listing standards. We might not be able to file timely reports in the future, or its reported financial results may be materially misstated and result in the loss of investor confidence and cause the market price of its securities to decline.

The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Section 404 of the Sarbanes-Oxley Act requires our management and independent auditors to report annually on the effectiveness of its internal control over financial reporting. However, we are an “emerging growth company,” as defined in the JOBS Act, and, for as long as it continues to be an emerging growth company, it intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, it opts to no longer take advantage of the applicable exemptions, it will be required to include an opinion from its independent auditors on the effectiveness of its internal control over financial reporting. We will cease to be an “emerging growth company” upon the earliest of (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of the Initial Public Offering (the “IPO”), December 31, 2026 (B) in which we have total annual gross revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period. These reporting and other obligations will place significant demands on management, administrative, operational, and accounting resources and will cause Crown LNG to incur significant expenses. It may need to upgrade its systems or create new systems, implement additional financial and management controls, reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If it is unable to accomplish these objectives in a timely and effective fashion, its ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

As a public company, these rules and regulations make it more expensive for us to obtain director and officer liability insurance. These factors could also make it more difficult to attract and retain qualified members to the Board of Directors, particularly to serve on the audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible, which it believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect its business and operating results.

As a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in Crown LNG and, as a result, the value of its securities.

We are annually required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting as of the end of our fiscal year. This assessment will need to include disclosure of any material weaknesses identified by our management in its internal control over financial reporting. We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. It may not be able to complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if Crown LNG identifies one or more material weaknesses in its internal control over financial reporting, it will be unable to assert that its internal controls are effective. If it is unable to assert that its internal control over financial reporting is effective, it could lose investor confidence in the accuracy and completeness of its financial reports, which would cause the price of its securities to decline, and it may be subject to investigation or sanctions by the SEC.

We will be a holding company with no business operations of our own and will depend on cash flow from Crown to meet its obligations.

We are a holding company with no business operations of our own or material assets other than the stock of our subsidiaries. All of our operations are conducted by our subsidiary, Crown, and Crown’s subsidiaries. As a holding company, we require dividends and other payments from our subsidiaries to meet cash requirements. The terms of any credit facility may restrict our subsidiaries from paying dividends and otherwise transferring cash or other assets to it. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders may have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before us, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Crown is unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

The price of our Ordinary Shares and our Warrants may be volatile.

The price of our Ordinary Shares and our Warrants may fluctuate due to a variety of factors, including:

•	changes in the industry in which we and our customers operate;

•	variations in our operating performance and the performance of our competitors in general;

•	the impact of global health-related outbreaks (including COVID-19) on the markets and the broader global economy;

•	actual or anticipated fluctuations in our annual or interim operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	Our failure or the failure of our competitors to meet analysts’ projections or guidance that us or our competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	failure to comply with laws or regulations, including the Sarbanes-Oxley Act, or failure to comply with the requirements of the relevant U.S. stock exchange;

•	actual, potential or perceived control, accounting or reporting problems;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of our capital stock available for public sale;

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, sanctions, export controls, social, political and economic risks and epidemics and pandemics (including ongoing COVID-19 outbreaks), acts of war or terrorism; and

•	the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of our Ordinary Shares and our Warrants regardless of our operating performance.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Ordinary Shares to drop significantly, even if our business is doing well.

Sales of a substantial number of our Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares. As restrictions on resale end and the registration statements are available for use, the market price of our Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Sales of a substantial number of our Ordinary Shares in the public market by the Selling Securityholders and the Arena Selling Securityholder or by our existing shareholders could cause the price of our shares of Ordinary Shares to fall.

The following table provides the number of Ordinary Shares offered hereby by each Selling Securityholder, as well as the historical weighted-average price paid per share of Ordinary Shares by each Selling Securityholder and the potential profit earned by each Selling Securityholder. The table is based on the Company’s internal records and is for illustrative purposes only and should not be relied upon beyond its illustrative nature. The table uses the closing price of the Company’s Ordinary Shares on February 13, 2025 of $0.274. The table illustrates that some Selling Securityholders may realize a positive rate of return on the sale of the Resale Securities covered by this Prospectus even if the market price per share of the Ordinary Shares is below $0.306 per share, in which case the public shareholders may experience a negative rate of return on their investment.

Sales of a substantial number of our Ordinary Shares in the public market by the Selling Securityholders, the Arena Selling Securityholder, and/or by our other existing shareholders, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Ordinary Shares.

Selling SecurityHolder	Number of Shares Offered for Resale	Historical Weighed Average Price Paid per Share	Potential Profit Based on Current Trading Price
Catcha Warrantholders	10,000,000	—	—
Helena Special Opportunities LLC	1,133,080	—	—
Catcha Holdings LLC	5,333,333	$0.003	$1,445,333.2430
Catcha Holdings LLC	1,865,799	$0.003	$505,631.5290
Helena Special Opportunities LLC	147,500	$0.309	$0.0000
Swapan Kataria	17,539,225	$5.650	$0.0000
Jorn Skule Husemoen	1,377,815	$1.330	$0.0000
Gunnar Knutsen	312,175	$0.815	$0.0000
Catcha Holdings LLC	838,723	$0.003	$227,293.9330
Torvik Jensen AS	2,778	$8.50	$0.0000
Sommerfugl Invest AS	3,637	$8.50	$0.0000
VIB Invest AS	2,000	$8.50	$0.0000
Service Invest AS	5,000	$8.50	$0.0000
SEVE Holding AS	675	$8.50	$0.0000
Marikove Industrier AS	675	$8.50	$0.0000
Olastuen Eindom AS	2,159	$8.50	$0.0000
PUTRIK AS	925	$8.50	$0.0000
Langtrade AS	706	$8.50	$0.0000
Captiva AS	2,000	$8.50	$0.0000
Jan Høgebøl	788	$8.50	$0.0000
Groble Invest AS	1,250	$8.50	$0.0000

Selling SecurityHolder	Number of Shares Offered for Resale	Historical Weighed Average Price Paid per Share	Potential Profit Based on Current Trading Price
International Wealth Insurance AS	1,800	$8.50	$0.0000
Gantt Consulting AS	2,000	$8.50	$0.0000
Sirv Parvesh Chhibber	176,470	$8.50	$0.0000
Helena Special Opportunities LLC	25,000,000	$0.3088	$0.0000
J.V.B. Financial Group, LLC	600,000	$1.6667	$0.0000
J.V.B. Financial Group, LLC	2,000,000	$0.95*	$0.0000
Polar Multi-Strategy Master Fund	1,979,167	$0.95*	$0.0000
Frisak & Partners AS	551,633	$0.341	$0.0000
Batuhan Okur	1,935,886	$0.2788	$0.0000
Melih Odemis	1,935,886	$0.2788	$0.0000
Yagmu Irfan Sagnak	2,029,064	$0.2709	$6,290.0984
Hayati Molinas	2,026,402	$0.2709	$6,281.8462
Kataria Capital Corporation	56,167,869	$0.264	$561,678.6900
Raghava Corporate Pte. Ltd.	51,382,860	$0.264	$513,828.6000
Rohit Kumar	17,043,905	$0.264	$170,439.0500
Elite M Design Fze	13,408,781	$0.264	$134,087.8100
Tanvi Deetya limited	16,522,193	$0.264	$165,221.9300
Houghton Trading Limited	18,180,165	$0.264	$181,801.6500
GBTRON Limited	15,895,283	$0.264	$158,952.8300
Sunil Gauba	11,675,485	$0.264	$116,754.8500
Black Tower Properties Pte. Ltd.	2,588,998	$0.264	$25,889.9800
Eiko Sumantri	1,593,221	$0.264	$15,932.2100
Tuck Kee Kerry Khang	1,491,655	$0.264	$14,916.5500
Wealins S.A (Black Kite AS)	11,362,603	$0.264	$113,626.0300
Fu Qiang Limited	2,545,047	$0.264	$25,450.4700
Yodh Investors Inc	7,394,002	$0.264	$73,940.0200
Kataria Capital Corporation	85,219,525	$0.264	$852,195.2500
Ashish Dixit	9,468,836	$0.264	$94,688.3600
Arena Shares (1)	30,000,000	$0.3173	$0.0000
A A Holding AS	377,214	$0.440	$0.0000
Amina Resch	6,780	$0.440	$0.0000
Anders Bredalen Foss	37,761	$0.440	$0.0000
Andreas Fossum	20,719	$0.440	$0.0000
Aric Wolsner-Papa	31,392	$0.440	$0.0000
Black Kite AS	18,335	$0.440	$0.0000
Captiva AS	6,780	$0.440	$0.0000
Escendo Consulting AS	29,909	$0.440	$0.0000
Eva Chantal Singh Narum	6,780	$0.440	$0.0000
Groble Invest AS	16,198	$0.440	$0.0000
Hans Jørgen Struksnes	6,780	$0.440	$0.0000
Haukeland AS	25,114	$0.440	$0.0000
Haukeland Gartneri AS	12,557	$0.440	$0.0000
Inger Årmot	19,363	$0.440	$0.0000
Jan Høgebøl	6,780	$0.440	$0.0000
Jomark AS	6,780	$0.440	$0.0000
JPD Norge AS	56,279	$0.440	$0.0000
Langtrade AS	13,561	$0.440	$0.0000
Lars Doresius	13,184	$0.440	$0.0000
Lavik Sletten Invest AS	29,909	$0.440	$0.0000

Selling SecurityHolder	Number of Shares Offered for Resale	Historical Weighed Average Price Paid per Share	Potential Profit Based on Current Trading Price
Marikove Industrier AS	142,397	$0.440	$0.0000
Milenko Hereta	13,561	$0.440	$0.0000
NKVO AS	18,835	$0.440	$0.0000
Øivind Resch	54,246	$0.440	$0.0000
Ola Kvisgaard	40,684	$0.440	$0.0000
Olastuen Eiendom AS	27,123	$0.440	$0.0000
Prøys Holding AS	12,557	$0.440	$0.0000
Putrik AS	25,114	$0.440	$0.0000
Sara Lorraine Sing Narum	10,673	$0.440	$0.0000
Service Invest AS	144,406	$0.440	$0.0000
Seve Holding AS	20,342	$0.440	$0.0000
Simen Kittelsen	6,780	$0.440	$0.0000
Sommerfugl Invest AS	13,561	$0.440	$0.0000
Swapan Kataria	31,392	$0.440	$0.0000
Terje Håland AS	62,785	$0.440	$0.0000
VIB Invest AS	6,780	$0.440	$0.0000
Veronica Wolsner-Papa	13,184	$0.440	$0.0000
Aric Wolsner-Papa	26,369	$0.440	$0.0000
Ekkuity AS	25,051	$0.440	$0.0000
David Li	164,811	$0.440	$0.0000
Anita Charlotte Sell	6,589	$0.44	$0.0000
Bluefin AS	19,769	$0.44	$0.0000
CGW Holding AS	126,522	$0.44	$0.0000
Effect Leadership AS	114,322	$0.44	$0.0000
Ekkuity AS	6,589	$0.44	$0.0000
Elite M Design Fze	921,502	$0.44	$0.0000
Escendo Consulting AS	228,644	$0.44	$0.0000
Gunnar Lund Knusten	1,147,031	$0.44	$0.0000
Habjorg Invest AS	57,160	$0.44	$0.0000
Hunterston Energy Park Limited	57,160	$0.44	$0.0000
AA Holding AS	57,160	$0.44	$0.0000
Hans Jørgen Struksnes	207,798	$0.44	$0.0000
Inger Årmot	336,495	$0.44	$0.0000
Jan Høgebøl	13,179	$0.44	$0.0000
Jensen AZ Holding AS	349,066	$0.44	$0.0000
Jorgen Flaten	9,462	$0.44	$0.0000
JPD Norge AS	228,644	$0.44	$0.0000
Langtrade AS	65,897	$0.44	$0.0000
Lars Doresius	26,358	$0.44	$0.0000
Marikove Industrier AS	39,538	$0.44	$0.0000
Milenko Hereta	31,630	$0.44	$0.0000
NKVO AS	571,611	$0.44	$0.0000
Oivind Resch	577,594	$0.44	$0.0000
Ola Kvisgaard	94,891	$0.44	$0.0000
Olastuen Eiendom AS	158,153	$0.44	$0.0000
Olav Rian	294,511	$0.44	$0.0000
Oyvind Sandvik	342,966	$0.44	$0.0000
Probitas Holding AS	1,714,833	$0.44	$0.0000
Prois Holding AS	285,804	$0.44	$0.0000

Selling SecurityHolder	Number of Shares Offered for Resale	Historical Weighed Average Price Paid per Share	Potential Profit Based on Current Trading Price
Putrik AS	63,261	$0.44	$0.0000
Qualified Solutions Group AS	571,611	$0.44	$0.0000
Seve Holding AS	32,948	$0.44	$0.0000
Sommerfugl Invest AS	47,314	$0.44	$0.0000
Terje Håland	228,644	$0.44	$0.0000
Terje Håland AS	157,648	$0.44	$0.0000
Tom Christensen	114,322	$0.44	$0.0000
Veronica Wolsner-Papa	697,729	$0.44	$0.0000
Victoria Boliginvest AS	57,160	$0.44	$0.0000
Wealins S.A	12,166,724	$0.44	$0.0000
General Mediterranean Holding S.A	2,717,870	$0.974	$0.0000
Sirv Parvesh Chhibber	6,170,300	$3.789	$0.0000
Torvik Jensen AS	509	$10.00	$0.0000
Hilde Vatne	3,773	$10.00	$0.0000
Langtrade AS	509	$10.00	$0.0000
Ola Kvisgaard	2,037	$10.00	$0.0000
Patrick Tepfers	509	$10.00	$0.0000
Seve Holding AS	509	$10.00	$0.0000
Jensen AZ Holding AS	943	$10.00	$0.0000
Service Invest AS	1,018	$10.00	$0.0000
Marikove Industrier AS	509	$10.00	$0.0000
Terje Haland AS	2,358	$10.00	$0.0000
Olastuen Eiendom AS	1,886	$10.00	$0.0000
Black Kite AS	943	$10.00	$0.0000
Sean Butcher	687,096	$0.29108	$0.0000
Rajesh Gupta	623,174	$0.28082	$0.0000
Black Kite AS	5,685,618	$0.264024	$56,719.7252
Shakul Sharma	4,933,893	$0.264024	$49,220.5166
Rajesh Gupta	1,243,929	$0.264024	$12,409.4357
Jai Kataria	1,524,300	$0.264024	$15,206.4168
Abeer Agrawal	1,913,256	$0.264024	$19,086.6419
Service invest AS	900,000	$0.264024	$8,978.4000
Groble Invest AS	502,335	$0.264024	$5,011.2940
Captiva AS	50,505	$0.264024	$503.8379
VIB Invest	50,505	$0.264024	$503.8379
Gantt Consulting AS	7,871,138	$0.264024	$78,522.4727
Norse Partners LLC	483,988	$0.4122	$0.0000
Robert Fernstrom	36,917	$0.440	$0.0000
Jed A. Bowen	39,554	$0.440	$0.0000

*	approximately.
(1)

Includes the possible issuance of up to 30,000,000 Ordinary Shares pursuant to the Purchase Agreement including shares which may be issued as Commitment Fee Shares, subject to the Beneficial Ownership Limitation of 4.99% and the Exchange Cap of 19.99%. Daniel Zwirn (“Mr. Zwirn”), who is the manager of Arena, has voting control and investment discretion over the securities reported herein to be held by Arena. As a result, Mr. Zwirn may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the Ordinary Shares offered by this prospectus to be held by Arena. The business address for Arena is 405 Lexington Ave, 59th Floor, New York, New York 10174.”

The sale of all of the securities being offered in this prospectus could result in a significant decline in the public trading price of our Ordinary Shares. Despite such a decline in the public trading price, some of the Selling Securityholders and the Arena Selling Securityholder may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above and elsewhere in this prospectus. Public shareholders may not be able to experience the same positive rates of return on Ordinary Shares they purchase due to the low price at which the Selling Securityholders and the Arena Selling Securityholder purchased their shares.

There may be less publicly available information concerning us than there is for issuers that are not foreign private issuers because it is anticipated that we will be considered a foreign private issuer and will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than issuers that are not foreign private issuers and we, as a foreign private issuer, will be permitted to follow home country practice in lieu of the listing requirements of a U.S. stock exchange, subject to certain exceptions.

A foreign private issuer under the Exchange Act is exempt from certain rules under the Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. It is anticipated that we will be exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. Our Board and our officers and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. We will not be required to file financial statements prepared in accordance with or reconciled to GAAP so long as its financial statements are prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information. Accordingly, there may be less publicly available information concerning us than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies.

In addition, certain information may be provided by us in accordance with Jersey law, which may differ in substance or timing from such disclosure requirements under the Exchange Act. As a foreign private issuer, we will be subject to less stringent corporate governance requirements under most U.S. stock exchanges’ rules. Subject to certain exceptions, the rules of most U.S. stock exchanges permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of such U.S. stock exchanges including, for example, certain internal controls as well as board, committee and director independence requirements. If we determine to follow Irish corporate governance practices in lieu of such U.S. stock exchange’s corporate governance standards, we will disclose each of such U.S. stock exchange’s rules that we do not intend to follow and describe the Irish practice that Pubco will follow in lieu thereof.

We may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject us to GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” we would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter.

In the future, we could lose our foreign private issuer status if a majority of the Pubco Ordinary Shares are held by residents in the U.S. and it fails to meet any one of the additional “business contacts” requirements. Although we intend to follow certain practices that are consistent with U.S. regulatory provisions applicable to

U.S. companies, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws if we are deemed a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, we would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. We also may be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements of the U.S. stock exchange that it will list upon that are available to foreign private issuers. For example, most U.S. stock exchanges’ corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a foreign private issuer, we would be permitted to follow home country practice in lieu of the above requirements. As long as we rely on the foreign private issuer exemption to certain of such stock exchanges’ corporate governance standards, a majority of the directors on our Board are not required to be independent directors, its compensation committee is not required to be comprised entirely of independent directors, and it will not be required to have a nominating committee. Also, we would be required to change its basis of accounting from IFRS as issued by the IASB to GAAP, which may be difficult and costly for it to comply with. If we lose our foreign private issuer status and fail to comply with U.S. securities laws applicable to U.S. domestic issuers, we may have to de-list from such stock exchange and could be subject to investigation by the SEC, such stock exchange and other regulators, among other materially adverse consequences.

THE ARENA TRANSACTION

A summary of the material provisions of the Arena Purchase Agreement is provided below. The following summary does not purport to be complete and is qualified in its entirety by reference to the Arena Purchase Agreement, which is filed as an exhibit.

Description of the Arena Purchase Agreement

On October 22, 2024, we entered into a Purchase Agreement (the “Arena Purchase Agreement”) with Arena Business Solutions Global SPC II, LTD (“Arena Global”), pursuant to which we have the right to issue and sell to Arena Global up to $50.0 million (“Commitment Amount”) of our Ordinary Shares in multiple tranches upon satisfaction of certain terms and conditions contained in the Purchase Agreement, which includes, but is not limited to, filing a registration statement with the SEC and registering the resale of any shares sold to Arena Global. Further, under the Arena Purchase Agreement and subject to the Commitment Amount, we have the right, but not the obligation, to submit an Advance Notice (as defined in the Purchase Agreement) from time to time to Arena Global calculated as follows: if the Advance Notice is received by 8:30 a.m. Eastern Time, the lower of: (i) an amount equal to seventy-five percent (75%) of the average of the Daily Value Traded (as defined in the Purchase Agreement) of our Ordinary Shares on the ten trading days immediately preceding an Advance Notice, or (ii) $10.0 million. In connection with the Purchase Agreement, we agreed to issue and register all of the Commitment Fee Shares.

During the Commitment Period (as defined below), the purchase price to be paid by Arena Global for the Ordinary Shares under the Arena Purchase Agreement will be 98% of the Market Price, defined as the daily volume weighted average price (VWAP) of our Ordinary Shares, on the trading day commencing on the date of the Advance Notice.

In connection with the Arena Purchase Agreement we agreed, among other things, to issue to Arena Global, in two separate tranches, as a commitment fee, that number of shares of our Ordinary Shares (the “Commitment Fee Shares”) equal to (i) with respect to the first tranche, 250,000 divided by the simple average of the daily VWAP of the Ordinary Shares during the five (5) Trading Days immediately preceding the effectiveness of the initial registration statement (the “Initial Registration Statement”) on which the Commitment Fee Shares are registered (the “First Tranche Price”), promptly (but in no event later than one (1) Trading Day) after the effectiveness of the Registration Statement (the “Initial Issuance”) and (ii) with respect to the second tranche (“Second Tranche”), 250,000 divided by the simple average of the daily VWAP of the Common Shares during the five (5) Trading Days immediately preceding the twenty (20) Trading Day anniversary (the “Anniversary”) of the effectiveness of the registration statement on which the Commitment Fee Shares are registered (the “Second Tranche Price”), promptly (but in no event later than one (1) Trading Day) after the Anniversary.

The Commitment Fee Shares shall be subject to a true-up after each issuance pursuant to subsection (b) above whereby the Company shall deliver irrevocable instructions to its transfer agent to electronically transfer to the Investor or its designee(s) that number of Common Shares having an aggregate dollar value equal to (i) with respect to the First Tranche, 250,000 based on the lower of (A) the First Tranche Price and (B) the lower of (a) the simple average of the three (3) lowest daily intraday trade prices over the ten (10) Trading Days after (and not including) the date of effectiveness of the Initial Registration Statement and (b) the closing price on the tenth (10th) Trading Day after the effectiveness of Registration Statement, and (ii) with respect to the Second Tranche, 250,000 based on the lower of (A) the Second Tranche Price and (B) the lower of (a) the simple average of the three (3) lowest daily intraday trade prices over the ten (10) Trading Days after (and not including) the Anniversary and (b) the closing price on the tenth (10th) Trading Day after the Anniversary.

The obligation of Arena Global to purchase our Ordinary Shares under the Arena Purchase Agreement begins on the date of the Arena Purchase Agreement and ends on the earlier of the first day of the month next following the 36-month anniversary of the date hereof or (ii) the date on which Arena Global shall have made payment of Advances (as defined in the Purchase Agreement) for Ordinary Shares equal to the Commitment

Amount (the “Commitment Period”). The ELOC Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, Arena Global represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and we will sell the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Exchange Cap

The Commitment Amount is $50.00 million Ordinary Shares, provided that, we shall not effect any sales under the Arena Purchase Agreement and Arena Global shall not have the obligation to purchase Ordinary Shares under the Arena Purchase Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Ordinary Shares issued under the Arena Purchase Agreement or any other agreement by and between us and Arena Global or any affiliate of Arena Global, including the Securities Purchase Agreement (as defined in the Purchase Agreement), would exceed 19.99% of the outstanding Ordinary Shares as of the date of the Arena Purchase Agreement (the “Exchange Cap”); provided further that, the Exchange Cap will not apply if we obtain the requisite shareholder approval for issuances in excess of the Exchange Cap.

Termination

The Purchase Agreement will automatically terminate on the earliest of (i) the first day of the month following the 36-month anniversary of the Arena Purchase Agreement, and (ii) the date on which Arena Global shall have purchased from us under the Purchase Agreement our Ordinary Shares for an aggregate gross purchase price of US$50,00,000 subject to the Exchange Cap. We may terminate the Purchase Agreement effective upon five trading days’ prior written notice to Arena Global; provided that (i) there are no outstanding Advance Notices, and the Ordinary Shares under which have yet to be issued, and (ii) we have paid all amounts owed to Arena Global pursuant to the Arena Purchase Agreement. The Arena Purchase Agreement may be terminated at any time by the mutual written consent of the parties.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to Arena Global under the Arena Purchase Agreement is subject to the satisfaction of certain conditions, all of which are entirely outside of Arena Global’s control, including, among other things, the following:

•	The accuracy in all material respects of our representations and warranties included in the Arena Purchase Agreement;

•

the effectiveness of the Registration Statement that includes this prospectus (and any one or more additional registration statements to be filed with the SEC that register Ordinary Shares that may be issued and sole by us to Arena Global under the Arena Purchase Agreement);

•	us having obtained all required permits and qualifications for the offer and sale of all Ordinary Shares issuable pursuant to such Advance Notice;

•	no Material Outside Event or Material Adverse Effect (as defined in the Arena Purchase Agreement) shall have occurred or be continuing;

•

us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Arena Purchase Agreement to be performed, satisfied or complied with by us;

•

the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Arena Purchase Agreement;

•

no suspension of the trading in Ordinary Shares by the SEC or the Principal Market or Trading Market (as defined in the Arena Purchase Agreement), no final and non-appealable notice that the listing or quotation of the Ordinary Shares on the Principal Market or Trading Market shall be terminated, and no violation of the shareholder approval requirements of the Principal Market or Trading Market incurred by the issuance of the Ordinary Shares;

•	a sufficient number of authorized but unissued and otherwise unreserved Ordinary Shares for the issuance of all the Ordinary Shares issuable pursuant to such Advance Notice;

•	the representations contained in the applicable Advance Notice shall be true and correct in all material respects;

•	the Pricing Period for all prior Advance Notices shall have been completed; and

•

we shall have (i) issued and registered all of the Commitment Fee Shares and (ii) obtained Shareholder Approval (as defined in the Arena Purchase Agreement) to issue Ordinary Shares in excess of the Exchange Cap hereunder.

Prohibition of Short Sales and Hedging Transactions

Arena Global has agreed that neither it nor any of its agents, representatives and affiliates shall in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ordinary Shares (excluding transactions properly market “short exempt”) or (ii) hedging transaction, which establishes a net short position with respect to our Ordinary Shares during any time prior to the termination of the Arena Purchase Agreement.

Limitation on Variable Rate Transactions

From the date of the Arena Purchase Agreement until the earlier of (i) the date that Arena Global has purchased $20 million in Ordinary Shares thereunder, (ii) 12 months after effectiveness of the initial Registration Statement or (iii) three (3) months after any Termination (the “Limitation Date”), we shall be prohibited from effecting or entering into an agreement to effect any issuance of Ordinary Shares or Common Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction, other than in connection with an Exempt Issuance or with the prior written consent of the Investor. Arena Global shall be entitled to seek injunctive relief against us to preclude any such issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required.

Finders Fee

Neither we nor Arena Global has had any dealings in connection with the Arena Purchase Agreement transaction with any finder or broker who will demand payment of any fee or commission from the other party.

Effect of Performance of the Arena Purchase Agreement on Our Shareholders

All 30,000,000 shares registered in this offering which have been or may be issued or sold by us to Arena Global are expected to be freely tradable. It is anticipated that shares registered in this offering that are to be issued pursuant to the Arena Purchase Agreement will be sold over a period of up to 36-months commencing on the date of the Arena Purchase Agreement. The sale by Arena Global of a significant amount of shares registered in this offering at any given time could cause the market price of our Ordinary Shares to decline and to be highly volatile. Sales of our Ordinary Shares to Arena Global, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Arena Global all, some or none of the shares of our Ordinary Shares that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Arena Global, after Arena Global has acquired the shares, Arena Global may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Arena Global by us under the Arena Purchase Agreement may result in substantial dilution to the interests of other holders of our Ordinary Shares. In addition, if we sell a substantial number of shares to Arena Global under the Arena Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Arena Global may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Arena Global and the Arena Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Arena Purchase Agreement, we have the right, but not the obligation, to direct Arena Global to purchase up to $50.0 million of our Ordinary Shares. Depending on the price per share at which we sell our Ordinary Shares to Arena Global pursuant to the Arena Purchase Agreement, we may need to sell to Arena Global under the Arena Purchase Agreement more shares of our Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $50.0 million total commitment available to us under the Arena Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by Arena Global under this prospectus is dependent upon the number of shares we direct Arena Global to purchase under the Arena Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Arena Global from the sale of 30,000,000 Ordinary Shares that we are registering hereby that we may issue and sell to Arena Global in the future under the Arena Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share (1)	Number of Registered Shares to be Issued if Full Purchase of Registered Ordinary Shares (3)	Percentage of Outstanding Ordinary Shares After Giving Effect to the Issuance to Arena Global (4)	Proceeds from the Sale of Shares to Arena Global under the Arena Purchase Agreement
$0.274 (2)	30,000,000	6.5%	$8,220,000
$ 0.50	30,000,000	6.5%	$15,000,000
$ 0.80	30,000,000	6.5%	$24,000,000
$ 0.90	30,000,000	6.5%	$27,000,000
$ 2	30,000,000	6.5%	$60,000,000
$ 5	30,000,000	6.5%	$150,000,000

(1)

For the avoidance of any doubt, this price would reflect the Purchase Price after calculation (i.e., after discounts to the market price of our Ordinary Shares) in accordance with the terms of the Purchase Agreement.

(2)	The closing price of the Ordinary Shares on the Principal Market (Nasdaq) as of February 13, 2025.

(3)

Although the Arena Purchase Agreement provides that we may sell up to $50,000,000 of our Ordinary Shares to Arena Global, we are only registering 30,000,000 Ordinary Shares (including the Commitment Fee Shares) that may be sold to Arena Global as purchase shares under the Arena Purchase Agreement, which may or may not cover all the shares we may ultimately sell to Arena Global under the Arena Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(4)

The denominator is based on 461,309,285 Ordinary Shares outstanding as of February 13, 2025, adjusted to include the issuance of the number of Ordinary Shares set forth in the adjacent column which we would have issued to Arena Global based on the applicable assumed purchase price per Arena Purchase Share.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of June 30, 2024 on:

•	An unaudited historical basis for Crown; and

•	On an unaudited pro forma condensed combined basis after giving effect to the Business Combination and the PIPE Subscription Agreements.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2024
	Actual	Pro Forma
(in thousands)
Cash and cash equivalents	$76	$4,028

(Deficit) Equity:
Share capital	193	7
Share premium	237,497	329,044
Other capital reserves	8,484	8,484
Cumulative Translation Differences	1,583	1,583
Non-controlling interests	(392)	(392)
Accumulated deficit	(39,975)	(137,423)

Total equity:	207,390	201,303

Total liabilities	29,528	40,204
Total capitalization	$236,918	$241,507

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

Introduction

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2024 combines the historical unaudited balance sheet of Catcha as of June 30, 2024 and the historical unaudited consolidated statement of financial position of Crown AS as of June 30, 2024, giving pro forma effect to the Business Combination, financing agreements and certain other related events, collectively referred to as the “Transactions” for purpose of this section, as if the Transactions had occurred on June 30, 2024.

The following unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2024 combines the historical unaudited statement of operations of Catcha for the six months ended June 30, 2024 and the historical unaudited consolidated statement of comprehensive loss of Crown for the six months ended June 30, 2024, giving pro forma effect to the Transactions as if the Transactions had occurred on January 1, 2023, the beginning of the periods presented.

The following unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2023 combines the historical audited statement of operations of Catcha for the year ended December 31, 2023 and the historical audited consolidated statement of comprehensive loss of Crown for the year ended December 31, 2023, giving pro forma effect to the Transactions as if the Transactions had occurred on January 1, 2023, the beginning of the periods presented.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with Crown’s and Catcha’s financial statements and related notes, as applicable. The historical unaudited financial statements of Catcha as of and for the six months ended June 30, 2024 are included elsewhere in this registration statement. The historical audited financial statements of Catcha as of and for the year ended December 31, 2023 are included elsewhere in this registration statement. The historical unaudited consolidated financial statements of Crown as of and for the six months ended June 30, 2024 are included elsewhere in this registration statement. The historical audited consolidated financial statements of Crown as of and for the year ended December 31, 2023 are included elsewhere in this registration statement.

Description of the Transactions

On July 9, 2024, the Business Combination was closed, pursuant to the Business Combination Agreement dated August 3, 2023. The closing of the Business Combination resulted in the following transactions:

The Merger

At the Closing of the Business Combination, (i) all the assets and liabilities of Catcha and Merger Sub vested in and became the assets and liabilities of Catcha as the surviving company, and Catcha thereafter existed as a wholly-owned subsidiary of PubCo, and (ii) each issued and outstanding security of Catcha immediately prior to the Closing were cancelled in exchange for or converted into securities of PubCo as set out below.

•

Each (a) Catcha Class A Ordinary Share issued and outstanding immediately prior to the Closing was converted into the right to receive one newly issued PubCo Ordinary Share, and (b) remaining Catcha Class B Ordinary Shares issued and outstanding prior to the Closing (after the conversion of 7,350,350 Class B Ordinary Shares into an equal number of Class A Ordinary Shares by the Sponsor on May 13, 2024) was converted into the right to receive one newly issued PubCo Ordinary Share;

•

Each Catcha warrant outstanding and unexercised immediately prior to the Closing was assumed by PubCo and converted into one PubCo Warrant that entitles the holder thereof to purchase one PubCo Ordinary Share in lieu of one Catcha Class A Ordinary Share and otherwise upon substantially the same terms and conditions applicable to such Catcha warrant prior to the Closing; and

•

The single Merger Sub Ordinary Share outstanding immediately prior to the Effective Time was converted into a single ordinary share in Catcha, as the surviving company (such ordinary share being the only outstanding share in Catcha immediately following the Closing).

The Exchange

•

On July 9, 2024, subject to the terms and procedures set forth in the Business Combination Agreement, the Crown Shareholders transferred their shares of Common Stock to PubCo. In consideration for such transfer, PubCo issued to each of the Crown Shareholders its Pro Rata Share of the Exchange Consideration. The “Exchange Consideration” is a number of newly issued PubCo Ordinary Shares equal to (a) a transaction value of $600 million divided by (b) a per share price of $10.00. “Pro Rata Share” means, with respect to each Crown Shareholder, a fraction expressed as a percentage equal to (i) the number of shares of Common Stock held by such Crown Shareholder immediately prior to the Closing, divided by (ii) the total number of issued and outstanding shares of Common Stock immediately prior to the Closing.

Accounting for the Business Combination

The Business Combination was accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Catcha was treated as the “acquired” company for financial reporting purposes, and Crown was the accounting “acquirer.” This determination was primarily based on that Crown Shareholders held the majority of the voting power of PubCo, Crown’s operations substantially comprise the ongoing operations of PubCo, Crown’s designees comprise a majority of the governing body of PubCo, and Crown’s senior management comprises the senior management of PubCo. However, Catcha does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, the Business Combination was accounted for as a capital reorganization. The net assets of Catcha were stated at historical cost, with no goodwill or other intangible assets recorded. The deemed cost of the shares issued by Crown, which represents the fair value of the shares that Crown would have had to issue for the ratio of ownership interest in PubCo to be the same as if the Business Combination had taken the legal form of Crown acquiring shares of Catcha, in excess of the net assets of Catcha was accounted for as share-based compensation under IFRS 2 Share-Based Payment.

Financing Agreements and Other Related Events

April 2024 Notes

On April 30, 2024, PubCo entered into subscription agreements with certain investors with respect to convertible promissory notes issuable upon closing of the Business Combination (the “April 2024 Notes”) with an aggregate original principal amount of $1.05 million for an aggregate purchase price of $1.0 million, reflecting a 5% original issue discount.

The April 2024 Notes bear interest at an annual rate of 10% and mature on the first anniversary of the issuance of the applicable note (the date of such issuance, the “Issuance Date”). Interest on the April 2024 Notes is payable in cash or in-kind through the issuance of additional April 2024 Notes, at the option of PubCo.

The April 2024 Notes are convertible into PubCo Ordinary Shares at the option of the holder. The number of ordinary shares issuable upon conversion of the April 2024 Notes is determined by dividing (x) such Conversion

Amount by (y) the Conversion Price (the “Conversion Rate”). “Conversion Amount” means the sum of (A) the portion of the principal of a note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to such principal of the applicable note, and (C) any other unpaid amounts, if any. “Conversion Price” means $10.00 initially at the date of issuance of the April 2024 Notes. The Conversion Price will reset to 95% of the lowest closing volume weighted average price observed over the 5 trading days immediately preceding the 270th calendar day following the Issuance Date, subject to a minimum price of $2.50 (the “Minimum Price”).

PubCo has the option to redeem the April 2024 Notes in full at any time after the Issuance Date and prior to maturity thereof upon 10 Trading Days’ (as defined in the April 2024 Notes) notice for cash at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

PIPE

On May 6, 2024, PubCo and Catcha entered into a subscription agreement (the “PIPE Subscription Agreement”) for a private placement (the “PIPE”) with certain accredited investors (the “Purchaser”). Pursuant to the PIPE Subscription Agreement, at consummation of the Business Combination, the Purchaser purchased an aggregate of 176,470 PubCo Ordinary Shares, at a price per share of $8.50, representing aggregate gross proceeds of $1.5 million.

On May 14, 2024, PubCo and Catcha entered into additional subscription agreements (together with the PIPE Subscription Agreement above, the “PIPE Subscription Agreements”) for a private placements with certain accredited investor who are existing shareholders of Crown (the “Existing Shareholder Purchasers”). Pursuant to the PIPE Subscription Agreement, at consummation of the Business Combination, the Existing Shareholder Purchasers purchased an aggregate of 26,393 PubCo Ordinary Shares (together with the PubCo Ordinary Shares to be purchased by the Purchaser, the “PIPE Shares”), at a price per share of $10.00, representing aggregate gross proceeds of $263.9 thousand.

The PIPE Subscription Agreements contain customary representations and warranties of Catcha, PubCo, the Purchaser, and the Existing Shareholder Purchasers, and customary conditions to closing, as well as customary indemnification obligations. Pursuant to the PIPE Subscription Agreements, PubCo has agreed to register the resale of the PIPE Shares and is required to prepare and file a registration statement with the U.S. Securities and Exchange Commission no later than thirty days following the closing date of the Business Combination.

The closing of the PIPE Subscription Agreements took place concurrently with the closing of the Business Combination.

Securities Purchase Agreement

On June 4, 2024, PubCo entered into a definitive securities purchase agreement (the “Securities Purchase Agreement”) with Helena Special Opportunities LLC (the “Investor”), an affiliate of Helena Partners Inc., a Cayman-Islands based advisor and investor, providing for up to approximately USD$20.7 million in funding through a private placement for the issuance of convertible notes (the “SPA Notes”). Capitalized terms used but not defined in the description below shall have the meanings ascribed thereto in the Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement, the Company issued the SPA Notes and warrants (the “Warrants”) to the Investor across multiple tranches (the “Tranches”) consisting of an initial tranche (the “Initial Tranche”) of (i) an aggregate principal amount of $2.95 million and including an original issue discount (“OID”) of up to an aggregate of $442,500, plus Warrants to purchase a number of PubCo Ordinary Shares equal to the applicable Warrant Share Amounts (defined as 50% of the principal amount of each issued Tranche, divided by $10). The second tranche (the “Second Tranche”) consists of an aggregate principal amount of SPA Notes of up to $2.95 million and including an OID of up to $442,500 and Warrants to purchase a number of PubCo Ordinary Shares equal to the applicable Warrant Share Amounts with respect to such Tranche. The Securities Purchase Agreement contemplates up to five subsequent Tranches, each of which will be in an aggregate principal amount of SPA Notes of $2.95 million each and each including an OID of $442,500 and Warrants to purchase a number of PubCo Ordinary Shares equal to the applicable Warrant Share Amounts with respect to such Tranches. The purchase price of an SPA Note and its accompanying Warrant will be computed by subtracting the portion of the OID represented by such SPA Note from the portion of the principal amount represented by such SPA Note (a “Purchase Price”).

The Closing of the purchase of each Tranche shall be subject to certain terms and conditions, including but not limited to:

a)	Initial Tranche. Closing of the Initial Tranche was occurred on the Closing of the Business Combination

b)

The Second Tranche. Closing of the Second Tranche shall not occur prior to the date that is the earlier of (i) the date that is 90 days following the Closing Date of the Initial Tranche and (ii) such date as the Notes and Warrants issuable in such Tranche may be resold pursuant to an effective registration statement pursuant to Rule 144 under the 1933 Act.

c)	Third and Fourth Tranches.

a. Closing of each such Tranche shall be for only one Tranche of Notes having an initial aggregate Principal Amount equal to the greater of (i) $50,000 and (ii) the lesser of (x) two and one half times the median of the value of shares traded over each of the thirty (30) Trading Days preceding the Closing Day for such Tranche, and (y) $2.95 million, and

b. the Closing Date of such Tranche shall not occur prior to the date that is the earlier of (i) the date that is 90 days following the Closing Date of the previous Tranche and (ii) such date as the Company and the Investor shall mutually agree.

d)

Fifth, Sixth and Seventh Tranches. Closing of any subsequent Tranche shall occur on such date as the Company and the Investor shall mutually agree, if at all; provided that the Closing of any subsequent Tranche shall be for only one Tranche of Notes having an initial aggregate Principal Amount equal to the greater of (i) $50,000 and (ii) the lesser of (x) two and one half times the median of the value of shares traded over each of the 30 Trading Days preceding the Closing Date for such Tranche, and (y) $2.95 million.

Cohen & Company Capital Markets, a division of J.V.B Financial Group, LLC. acted as placement agent to Pubco for the facility described above.

The Securities Purchase Agreement was completed simultaneously with the Business Combination.

Vendors Promissory Notes for Fee Deferrals

From June 18, 2024 to June 26, 2024, Pubco issued five convertible promissory notes to certain vendors (the “Vendors”), agreeing to defer payment for services provided (the “Convertible Vendor Notes”). The aggregate principal amount for all the Convertible Vendor Notes is approximately $5.0 million, bearing interest at 12% per annum. The Convertible Vendor Notes provides that twenty to fifty percent of the principal amount is payable within 30 days after the Closing Date, depending on Vendor. The remaining unpaid principal amount for each Convertible Vendor Note shall be increased by 20%, and payable in equal installments each quarter ending date subsequent to the Closing Date, from between one year and up to five years, depending on Vendor. If Pubco raises additional capital after Close, Pubco will use best endeavors to pay any outstanding principal under the Convertible Vendor Notes. All the Convertible Vendor Notes provide that upon occurrence of a default, at the option of the Vendor any amounts outstanding under the Convertible Vendor Note may be converted into ordinary shares at a conversion price equal to the VWAP Price: (i) on the date that is one hundred fifty (150) days following the Closing Date (the “Initial Election Date”), up to an amount equal to fifty percent (50%)

of the then outstanding principal amount of this Note; and (ii) on each thirty (30) day anniversary following the Initial Election Date (each such anniversary together with the Initial Election Date, each, an “Election Date”) up to an additional ten percent (10%) of the then outstanding principal amount of the Vendor Note (collectively, the “Conversion Rights”); provided that (i) the foregoing calculation of the aggregate amount available to be converted into Shares pursuant to the Conversion Rights assumes that there has been no prior payment of the principal of the Convertible Vendor Note and (ii) any amounts that were otherwise available to be converted pursuant to the Conversion Rights on an Election Date that were not so converted shall remain available for conversion pursuant to the Conversion Rights on subsequent Election Dates until so converted. A default is constituted in the event of (i) failure by Pubco to pay any portions of the principal amount within five (5) business days after the dates specified in the Convertible Vendor Notes or issue shares pursuant to the Vendor Notes, if so, elected by the Vendor; (ii) voluntary bankruptcy; and (iii) involuntary bankruptcy. In addition, on July 9, 2024, PubCo also issued promissory notes (the “Promissory Notes”) in an aggregate principal amount of $3.5 million to another Service Provider to Crown and Catcha, with such amounts representing deferrals of fees owed thereto. Such Promissory Notes bear interest at a rate of 12% per annum, payable quarterly, subject to Crown’s option to defer 50% thereof as paid-in-kind, with principal due thereunder payable at maturity on the 18-month anniversary of the issuance thereof. There is no conversion feature provided for under such Promissory Notes.

CCM Amendment Agreement

On June 25, 2024, Cohen & Company Capital Markets division (“CCM”), Catcha and PubCo entered into an Amendment (“CCM Amendment”) to the Engagement Letter, which was originally entered into between CCM and Catcha on May 18, 2023. Nothing was recorded by Catcha yet on its historical unaudited financial statements for the six-month period ended June 30, 2024, under the original Engagement Letter. Pursuant to the CCM Amendment, the fees contemplated in the Engagement Letter were amended as follows:

•	$100,000 paid in full in U.S. dollars simultaneously with the closing of the Business Combination;

•

$100,000 paid in full in U.S. dollars simultaneously with the funding of the second tranche of funding pursuant to the Securities Purchase Agreement with Helena Special Opportunities LLC described above;

•	350,000 ordinary shares of Pubco, which was satisfied by Sponsor on behalf of PubCo within the aggregate of 1,900,000 of such transfers to Service Providers described above; and

•

Issuance by PubCo to CCM at the closing of the Business Combination of a Promissory Note in the principal amount of $1,000,000, which shall be convertible at CCM’s election beginning six months following closing of the Business Combination. The conversion price shall equal the lessor of (x) the 5 VWAP trading days ending on the VWAP trading day immediately preceding the applicable conversion and (y) 95% of the previous trading day closing price of PubCo Ordinary Shares. Upon the second anniversary of issuance, all remaining amounts due under the note shall convert into PubCo Ordinary Shares

Polar Convertible Promissory Notes

On July 8, 2024, PubCo, Catcha, Sponsor and Polar Multi-Strategy Master Fund (“Polar”) entered into an Amendment (the “March Amendment”) to the March 2023 Subscription Agreement, which was originally entered into between Catcha, Sponsor and Polar, pursuant to which Polar provided $300,000 to Catcha (the “March Capital Contribution”) for working capital purposes.

Pursuant to this Amendment, PubCo, Catcha and the Sponsor jointly and severally, agreed to promptly repay, as a return of capital, an amount equal to the March Capital Contribution funded by Polar to Catcha within five (5) business days of the Closing of the Business Combination, by:

A.	Issuance of a convertible promissory note by the Company in favor of Polar or its nominee, with consideration for such note equal to 50% of the March Capital Contribution; and

B.	Payment in cash in U.S. Dollars equal to 50% of the March Capital Contribution.

On July 8, 2024, PubCo, Catcha, Sponsor and Polar entered into an Amendment (the “October Amendment”) to the October 2023 Subscription Agreement, which was originally entered into between Catcha, Sponsor and Polar, pursuant to which Polar provided $750,000 to Catcha (the “October Capital Contribution”) for working capital purposes.

Pursuant to this Amendment, PubCo, Catcha and the Sponsor jointly and severally, agreed to promptly repay, as a return of capital, an amount equal to the October Capital Contribution funded by Polar to Catcha within five (5) business days of the Closing of the Business Combination, by:

A.	Issuance of a convertible promissory note by the Company in favor of Polar or its nominee, with consideration for such note equal to 50% of the October Capital Contribution; and

B.	Payment in cash in U.S. Dollars equal to 50% of the October Capital Contribution.

On July 8, 2024, PubCo and Polar entered into a Securities Purchase Agreement, pursuant to which PubCo shall issue Promissory Notes for an aggregate purchase price of up to $525,000, divided into two separate notes, with an aggregate principal amount of $583,334, reflecting original issue discount of 10%. The issuance of such Promissory Notes was in satisfaction of 50% of the payment due upon the Closing of the Business Combination under the March Amendment and the October Amendment, as described above, with no additional amount paid by Polar.

Founder Share Transfers

On July 8, 2024, Sponsor transferred an aggregate of 6,511,627 Catcha Class A Ordinary Shares to third parties who provided financing in connection with the Business Combination, Transaction Expense Reduction as well as settlement of liabilities, including on behalf of Crown. This includes including 1,500,000 Catcha Class A Ordinary Shares as commitment shares to the Investor in consideration for its entry into the Securities Purchase Agreement described above, 1,900,000 Catcha Class A Ordinary Shares to Service Providers to Catcha in partial consideration for the Transaction Expense Reduction, including fee deferrals, and 3,111,627 Catcha Class A Ordinary Shares to certain investors in consideration for providing financing to Crown and Catcha, and settlement of certain liabilities. The Catcha Class A Ordinary Shares were exchanged for PubCo Ordinary Shares in the Business Combination, in a transaction registered under the Securities Act of 1933, as amended pursuant to PubCo’s Registration Statement on Form F-4 declared effective by the Securities and Exchange Commission on February 14, 2024 (File No. 333-274832) and, accordingly, may be freely transferred without restrictions under the Securities Act by the recipients thereof. The agreements with certain of the Service Providers provide that, if the Service Provider sells the Service Provider Shares for proceeds equal to or greater than an agreed upon amount, then such Service Provider shall return any remaining Service Provider Shares to Sponsor.

Non-Redemption Agreements

On June 20, 2024, Catcha entered into non-redemption agreements (the “Non-Redemption Agreements”) with one or more investors (each, a “Backstop Investor”), each acting on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such Backstop Investor or its affiliates. Pursuant to the Non-Redemption Agreements, the Backstop Investors agreed that, on or prior to closing of the Business Combination, the Backstop Investors will rescind or reverse their previous election to redeem an aggregate of up to approximately 800,000 Catcha ordinary shares (the “Backstop Shares”), which redemption requests were made in connection with Catcha’s extraordinary general meeting of shareholders held on June 12, 2024. Upon consummation of the Business Combination, Catcha paid or caused to be paid to each Backstop Investor a payment in respect of its respective Backstop Shares in cash released from Catcha’s trust account in an amount equal to the product of (x) the number of Backstop Shares and (y) $2.075, which is equal to (A) the price per share for a pro rata portion of the amount on deposit in the trust account, less (B) $9.50. As a result, Catcha paid $11,717 to the Backstop Investor for agreeing not to redeem 5,486 Backstop Shares at the Closing of the Transactions.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is for informational purposes only.

The following table sets out the share ownership of PubCo following the Closing(1):

	Ownership in Shares	%
Crown Shareholders	60,000,000	87.0%
Catcha Public Shareholders(2)	226,521	0.3%
Catcha Sponsor and Founders	838,723	1.2%
Polar	1,050,000	1.5%
SPA Notes Investor	1,500,000	2.2%
Service Providers	1,900,000	2.8%
PIPE Investors	202,863	0.3%
Others(3)	3,261,277	4.7%

Total	68,979,384	100.0%

(1)

Does not give effect to the issuance of any shares issuable upon the exercise or conversion of warrants (including any private placement warrants that may be issued to the Sponsor upon its election upon conversion of the Working Capital Loan and the Extension Note or the SPA warrants).

(2)

Reflects the redemption of 641,303 Class A Ordinary Shares in February 2024, the redemption of 208,674 Class A Ordinary Shares in May 2024, and the redemption of 1,138,361 Class A Ordinary Shares in July 2024.

(3)	It includes Class A Ordinary Shares distributed to certain investors in consideration for providing financing to Crown and Catcha and to meet the roundlot requirements.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

JUNE 30, 2024

(In thousands)

	Crown (IFRS, Historical)	Catcha (US GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Non-current assets
Non-current financial assets	$231,787	$—	$—	$—		$231,787
Cash and marketable securities held in Trust Account	—	15,881	—	(13,246)	A	—
				(2,635)	B

Total non-current assets	231,787	15,881	—	(15,881)		231,787

Current assets
Cash and cash equivalents	76	1	—	2,635	B	4,028
				(3,249)	C
				88	J
				(525)	L
				1,000	N
				2,250	O
				1,764	P
				(12)	Q
Current financial assets	4,610	—	—	—		4,610
Note receivable, net of original issuance discount	—	750	—	(750)	M	—
Derivative asset – Note Receivable, at fair value	—	1,713	—	(1,713)	M	—
Other current assets	445	7	—	630	C	1,082

Total current assets	5,131	2,471	—	2,118		9,720

Total assets	$236,918	$18,352	$—	$(13,763)		$241,507

EQUITY (DEFICIT) AND LIABILITIES
Equity (Deficit)
Crown share capital	$193	$—	$—	$(193)	D	$—
PubCo ordinary shares	—	—	—	6	D	7
				—	F
				1	H
				—	L
				—	P
Catcha Class A ordinary shares	—	1	—	(1)	H	—

Unaudited Pro Forma Condensed Combined Statement of Financial Position — (Continued)

JUNE 30, 2024

(In thousands)

	Crown (IFRS, Historical)	Catcha (US GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Catcha Class B ordinary shares	—	—	—	—	H	—

Share premium	237,497	—	—	337	C	329,044
				187	D
				(16,604)	E
				2,635	F
				83,089	G
				3,500	I
				23	J
				2,025	K
				14,591	O
				1,764	P
Other capital reserves	8,484	—	—	—		8,484
Accumulated deficit	(39,975)	(13,734)	—	(731)	C	(137,423)
				16,604	E
				(83,089)	G
				(4,579)	I
				1,135	L
				70	M
				(13,112)	O
				(12)	Q
Cumulative translation differences	1,583	—	—	—		1,583
Non-controlling interest	(392)	—	—	—		(392)

Total equity (deficit)	207,390	(13,733)	—	7,646		201,303

Non-current liabilities
Non-current interest-bearing liabilities	2,291	—	—	—		2,291
Non-current lease liabilities	12	—	—	—		12
Provisions	4,069	—	—	—		4,069
Warrant liability	—	1,725	—	70	K	1,795

Total non-current liabilities	6,372	1,725	—	70		8,167

Current liabilities
Current interest-bearing liabilities	4,994	—	—	(820)	M	4,174
Current lease liabilities	13	—	—	—		13
Trade payables	6,388	—	8,250	(11,448)	C	3,190
Provisions	11,392	—	—	—		11,392
Other current liabilities	369	—	—	—		369
Class A ordinary shares subject to possible redemption	—	—	15,881	(13,246)	A	—
				(2,635)	F
Capital contribution note, at fair value	—	1,435	—	(1,435)	L	—
Working capital loan, at fair value	—	1,189	—	65	J	—
				(1,254)	K

	Crown (IFRS, Historical)	Catcha (US GAAP, Historical)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Note payable, net of original issuance discount	—	750	—	(750)	L	—
Derivative Liability — Note Payable, at fair value	—	1,713	—	(1,713)	M	—
Promissory note – related party, at fair value	—	841	—	(841)	K	—
April 2024 Notes	—	—	—	1,000	N	1,000
SPA Notes	—	—	—	—	O	—
SPA Notes — derivative liability	—	—	—	771	O	771
Polar convertible promissory notes	—	—	—	372	L	372
Polar convertible promissory notes – derivative liability	—	—	—	153	L	153
CCM convertible promissory notes	—	—	—	—	I	—
CCM convertible promissory notes – derivative liability	—	—	—	1,079	I	1,079
Vendor promissory notes	—	—	—	3,500	C	3,500
Vendor promissory notes – derivative liability	—	—	—	5,723	C	5,723
Due to related party	—	301	—	—		301
Accounts payable and accrued expenses	—	8,250	(8,250)	—		—

Total current liabilities	23,156	14,479	15,881	(21,479)		32,037

Total liabilities	29,528	16,204	15,881	(21,409)		40,204

Commitments and Contingencies
Class A ordinary shares subject to possible redemption	—	15,881	(15,881)	—		—

Total equity (deficit) and liabilities	$236,918	$18,352	$—	$(13,763)		$241,507

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

FOR THE SIX MONTHS ENDED JUNE 30, 2024

(In thousands, except per share data)

	Crown (IFRS, Historical)	Catcha (US GAAP, Historical)	IFRS Conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$—	$—	$—		$—
Employee benefit expenses	(928)	—	—	—		(928)
Other operating expenses	(4,501)	—	(3,018)	(53)	BB	(7,512)
				60	CC
Formation and operating costs	—	(3,018)	3,018	—		—

Operating loss	(5,429)	(3,018)	—	7		(8,440)

Finance expenses	(12,171)	—	—	(474)	GG	(12,935)
				(290)	HH
Finance income	708	—	446	(446)	AA	574
				(134)	EE
Change in fair value of Derivative Asset – Note Receivable	—	(976)	—	976	DD	—
Change in fair value of Derivative Liability – Note Payable	—	976	—	(976)	DD	—
Change in fair value of convertible promissory notes	—	(158)	—	158	DD	—
Change in fair value of Working Capital Loan	—	(205)	—	205	DD	—
Change in fair value of capital contribution note	—	765	—	(765)	DD	—
Change in fair value of warrant liabilities	—	(1,103)	—	5	FF	(1,098)
Interest income on marketable securities held in Trust Account	—	446	(446)	—		—

Loss before income tax	(16,892)	(3,273)	—	(1,734)		(21,899)
Income tax benefit	—	—	—	—		—

Net loss	(16,892)	(3,273)	—	(1,734)		(21,899)
Non-controlling interest	(332)	—	—	—		(332)

Net loss attributable to controlling interest	$(16,560)	$(3,273)	$—	$(1,734)		$(21,567)

Weighted average number of shares outstanding – basic and diluted	98,503,000

Net loss per share – basic and diluted	$(0.17)

Weighted average shares outstanding, redeemable Class A ordinary shares		1,687,572

Basic and diluted net loss per share, redeemable Class A ordinary shares		$(0.36)

Weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares		7,500,000

Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		$(0.36)

Pro forma weighted average shares outstanding – basic and diluted						68,979,384

Pro forma net loss per share – basic and diluted						$(0.31)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

FOR THE YEAR ENDED DECEMBER 31, 2023

(In thousands, except per share data)

	Crown (IFRS, Historical)	Catcha (US GAAP, Historical)	IFRS Conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$—	$—	$—		$—
Employee benefit expenses	(1,780)	—	—	—		(1,780)
Transaction listing cost	—	—	—	(83,089)	BB	(101,523)
	—	—	—	(18,434)	DD	—
Other operating expenses	(9,806)	—	(6,742)	(105)	CC	(16,533)
				120	EE
Formation and operating costs	—	(6,742)	6,742	—		—

Operating loss	(11,586)	(6,742)	—	(101,508)		(119,836)

Finance expenses	(751)	—	—	204	GG	(9,530)
				(158)	HH
				(3,245)	KK
				(4,730)	MM
				(580)	NN
				(270)	OO
Finance income	8,163	—	2,775	(2,775)	AA	8,163
Interest income – note receivable, net of original issuance discount	—	750	—	(750)	FF	—
Interest expense – note payable, net of original issuance discount	—	(750)	—	750	FF	—
Gain on initial recognition of Derivative Asset – Note Receivable	—	1,918	—	(1,918)	FF	—
Change in fair value of Derivative Asset – Note Receivable	—	22	—	(22)	FF	—
Loss on initial recognition of fair value of Derivative Asset – Note Payable	—	(1,918)	—	1,918	FF	—
Change in fair value of Derivative Liability – Note Payable	—	(22)	—	22	FF	—
Exercise of fair value of capital contribution note over proceeds at issuance	—	(1,060)	—	—		(1,060)
Other income attributable to derecognitioon of deferred underwriting fee allocated to offering costs	—	483	—	—		483
Change in fair value of convertible promissory notes	—	(118)	—	118	FF	—
Change in fair value of Working Capital Loan	—	(133)	—	133	FF	—
Change in fair value of capital contribution note	—	(841)	—	841	FF	—
Change in fair value of warrant liabilities	—	(553)	—	(68)	LL	(621)
Other income attributable to the derecognition of the Polar investment	—	—	—	1,135	JJ	1,135

	Crown (IFRS, Historical)	Catcha (US GAAP, Historical)	IFRS Conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments	Pro Forma Combined
Interest income on marketable securities held in Trust Account	—	2,775	(2,775)	—	—

Loss before income tax	(4,174)	(6,189)	—	(110,903)	(121,266)
Income tax benefit	—	—	—	—	—

Net loss	(4,174)	(6,189)	—	(110,903)	(121,266)
Non-controlling interest	(4)	—	—	—	(4)

Net loss attributable to controlling interest	$(4,170)	$(6,189)	$—	$(110,903)	$(121,262)

Weighted average number of shares outstanding – basic and diluted	80,681,000

Net loss per share –basic and diluted	$(0.05)

Weighted average shares outstanding, redeemable Class A ordinary shares		5,792,672

Basic and diluted net loss per share, redeemable Class A ordinary shares		$(0.47)

Weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares		7,500,000

Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		$(0.47)

Pro forma weighted average shares outstanding – basic and diluted					68,979,384

Pro forma net loss per share – basic and diluted					$(1.76)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of the presentation

The accompanying unaudited pro forma condensed combined statement of financial position as of June 30, 2024 combines the historical unaudited balance sheet of Catcha as of June 30, 2024 and the historical unaudited consolidated statement of financial position of Crown as of June 30, 2024, giving pro forma effect to the Transactions as if the Transactions had occurred on June 30, 2024.

The accompanying unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2024 combines the historical unaudited statement of operations of Catcha for the six months ended June 30, 2024 and the historical unaudited consolidated statement of comprehensive loss of Crown for the six months ended June 30, 2024, giving pro forma effect to the Transactions as if the Transactions had occurred on January 1, 2023, the beginning of the periods presented.

The accompanying unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2023 combines the historical audited statement of operations of Catcha for the year ended December 31, 2023 and the historical audited consolidated statement of comprehensive loss of Crown for the year ended December 31, 2023, giving pro forma effect to the Transactions as if the Transactions had occurred on January 1, 2023, the beginning of the periods presented.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2024, has been derived from:

•	the historical unaudited financial statements of Catcha as of June 30, 2024, and the related notes thereto included elsewhere in this registration statement; and

•	the historical unaudited consolidated financial statements of Crown as of June 30, 2024, and the related notes thereto included elsewhere in this registration statement.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2024, has been derived from:

•	the historical unaudited financial statements of Catcha for the six months ended June 30, 2024, and the related notes thereto included elsewhere in this registration statement; and

•	the historical unaudited consolidated financial statements of Crown for the six months ended June 30, 2024, and the related notes thereto included elsewhere in this registration statement.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2023, has been derived from:

•	the historical audited financial statements of Catcha for the year ended December 31, 2023, and the related notes thereto included elsewhere in this registration statement; and

•	the historical audited consolidated financial statements of Crown for the year ended December 31, 2023, included elsewhere in this registration statement.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the Pubco financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Pubco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with Catcha’s financial statements and related notes, and “Catcha’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this registration statement, and Crown’s financial statements and related notes, and “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this registration statement.

The historical financial statements of Crown have been prepared in accordance with International Financial Reporting Standards (“IFRS Accounting Standards”) as issued by the IASB or IAS 34, as appropriate, and in its presentation currency of the U.S. dollar (“USD” or “$”). The historical financial statements of Catcha have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in its presentation currency of the U.S. dollar (“USD” or “$”). The unaudited pro forma condensed combined financial information reflects IFRS, as issued by the IASB and in USD, the basis of accounting used by PubCo and except for the reclassification of the Catcha Class A Ordinary Shares subject to redemption to non-current liabilities, no other material accounting policy difference is identified in converting Catcha’s historical financial statements to IFRS. Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Catcha’s historical financial information in accordance with the presentation of Crown’s historical financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo after giving effect to the Transactions.

The accompanying unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaced the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Crown has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the accompanying unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Transactions as described below.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PubCo will experience.

2. Conversion and Reclassification of Catcha’s Financial Statement

The historical financial information of Catcha has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB or IAS 34, as appropriate, for the purposes of the unaudited pro forma condensed combined financial information. One adjustment required to convert Catcha’s balance sheet from GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Catcha Class A Ordinary Shares subject to redemption to current financial liabilities under IFRS 2, as shareholders have the right to require Catcha to redeem the Class A Ordinary Shares and Catcha has an irrevocable obligation to deliver cash or another financial instrument for such redemption. Under US GAAP, the Catcha Class A Ordinary Shares subject to redemption are classified as temporary equity.

Catcha’s warrants are considered to be derivative financial instruments that are accounted for as liabilities under both US GAAP and IFRS, and as such, no adjustment is required. Upon completion of the Transactions, the warrants are expected to remain liability classified.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Catcha historical financial information in accordance with the presentation of Crown’s historical financial information.

3. Adjustments to Unaudited pro forma Condensed Combined Statement of Financial Position as of June 30, 2024.

The Transaction Accounting Adjustments are as follows.

A.	Reflects the redemption of 1,138,361 Public Shares at approximately $11.64 per share in an aggregate redemption payment of $13.2 million in July 2024.

B.	Reflects the liquidation and reclassification of approximately $2.6 million of funds held in the Trust Account to cash and bank balances that becomes available following the Transactions.

C.

Represents preliminary estimated transaction costs expected to be incurred by Catcha and Crown of approximately $17.0 million for legal, accounting, underwriting, due diligence and printing fees incurred as part of the Transactions.

For the Catcha transaction costs of $8.7 million, $6.9 million have been accrued and $0.7 million have been paid as of the pro forma statement of financial position date and $0.6 million are recorded as prepayment for a director and officer (“D&O”) insurance policy for a six year term. The remaining amount of $0.5 million is reflected as an adjustment to accumulated losses.

For the Crown transaction costs of $8.3 million, $4.9 million have been accrued and $2.7 million have been paid as of the pro forma statement of financial position date and the amount of $0.6 million is included as an adjustment to additional paid-in capital for transaction cost allocated to the new share issuance and $0.1 million as an adjustment to accumulated losses for transaction cost allocated to the listing expense.

It also reflects the Vendor Promissory Notes issued by Pubco for the vendors agreeing to defer payment for services provided and shares transferred to certain service providers by the Sponsor in partial consideration for the Transaction Expense Reduction.

As a result, a total of $3.2 million was paid in cash, $11.4 million payables were reversed, and vendors promissory notes in an aggregate principal amount of $8.5 million was recognized. In connection with the recognition of the Convertible Vendor Notes in an aggregate principal amount of $5.0 million, a derivative with fair value of $5.7 million was recognized as debt discount of $5.0 million and expenses of $0.7 million in the pro forma financial statements. In connection with the shares transferred to certain service providers by the Sponsor, a total of $1.0 million was recorded as contributed capital.

D.	Represents the Exchange of outstanding shares of common stock into 60,000,000 ordinary shares upon the Closing of the Transactions and the reverse recapitalization of Crown.

E.

Represents the elimination of Catcha’s historical accumulated losses after recording (1) the transaction costs to be incurred by Catcha as described in (C) above, (2) the advisory service fees as described in (J) below, (3) the issuance of shares to Polar as described in (L) below, and (4) the payment to the Backstop Investor as described in (Q) below.

F.

Represents the reclassification of 226,521 shares of Catcha Class A Ordinary Shares subject to possible redemption to permanent equity since such shares are no longer subject to redemption upon the Closing of the Transactions.

G.

Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Crown and the fair value of Catcha’s identifiable net assets at the Closing the Transactions, resulting in a $83.1 million increase to accumulated loss. The fair value of shares issued was based on a market price of $8.90 as of July 9, 2024.

	Shares	(in 000s)
Catcha shareholders
IPO shareholders, after all redemptions	226,521
PIPE shareholders	202,863

	Shares	(in 000s)
Sponsor, service providers, SPA Notes Investor, and others	7,500,000
Polar	1,050,000

	8,979,384
Deemed cost of shares to be issued to Catcha shareholders		$79,917
IFRS Net assets of Catcha as of June 30, 2024		(13,733)
Less: Catcha transaction costs, net		1,562
Add: working capital note		23
Add: repayment of Polar investment with shares		1,135
Add: Release of redeemable Class A Ordinary Shares		2,635
Add: conversion of the Working Capital Loan and the Extension Note into warrants		2,025
Less: issuance of convertible promissory notes to CCM		(1,079)
Less: payment to the Backstop Investor		(12)
Add: issuance of commitment shares and warrants to SPA Notes Investor		2,508
Add: issuance of PIPE shares		1,764

Adjusted net assets (liabilities) of Catcha as of June 30, 2024		(3,172)

Difference – being IFRS 2 charge for listing expenses		$83,089

H.	Reflects the conversion of 7,350,350 Class A Ordinary Shares and 149,650 Class B Ordinary Shares into PubCo Ordinary Shares on a one-for-one basis.

I.	Reflects the transfer of 350,000 shares to CCM by Sponsor for advisory services valued at $10.00 per share, and the issuance of convertible promissory notes to CCM in principal amount of $1.0 million.

J.	Reflects the additional borrowings subsequent to June 30, 2024 through to July 9, 2024 in the form of a working capital note in order to fund Catcha’s working capital needs.

K.

Reflects the conversion of all outstanding Working Capital Loans and the Extension Notes into warrants at the Closing of the Transactions. The fair value of the warrant liabilities was based on a market price of $0.0375 as of July 9, 2024.

L.

Reflects the issuance of an aggregate of 1,050,000 Ordinary Shares to Polar at the Closing of the Transactions and the settlement of Polar investment by issuance of convertible promissory notes with total principal value equal to $0.6 million, and (2) payment in cash equal to $0.5 million.

M.

Reflects the elimination of an intercompany transaction (the Promissory Note between Catcha and Crown, whereby Catcha provided a loan in the principal amount of $750,000 to Crown) upon the Closing of the Transactions.

N.	Reflects the issuance of the April 2024 Notes.

O.

Reflects the issuance of the SPA Notes. The conversion option which provides for settlement of the SPA Notes, at the option of the payee, meets the definition of a derivative under IAS 32/IFRS 9. The pro forma estimated fair value of the derivative was determined with a Monte Carlo simulation.

P.	Reflects the receipt of cash proceeds of $1.8 million from issuance of the PIPE shares.

Q.	Reflects the cash payment to the Backstop Investor for agreeing not to redeem 5,486 Catcha’s Class A Ordinary Shares pursuant to the Non-Redemption Agreements.

4. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Profit or Loss for the Six Months Ended June 30, 2024

The Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account.

BB.	Reflects the annual amortization of the D&O insurance described in adjustment (C) above.

CC.	Reflects the elimination of administrative service fees that will no longer be payable upon the Closing.

DD.	Reflects the elimination of the change in fair value of notes after giving effect to the conversion/repayment of the notes as if it had occurred on January 1, 2023.

EE.	Reflects the elimination of intercompany transactions.

FF.

Reflects the change in fair value of the warrants after giving effect to the conversion of all outstanding Working Capital Loans and the Extension Notes into warrants as if it had occurred on January 1, 2023.

GG.	Reflects the interest expense accrued on the vendor promissory notes and the amortization of debt discount assuming the Transactions had closed on January 1, 2023.

HH.	Reflects the interest expense accrued on the CCM convertible promissory notes and the amortization of debt discount assuming the Transactions had closed on January 1, 2023.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Profit or Loss for the Year Ended December 31, 2023

The Transaction Accounting Adjustments are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account.

BB.

Represents $83.1 million of expense recognized, in accordance with IFRS 2, for the difference between the deemed costs of the shares issued by Crown and the fair value of Catcha’s identifiable net assets, as described in (G) above. This cost is a nonrecurring item.

CC.	Reflects the annual amortization of the D&O insurance described in adjustment (C) above.

DD.	Reflects the incremental transaction cost, listing cost, and one-term charge expenses as per (C), (I) (O) and (Q) above.

EE.	Reflects the elimination of administrative service fees that will no longer be payable upon the Closing.

FF.	Reflects the elimination of the change in fair value of notes after giving effect to the conversion/repayment of the notes as if it had occurred on January 1, 2023.

GG.	Reflects the elimination of intercompany transactions.

HH.	Reflects the interest expense accrued on the April 2024 Notes and the amortization of debt discount assuming the Transactions had closed on January 1, 2023.

JJ.	Reflects income recognized in connection with the issuance of shares to Polar and the settlement of Polar investment as per (L) above.

KK.	Reflects the interest expense accrued on the SPA Notes and the amortization of debt discount assuming the Transactions had closed on January 1, 2023.

LL.

Reflects the change in fair value of the warrants after giving effect to the conversion of all outstanding Working Capital Loans and the Extension Notes into warrants as if it had occurred on January 1, 2023.

MM.	Reflects the interest expense accrued on the vendor promissory notes and the amortization of debt discount assuming the Transactions had closed on January 1, 2023.

NN.	Reflects the interest expense accrued on the CCM convertible promissory notes and the amortization of debt discount assuming the Transactions had closed on January 1, 2023.

OO.	Reflects the interest expense accrued on the Polar convertible promissory notes and the amortization of debt discount assuming the Transactions had closed on January 1, 2023.

6. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2023. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the Transactions have been outstanding for the entire periods presented.

For the six months ended June 30, 2024 and for the year ended December 31, 2023
Weighted average shares outstanding – basic and diluted(1)
Crown Shareholders(2)	60,000,000
Catcha Public Shareholders	226,521
Catcha Sponsor and Founders	838,723
Polar	1,050,000
SPA Notes Investor	1,500,000
Service Providers	1,900,000
PIPE Investors	202,863
Others(3)	3,261,277

Total	68,979,384

(1)

Does not give effect to the issuance of any shares issuable upon the exercise or conversion of warrants (including any private placement warrants that may be issued to the Sponsor upon its election upon conversion of the Working Capital Loans and the Extension Notes or the SPA Warrants).

(2)

Reflects the redemption of 641,303 Class A Ordinary Shares in February 2024, the redemption of 208,674 Class A Ordinary Shares in May 2024, and the redemption of 1,138,361 Class A Ordinary Shares in July 2024.

(3)	It includes Class A Ordinary Shares distributed to certain investors in consideration for providing financing to Crown and Catcha and to meet the roundlot requirements.

USE OF PROCEEDS

All of the Pubco Ordinary Shares and the Pubco Warrants offered by the Selling Securityholders and the Arena Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholders and the Arena Selling Securityholder for their respective accounts. We will not receive any of the proceeds from the sales of Pubco Ordinary Shares by the Selling Securityholders. However, we will receive proceeds from the sales of the Pubco Ordinary Shares by the Arena Selling Securityholder. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

We will receive proceeds from the exercise of the Pubco Warrants for cash, if any. Assuming the exercise of all outstanding Pubco Warrants for cash, we would receive aggregate proceeds of approximately $98,027,518. However, we will only receive such proceeds if all Pubco Warrant holders fully exercise their Warrants. The exercise price of the Pubco Warrants is $11.50 per share. We believe that the likelihood that Pubco Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Pubco Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Pubco Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Pubco Warrants will be “in the money” prior to their expiration or that the Pubco Warrant holders will exercise their Pubco Warrants. As of February 13, 2025, the closing price of our Ordinary Shares was $0.274 per share. Pubco Warrants holders have the option to exercise the Pubco Warrants on a cashless basis in accordance with the Warrant Assumption Agreement. To the extent that any Pubco Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Pubco Warrants will decrease.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our Ordinary Shares. We currently intend to retain any future earnings and do not expect to pay any dividends on our Ordinary Shares in the foreseeable future. Any future determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

MATERIAL TAX CONSIDERATIONS

Certain Material U.S. Federal Tax Considerations

The following discussion summarizes certain U.S. federal income tax considerations generally applicable to the ownership and disposition of Pubco Ordinary Shares and Pubco Warrants (collectively, the “Pubco securities”) received by holders of Catcha securities in connection with the Business Combination. This discussion addresses only those holders of Pubco securities that hold their Pubco securities as capital assets (generally, property held for investment). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to a holder of Pubco securities subject to special rules, including:

•	Catcha’s Sponsor, officers or directors;

•	banks, financial institutions or financial services entities;

•	brokers;

•	dealers or traders in securities, commodities or currencies;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	qualified foreign pension funds (and entities wholly owned by one or more qualified foreign pension funds);

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	U.S. expatriates and certain former or long-term residents of the United States;

•	persons that may receive securities in connection with one or more subscription agreements that Pubco may enter into with third-party investors named therein;

•	holders other than U.S. Holders;

•	persons that actually or constructively own five percent or more of Pubco’s shares (by vote or value);

•	persons that hold Pubco securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons that exercise appraisal rights in connection with the Merger; and

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of Pubco securities that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES. EACH HOLDER OF PRIME IMPACT SECURITIES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

The Merger

In the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Pubco, the Merger qualifies as a reorganization under Section 368(a)(1)(F) of the Code, and because the Merger qualifies as a reorganization under Section 368(a)(1)(F) of the Code then no gain or loss is to be recognized by Catcha as a result of the Merger.

Subject to the PFIC rules discussed below, a U.S. Holder of Catcha Class A Ordinary Shares or Catcha’s public warrants that exchanges its Catcha Class A Ordinary Shares or public warrants pursuant to the Merger should not recognize gain or loss on the Exchange of Catcha Class A Ordinary Shares and public warrants for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder of Catcha Class A Ordinary Shares in the PubCo Ordinary Shares received as a result of the Merger equals the aggregate adjusted tax basis of the Catcha Class A Ordinary Shares surrendered in the Exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of the Merger equals the aggregate adjusted tax basis of Catcha’s public warrants surrendered in the Exchange. The holding period in the PubCo securities received in the Exchange includes the holding period for the Catcha Class A Ordinary Shares and Catcha’s public warrants surrendered in the Exchange. U.S. Holders of Catcha Class A Ordinary Shares and Catcha’s public warrants that hold Catcha Class A Ordinary Shares and Catcha’s public warrants with differing tax bases or holding periods are urged to consult their tax advisors with regard to identifying the tax bases and holding periods of the particular PubCo Ordinary Shares and PubCo Warrants received in connection with the Merger.

Pubco Ordinary Shares and Pubco Warrants

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution (including the amount of any tax withheld) paid on Pubco Ordinary Shares to the extent the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by Pubco will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce (but not below zero) the U.S. Holder’s basis in its Pubco Ordinary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Pubco Ordinary Shares (see “—Gain or Loss on Sale or Other Taxable Disposition of Pubco Securities” below). The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Any foreign currency gain or loss will be treated as ordinary income or ordinary loss.

For non-corporate U.S. Holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), dividends generally will be taxed at the lower rates applicable to long-term capital gains (see “—Gain or Loss on Sale or Other Taxable Disposition of Pubco Securities” below) only if the Pubco Ordinary Shares are readily tradable on an established securities market in the United States, Pubco is not treated as a PFIC at the time the dividend is paid or in the preceding taxable year and certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Pubco Ordinary Shares.

For foreign tax credit limitation purposes, dividends will generally be treated as passive category income. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the Pubco Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.

Gain or Loss on Sale or Other Taxable Disposition of Pubco Securities

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Pubco securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Pubco securities exceeds one year at the time of such sale or other taxable disposition.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition with respect to the Pubco Ordinary Shares or Pubco Warrants and (ii) the U.S. Holder’s adjusted tax basis in such Catcha Class A Ordinary Shares or Pubco Warrants, respectively. Long-term capital gain recognized by a non-corporate U.S. Holder is generally eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Lapse or Redemption of a Pubco Warrant

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Pubco Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Warrant for cash. A U.S. Holder’s initial tax basis in a Pubco Ordinary Share received upon exercise of the Pubco Warrant generally will equal the sum of the U.S. Holder’s initial investment in the Pubco Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Pubco Ordinary Share will commence on the date of exercise of the Pubco Warrant or the day following the date of exercise of the Pubco Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Pubco Warrant. If a Pubco Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to its tax basis in the Pubco Warrant.

The tax consequences of a cashless exercise of a Pubco Warrant are not clear. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Pubco Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Pubco Warrants surrendered. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the Pubco Ordinary Share will commence on the date of exercise of the Pubco Warrant or the day following the date of exercise of the Pubco Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Shares would include the holding period of the Pubco Warrants.

It is also possible that a cashless exercise may be treated as a taxable exchange of a portion of the Pubco Warrants surrendered in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Pubco Warrants having a value equal to the exercise price for the total number of Pubco Warrants to be exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Pubco Warrants deemed surrendered and the U.S. Holder’s tax basis in such Pubco Warrants. In this case, a U.S. Holder’s tax basis in the Pubco Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the Pubco Warrants exercised and the exercise price of such Pubco Warrants. It is unclear whether a U.S. Holder’s holding period for the Pubco Ordinary Shares would commence on the date of exercise of the Pubco Warrants or the day following the date of exercise of the Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

While not free from doubt, a redemption of Pubco Warrants for Pubco Ordinary Shares should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, subject to the PFIC rules discussed, a U.S. Holder should not recognize any gain or loss on the redemption of Pubco Warrants for Pubco Ordinary Shares. In such event, a U.S. Holder’s aggregate tax basis in the Pubco Ordinary Shares received in the redemption generally should equal the U.S. Holder’s aggregate tax basis in the Pubco Warrants redeemed and the holding period for the Pubco Ordinary Shares should include the U.S. Holder’s holding period for the surrendered Pubco Warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of Pubco Warrants. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a redemption of Pubco Warrants for Pubco Ordinary Shares.

Subject to the PFIC rules described below, if Pubco Warrants are redeemed for cash or if Pubco Warrants are purchased in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above in “Gain or Loss on Sale or Other Taxable Disposition of Pubco Securities.”

Possible Constructive Distributions

The terms of each Pubco Warrant provide for an adjustment to the number of Pubco Ordinary Shares for which the Pubco Warrant may be exercised or to the exercise price of the Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Pubco Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (e.g., through an increase in the number of Pubco Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of Pubco Ordinary Shares which is taxable to the U.S. Holders of such Pubco Ordinary Shares as described in “Taxation of Distributions” above. Such constructive distribution would be subject to tax as described in that section in the same manner as if the U.S. Holders of the Pubco Warrants received a cash distribution from Pubco equal to the fair market value of such increased interest and would increase a U.S. Holder’s adjusted tax basis in its Pubco Warrants to the extent that such distribution is treated as a dividend.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Pubco Ordinary Shares and Pubco Warrants could be materially different from that described above if Catcha or Pubco is or was treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

The determination of whether Pubco will be treated as a PFIC for the taxable year that includes the Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by Catcha and Crown and its subsidiaries at the time of the Business Combination, among others.

Based on the composition of the income and assets of Catcha, Crown and its subsidiaries, it is expected that Pubco will be a PFIC for the 2023 taxable year and may be a PFIC for future taxable years. Although Pubco’s PFIC status will be determined annually, an initial determination that Catcha was a PFIC or that Pubco is a PFIC will generally apply for subsequent years to a U.S. Holder who held Catcha securities or Pubco securities while Catcha or Pubco was a PFIC, whether or not Catcha or Pubco meets the test for PFIC status in subsequent years.

In addition, Catcha was treated as a PFIC for previous taxable years and is also likely treated as a PFIC in the current taxable year. If Catcha was a PFIC with respect to a U.S. Holder who exchanges Catcha Class A Ordinary Shares or Catcha’s public warrants for Pubco Ordinary Shares or Pubco Warrants in connection with the Merger, and such U.S. Holder did not make any of the PFIC Elections (defined below) with respect to the Catcha Class A Ordinary Shares or Catcha’s public warrants, then although not free from doubt, Pubco would also be treated as a PFIC as to such U.S. Holder with respect to such Pubco Ordinary Shares and Pubco Warrants even if Pubco did not meet the test for PFIC status. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such Pubco Ordinary Shares and Pubco Warrants for a period that includes its holding period for the Catcha Class A Ordinary Shares and Catcha’s public warrants exchanged therefor, respectively. In addition, if Catcha is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its Catcha Class A Ordinary Shares redeemed, as described below under the heading “Tax Consequences for U.S. Holders Exercising Redemption Rights,” would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for Catcha’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”).

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from Pubco. Pursuant to the Business Combination Agreement, within ninety (90) days after the end of each taxable year of Pubco, Pubco shall use commercially reasonably efforts to (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its subsidiaries (including, following the Business Combination, Crown), (iii) make such PFIC status determinations available to the Pubco shareholders electronically and (iv) provide a PFIC annual information statement to enable Pubco shareholders (or their direct or indirect beneficial owners) to make a QEF election. Notwithstanding the foregoing there can be no assurance that Pubco will timely provide such information and there can be no assurance that Pubco will have timely knowledge of its status as a PFIC or of the required information to be provided.

If Catcha or Pubco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pubco Ordinary Shares or Pubco Warrants and, in the case of Pubco Ordinary Shares, the U.S. Holder did not make an applicable PFIC Election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Pubco Ordinary Shares or Pubco Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Pubco Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Pubco Ordinary Shares).

Under these rules:

•

the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Pubco Ordinary Shares or Pubco Warrants (including any portion of such holding period prior to the Merger);

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Pubco’s first taxable year in which Pubco was a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if Catcha was not a PFIC but Pubco is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Pubco Ordinary Shares (but not the Pubco Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of Pubco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which Pubco’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF election rules, but if deferred, any such taxes will be subject to an interest charge.

U.S. Holders of Pubco Warrants will not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Pubco Warrants (other than upon exercise of such Pubco Warrants for cash) and Pubco was a PFIC at any time during the U.S. Holder’s holding period of such Pubco Warrants, any gain recognized may be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Pubco Warrants properly makes and maintains a QEF election with respect to the newly acquired Pubco Ordinary Shares (or has previously made a QEF election with respect to Catcha Class A Ordinary Shares), the QEF election will apply to the newly acquired Pubco Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Pubco Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Pubco Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, Pubco will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of Pubco’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, Pubco must also be determined to be a “controlled foreign corporation” as defined in the Code, and there are no assurances that Pubco will so qualify. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Pubco Ordinary Shares acquired upon the exercise of the Pubco Warrants solely for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. However, we do not intend to provide a PFIC annual information statement for taxable years after the taxable year that includes the Business Combination, which will preclude U.S. Holders from making or maintaining a QEF election.

If a U.S. Holder has made a QEF election with respect to Pubco Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of the Pubco Ordinary Shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if Pubco is a PFIC for any taxable year, a U.S. Holder of Pubco Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of Pubco’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in an entity for which a QEF election has been made will be increased by amounts that are included in income and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Pubco is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to the Pubco Ordinary Shares for such taxable year.

Alternatively, if Pubco is a PFIC and the Pubco Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Pubco Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Pubco Ordinary Shares at the end of such year over its adjusted basis in its Pubco Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Pubco Ordinary Shares over the fair market value of its Pubco Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Pubco

Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Pubco Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Pubco Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE or Nasdaq (on which the Pubco Ordinary Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Pubco Ordinary Shares under their particular circumstances.

If Pubco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Pubco receives a distribution from, or disposes of all or part of Pubco’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Pubco Ordinary Shares and Pubco Warrants should consult their tax advisors concerning the application of the PFIC rules to Pubco securities under their particular circumstances.

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of or Pubco securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect of Pubco Ordinary Shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Pubco securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), or the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from the United States sources generally is subject to tax at a 30% rate or a lower applicable treaty rate).

Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Pubco Warrant, or the lapse or redemption of a Pubco Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise by a U.S. Holder or the lapse or redemption of a Pubco Warrant held by a U.S. Holder, as described in “ — U.S. Holders — Exercise, Lapse or Redemption of a Pubco Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of Pubco securities.

Backup Withholding and Tax Reporting

In general, information reporting requirements will apply to dividends received by U.S. Holders of Pubco Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of Pubco Ordinary Shares and Pubco Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as certain corporations). Information reporting requirements will also apply to redemptions of Catcha Class A Ordinary Shares from U.S. Holders. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Certain Material U.K. Tax Considerations

The following statements are intended only as a general guide to certain specific U.K. tax considerations and do not purport to be an analysis of the potential U.K. tax consequences relating to the holding or disposing of Catcha Class A Ordinary Shares or public warrants (collectively the “Catcha securities”) or Pubco Ordinary Shares and Pubco Warrants (collectively the “Pubco securities”). Save as set out below, these statements do not purport to provide any analysis of the U.K. tax consequences of the Business Combination or of the tax position of Catcha or Pubco. They are based on current U.K. law and what is understood to be the current practice of HM

Revenue & Customs as at the date of this proxy statement/prospectus, both of which may change, possibly with retroactive effect.

No clearance has been obtained from HMRC about the U.K. tax implications set out in these statements. HMRC may disagree with the analysis set out in these statements and a court could uphold HMRC’s position. There can be no assurance that future legislation, regulations, or court decisions will not adversely affect the accuracy of the following statements.

The statements below summarize the current position and are intended as a general guide only. They do not constitute tax advice. Save solely to the extent set out below, the tax position of holders of Catcha securities or Pubco securities (including those who are resident or, in the case of individuals, resident and domiciled for tax purposes in the U.K. for U.K. tax purposes, or who are not resident in the U.K. but are carrying on a business in the U.K. through a branch or agency connected with Pubco’s Ordinary Shares (being “U.K. Holders”)), is not considered. It should be noted that such holders (and in particular U.K. Holders) may incur liabilities to U.K. tax as a result of the Business Combination, and/or as a result of ownership and/or disposal of Pubco securities, and/or the exercise of redemption rights in relation to Catcha Class A Ordinary Shares. Holders of Catcha or Pubco securities are strongly recommended to consult their own professional advisers about the U.K. and other tax implications of the Business Combination, the ownership and disposal of Pubco securities and the exercise of redemption rights in relation to Catcha Class A Ordinary Shares

Pubco

Although Pubco is incorporated in Jersey, it is the intention of the directors of Pubco that Pubco will become resident in the U.K. for tax purposes after the merger of Catcha and Merger Sub and prior to the acquisition of Crown by Pubco.

Once Pubco has become resident in the U.K. for tax purposes, it is the intention of the directors of Pubco to continue to conduct the affairs of Pubco so that the central management and control of Pubco is exercised in the U.K. for U.K. tax purposes and Pubco will continue to be treated as resident in the U.K. for tax purposes. As a result, Pubco is expected to be subject to U.K. tax on its worldwide income and gains, except where an exemption or relief applies.

It is not intended that Pubco will become a dual resident company for U.K. tax purposes, however if it were to be so treated, Pubco’s right to claim certain reliefs from U.K. tax may be restricted.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The statements in this section apply to any holders of Catcha Class A Ordinary Shares irrespective of their residence, summarize the current position and are intended as a general guide only. Special rules apply to agreements made by, amongst others, intermediaries.

Consequences of the Business Combination

Holders of Catcha Class A Ordinary Shares should not be liable to pay any stamp duty or SDRT in respect of the issue of Pubco Ordinary Shares pursuant to the Business Combination.

Subsequent Transfers

As Pubco is a company incorporated in Jersey, no U.K. stamp duty should be payable on a transfer of Pubco Ordinary Shares, provided that no instruments effecting the transfer are executed in the U.K., no matters, actions or other things relating to the transfer are performed or will be performed in the U.K. and no property situated in the U.K. relates to the transfer.

Provided that the Pubco Ordinary Shares are not registered in any register kept in the U.K. by or on behalf of Pubco and are not paired with shares issued by a company (or any other body corporate) incorporated in the U.K., any agreement to transfer the Pubco Ordinary Shares and any transfer of the Pubco Ordinary Shares effected on a paperless basis through CREST should not be subject to SDRT.

MATERIAL JERSEY TAX CONSIDERATIONS

Prospective investors should consult their professional advisors on the possible tax consequences of buying, holding or selling any of our Ordinary Shares under the laws of their country of citizenship, residence or domicile.

The following summary of the anticipated treatment of the holders of Pubco Ordinary Shares and Pubco Warrants (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date hereof and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Holders should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of Pubco Ordinary Shares or Pubco Warrants under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of Pubco

Under the Income Tax (Jersey) Law 1961 (as amended), Pubco shall be regarded as tax resident in Jersey if it is incorporated under the Jersey Companies Law, unless:

(i) its business is centrally managed and controlled outside Jersey in a country or territory where the highest rate at which any company may be charged to tax on any part of its income is 10% or higher; and

(ii) Pubco is resident for tax purposes in that country or territory.

It is intended that Pubco will not be resident for tax purposes in Jersey and not subject to any rate of tax in Jersey as it will instead be resident in the U.K. where the tax rate is in excess of 10%.

Stamp Duty

In Jersey, no stamp duty is levied on the issue or transfer of Pubco Ordinary Shares or Pubco Warrants except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer Pubco Ordinary Shares or Pubco Warrants on the death of a holder of such shares or warrants where such shares or warrants are situated in Jersey. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of Pubco Ordinary Shares or Pubco Warrants domiciled in Jersey, or situated in Jersey in respect of a holder of Pubco Ordinary Shares or Pubco Warrants domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000. Where Pubco Ordinary Shares or Pubco Warrants are in registered form and the register is not maintained in Jersey such shares or warrants should not be considered to be situated in Jersey for these purposes.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

Economic Substance

The Taxation (Companies – Economic Substance) (Jersey) Law 2018 (the “Substance Law”) came into force on January 1, 2019. The Substance Law addresses the concerns of the EU Code of Conduct Group (Business Taxation) regarding economic substance raised as part of the BEPS project. On March 12, 2019, the EU Council placed Jersey on the “White List” recognizing it as being cooperative and having fulfilled its commitments given in 2017.

The Substance Law requires that a Jersey tax resident company conducting relevant activities from which it receives gross income must satisfy the economic substance tests set out in that law. The relevant activities within the scope of the Substance Law include acting as an equity holding company, financing and leasing activities and acting as a headquarters company.

The Substance Law provides progressive sanctions for non-compliance including financial penalties, disclosure and striking off from the register.

We are managed and controlled in the U.K. and therefore are not be deemed to be tax resident in Jersey. Accordingly, the Substance Law will not apply to Pubco.

BUSINESS

Overview

We are a global LNG infrastructure company that seeks to provide natural gas liquefaction, storage and re-gasification services. We focus on enabling a stable and reliable supply of LNG to customers, especially in geographic areas where onshore or floating facilities may be difficult or less desirable as a result of harsh weather conditions, safety or environmental concerns, or cost. We specialize in the design and operation of offshore, all-weather LNG liquefication and re-gasification terminals, such as gravity-based structures. Through our innovative technologies and design, we believe we can deliver tailored LNG infrastructure suitable for a variety of markets, including markets in harsh weather and energy isolated locations, as well as provide critical LNG infrastructure to under-served markets around the world.

Industry Overview

Global LNG Market Growth

We believe there is a market opportunity for our LNG infrastructure, which is expected to grow along with the growth in LNG supply and demand. Based on a report titled “Tracking Demand: Mixed Signals in Asia” dated June 12, 2023, Morgan Stanley projects that global LNG demand will reach 570 MTPA in 2030 compared to 400 MTPA in 2022. This equates to compound annual growth rates for 2020-25 and 2026-30 of 4.1% and 5.9%, respectively.

On the supply side of the LNG market, new sources are emerging from the Gulf of Mexico to Mozambique. For example, according to a press release issued by ExxonMobil on November 14, 2022, titled “Coral South Project in Mozambique Ships First LNG Cargo, Helps Meet Global Demand,” Mozambique’s 3.4 MTPA Coral South liquefaction terminal began the export of LNG at the end of 2022. Some of these are large gas finds, but in remote areas where pipeline transportation can be both technically and commercially challenging. The result is that such gas fields are best served by a liquefaction solution in order to get products to consumers in far-away locations.

Technological innovations in natural gas recovery have dramatically increased the supply of gas, first in the United States and then the rest of the world. Since around 2007, the development of hydraulic fracturing and horizontal drilling technology has increased the U.S.’s available supply of natural gas, priming the U.S. to serve as a key exporter of LNG to other parts of the world. According to data published by the U.S. Energy Information Administration (the “Energy Information Administration”) titled “How Much Natural Gas Does the United States Have, and How Long Will it Last?” dated March 28, 2023, the amount of technically recoverable resources for dry natural gas in the U.S., both onshore and offshore, equated to 2,973 trillion cubic feet (“TCF”) as of January 1, 2021.

The Energy Information Administration estimates that, assuming a constant annual rate of U.S. dry natural gas production of approximately 34.52 TCF (using 2021 as the base year), the U.S. has enough dry natural gas to supply domestic demand for approximately 86 years. These figures demonstrate the potential of the U.S. to be a major supplier of LNG to the world. Indeed, the Energy Information Administration estimates that the U.S. was the third largest in terms of LNG export market share globally in 2021 at 19%, just behind Qatar and Australia at 21% each. According to the Energy Information Administration, the U.S. surpassed Qatar and Australia to become the world’s leading LNG exporter in the first half of 2022.

The demand for a cleaner energy source is a key consideration for governments across the globe, which we believe could result in an even greater market opportunity for us. According to Fortune India’s article titled “The Gas Revolution” dated November 9, 2022, in India (the home of our Kakinada Project), the government is aiming to increase its natural gas usage—from approximately 6.7% of primary energy in 2021 to 15% by 2030— while decreasing dependency on coal and oil. In 2022, India relied on coal for approximately 55% of its primary energy and nearly 70% of its electricity production, according to data published on August 1, 2022 by S&P Global Commodity Insights in an article titled “India Prefers Coal for its Abundance, Availability, Affordability: State-Owned Producer.” As of 2022, India generated only 2.7% of its electricity from natural gas compared to the global average of 22%. Because natural gas emits 50% to 60% less CO2 than coal, it has the potential to serve as “transition fuel” that can get India to its ambitious goal of net-zero emissions by 2070, when the nation aspires to be fully powered by “renewable” energy.

The Gas Authority of India Limited (“GAIL”), one of India’s leading natural gas companies, has projected that India’s daily gas consumption will increase from about 174 mmscmd (million standard cubic meters per day) in 2022 to 380-550 mmscmd by 2030, based on data in an article from The Economic Times titled “India’s Gas Consumption to Jump More Than 3 Times by 2030: GAIL Director” dated November 25, 2021. This figure implies that the country in 2030 will require 52-76 MTPA of LNG terminal capacity (137-198 billion cubic meters (“BCM”) per year at 1300 cubic meters = 1 MT) assuming that domestic gas can supply 50% of the country’s needs. The country currently has seven operating LNG terminals aggregating to approximately 45 MTPA of capacity, five of which are located on the west coast — Kochi (5 MTPA), Dabhol (2 MTPA), Dahej (17.5 MTPA), Hazira (5 MTPA) and Mundra (5 MTPA) — and two on the east coast, Ennore (5 MTPA) and Dhamra (5 MTPA). Based on the gas consumption growth analysis by GAIL, India would require 7-31 MTPA of additional LNG terminal capacity by 2030 beyond the current 45 MTPA in operation.

In another analysis in early 2023, BP p.l.c., a British multinational oil and gas company (“BP”), issued its Energy Outlook 2023 that considered the recent disruption to global energy supplies and associated impacts on global prices and explored how this could affect the energy transition out to 2050. With respect to India, BP projected that India’s share of natural gas as a percentage of primary energy consumption will rise from 5% in 2019 to a range of 7% to 11% (below the government’s actual 15% target) in 2050. BP focused on three main scenarios—accelerated, net zero and new momentum—and used the scenarios for different fuels and energy sources, such as oil, natural gas, renewables and low-carbon hydrogen. BP projected that natural gas is the only fossil fuel that will grow (in absolute terms) to 2050 in all scenarios. BP’s analysis implies that, by 2050, India’s required LNG imports under the 11% gas-share scenario will be 118 MTPA, an increase of 73 MTPA of LNG terminal capacity from the current level of 45 MTPA.

The policy of the Indian government is to support LNG and gas infrastructure throughout the country in order to achieve its 15%-gas-as-primary-energy policy by 2030. By February 2026, the government expects that India will invest approximately $40 billion to expand gas infrastructure — pipelines, LNG re-gasification terminals, city gas distribution (“CGD”) networks, compressed natural gas (“CNG”) terminals and piped natural gas (“PNG”) connections. As part of this effort, the government is encouraging gas exploration projects as well. However, domestic gas production currently supplies approximately 45% of the country’s needs and BP projects that, in its 11% gas-share scenario by 2050, this will rise to only approximately 46%.

In an article published by the Press Information Bureau Delhi on December 9, 2021 titled “Government Has Set a Target to Raise the Share of Natural Gas in Energy Mix to 15% in 2030,” India’s Ministry of Petroleum & Natural Gas (“MoPNG”) projects that gas infrastructure investment will almost double India’s gas pipeline network from 20,000 km in 2021 to 35,000 km by 2024, and PNG connections will increase from 9.3 million in 2022 to 60 million in 2030. The MoPNG also projects that, after completion of the country’s 11th round of bidding for setting up CGDs, 96% of India’s population and 86% of its geographic area will be covered under a CGD network, and that the number of CNG terminals will rise from around 2,300 in 2020 to 10,000 by 2025. In terms of LNG import terminals, in addition to the seven current LNG terminals, four new terminals are expected to be added by 2025, expanding the country’s LNG terminal capacity to 62 MTPA: Jaigarh in Maharashtra (6 MTPA), Puducherry (Karaikal Port) in Tamil Nadu (1 MTPA) and Chhara (5 MTPA) and Jafrabad (5 MTPA) in Gujarat. Existing terminals are also being expanded with Dabhol LNG Breakwater Competition (3 MTPA) and Dabhol KNG2 (5 MTPA) in Maharashtra, which are expected to aggregate to approximately 70 MTPA by 2025. Our planned Kakinada Project, expected to come on line in 2028, is designed to handle 7.2 MTPA. However, even with the addition of our Kakinada LNG terminal, this will bring the total east coast LNG terminal capacity in India to just 18.2 MTPA. We expect that the demand for gas on the east coast of India will outstrip this level of LNG terminal capacity, thus requiring further expansion.

New sources of global demand emerge each year including CGD, petrochemicals, heavy industry, fertilizer and power generation. Gas is a key feedstock for all these industries. Specifically, natural gas is used as feedstock to produce ammonia, a source of nitrogen essential for plants. Ammonia is further processed and combined with other plant nutrients like phosphorous and potassium to produce different types of fertilizer. Based on a study conducted by the Climate Scorecard titled “India Imports 82% of Its Oil Needs and Aims to Reach 67% By 2022,” 29% of India’s natural gas consumption went to the production of fertilizers, as it is characterized as an economically attractive transition fuel.

Booming population hubs, such as India and China, are presently looking to natural gas not only to meet their energy needs, but also as a feedstock for fertilizer and petrochemical industries. Consumers across the world are increasingly demanding access to natural gas because it is a cleaner, more sustainable energy source. We believe that our completely offshore, all-weather GBS terminals for liquefaction, storage, and re-gasification position us to enter markets across the globe that our competitors may not be able to serve adequately. This translates into the rising demand for gas, much of which must be procured via the LNG market.

Impact of Net-Zero Policies and the Move Away from Coal

Recently, a key source of additional demand for gas has come from western governments and multilateral policy makers. The most obvious is the move away from thermal coal as a fuel for new power generation facilities. While coal-fired power plants still supply around 35% of global electricity needs according to the Energy Institute’s “Statistical Review of World Energy” from 2023, the percentage of new-build power plants using coal is vastly lower for most countries. The reason for this is that western governments, export credit agencies and multilateral funding institutions have almost completely ceased funding for new coal-fired power plants.

While it is true that certain countries with robust domestic capital markets such as Japan, China and India still fund new-build ultra-super critical (“USC”) coal-fired power plants in their domestic markets, for countries dependent on foreign funding for new-build power plants, the coal-fired power option is very limited. In place of coal, a common alternative fuel to secure dispatchable (i.e., available at all times) new-build base-load power is gas (or diesel for some applications). Indonesia, which has traditionally funded most of its new-build power plants in the USD bank or bond markets, is a case in point. According to a Bloomberg article titled “Biden, Jokowi Unveil $20 Billion Deal to End Coal in Indonesia” dated November 15, 2022, Indonesian President Joko Widodo, under pressure from western governments and multilateral agencies, has stated that Indonesia (one of the world’s largest coal exporters) will move new-build power generation projects away from coal and toward alternative energy. LNG infrastructure could help to meet the immediate gaps that will be created if coal-fired power is not available in the future.

While the move away from coal for new-build power plants boosts the demand for gas, at the same time the move toward renewable energy sources provides gas with an additional boost. National and global policy makers speak of a “transition” from fossil fuels to renewables. While it is unclear if this transition is possible, the movement towards a “green transition” and “net zero” could have substantial positive implications for gas demand. The reason for this is that solar and wind power plants are “intermittent” (i.e., not available at all times) and, therefore, a “dispatchable” (i.e., available at all times) power source is required on short notice when wind and solar plants are not producing power (around 70% of the time). Gas power plants offer a source of dispatchable power.

Some gas energy activities have been entered officially into the EU “taxonomy” rulebook as “transition activities.” Based on an article published by DW on July 6, 2022 titled “European Parliament Backs ‘Green’ Gas and Nuclear Energy,” the European Parliament backed EU rules labelling some investments in gas and nuclear power plants as climate friendly. The new rules add gas and nuclear power plants to the EU “taxonomy” rulebook from 2023, enabling investors to label and market investments in them as green. This move by the EU was a recognition of the possibility that, without gas as a transition fuel to support intermittent renewables, the EU countries would potentially face an energy crisis marked by soaring energy prices, blackouts, lowered standards of living and possibly political-social unrest.

The EU is comfortable with natural gas since it is a cleaner energy source compared to other fossil energy sources. Based on the Energy Information Administration’s article dated November 7, 2022, titled “Natural Gas Explained,” the burning of natural gas results in fewer emissions of pollutants and carbon dioxide compared to burning coal or oil. Per one million British thermal units (“MMBtu”) of natural gas, only 117 pounds of CO2 are produced, compared to 200 pounds of CO2 produced per MMBtu of coal and over 160 pounds per MMBtu of fuel oil. According to an article dated August 22, 2023 titled “Energy and the Environment Explained,” the Energy Information Administration estimates that coal, which is used in many areas of the world because of low cost and relative ease of delivery, amounts to approximately 55 percent of all CO2 emissions within the electric power industry.

Gas is indispensable to the world economy. Based on a Forbes article titled “Global Energy Trends: Insights from the 2023 Statistical Review of World Energy” dated August 6, 2023, natural gas supplied some 23% of all global energy in 2022, while wind and solar combined were around 7.5%. Where gas replaces more polluting fuels, it improves air quality and limits emissions of carbon dioxide.

Energy Security

Global energy security concerns have intensified in the wake of recent geopolitical conflicts such as the Ukraine-Russia and Israel-Hamas conflicts, which has had a significant impact on the energy supply globally, driving concerns about supply reliability. Thus, many countries are keen to reduce their dependence on a single energy supplier or source and are reviewing their energy security strategies and increasingly incorporating LNG into their long-term energy plans to enhance resilience against supply disruptions, given the increase in LNG trade globally, and its increasing recognition as a cleaner energy source relative to traditional fossil fuels. For example, according to a Reuters article titled “European Demand to Boost LNG Competition Over Next Two Years – Shell” dated February 16, 2023, European countries, including the U.K., imported 121 million tons of LNG in 2022, an increase of 60% compared to 2021, which enabled them to withstand a slump in Russian pipeline gas imports following its invasion of Ukraine. India has also announced a target to increase the share of natural gas in energy mix to 15% by 2030, according to an article published by the Press Information Bureau Delhi on July 25, 2022 titled “Government Has Set a Target to Raise the Share of Natural Gas in Energy Mix to 15% in 2030.”

Transportation of LNG

Much of the world’s natural gas supply is delivered into areas of need using a sophisticated network of pipelines. But for parts of the world where access to natural gas pipelines is restricted due to technical or economic reasons, it is difficult to access this valuable energy source without LNG. While pipelines make sense in many situations, they can be technically challenging and costly to build and maintain. In most cases, it can be cost prohibitive to move natural gas across oceans via pipelines from areas where it is produced to where it is consumed. Liquefication and re-gasification solves this problem by transforming natural gas into a globally accessible product that can be delivered via vessel transport. The LNG process is relatively simple. First, natural gas is sourced from areas of the world in which there is a surplus, like the United States. Then LNG companies like Crown liquefy the gas by supercooling it to approximately –260 degrees Fahrenheit, or –162.2 degrees Celsius, according to the Energy Information Administration’s article dated November 7, 2022 titled “Natural Gas Explained—Liquefied Natural Gas.” LNG is simply natural gas that, via this cooling process, has been changed from a gas into a liquid that is 1/600th of its original volume. This dramatic reduction allows it to be shipped safely and efficiently aboard specially designed LNG vessels to other regions that would otherwise not have access to the energy source.

Our Background and Business

Crown, our wholly-owned subsidiary, was founded in 2016 in Oslo, Norway, with the mission of providing offshore LNG critical infrastructure suitable for year-round operations in harsh weather locations.

We design and seek to own and operate offshore LNG terminals in locations where onshore facilities may be difficult or less desirable as a result of harsh weather conditions, safety or environmental concerns, or cost.

Crown plans to be active in two critical parts of the LNG value chain: (1) liquefaction, where natural gas from producers is supercooled to a liquid for transport by ship as LNG, and (2) re-gasification (or “re-gas”), where the LNG is turned back into gas and delivered to consumers and businesses. Crown seeks to provide stable, secure, year-round LNG production and gas supplies to growing markets and locations exposed to harsh weather conditions. The company aims to expand the global market for LNG (particularly LNG supplied from the U.S.) and contribute to lower carbon emissions in the markets it serves by replacing coal and oil with LNG.

Where We Fit in the LNG Value Chain

We seek to avoid commodity price and volume risk. We do not intend to buy or sell LNG. Rather, we seek to build, own and operate the terminals in exchange for take-or-pay style fixed-price contracts. In the case of the re-gasification terminals, our customers will buy LNG from the global LNG market and pay us to store the LNG and re-gasify it. In the case of liquefaction terminals, we expect that our customers will be gas producers and aggregators seeking to sell their gas in the form of LNG to domestic and overseas markets. These liquefaction customers will pay on a liquefaction fee per MMBtu basis coupled with a minimum use-or-pay arrangement to assure bankability of our liquefaction terminals.

We have not achieved operating profitability in any quarter since our formation and we will continue to incur net losses until we can produce sufficient revenue to cover our costs. Since our founding, we have expended approximately $49.8 million on the development of our two initial LNG terminals. These are the Kakinada terminal, a 7.2 MTPA bottom-fixed storage and re-gasification terminal (“GBSRU”) to be located offshore and 19 km from the Landfall Point at Kakinada port in Andhra Pradesh, India; and the Grangemouth Project, a 5 MTPA floating storage and re-gasification terminal (“FSRU”) to be located in the Firth of Forth close to Grangemouth Port in Scotland. We estimate that approximately $33.7 million in additional capital investment will be needed to achieve FID for Kakinada where we are targeting FID in August 2025 and first gas in March 2028 following a 33-month engineering, procurement, construction, installation and commissioning (“EPCIC”) period. We are also seeking approximately $5.9 million in additional capital investment to achieve FID for the Grangemouth Project where we are targeting FID in May 2025 and first gas in February 2027 following a 30-month EPCIC period.

In addition, we plan to expand our services to Newfoundland, Canada with a bottom-fixed liquefaction terminal (“GBLNG”) and Vung Tau, Vietnam, a bottom-fixed storage and re-gasification terminal. These two terminal plans are in relatively early development stages and may continue to evolve depending on the circumstances, and there can be no assurances these plans will be successful.

Our Technology and Advantages

The Offshore Advantage

Onshore operations face heavy permitting requirements anywhere in the world, but particularly in the United States. Before construction can begin, LNG terminal developers must expend substantial amounts of time, money and effort to resolve an array of land-use and zoning issues. Land costs in high-demand areas for onshore operation can undermine the success of new terminal projects as well. For any given onshore operation, valuable time and resources must be devoted to lobbying for proposed usage and gaining the approval of the surrounding community. In certain situations, an onshore terminal may be technically or commercially infeasible due to shallow draught, the requirement for expensive dredging, ship traffic or naval vessel considerations.

Gravity-Based Structures (GBS)

The offshore LNG terminal technologies (both liquefaction and re-gasification) typically employ floating solutions, which often require a breakwater or jetty to operate. Floating vessels are often too large to port during storms and are less likely to be able to operate during harsh weather. Floating vessels usually must cease operations during hurricane, monsoon seasons or other harsh weather. Floating solutions often result in an intermittent delivery model in regions that experience such weather conditions, which can be less economically feasible as intermittent delivery is not suited to meet 24/7/365 demand for energy, which is a core requisite for energy supply.

We believe GBS offshore liquefaction and re-gasification terminals will significantly reduce impacts and downtime resulting from extreme weather. This is accomplished through advanced facility design that improves and replaces floating and land-based alternatives for liquefaction and re-gasification. Our GBS facilities are designed to rest directly on the seabed. The rectangular concrete structure, built onshore in a drydock, is then towed to the offshore location, ballasted-down and commissioned. Our EPCIC consortium will be led by Aker Solutions with Wärtsilä Gas Solutions and Siemens Energy as sub-contractors. Aker Solutions will build the GBS in a drydock as close as possible to the offshore location where it will be installed. Aker, Wärtsilä Gas Solutions and Siemens Energy will build their deliverables as modules and ship these to the drydock where they will be installed on / inside the GBS. By building the process and utility systems as modules, the installation and hook-up time is significantly reduced.

The GBS effectively becomes an “LNG island” which is stationary and offers several operational and safety advantages. First, because the GBS does not move, there is no sloshing of LNG in the tanks which can damage the tanks of a floating system. Second, the GBS acts as its own breakwater and jetty, enabling LNG tankers to dock and unload on the leeward side of the GBS which shelters it from waves. Third, because the GBS will be located offshore (with a buried gas pipeline connected to a landfall point onshore), we can service ports which are too shallow for large vessels, eliminating the need for dredging, and without experiencing heavy vessel traffic.

Illustrations of a Gravity-Based LNG Terminal

Bottom-fixed GBS solutions for energy development have a nearly 50-year track record in the offshore energy sector, mainly used for offshore oil and gas production terminals in harsh weather locations. According to the Industrial Heritage of Ekofisk, a Norwegian Petroleum Museum, the world’s first concrete structure for the offshore petroleum industry was the Ekofisk 2/4T, built in Stavanger – Norway in 1971-73 to store oil when bad weather prevented offshore loading. Since that time, more than 30 GBS have been built for offshore oil and gas production, according to an article published by the American Concrete Institute in February 2019, titled “Offshore Concrete Gravity-Based Structures.” The first (and to-date, the only) GBS built for the LNG industry was the Adriatic LNG GBSRU, built in Spain in 2008 and then towed to an offshore site near Venice, Italy where it was commissioned in 2009 by Aker Solutions for ExxonMobil and Qatar Energy.

Alternative Offshore LNG Technologies

There are alternative, field-proven technologies for offshore LNG production and re-gasification:

Floating Liquefaction Terminal

Floating liquefaction terminals (“FLNGs”) operate in benign water and are connected to the ocean floor through a mooring system or are moored to a jetty. A typical newbuilt FLNG has a total production capacity of 3 to 6 MTPA, comprised of 2 to 5 MTPA of LNG. One disadvantage of the FLNG is that it may require a breakwater and/or jetty to operate successfully, adding another layer of complexity and capital expenditure that the GBS does not require. Another distinct disadvantage of a FLNG is that it may not be able to operate for as many days out of a given calendar year compared to our bottom-fixed solution, the GBS, in harsh weather areas. While a FLNG might be cheaper to produce at the outset, it cannot easily operate in rough seas in the manner that a GBS can. Thus, while a FLNG may lose days of productivity throughout the year (for instance, when a storm hits the area in which the vessel is stationed), a GBS can keep operating.

Floating Storage and Re-gasification Unit

FSRUs have similar difficulties operating at an efficient level during bouts of poor weather but, like FLNGs, has its own advantages in sheltered waters, according to an article published by the Standard Club in September 2019, titled “FSRUs Pose an Emerging Risk – But One Worth Taking.” A FSRU is generally cheaper and faster to complete compared to a GBSRU. In addition, instead of constructing a new FSRU, it is also possible to acquire an existing FSRU, as illustrated by Excelerate Energy’s acquisition of FSRU Sequoia from Anemoesa Marine in April 2023. It is also possible to acquire an existing LNG carrier unit and convert it to a FSRU, as illustrated by Snam S.p.A.’s (“Snam”) announced agreement with Golar in May 2022, where the plan was for Golar to convert its existing LNG carrier “Golar Arctic” into a FSRU, before delivering it to Snam. Such alternatives could potentially reduce the costs of, and accelerate the deployment of, re-gasification facilities to areas which need such capabilities in an urgent manner.

Accordingly, in areas in sheltered water with benign weather conditions, it may make commercial sense to consider deployment of a FSRU. As such, though not a part of our core business, we will also seek to develop, own, and operate FSRUs where we possess a competitive advantage. Our Grangemouth FSRU, for example, is envisaged to operate in the sheltered waters of the Firth of Forth and is therefore not expected to need a breakwater to operate year-round, and is expected to also deliver re-gasification capacity to the U.K. market in a more accelerated timeline, in line with the regulators’ strategic objectives.

Our Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

Growing Market Opportunities

For close to ten years, we have focused on leveraging our contacts and experience to identify growing LNG markets and develop an energy solution to meet rising demand where onshore or floating LNG solutions are inadequate. Our anchor GBSRU terminal in India is a key example. India’s population continues to grow and the country continues to attract significant domestic and foreign investment, according to an article published by the India Brand Equity Foundation on October 20, 2021, titled “India—An Attractive Destination for Foreign Investments.” The Indian government has set a target to increase the share of natural gas in the primary energy mix to 15% by 2030 from 6.7% in 2021, and India’s gas demand is expected to increase markedly from 59 BCM per year in 2022, reaching 136 to 198 BCM per year by 2030 and up to 286 BCM per year by 2050, according to the Ministry of Petroleum & Natural Gas article published on December 9, 2021, titled “Government Has Set a Target to Raise the Share of Natural Gas in Energy Mix to 15% in 2030.”

According to a study conducted by CRISIL in February 2019, titled “City Gas Distribution and Fertiliser Sector to Drive Gas Demand,” the growth in gas demand is being driven by demand from CGD, fertilizer, petrochemicals, heavy industry, and power generation. At the same time, multiple power generation assets across India have at times since 2020 been taken off line and made non-operational for lack of gas access. Based on a study conducted by the Energy Information Administration dated May 8, 2020, titled “Growth in India’s LNG Imports Will Depend on Completion of Connecting Pipelines,” India in recent years has imported LNG to supply at least 50% of the country’s natural gas needs. There are five LNG terminals operating on the western side of the Indian Peninsula. However, there are only two LNG terminals on the eastern side of the country. This LNG infrastructure gap is particularly stark at Kakinada Port in Andhra Pradesh not only because the region can benefit from a reliable supply of natural gas, but also because Kakinada already has gas distribution infrastructure in place via the East-West pipeline running via Hyderabad all the way to Gujarat. The East-West pipeline, owned by Pipeline Infrastructure Limited (“PIL,” a subsidiary of Canada’s Brookfield Infrastructure), is 48 inches in diameter and 1,480 km long, including spur lines and interconnects. Based on Pipeline Infrastructure Limited’s Annual 2022-2023 Report, this pipeline traverses five states from Kakinada in Andhra Pradesh to Bharuch in Gujarat, with design capacity of 85 mmscmd (30.6 BCM per year). However, the pipeline capacity utilization for the 12 months preceding March 2023 was approximately 28%, and contractual volume actually transported averaged only 23.68 mmscmd. We believe the availability of the East-West pipeline offers our customers the opportunity to sell gas locally as well as across the nation, but that the lack of an LNG receiving terminal at Kakinada has resulted in the pipeline’s low utilization. We believe there is an opportunity in Kakinada for our GBS solution and to offer reliable year-round natural gas to Kakinada, the state of Andhra Pradesh and the rest of India via the East-West pipeline.

We believe India is only the beginning for our GBS solution, which has a large addressable market across other harsh weather environments such as Asia, Europe, and the United States.

Proven and Innovative Technology

The natural gas and energy infrastructure industries are highly competitive. However, we believe Crown’s offshore GBS technology solution offers a competitive advantage with its proven and innovative technology.

First, during the project development process, we expect to be able to reach market faster than competitor offerings of either onshore or floating (FSRU/FLNG) solutions. We believe that our offshore GBS LNG infrastructure solution can more readily overcome permitting hurdles. For example, unlike onshore situations, Crown’s offshore GBS enables us to avoid land acquisition and land-related permitting issues altogether. We still must produce environmental impact assessments (“EIAs”) and FEED studies, as well as secure an array of permits and approvals for an offshore GBS, all of which require significant financial resources and time. However, we believe that these tasks can be completed more efficiently since the land acquisition and onshore permitting issues are not present.

Moreover, in contrast to floating solutions, we will not need to compete for shipyard capacity in order to secure a vessel. Rather, our EPCIC partners can build the GBS at a drydock near our client and then float the GBS to the desired location. We intend to use this strategy to secure project exclusivity and move through the de-risking process more quickly.

Second, we believe that we can offer our target customers greater security of supply in harsh weather situations compared to floating LNG infrastructure solutions (as discussed above). This is because floating units cannot easily operate while in rough seas. The GBS terminal offers a 365-day solution to operate in parts of the world where energy customers want to produce LNG or need natural gas but also experience rough weather conditions. Security of supply and continuity of operations are increasingly important considerations for energy consumers. There are also matters of safety, land availability, vessel traffic, dredging costs and naval use priorities which could cause energy customers to prefer an offshore GBS solution.

Third, while the Crown GBS offering is innovative, it is not new or un-tested and, therefore, can be readily accepted by our customers. The GBS technology has been proven over the course of nearly 50 years of experience, beginning with the Ekofisk 2/4 T, which became operational in 1974 off the coast of Stavanger, Norway.

Stable and Attractive Revenue Model Structured for Bankability

We seek to avoid commodity price and volume risk. We do not intend to buy or sell LNG. Rather, we seek to build, own and operate the terminals in exchange for take-or-pay style fixed-price contracts such as the TUAs.

In the case of the re-gasification terminals, our customers will buy LNG from the global LNG market and pay us to store the LNG and re-gasify it. In the case of liquefaction terminals, we expect that our customers will be gas producers and aggregators seeking to sell their gas in the form of LNG to domestic and overseas markets. These liquefaction customers will pay on a liquefaction fee per MMBtu basis coupled with a minimum use-or-pay arrangement to assure bankability of our liquefaction terminals.

The success of our LNG terminals will depend on our access to capital and risk mitigation. Therefore, we have developed a risk mitigation strategy which we believe will allow Crown to structure our LNG terminals so they are attractive to both equity investors and debt providers. First, we have identified potential customers which are creditworthy, such as entities who are government-backed or have a publicly verifiable history of financial performance. Second, we conduct our business using fixed price, take-or-pay revenue agreements to insulate Crown from commodity and volume risk. Third, we target attractive internal rate of returns (“IRR”). We expect that these three components— creditworthy customers, fixed prices and attractive IRRs—will provide our business with the dependable revenue it needs for long-term success.

Experienced Leadership with Industry Expertise

We have curated an experienced, skilled executive team to head our enterprise. We have drawn on industry experts to fill our highest leadership positions, knowing that officers with decades of experience in international energy production will be critical to our success. Moreover, our leadership team has combined experience operating business ventures in at least six countries, including China and India. We believe their breadth of experience will enable our leadership team to confidently engage cross-global partners in ambitious projects.

Strategic Partnerships with Blue-Chip Vendors

We have developed strategic partnerships with our chosen EPCIC contractors and subcontractors to ensure the highest quality gas liquefaction, LNG storage and re-gas services for our customers. We plan to work with Aker Solutions, which has 50 years of experience and is one of the most experienced contractors in the industry, for the building of our concrete GBS platforms. Partnering with Aker Solutions comes with several advantages: cost efficient and low risk construction; benefits to the local economy; predictable and cost-efficient towing and installation; and scalability. We have made careful choices for subcontractors as well and plan to partner with subcontractors such as Wärtsilä Gas Solutions, which produces systems for re-gasification, boil-off gas handling and fuel-gas handling; Siemens Energy, which provides solutions for power generation and electrical distribution system; and Platform Control Systems, which has expertise in both onshore and offshore facilities.

Our Initial LNG Terminal Projects

Our anchor projects are in two key markets: India and the U.K. In India, we expect to benefit from the Indian government policy to increase use of natural gas, replacing oil and coal. India is targeting an increase in gas mix from approximately 6.7% of primary energy in 2021 to a goal of 15% by 2030, and India’s gas demand is expected to increase from approximately 59 BCM per year in 2022 to an estimated 137 to 198 BCM per year by 2030, according to an article published on December 9, 2021 by the Ministry of Petroleum & Natural Gas titled “Government Has Set a Target to Raise the Share of Natural Gas in Energy Mix to 15% in 2030.” The country has a growing gas distribution infrastructure in place. With the currently under-utilized East-West pipeline, we expect potential customers to be able to deliver their gas from Kakinada all the way to Gujarat in the western part of India, via Hyderabad in Andhra Pradesh.

In Scotland, we see a market opportunity in light of the ongoing conflict in Ukraine, which is driving the U.K. to strive for energy independence and diversification. The U.K. relies heavily on pipeline imports with only three operational LNG import terminals, according to an article published by S&P Global titled “UK Scours Market for New Gas, LNG Supply Deals as Pound Weakness Bites” dated September 26, 2022. S&P Global data indicates that LNG imports increased 74% in 2022 from the previous year and accounted for almost half of the total U.K. gas imports. Additionally, the U.K. market is currently also receiving support from Department for Energy Security and Net Zero which is seeking to expedite the development process for LNG terminal projects.

The Kakinada Terminal (India)

The Kakinada terminal, a 7.2 MTPA GBSRU, will be located offshore and 19 km from the Landfall Point at Kakinada Port. The Kakinada terminal will rest securely on the ocean floor in 20 meters of water where it will store LNG and supply gas to our customers via a 19 km buried pipeline. We are working with various departments of the Indian government and the Government of Andhra Pradesh (“GoAP”) to process a full-year, 365-day operating license (described below). This 365-day license is based on our stable, all-weather GBS terminal design. Comparable proposed floating solutions for LNG delivery on the east coast of India have been approved for operation for just 270 days per year, which does not allow such solutions to offer reliable year- round natural gas to the east coast of India. A breakwater will be required for any LNG floating solution on the east coast of India.

The preliminary FEED study for the Kakinada terminal has been completed by our EPCIC contractors and subcontractors, Aker Solutions, Wärtsilä Gas Solutions and Siemens Energy. We are targeting FID for Kakinada in August 2025 and first gas in March 2028 following a 33-month EPCIC period. Kakinada is planned to be built under a turnkey EPCIC contract by our main contractor, Aker Solutions, with Wärtsilä Gas Solutions and Siemens Energy as subcontractors.

We are in discussions with a number of high-quality Indian energy customers, which we expect will enter into several take-or-pay style TUAs. We expect that these TUAs will cover a mix of terms consisting of 20-year (the typical term for anchor TUAs in India), 10-year, 5-year, and spot contracts.

The Grangemouth Terminal (Scotland)

The Grangemouth terminal, a 5 MTPA FSRU, will be located in the Firth of Forth and moored close to the Grangemouth Port, which is Scotland’s busiest commercial port, lying midway between Edinburgh and Glasgow in the center of the Midland Valley. As our FSRU will be moored in the Firth of Forth in sheltered waters, GBS technology will not be required for this application. The Grangemouth terminal seeks to address the U.K.’s increasing drive for energy security in the context of the Ukraine War’s impact on energy markets. Currently, the U.K. relies on just three facilities for LNG imports, which saw a demand increase of 74% from 2021 to 2022.

For the Grangemouth terminal, we have entered into an exclusivity agreement with GBTRON Lands Limited (“GBTRON”), a related party of ours as further described in “Certain Relationships and Related Person Transactions — Crown — GBTRON Agreement,” for the use of the proposed offshore site in the Firth of Forth. We expect that the proposed site will be suitable for LNG vessel access. However, we will need to conduct a seabed survey as part of the pre-FID work to determine which modifications may be needed. Existing gas grid access is available within ten miles of the proposed site location.

GBTRON has had discussions with the Scottish government regarding an arrangement to enter into a take-or-pay contract for the Grangemouth terminal. We and GBTRON also plan to reserve MTPA for a CCGT which GBTRON Power Limited (“GBTRON Power”) intends to build onshore at the Grangemouth Port.

Approvals and Permits

The development of large infrastructure projects such as our initial LNG terminals are highly regulated by the relevant authorities. We work closely and expect to continue working closely with the applicable authorities to secure the requisite permits and approvals for our projects. However, there can be no assurance that we will obtain the requisite permits and approvals for our projects. For more information, please see “Risk Factors — Risks Related to Crown’s Legal and Regulatory Compliance — Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of Crown’s LNG terminals could impede operations and construction and could have a material adverse effect on Crown’s business.”

The Kakinada Terminal

Our GBS solution for the re-gasification terminal to be located in Kakinada has been fully licensed by the Indian Ministry of Environment, Forest & Climate Change (the “MOEF”). In February of 2021, the Indian government approved our company for a 365-day operation in the Bay of Bengal. This approval makes our company the first offshore re-gasification solution to obtain a 365-day operation approval in the Bay of Bengal. Further, an EIA has been completed by the engineering and consultancy firm, L&T–RAMBØLL Consulting Engineers Limited (“L&T-Ramboll”). We have also secured the right to develop the Kakinada terminal under agreement with Kakinada Ports Authority and received Consent for Establishment from the Andhra Pradesh Pollution Control Board (“APPCB”).

Crown’s rights to develop the Kakinada terminal derive from our Exclusivity Agreement dated June 3, 2020 with EAST, the majority shareholder of KGLNG. Pursuant to the Exclusivity Agreement as amended, KGLNG holds the license with the MOEF and is the legal party to all permits, approvals and licenses associated with the Kakinada terminal. The Exclusivity Agreement grants Crown the exclusive right to develop, operate, own and lease to KGLNG the Kakinada terminal and the Kakinada sub-sea pipeline. On August 3, 2023, Crown AS, East LNG Pte. Ltd (“EAST”), Crown LNG India AS, and Pubco entered into the KGLNG Agreement, which provides that EAST will grant to Crown LNG India AS, (i) the right to all future distributions from KGLNG in connection with the Kakinada terminal and (ii) an option to purchase all of the KGLNG shares held by EAST exercisable after the Closing of the Business Combination. For more information, see “Certain Relationships and Related Person Transactions — Crown — KGLNG Agreement “and “— Exclusivity Agreement between Crown India Limited and EAST.”

Below is a list of relevant permits, approvals, licenses and agreements which KGLNG has received or entered into in relation to the Kakinada terminal.

Ministry of Environment Forests and Climate Change

•	Environment Clearance (the “EC”) and Coastal Regulation Zone clearance (the “CRZ Clearance”), dated July 4, 2016, was issued by the MOEF to KGLNG for development of a FSRU.

•

An amended EC and an amended CRZ Clearance was issued by the MOEF to KGNLG approving the development of GBSRU (i.e., approving the change in technology from FSRU to GBS) by KGLNG at the Kakinada deepwater port, dated June 18, 2021. The EC is valid for a period of ten years i.e., until July 3, 2026.

Andhra Pradesh Pollution Control Board

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Consent order for establishment dated June 8, 2016 (the “Original CFE”) was issued by the APPCB to KGLNG for development of: (i) an onshore land fall point; and (ii) an offshore jetty/mooring system floating storage unit and floating re-gasification unit, along with a subsea pipeline from the FSRU to the onshore land fall point, at Kakinada deepwater port.

•

An amendment dated July 6, 2022 to the Original CFE (the “Amended CFE”) was issued by APPCB to KGLNG approving the development of a GBSRU, instead of a FSRU (based on which the Original CFE was issued).

•	The validity of the Original CFE was seven years from the date of issuance (i.e., until June 7, 2023).

•	An application to confirm the extension of this validity is currently pending, and we expect to receive the approval of the extension prior to FID.

National Board of Wildlife

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Recommendation, dated September 21, 2016, was issued by the Standing Committee of the National Board of Wildlife to develop a FSRU by KGLNG for import of liquefied natural gas at a distance of 3.5 km from the boundary of the Coringa Wildlife Sanctuary.

•	An application has been made and is pending to amend the relevant approval from FSRU to GBS.

Kakinada Sea Ports Limited (“KSPL”)

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On June 27, 2013, Kakinada Sea Ports Limited (“KSPL”) and KGLNG entered into a Port Services Agreement (the “Original Port Services Agreement”), which provided KGLNG the right to build, own and operate a LNG terminal in Kakinada Deepwater Port. KGLNG thereafter performed extensive development work, including the successful completion of the EIA in November 2015, the receipt of the EC and CRZ Clearance from the MOEF in June 2016, the receipt of the Original CFE from the APPCB in June 2016 and the receipt of permission from the Standing Committee of the National Board of Wildlife to develop a FSRU in September 2016.

•	On September 2, 2023, KSPL and KGLNG entered into a new Port Services Agreement with similar terms as the Original Port Services Agreement.

Government of Andhra Pradesh (“GoAP”)

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In-principle approval dated July 30, 2016 was issued to KGLNG by the Energy, Infrastructure & Investment (Ports. II) Department, GoAP, for development of the Kakinada terminal at Kakinada Deepwater Port. This approval remains subject to certain terms and conditions, including:

1.	Permission from Navigational Safety in Ports Committee under the Ministry of Shipping, Mumbai.

2.	Acceptance from KSPL of KGLNG’s Change in Technology from FSRU to GBSRU.

3.	Permission from the GoAP for laying of subsea pipelines of approximately 19 km from the LNG terminal to the land fall point.

Other Relevant Approvals Prior to Construction

There are other approvals required prior to construction. Crown and KGLNG intend to apply for these prior to commencement of construction of the Kakinada terminal, given these approvals will require construction and design specifics available only at FID.

The Grangemouth Terminal

Crown’s rights to develop the FSRU terminal in Grangemouth, Scotland derive from our Exclusivity Agreement dated August 27, 2020 with GBTRON which provides Crown with the exclusive right to develop, build, own and operate a FSRU located near Grangemouth Port in the Firth of Forth and to provide storage and re-gasification services to GBTRON for its planned CCGT project and other potential customers. GBTRON has entered into a separate agreement with Grangemouth’s port authorities giving GBTRON certain rights which include land rights and rights to develop a gas-fired power plant, rights to provide services from a 5 MTPA FSRU, rights to enter into TUAs for the FSRU and mooring rights for the FSRU (the “Port Authorities Agreement”).

On August 3, 2023, Crown, GBTRON and Pubco entered into the GBTRON Agreement, which provides that GBTRON will (a) set up NewCo and transfer its rights and obligations under the Port Authorities Agreement to NewCo and (b) grant to Crown an option to purchase all the shares of NewCo exercisable after the Closing of the Business Combination. Specifically, the enumerated rights which are currently held by GBTRON and will be transferred to NewCo are as follows:

•

The rights to moor and operate the FSRU at the anchorage, connect the FSRU to the gas grid connection point, maintain an onshore supply and crew transfer base at the location pursuant to a sub-lease agreement between GBTRON and NewCo against a lease payment from NewCo to GBTRON reflecting the lease payments due by GBTRON directly relating to such rights under the Port Authorities Agreement (on a “pass through” basis without any uplift) and a lease period reflecting the land lease by GBTRON under the Port Authorities Agreement;

•	Exclusive rights to operate the FSRU, including the right of way to connect to the gas grid of Scotland;

•

Exclusive rights to sign all TUAs with U.K. or international clients for use of the FSRU for import and re-gasification of LNG including, but limited to, GBTRON’s affiliates (e.g., in relation to the gas fired power plant, hydrogen manufacturing, ISO container distribution center for delivering LNG by trucks/ rail to the automotive, industrial and off-grid sector);

•

Any and all documents and summary of communication regarding the FSRU rights governed by Port Authorities Agreement, including pre-application documentation prepared and communication in relation to any applications for approval of the FSRU;

•	Other relevant rights relating to the FSRU under the Port Authorities Agreement; and

•	The rights and obligations of GBTRON under the Exclusivity Agreement.

For more information, see “Certain Relationships and Related Person Transactions — Crown — GBTRON Agreement” and “— Exclusivity Agreement between Crown and GBTRON.”

Crown, through GBTRON, plans to begin the consenting process with the Scottish government upon completion of the Business Combination. We are targeting completing the consenting process within seven months from the Closing of the Business Combination and are targeting FID in August 2024 and first gas in February 2027 following a 30-month EPC period.

Crown plans to commence this consenting process through engagement with the Scottish government called a Pre-Application Consultation (“PAC”). This PAC and the follow-on process is well-structured and designed to facilitate coordination between the applicant and the Scottish government and local authorities. GBTRON Power has already begun this process and Crown may be able to benefit from GBTRON’s experience.

Below is a list of relevant permits, approvals, licenses and consents which GBTRON must secure in order to develop Grangemouth into a LNG terminal project.

Scottish Government Marine Directorate

•

A marine license will be required for the construction of the moorage and related infrastructure where the FSRU will be located. Depending on environmental factors, the license application might require an environmental impact assessment and a habitats regulation assessment as well as a license to disturb European protected species. Relevant considerations include any marine plan for the area and the impact that an activity will have on the environment, human health, and legitimate uses of the sea, such as any potential obstructions or dangers to navigation which may arise, either while the works are being carried out or once they have been completed.

North Sea Transition Authority (previously known as the Oil and Gas Authority)

•	A license for unloading of gas to the FSRU, and for storage of gas at the FSRU, will be required.

•	A pipeline works authorization for the construction and use of a gas pipeline from the FSRU to the low-water line at the point that the gas pipeline comes ashore will be required.

Crown Estate Scotland

•	A lease from Crown Estate Scotland for the seabed where the FSRU will be located and over the route of the gas pipeline from the FSRU to shore will be needed.

Forth Ports

•	Exclusive right to develop the FSRU in the Firth of Forth, acquired from GBTRON by means of the GBTRON Agreement, which has been executed as of August 3, 2023.

•	A lease of the land at the point where the gas pipeline from the FSRU comes ashore (if the pipeline comes ashore on land owned by Forth Ports) will be needed from Forth Ports.

•

Depending on the location of the point where the gas pipeline comes ashore, a harbor revision order may be required. Ports’ rights to operate in the United Kingdom are generally governed by legislation and alterations to ports may require a change to that legislation, known as harbor revision orders.

Fife Council

•	Planning permission for the onshore gas pipeline from shore to Scottish Gas Network (“SGN”) gas connection point and the gas injection facility at the gas connection point.

SGN

•	A connection agreement (known as a network entry agreement) with SGN as operator of the gas network into which the gas pipeline will connect will be needed.

Third Parties

•

A lease (or other form of land right) over the onshore route of the gas pipeline from the point at which the gas pipeline comes ashore to the point at which the gas pipeline connects to SGN’s gas network.

This list is not exhaustive, and Crown expects that there will be additional requirements imposed by both the Scottish government and local authorities which will include, but not be limited to, an EIA and various local community consultations. There can be no assurance that Crown and GBTRON will be successful in securing these and other permits, approvals, licenses and consents in a timely manner or at all. For more information, please see “Risk Factors — Risks Related to Crown’s Legal and Regulatory Compliance — Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of Crown’s LNG terminals could impede operations and construction and could have a material adverse effect on Crown’s business.”

Funding

We have budgeted approximately $33.7 million and $5.9 million to achieve FID for the Kakinada and Grangemouth terminals, respectively. Based on financial projections, the majority of the Kakinada expenditure is expected to be for technical and seabed survey work to ensure that the 40-meter high GBSRU will be situated properly on a level seabed at 20 meters depth. The EIA for Kakinada has already been completed by the engineering and consultancy firm, L&T–RAMBØLL Consulting Engineers Limited.

The majority of the Grangemouth expenditure is expected to cover legal, consulting and licensing costs. There will be some seabed survey work, but we plan to locate the Grangemouth FSRU in the Firth of Forth in 18 meters of water and we do not believe dredging or breakwater will be required.

Upon FID, we intend to utilize project financing to provide the funding for the EPCIC work related to each terminal, consistent with industry practice for such infrastructure projects. Based on management estimates, the overall capital required for the EPCIC work will be approximately $1 billion for the Kakinada terminal and approximately $533 million for the Grangemouth terminal. These estimates include EPCIC, IDC and financing costs. We will seek to raise third-party equity sourced from strategic and financial investors through the issuance of new shares at each of the project companies, and intend to fund the remaining capital through non-recourse project debt financing. Based on credit reports from Standard & Poor’s on May 18, 2023 and April 21, 2023, Moody’s on July 21, 2023 and October 20, 2023, and Fitch on June 2, 2023 and May 8, 2023, both the United Kingdom and India are investment grade countries with ready access to equity and debt funding for projects which are supported by bankable EPCIC and take-or-pay revenue contracts. There is no assurance that we will be able to raise additional funding on commercially acceptable terms or at all.

Our Customers

We seek to avoid commodity price and volume risk. We do not intend to buy or sell LNG. Rather, we seek to build, own and operate the terminals in exchange for take-or-pay style fixed-price contracts. In the case of the re-gas terminals, our customers will buy LNG from the global LNG market and pay us to store the LNG and re-gas it. We target a customer base consisting of energy state owned enterprises, governments and well- capitalized corporations which require a reliable, year-round supply of LNG.

In the case of liquefaction terminals, we expect that our customers will be gas producers and aggregators seeking to sell their gas in the form of LNG to domestic and overseas markets. In management’s view, these liquefaction customers will pay, in accordance with standard industry practice, on a dollar per MMBtu basis coupled with a minimum use-or-pay arrangement to assure bankability of Crown’s liquefaction terminals. We expect that our customer base will be concentrated with a small number of customers taking the vast majority of our liquefaction, storage and re-gas services.

Our LNG Terminal Project Pipeline

We have two near-term projects currently in preliminary planning: a GBSRU terminal in Vung Tao, Vietnam and a GBLNG terminal in Newfoundland, Canada.

Vung Tau, Vietnam

We believe that Vietnam presents a unique market opportunity because of its dual storm season and harsh weather storm record. PetroVietnam Gas (“PVG”) operates the onshore 1 MTPA Thi Vai LNG Terminal in Vung Tau to supply two gas-fired CCGTs in the south of the country. The Thi Vai LNG terminal is expected to supply up to 850,000 tons of LNG each year from 2023 to 2027. However, Vietnam’s Power Development Plan aims for total installed capacity of gas-fired CCGTs to reach 37.33 GW by 2030. Currently, most of Vietnam’s base load power comes from coal and there is much international pressure on Vietnam to “transition” away from coal. On May 15, 2023, Vietnam’s Prime Minister, Pham Minh Chinh, approved a blueprint to reduce the use of coal-fired power in pursuit of a goal of achieving net-zero emissions by 2050. However, we believe that Vietnam will likely need to increase its use of LNG to achieve this goal. Given Vietnam’s harsh-weather conditions and the lack of LNG terminal capacity to handle such an increase, we believe there is a substantial opportunity in Vietnam for Crown to supply year-round LNG storage and re-gas capacity.

Newfoundland, Canada

Our proposed Fermeuse GBSLNG terminal in Newfoundland, Canada is planned to be a liquefaction terminal. Liquefaction terminals have a much higher capital expenditure requirement per ton of capacity than storage and re-gas terminals due to the special equipment and EPCIC techniques required.

The chosen site for future development is Fermeuse Harbour, which has around 20 meters of natural water depth. This site is optimal not only because of its natural depth but also because it offers 1,400 acres of support area where the GBLNG can be built in drydock, as well as power grids less than two km away from the anticipated site. Almost 132 acres have been previously approved for a marine support Base and gas-fired power plant. We plan to build the pipelines to carry gas from the extensive gas reserves offshore the Atlantic coast of Canada to the GBLNG to be liquefied and exported.

We believe Newfoundland provides a strategic market opportunity because of its extensive gas reserves. Despite producing over 16.1 billion cubic feet (“BCF”) of natural gas each day, at the present time, Canada does not have any LNG export facilities—a gap we can help to fill. According to a report from the Canadian Energy Centre, dated of September 7, 2022, by 2035, some estimates have shown that Canada has the potential to supply the world with nearly 39 BCM of LNG.

Our Contractors / Subcontractors

Aker Solutions

We plan to work with Aker Solutions, which has 50 years of experience and is one of the most experienced contractors in the industry, for the building of our concrete GBS platforms.

Aker Solutions is a world leading EPCIC contractor of offshore concrete GBS energy installations, with decades of dominance in the field. To date, Aker Solutions has been involved in 25 out of the 26 GBS installations built in offshore oil and gas business. With a focus on digital technology, Aker Solutions focuses on delivering complex energy projects in a safe, predictable, and sustainable way to accelerate the transition to sustainable energy production. Aker Solutions specializes in (1) the full value chain of project execution in the oil and gas space from front-end studies and engineering services, through to installation and commission, (2) renewable energy solutions, (3) low carbon oil and gas solutions, (4) fixed and floating solutions, (5) subsea production systems, and (6) maintenance, modifications and decommissioning. Aker Solutions is listed on the Oslo Stock Exchange with a market capitalization of approximately $4.6 billion as of September 1, 2023.

Wärtsilä Gas Solutions and Siemens Energy

We plan to partner with Wärtsilä Gas Solutions and Siemens Energy as subcontractors.

Wärtsilä Gas Solutions is a process system supplier. Wärtsilä Gas Solutions is a global leader in innovative technologies and lifecycle solutions for the marine and energy markets. To date, Wärtsilä Gas Solutions has delivered more than 20 re-gasification installations. Wärtsilä Gas Solutions specializes in (1) gas carrier solutions, (2) FSRU solutions, (3) fuel and gas solutions, (4) volatile organic compounds recovery and offshore solutions, (5) terminal solutions, (6) conceptual solutions and engineering studies, and (7) biogas solutions. Wärtsilä has committed to an ethical and sustainable stance in the market to shape the decarbonization transformation. Wärtsilä Gas Solutions is listed on Nasdaq Helsinki with a market capitalization of approximately $7.5 billion on September 1, 2023.

With a company history that dates to 1866, Siemens Energy (which became its own entity in 2020) is a power generation and electrical distribution systems supplier. It specializes in both onshore and offshore installations and to date, they have installed over 6,750 gas turbines around the world. The Siemens Energy portfolio covers the whole spectrum of applications to design, finance, build, operate, and maintain modern smart grid and power distribution systems. Siemens Energy is listed on the Frankfurt Stock Exchange with a market capitalization of approximately EUR 10 billion as of September 1, 2023.

Our Competition

Our primary business is in LNG terminals to develop offshore LNG terminals. We primarily focus on offering our GBS LNG terminal solutions to locations exposed to harsh weather conditions. We are unaware of any existing competitor focusing on this solution and believe that we are well positioned to be a leading developer and operator in the LNG infrastructure space. To our knowledge, no competitor has brought a GBSRU project as close to execution as we have with the Kakinada terminal, the sole precedent project being the Adriatic LNG GBSRU which Snam, ExxonMobil and Qatar Energy brought into operation in 2009.

We may compete with companies offering floating liquefaction and/or floating re-gasification solutions on a lease-based type of contract such as Excelerate Energy, Exmar, Höegh LNG, Golar LNG, New Fortress Energy and BW LNG. To our knowledge, we do not compete directly with the major liquefaction and/or re-gasification companies like Shell, ExxonMobil, Cheniere Energy, TotalEnergies, Chevron, and Tellurian.

For projects where a floating terminal solution may be a feasible alternative, the FLNG / FSRU companies listed above may be seen as competitors. The FLNG market segment is mainly operated by the major oil and gas companies. To date, we are only aware of one company, Golar LNG, who may currently offer FLNG solutions on lease-based contracts. The existing FSRU market is highly competitive, and we do not plan to enter this market segment on a competitive basis. We will seek exclusive rights to the LNG infrastructure project before we start project development, by leveraging our proprietary network in new untapped markets and ability to design innovative solutions.

OUR COMPETITIVE LANDSCAPE

Human Resources & Social Responsibility

Human Capital Resources & Recruiting

We place a premium on attracting and retaining high-performing talent. With more than 90 years of cumulative experience in a combination of the following areas: oil and gas trading, marketing project finance and execution of major construction projects, our senior executives are prepared to not only oversee the completion of our anchor projects but continue to push our solution into new territories. To engage with dexterity in each country wherein we operate, Crown employs five executives as “Country Heads”: one each for the U.K., India, Canada, Africa, and Spain. Our Spain Country Head executive also covers operations within South America generally. We believe our recruiting and staffing process uniquely positions us to run an efficient business. Finally, we offer employees pay and benefits which we believe to be competitive within the industry, ensuring retention of key employees.

Diversity, Equity, and Inclusion (“DEI”)

As a company that operates on a global scale, we work with a diverse array of colleagues, customers, and communities. As such, we are committed to cultivating and preserving a culture of diversity, equity, and inclusion. To maintain this environment, we fully observe all federal, state, and local laws regarding workplace discrimination, harassment, and unlawful retaliation.

Health & Safety

The well-being of our employees, contractors, and surrounding communities are of the utmost importance to us. First and foremost, we recognize the value of human life, and prioritize the health and safety of people. While we anticipate our solutions will allow for production in harsh weather settings, they will be designed to do so without sacrificing safety in the process. Second, for our business to thrive, our employees and customers must be able to trust that the work environment and products are safe. Any health and safety incident involving LNG may lead to restrictions on the industry, which could result in difficulties obtaining permits and buyers. To mitigate this risk, we implement and maintain policies, practices, and controls of the highest caliber to ensure we are not merely in compliance with health and safety regulations, but actively pursuing the safest protocols possible.

CROWN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition together with our consolidated financial statements for the years ended December 31, 2022, and 2023, and the unaudited condensed consolidated interim financial statements for the six-month period ended June 30, 2024, together with related notes thereto included elsewhere in this prospectus. The discussion and the analysis should also be read together with the section of this prospectus entitled “Business” and the unaudited pro forma condensed combined financial information as of and for the six-month period ended June 30, 2024 (in the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements based upon Pubco’s current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” and/or elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. In this section, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us,” the “Company,” and “its” refer to Crown LNG Holdings Limited and its consolidated subsidiaries, including Crown LNG Holding AS and Catcha Investment Corp. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Overview

Crown LNG Holdings AS, a private limited liability company incorporated under the laws of Norway, our wholly owned subsidiary, was founded in 2016 in Oslo, Norway, with the mission of providing offshore LNG critical infrastructure suitable for year-round operations in harsh weather locations. We design and seek to own and operate all-weather liquefied natural gas (“LNG”) liquefaction and re-gasification terminals, utilizing bottom-fixed, gravity-based structures. While floating technology solutions are not part of our core business, we will also seek to develop, own and operate floating storage and re-gasification units (“FSRU”) where we possess a competitive advantage for doing so.

We believe there is a market opportunity for our LNG infrastructure, which is expected to grow along with the growth in LNG supply and demand. Morgan Stanley projects that global LNG demand will reach 570 million ton per annum (“MTPA”) in 2030 compared to 400 MTPA in 2022. We believe we are well positioned to take advantage of this growth in LNG demand given the key advantages of offshore LNG import and export facilities over onshore technology. These advantages relate to regulatory demands, environmental impact, land acquisition, security requirements and overall cost.

We plan to be active in two critical parts of the LNG value chain: (1) liquefaction, where natural gas from producers is supercooled to a liquid for transport by ship as LNG, and (2) re-gasification (or “re-gas”), where the LNG is turned back into gas and delivered to consumers and businesses. We seek to provide stable, secure, year- round LNG production and gas supplies to growing markets and locations exposed to harsh weather conditions. We aim to expand the global market for LNG (particularly LNG supplied from the U.S.) and contribute to lower carbon emissions in the markets we serve by replacing coal and oil with LNG.

Our Revenue Model

We seek to avoid commodity price and volume risk. We do not intend to buy or sell LNG. Rather, we seek to build, own, and operate the terminals in exchange for take-or-pay style fixed-price contracts. In the case of the regasification terminals, our customers will buy LNG from the global LNG market and pay us to store the LNG and re-gasify it. In the case of liquefaction terminals, we expect that our customers will be gas producers and aggregators seeking to sell their gas in the form of LNG to domestic and overseas markets. These liquefaction customers will pay on a liquefaction fee per one million British Thermal Units (“MMBtu”) basis coupled with a minimum use-or-pay arrangement to assure bankability of our liquefaction terminals.

The Business Combination

On July 8 and 9, 2024, the Company consummated the series of transactions contemplated in the Business Combination Agreement, dated August 3, 2023 (as amended, the “Business Combination Agreement”), by and among Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”), Crown, and CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), pursuant to which (i) Merger Sub merged with and into Catcha, with Catcha as the surviving company and becoming a wholly owned subsidiary of the Company (the “Merger”) and (ii) following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, the shareholders of Crown transferred to the Company, and the Company acquired from the shareholders of Crown, all of the ordinary shares of Crown held by such shareholders in exchange for the issuance of the number of newly issued Company Ordinary Shares equal to (x) a transaction value of $600 million divided by (y) a per share price of $10.00.

The business combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Catcha will be treated as the “acquired” company for financial reporting purposes, and Crown will be the accounting “acquirer.”

As a result of the business combination, the Company became a publicly traded company with its stock trading on Nasdaq. As a newly publicly traded company, the Company will be required to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. the Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources, including personnel costs, audit, and other professional services fees.

In connection with the business combination, the Company consummated several financing transactions, as described under “—Liquidity and Capital Resources—Sources of Liquidity—Subsequent Financing Arrangements” below, generating $7.9 million of aggregate gross proceeds therefrom. the Company also entered into a series of agreements with Service Providers, resulting in the reduction of transaction expenses payable at closing of the business combination, in exchange for certain transfers of founder shares held by Catcha Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”) and the issuance of promissory notes for the deferred payment of expenses.

Key Factors Affecting Our Prospectus and Future Results

Crown LNG Holding AS’ operations to date have been limited to business planning, raising capital, and development activities relating to the LNG terminals in our pipeline. We do not have any project in our pipeline generating revenue currently and have not recognized any revenue to date. Crown LNG Holding AS’ net losses were $4.7 million, $27.9 million, and $4.2 million for the years ended December 31, 2021, 2022, and 2023, respectively. For the first six months ending June 30, 2024, the net loss is $5.4 million, an increase of 17% compared to the same period in 2023, of $4.6 million.

We believe that our performance and future success depend on a number of factors that present significant opportunities, but also pose risks and challenges; these include our ability to develop, construct, finance and secure commercial contracts for the LNG terminals in our pipeline, and the other factors discussed under the section titled “Risk Factors” of our Registration Statement on Form F-1, filed with the SEC on September 30, 2024, which are incorporated by reference. We expect to continue to incur significant expenses and operating losses for at least the next several years associated with our ongoing activities, until we successfully complete our LNG terminals, secure commercial contracts, and commence operations.

We anticipate the Kakinada and Grangemouth Projects to be operational at the earliest in 2029 and 2027, respectively, and to begin generating revenues around that period, if at all. Major remaining development activities relating to the commencement of operations for these terminals are similar to other large-scale infrastructure projects in the oil and gas sector. They include, but are not limited to, conducting a Front-End

Engineering Design study, securing and signing all required terminal usage agreements with customers, securing all required regulatory approvals from relevant authorities, structuring the projects to attract any required equity and debt financing, achieving FID, initiating the engineering, procurement, construction, installation & commissioning process, and working with partners to construct and commission the terminals.

Key Components of Results of Operations

We are a development stage company, and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We do not have any project in our pipeline generating revenue and have not recognized any revenue to date.

We are currently developing the Kakinada and Grangemouth Projects. The Kakinada Project is expected to have a capacity of 3 billion cubic feet per day (“Bcf/d,”) following a 33-month EPCIC period. The Grangemouth Project will have a capacity of 5 MTPA; however, the FID will require only 2 MTPA capacity booked. Upon completion of the terminals and commencement of operations, we expect the Kakinada and Grangemouth Projects to generate revenues of over $280 million and $160 million per year respectively, assuming a contracted utilization rate of 7.2 MTPA and 3.0 MTPA respectively.

Operating Expenses

Operating expenses consist of employee benefit expenses, other operating expenses, and depreciation and impairment expenses. Consulting fees and project costs related to our project development, audit, and accounting fees are the most significant component of our other operating expenses, which includes seabed surveys expense and payments to consultants.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

Upon completion of the Kakinada and Grangemouth Projects and commencement of operations, we also expect to incur significant additional related expenses, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative, and other costs.

Employee Benefit Expenses

Employee benefit expenses comprise all types of remuneration to personnel employed by the company and are expensed when earned. Employee benefit expenses generally consist of management-for-hire and remuneration to our board of directors. We present fees related to management-for-hire as employee benefit expenses, as such fees are paid to individuals working for the company under our discretion in the same way as individuals who are regarded as employees for legal or tax purposes and where the services rendered are similar to services typically rendered by employees.

We expect that employee benefit expenses will increase in the future in connection with the projects advancing with funding, where headcount is expected to expand for development of the projects and for other general and administrative purposes, as well as in connection with increased fees for directors and management for hire.

Other Operating Expenses

Other operating expenses are recognized when they occur and represent a broad range of operating expenses incurred by us in our day-to-day activities. Other operating expenses mainly consist of consulting fees related to our project development, GBTRON exclusivity fee, audit, and accounting fees. Certain board members have provided services to us via their respective consulting companies.

We expect to incur additional other expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services.

We expect to incur increased costs associated with establishing sales, such as sales and administrative expenses, marketing expenses, and commercialization expenses prior to the Company reaching first-gas. Upon completion of the terminals and commencement of operations, we also expect to incur additional related expenses, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative, and other costs.

Depreciation and Impairment

Depreciation and impairment expenses consist primarily of depreciation of our right-of-use assets, which are our lease of office space and lease of office equipment. The lease of office space was terminated in June 2022, after signing a settlement agreement with the lessor. As a result, the right-of-use asset for the lease of office equipment has been impaired and no depreciation expense has been recorded for the six-month periods ending June 30, 2024.

We do not expect to incur significant depreciation or impairment expenses in the near future.

With respect to the Kakinada and Grangemouth Projects, we are currently in the development stage and plan to make significant investments in the future relating to our terminals currently under development. If and when such investments are made, we may incur material depreciation expenses and may also be required to record impairment, depending on the circumstances.

Finance Income and Finance Expense

Interest income and interest expenses are calculated using the effective interest method. The interest expenses are related to shareholder loans to Crown LNG Holding AS. The loans have been provided during year 2020 and 2021 and settled in September of 2022. A new shareholder loan of $200,000 was issued and drawn down in May 2023, and a further $160,000 was issued and drawn down by December 2023. Promissory Notes with vendors are interest bearing at twelve (12) per cent per annum.

Foreign currency gains or losses are reported as foreign exchange gain or foreign exchange loss in finance income or finance expense, respectively, except for currency translation effects from translation of foreign subsidiaries and the parent company which are presented within Other Comprehensive Income (“OCI”).

Finance income and finance expense also include fair value adjustments of the options held by us, the future payment right, the contingent consideration related to warrant exercise, the new shareholder loan, and the Catcha Loan. These various instruments are measured at fair value through profit or loss. The instruments are re-measured at each reporting date, and any movements in the fair value are recorded as either a finance income or a finance expense.

Income Tax Benefit

The operations of the Company are subject only to income tax in Norway. Current income tax is measured at the amount expected to be recovered from or paid to the tax authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where we operate and generates taxable income.

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

As of December 31, 2023, and December 31, 2022, we have not recognized any tax assets based on the uncertainty related to utilization as a result of cumulative losses.

Foreign Currency Translation

The consolidated financial statements are prepared in United States Dollars (“USD”). The functional currency of each of our entities is principally determined based on the primary currency of the company’s operating expenses and country of residence, which results in the Norwegian krone (“NOK”) being the functional currency of all entities. Upon consolidation, the statements of financial position and statements of operation of all companies with a functional currency other than USD are translated from their functional currencies to the USD. The company’s presentation of our currency is determined as follows:

•	All assets and liabilities are translated at the rate of exchange at the statement of financial position date.

•	All items of income and expense are translated at the average rate of exchange in the month the transaction occurred.

Foreign currency gains or losses are reported as foreign exchange gain or foreign exchange loss in finance income or finance expense, respectively, except for currency translation effects from translation of foreign subsidiaries and the parent company which are presented within OCI.

Results of Operations

The results of operations presented below should be reviewed in conjunction with our consolidated financial statements and notes included elsewhere in this Report.

For a detailed discussion of our financial performance and condition for the first six months ending June 30, 2024 and 2023, respectively, please refer to “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this F-1.

Comparison of the first six month ending June 30, 2024, and June 30, 2023

The following unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2023 combines the historical audited statement of operations of Crown AS for the year ended December 31, 2023 and the historical audited consolidated statement of comprehensive loss of Crown AS for the year ended December 31, 2023, giving pro forma effect to the Transactions as if the Transactions had occurred on January 1, 2023, the beginning of the periods presented.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

FOR THE SIX MONTHS ENDED JUNE 30, 2024, AND DECEMBER 31, 2023

(In thousands, except per share data)

	First six months ended June 30;
(in thousands of U.S. dollars, except per share amounts)	2024	2023
Revenue	$—	$—

Total revenue	—	—

Employee benefit expenses	(928)	(477)
Other operating expenses	(4,501)	(4,143)

Total operating expenses	(5,429)	(4,620)

Operating loss	(5,429)	(4,620)

Finance income	708	7,862
Finance expenses	(12,171)	(965)

Net financial items	(11,463)	6,897

Loss before tax	(16,892)	2,277

Loss	$(16,892)	2,277

Other comprehensive income:
Items that subsequently may be reclassified to profit or loss:
Foreign currency translation	(106)	784
Total items that may be reclassified to profit or loss	(106)	784

Total comprehensive loss	$(16,998)	$3,061

Loss attributable to:
Equity holders of the parent company	(16,560)	2,057
Non-controlling interests	(332)	220
Total comprehensive loss attributable to:
Equity holders of the parent company	(16,993)	2,685
Non-controlling interests	(5)	376
Loss per share
Basic loss per share	(1.17)	0.04
Diluted loss per share	(1.17)	0.04

Employee Benefit Expenses

Employee benefit expenses as of December 31, 2023, of $1.8 million compared to $0.9 million for the first six months ending June 30, 2024. The Annualised¹ increase of 5% was primarily attributable to increased contracted staff to strengthen the capacity and competence as a public company.

Other Operating Expenses

(in thousands of U.S. dollars)	For the six months Jue 30
Other operating expenses	2024	2023
Consulting fees	$(3,348)	$(3,037)
Project costs	(960)	—
Audit and audit related services	(554)	(146)
Cash-settled share-based payment	689	—
Other operating expenses	(328)	(961)

Total other operating expenses	(4,501)	(4,144)

Total other operating expenses of $16.5 million, $7.5 million and $15.1 million, for the periods December 31, 2023, June 30, 2024, and Annualised December 31, 2024. Comparing Annualised December 31, 2024 to December 31, 2023, indicate a decrease of $1.4 million. The indicated decrease in operating expenses is primarily explained by a reversal of $0.7 million cash-settled share-based payment expense for the first six months ending June 30, 2024, and a reduction in other operating expenses of $0.7 million for the first six months ending June 30, 2024. The reversal of Cash-settled-share based payment and the lower other operating cost is mainly due to revaluation of provisions for cost, due to changes in assumptions

Finance Income

Finance income decreased by $7.6 million, or 93%, for the first six months ending June 30, 2024, as compared to December 31, 2024, and decreased by $7.0 million or 86% for Annualised December 31, 2024 as compared to December 31, 2023 . Increase in the fair value of contingent consideration related to the warrant exercise and the recognition as a result of the difference between the transaction price initially recorded and the fair value of the Catcha Loan for the period ended June 30, 2024. The corresponding ‘Fair value adjustment financial instruments income for the period ended June 30, 2024.

Depreciation and Impairment

There is no impairment or depreciation accounted for during the first six months ending June 30, 2024.

Finance Expense

Finance expense of $9.5 million, $12.9 million, and $26.1 million as of December 31, 2023, June 30, 2024, and Annualised December 31, 2024, respectively. Comparing December 31, 2023, to Annualised December 31, 2024, indicate an increase by of $16.6 million, or 174%. The indicated increase primarily attributable to a fair value adjustment of financial instrument expense from future payment rights agreed with East LNG PTE LTD for the first six months ending June 30, 2024, while for December 31, 2023, there was no gain or loss reflected in finance income.

Income Tax Benefit

Income tax benefit was zero, for the first six months ending June 30, 2024, similar to the same period in 2023.

Foreign Currency Translation

Foreign currency translation gain in OCI decreased by $0.9 million to a loss of $0.1 million for the first six months ending June 30, 2024, as compared to same period in 2023. The decrease was primarily attributable to the relative depreciation of the NOK against the USD during the period, which resulted in net translation loss upon translation of balance sheet items into USD.

Liquidity and Capital Resources

Funding Requirements and Going Concern

In this section, unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “us,” the “Company,” and “its” refer to Crown LNG Holdings Limited and its consolidated subsidiaries, which include Crown LNG Holdings AS and Catcha Investment Corp.

Crown LNG Holdings AS has incurred operating losses since inception, including net operating losses of $6.4 million, $7.7 million, and $11.6 million, for the years ended 2021, 2022, and 2023, respectively. Crown LNG Holdings AS incurred operating losses of $5.4 million for the first six months ending June 30, 2024, compared to the same period last year, June 30, 2023, of $4.6 million in operating loss.

Catcha Investment Corp. has incurred operating losses since inception, including net operating losses of $6.7 million for 2023, and $3.0 million for the first six months June 30, 2024.

The Company is still in the early stages of development of our projects, and we expect to continue to incur significant expenses including capital expenditures required to develop our operating assets to reach FID, sales and marketing efforts, expansion of our project pipeline. We also expect to incur additional capital expenditures in the future as we continue to develop and construct our operating assets. We intend to fund such significant capital expenditures via project financing through a mix of debt and equity issuance at the project level, as is common industry practice for such infrastructure projects. Furthermore, we expect to incur additional expenses operating as a public company. Until such time as we can generate substantial revenue and cash flows after our projects commence operations, if ever, we expect to finance our cash needs through a combination of equity and debt financing (including with related parties) and other capital sources.

We do not have any projects in our pipeline currently generating revenue and have not recognized any revenue to date. We expect to become operational on our projects between 30 and 37 months after FID has been reached for the projects, and we anticipate our current projects to be operational at the earliest in 2027 for the Grangemouth Project and 2029 for the Kakinada Terminal Project. Once the projects are operational, we expect to begin generating revenues around that period. The Grangemouth project is in the pre-consultation phase with the Scottish government, and work on the application to be filed early 2025 is on track for filing early 2025 and contemplated pre-approval during Q2 2025. The Grangemouth project is maintained in good standing; however, no major project development other than project finance is progressing. The late start of the engineering may delay the Final Investment Decision (FID) and defer commercial start of the terminal beyond year 2027. The Kakinada project is also maintained in good standing; however, no major project development other than project finance is progressing. The start of pre-construction engineering will commence when the funding is secured. The late start of the engineering may delay the Final Investment Decision (FID) and defer commercial start of the terminal beyond year 2029.

We forecast that it will continue to incur significant operating cash outflows to fund the Kakinada Terminal and Grangemouth Projects, as well support our growth, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative and other costs. We will also have long-term debt obligations under the Promissory Notes issued by the Company to vendors agreeing to defer payment for services provided and under certain of the other financing arrangements described therein, the up-front amount of $1.01 million. We will require additional financing to support the operations of the business. The forecast and financial conditions raise substantial doubt about the Company’s ability to continue to operate as a going concern. The Company’s ability to operate as a going concern is principally dependent on the (1) ability of the Company to secure financing or enter into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors to secure additional financing to support the Company’s anchor projects to FID, (2) the ability of the Company to reach the designated FID dates for the projects, (3) the ability of the Company to comply with the listing requirements of the NASDAQ, and (4) that the significant decrease in the stock price which makes raising capital on favourable terms more challenging.

The Class A Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Class A Ordinary Shares. The number of shares being registered in this prospectus (which include shares issuable upon exercise of the Warrants) represents approximately 105.79% of the total Class A Ordinary Shares outstanding as of February 13, 2025. The Selling Securityholders and the Arena Selling Securityholder will be able to sell all of their Class A Ordinary Shares for as long as the registration statement of which this prospectus forms a part is available for use. As a result, the sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Class A Ordinary Shares.

In addition, some of the shares being registered for resale were acquired by the Selling Securityholders for nominal consideration or purchased for prices considerably below the Business Combination price and the current market price of the Class A ordinary shares. Even though the current market price is significantly below the price at the time of the Company’s initial public offering, certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. Based on the last reported sale price of Class A Ordinary Shares referenced below, shares acquired for less than such last reported sale price, the Selling Securityholders may experience potential profit of approximately $19,704,503.01 in aggregate proceeds from the resale of such shares. A majority of the new shares acquired by Selling Securityholders are with founders and management of the Company. These shareholders and shares are restricted as per the insider trading policy of Pubco and general SEC and Nasdaq rules.

In addition, holders of our Warrants will be less likely to exercise their Warrants if the exercise prices of their Warrants exceed the market price of our Common Stock. There is no guarantee that our Warrants will continue to be in the money prior to their expiration, and as such, the Warrants may expire worthless. As such, any cash proceeds that we may receive in relation to the exercise of the Warrants overlying shares of Common Stock being offered for sale in this prospectus will be dependent on the trading price of our Common Stock. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. As of the date of this prospectus, are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock. Holders of such “out of the money” Warrants are not likely to exercise such Warrants. There can be no assurance that such Warrants will be in the money prior to their respective expiration dates, and therefore, we may not receive any cash proceeds from the exercise of such Warrants.

As a result, we have neither included nor intend to include any potential cash proceeds from the exercise of our Warrants in our short-term or long-term liquidity outlook and assumptions. We will continue to evaluate the probability of warrant exercise over the life of our Warrants and the merit of including potential cash proceeds from the exercise in our liquidity projections. We do not expect to rely on the exercise of our Warrants to fund our operations and will need to continue to rely on additional financing.

As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt of the Crown LNG’s ability to continue as a going concern, and therefore, the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Management believes that it will be able to secure sufficient funding or enter into other financing arrangements in order to finance its projects to reach FID by the designated FID dates. For these reasons, the financial statements have been prepared on the basis that the Company is a going concern. Should sufficient funding not be secured from such sources or otherwise or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for the Company and its shareholders. In these scenarios, the Company will need to seek other options, including delaying or reducing operating and capital expenditures, the possibility of an alternative transaction or fundraising, and in the event that none of these are available, voluntary bankruptcy, liquidation, administration, or dissolution.

Sources of Liquidity

To date, we have funded our operations primarily with the proceeds from shareholder loans, share based compensation agreements, issuance of debt, shares and warrants, and sales of shares in CIO Investments AS. As of December 31, 2023, we had cash and cash equivalents of $88,000, and as June 30, 2024, we had cash and cash equivalents of $75,739. Going forward for the next 6-12 months, the funding will be sourced through shareholder loans, Equity Line of Credit (ELOC) with Arena, and the convertible loan facility with Helena Partners. The funding from these facilities will fund the going concern of the Company, including critical project costs to maintain the projects in good standing. On a project level for Kakinada and Grangemouth, the remaining pre-FID funding (USD 35M for Kakinada and USD 12M for Grangemouth) shall be placed by inviting investors directly into the project companies, alternatively in combination with investing in the listed entity CGBS. The next tranche of USD 12 million for Grangemouth will only be required upon pre-approval of the project anticipated for Q2 2025.

Shareholder Loans

On April 19, 2021, we issued an unsecured loan directed towards shareholders of NOK 8.6 million, which is equivalent to $975,000. The loan was fully subscribed and paid in on April 21, 2021. The loan was fully settled on September 9, 2021. The principal portion of the loan was settled against shares in a subsidiary entity.

On June 21, 2021, we issued an unsecured loan directed towards shareholders of NOK 4.205 million, which is equivalent to $477,000. The loan was fully subscribed and paid in on July 21, 2021. The loan was fully settled on September 9, 2022.

On December 21, 2021, we issued an unsecured loan directed towards shareholders of NOK 9.3 million, which is equivalent to $1.1 million. The loan was fully subscribed and paid in on January 11, 2022. The loan was fully settled on September 9, 2022.

On May 16, 2023, we entered into a short-term loan agreement with LNG-9 Pte Ltd for $200,000. The loan was drawn down on May 23, 2023. The agreement was amended on June 16, 2023, and increased by an additional $160 thousand. The loan remained outstanding as of June 30, 2024.

On September 27, 2023, Crown entered into short-term Loan Agreements with Black Kite AS, A A Holding AS, Service Invest AS and LNG-9 PTE LTD for the purpose of securing interim funding until the bridge loan was facilitated. The loans amounted to $62,675, with an interest rate of 2% per month. In addition, Crown paid a one-time 2% commitment fee payable together with the first payment of Interest. The loan was settled on October 30, 2023.

Promissory note

On October 27, 2023, Catcha and Crown entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the closing of the business combination (the “Catcha Loan”). On October 30, 2023, the $750,000 loan was provided by Catcha to Crown. Crown repaid Catcha the $750,000. , the loan agreement regulates how the loan is settled at the discretion of the lender (i.e., Catcha): (1) 50% in shares and (2) 50% as a convertible note towards the outstanding common shares of stock.

The Catcha Loan is measured at fair value based on significant unobservable inputs and has a carrying amount of $954 thousand as of December 31, 2023. The loan remained outstanding as of June 30, 2024.

Issuance of Warrants

In April 2021, we issued a total of 9,390,200 warrants to our shareholders at a subscription price of NOK 0.25, or $0.03, with an exercise price of NOK 6.10, or $0.69, and a final maturity date of April 29, 2024. The purpose of the issuance was to incentivize existing shareholders to purchase shares of our common stock.

In February 2023, we agreed with holders of 8,512,070 warrants to convert such warrants into shares for a value of NOK 51.8 million, which is equivalent to $5.2 million. At December 31, 2023, the carrying amount of the warrants was $4.2 million and remain outstanding. As of June 30, 2024, there were no private warrants outstanding.

Reference is made to contingent consideration related to warrant exercise from the sub events in the Notes to the Financial Statements as of June 30, 2024.

Sale of Treasury Shares

In 2021, Crown sold treasury shares for proceeds of $1.4 million, for the purpose of securing continued funding of activities related to the Kakinada Project. The shares were sold to both new and existing shareholders, who were primarily based in Norway.

Sale of Shares

In the first quarter of 2023, we raised NOK 7.1 million, or $0.8 million, in cash against issuance of 1,475,569 shares. The issuance of shares became void due to statutory deadlines for registration of share issuance being exceeded. The capital increase was executed, and the shares were registered on January 30, 2024.

In July 2023, we raised NOK 5.3 million, or $0.5 million, by selling 2,525,902 shares in our subsidiary CIO Investments AS. CIO Investments AS is a special investment vehicle holding shares in Crown LNG India AS.

In August of 2024, the Company entered into certain Contract Notes wherein certain shareholders exchanged their shares in CIO Investment AS for shares in the Company. Pursuant to these Contract Notes, the Company will issue 17,527,832 shares.

Buyback of shares

On September 13, 2024, Crown closed the transaction to acquire 52% of the shares in CIO Investment AS. CIO investment AS owns 8% of the Kakinada project. After the acquisition Crown owns 100% of the Kakinada project. The purchase price was $9.8 million, and it was settled by issuing 22.2 million new shares in Crown.

Share-Based Compensation Agreements

We have entered into service agreements with third party suppliers where the consideration is paid in-kind with shares of our common stock. The service agreements were entered into in January 2022 and will continue until either of the parties terminate the agreement. Fees for services are paid by issuing shares using a conversion rate of NOK 28 per share, or $3.18 per share. The arrangement is accounted for as equity-settled transactions, as the advisors do not have the option to settle in cash.

Liability-to-Equity Conversions

In April 2021, we entered into agreements with entities controlled by Mr. Swapan Kataria (“Mr. Kataria”) to convert liabilities totaling $15.5 million into 9,868,000 new shares. These liabilities due to Mr. Kataria are related to the costs incurred on our behalf for the approval, licensing and other costs associated with the Kakinada Project, as well as other costs incurred for other projects in our pipeline.

Further, in April 2021, we converted an additional $5.6 million of liabilities due to Crown’s senior management team, including Mr. Kataria, Mr. Jørn Husemoen and Mr. Gunnar Knutsen into 4,811,900 new shares, and we converted shareholders loans from external shareholders valued at $500,000 into 907,100 new shares.

In September 2022, we settled outstanding shareholder loans valued at NOK 14.3 million, or $1.6 million, by transferring shares without voting rights in our subsidiary, CIO Investments AS. CIO Investments AS is a special investment vehicle holding shares in Crown LNG India AS. In connection with the settlement, we have an obligation to pay an additional NOK 0.68 per share, or $0.08 per share, issued to the lenders under the CIO Loan. In addition, the settlement contains a put-option, pursuant to which each lender may require that Crown acquire the shares in CIO Investments at a strike of NOK 2.444, or $0.28, conditional on final investment decision relating to construction of Kakinada LNG project by June 30, 2024.

In February 2023, we converted a liability of $123,000, owed towards a service provider, to equity by issuing 147,483 new shares.

On July 19, 2023, Crown LNG Holding AS and Crown LNG India AS entered into an amendment agreement with Emerging Asia Capital Partners Company Limited (EACP), pursuant to which the retainer fees to be paid for financial advisory services is amended to increase from $20 thousand to $80 thousand per month paid in Crown common shares. Additionally, Crown issued a promissory note for the outstanding cash payments due under the original agreement and will issue a promissory note for every month going forward for the services provided under the agreement. The promissory notes are not subject to any interest as per the amended agreement, however, Crown has agreed to pay to EACP a Financing Success Fee equal to 3% on the Equity Financing raised if the source of introduction is from EACP, Crown LNG India AS, Crown LNG Holding AS, Mr. Kataria, LNG-9 PTE LTD or KGLNG and 1% on the Equity Financing raised if the source is from another party In November 2023, EACP converted its claim as of September 30, 2023 towards the Company into shares at the strike value of NOK 21. The share capital was increased by NOK 3,237.33 by issuance of 323,733 shares, each at a face value of NOK0.01. The total contribution is NOK 6,798,400 ($658 thousand), of which NOK 6,795,163 is share premium.

In November 2023, the Company completed a capital increase directed towards market representatives (third-party advisors), whereby the market representatives convert their respective claims towards the Company into shares at the strike value agreed in the respective agreements. The share capital was increased by NOK 16,416.91 by issuance of 1,641,691 shares, each at a face value of NOK 0.01. The consideration per share is NOK 28 (rounded), which entails a share premium per share of NOK 27.99. The total contribution is NOK 45,967,358, of which NOK 45,950,941 is share premium. Further, the agreements continue to run following the debt conversion.

Share capital increase

On October 24, 2023, the Board of Directors agreed to increase share capital of Crown by NOK 1,375,000 ($123 thousand) by the issuance of new shares, each with a face value of NOK 0.01. The aggregate nominal subscription amount in the share capital increase was NOK 2,887,500,000, or $260 million, of which NOK 1,375,000 is share capital and of which NOK 2,886,125,000 is share premium. The share capital increase was carried out by EAST upon subscription. EAST settled its obligation to pay the subscription amount of NOK 2,887,500,000 by set-off of the claim EAST had toward Crown LNG Holdings Promissory Note. Pursuant to the KGLNG Agreement and the KGLNG Conversation Agreement, the Crown Holdings AS Promissory Note shall be converted to shares in the Company. Both the issuance of the promissory note with a face value of NOK 2,887,500,000 as payment for obtaining the future payment right and the subsequent conversion to shares happened on the same date, October 24, 2023.

Subsequent Financing Arrangements

Shareholder Loan

On November 22, 2023, the Board resolved to offer each shareholder in the Company to participate in a shareholder loan, for the purpose of funding the Company’s operational short-term liquidity needs. The loan was made on February 5, 2024, and the subscribed amount totaled $1.4 million. The loan is not subject to any interest unless the Company defaults on its obligations to repay the loan, in which case interest shall accrue on the outstanding amount from the default date until the Company has satisfied its obligation at a rate of 40% of the nominal amount, such interest to be compounded on a monthly basis. The loans to the shareholders are settled and settlement agreements are sign with all, but two lenders, for the other lenders shares are to be issued. Amount not settled as of June 30, 2024, is $37,000.

On July 26, 2024, the Company entered into additional Convertible Promissory Notes for a total of $194 thousand and NOK 3,643,094, with interest accruing at a fixed rate of 10% per annum commencing on July 31, 2024. As of July 26, 2024, the shareholders are entitled to convert any portion of any amounts outstanding into Ordinary Shares of the Company.

On August 8, 2024, a shareholder loan valued at $1.2 million was settled by paying $600 thousand in cash and issuing 1.7 million new shares against the conversion of the remaining principal amount.

April 2024 Notes

On April 30, 2024, the Company entered into subscription agreements with certain investors with respect to convertible promissory notes that were issued upon closing of the business combination (the “April 2024 Notes”) with an aggregate original principal amount of $1.05 million for an aggregate purchase price of $1.0 million, reflecting a 5% original issue discount.

The April 2024 Notes bear interest at an annual rate of 10% and mature on the first anniversary of the issuance of the applicable note (the date of such issuance, the “Issuance Date”). Interest on the April 2024 Notes is payable in cash or in-kind through the issuance of additional April 2024 Notes, at the option of the Company.

The April 2024 Notes are convertible into the Company Ordinary Shares at the option of the holder. The number of the Company Ordinary Shares issuable upon conversion of the April 2024 Notes is determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). “Conversion Amount” means the sum of (A) the portion of the principal of a note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to such principal of the applicable note, and (C) any other unpaid amounts, if any. “Conversion Price” means $10.00 initially at the date of issuance of the April 2024 Notes. The Conversion Price will reset to 95% of the lowest closing volume weighted average price observed over the 5 trading days immediately preceding the 180th calendar day following the Issuance Date, subject to a minimum price of $2.50.

At the closing of the BCA on July 9, 2024, Crown accepted the private investment in public entity subscriptions from legacy shareholders valued at $260 thousand by issuing 26,393 shares ($10 per share).”

As of June 30, 2024, the abovementioned Notes are outstanding, and none have been converted.

PIPE

On May 6, 2024, the Company and Catcha entered into a subscription agreement (the “PIPE Subscription Agreement”) for a private placement (the “PIPE”) with a certain accredited investor (the “Purchaser”). Pursuant to the PIPE Subscription Agreement, upon closing of the business combination, the Purchaser a purchased an aggregate of 176,470 the Company Ordinary Shares, at a price per share of $8.50, representing aggregate gross proceeds of $1.5 million.

On May 14, 2024, the Company and Catcha entered into additional subscription agreements (together with the PIPE Subscription Agreement above, the “PIPE Subscription Agreements”) for a private placement with certain accredited investors who are existing shareholders of Crown (the “Existing Shareholder Purchasers”).

Pursuant to the PIPE Subscription Agreement, upon closing of the business combination, the Existing Shareholder Purchasers purchased an aggregate of 26,393 the Company Ordinary Shares (together with the Company Ordinary Shares to be purchased by the Purchaser, the “PIPE Shares”), at a price per share of $10.00, representing aggregate gross proceeds of $263.9 thousand.

Securities Lending Agreement

On May 22, 2024, the Company entered into a securities lending agreement (the “Securities Lending Agreement”) with Millennia Capital Partners Limited (the “Lender”) pursuant to which the Lender agreed to loan the Company up to $4.0 million (the “Loan”) at fifty-five (55%) Loan to Value of the current market value of 730,000 shares of Crown pledged to the Lender (“Transferred Collateral”). “Loan to Value” means the ratio of the Loan to the value of the Transferred Collateral, calculated by dividing the amount borrowed by the fair market value of the Transferred Collateral. The Loan matures thirty-six (36) months after the Closing Date (as defined in the Securities Lending Agreement) and bears interest at an annual rate of 6.0% to be paid quarterly. Crown has drawn $430 thousands on this facility. The facility has been paused pending higher Market Capitalisation.

Securities Purchase Agreement

On June 4, 2024, the Company entered into a definitive securities purchase agreement (the “Securities Purchase Agreement”) with Helena Special Opportunities LLC (the “Investor”), an affiliate of Helena Partners Inc., a Cayman-Islands based advisor and investor, providing for up to approximately $20.7 million in funding through a private placement for the issuance of convertible notes (the “SPA Notes”). Capitalized terms used but not defined in the description below shall have the meanings ascribed thereto in the Securities Purchase Agreement.

Pursuant to the Securities Purchase Agreement, the Company issued the SPA Notes and warrants (the “Warrants”) to the Investor across multiple tranches (the “Tranches”) consisting of an initial tranche (the “Initial Tranche”) of (i) an aggregate principal amount of $2.95 million and including an original issue discount (“OID”) of up to an aggregate of $442,500, plus Warrants to purchase a number of the Company Ordinary Shares equal to the applicable Warrant Share Amounts (defined as 50% of the principal amount of each issued Tranche, divided by $10). The second tranche (the “Second Tranche”) consists of an aggregate principal amount of SPA Notes of up to $2.95 million and including an OID of up to $442,500 and Warrants to purchase a number of the Company Ordinary Shares equal to the applicable Warrant Share Amounts with respect to such Tranche. The Securities Purchase Agreement contemplates up to five subsequent Tranches, each of which will be in an aggregate principal amount of SPA Notes of $2.95 million each and each including an OID of $442,500 and Warrants to purchase a number of the Company Ordinary Shares equal to the applicable Warrant Share Amounts with respect to such Tranches. The purchase price of an SPA Note and its accompanying Warrant will be computed by subtracting the portion of the OID represented by such SPA Note from the portion of the principal amount represented by such SPA Note (a “Purchase Price”).

The Closing of the purchase of each Tranche shall be subject to certain terms and conditions, including but not limited to:

(a) Initial Tranche. Closing of the Initial Tranche occurred on closing of the business combination.

(b) The Second Tranche. Closing of the Second Tranche shall not occur prior to the date that is the earlier of (i) the date that is 90 days following the Closing Date of the Initial Tranche and (ii) such date as the Notes and Warrants issuable in such Tranche may be resold pursuant to an effective registration statement pursuant to Rule 144 under the 1933 Act.

(c) Third and Fourth Tranches.

a. Closing of each such Tranche shall be for only one Tranche of Notes having an initial aggregate Principal Amount equal to the greater of (i) $50,000 and (ii) the lesser of (x) two- and one-half times the median of the value of shares traded over each of the thirty (30) Trading Days preceding the Closing Day for such Tranche, and (y) $2.95 million, and

b. the Closing Date of such Tranche shall not occur prior to the date that is the earlier of (i) the date that is 90 days following the Closing Date of the previous Tranche and (ii) such date as the Company and the Investor shall mutually agree.

(d) Fifth, Sixth and Seventh Tranches. Closing of any subsequent Tranche shall occur on such date as the Company and the Investor shall mutually agree, if at all; provided that the Closing of any subsequent Tranche shall be for only one Tranche of Notes having an initial aggregate Principal Amount equal to the greater of (i) $50,000 and (ii) the lesser of (x) two and one half times the median of the value of shares traded over each of the 30 Trading Days preceding the Closing Date for such Tranche, and (y) $2.95 million.

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC. acted as placement agent to the Company for the facility described above.

Convertible Equity

The Company entered into Subscription Agreements for the placement of convertible equity with certain current shareholders and investors in the Company in the amount of $150 thousand to support the Company’s operational needs through the signing of the BCA. On June 12, 2024, the placement of convertible equity in Crown was converted to shares in the Company for the amount subscribed.

Share Capital Increases

On June 20, 2024, under the EACP Agreement, EACP converted its claim for the period from October 2023 through May 2024 towards the Company into shares at the strike value of NOK 21. The share capital was increased by NOK 3,196.73 by issuance of 319,673 shares, each at a face value of NOK 0.01. The total contribution is NOK 6,713,152 ($660 thousand), of which NOK 6,709,955 is share premium.

On June 20, 2024, the Company completed a capital increase directed towards market representatives (third-party advisors), whereby the market representatives convert their respective claims towards the Company into shares for the period October 2023 through May 2024. The share capital was increased by NOK 5,456.63 by issuance of 545,663 shares each at a face value of NOK 0.01. The consideration per share is NOK 28.00 (rounded) which entails a share premium per share of NOK 27.99. The total contribution is NOK 15,278,704 ($1.5 million) of which NOK 15,273,247 is share premium.

Non-Redemption Agreements

On June 20, 2024, Catcha entered into non-redemption agreements (the “Non-Redemption Agreements”) with one or more investors (each, a “Backstop Investor”), each acting on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such Backstop Investor or its affiliates. Pursuant to the Non-Redemption Agreements, the Backstop Investors agreed that, on or prior to closing of the business combination, the Backstop Investors will rescind or reverse their previous election to redeem an aggregate of up to approximately 800,000 Catcha ordinary shares (the “Backstop Shares”), which redemption requests were made in connection with Catcha’s extraordinary general meeting of shareholders held on June 12, 2024. Upon consummation of the business combination, Catcha paid or caused to be paid to each Backstop Investor a payment in respect of its respective Backstop Shares in cash released from Catcha’s trust account in an amount equal to the product of (x) the number of Backstop Shares and (y) $2.075, which is equal to (A) the price per share for a pro rata portion of the amount on deposit in the trust account, less (B) $9.50.

Vendor Promissory Notes for Fees Deferral

From June 18, 2024, to June 26, 2024, we issued five convertible promissory notes to the vendors agreeing to defer payment for services provided (the “Convertible Vendor Notes”). The aggregate principal amount for all the Convertible Vendor Notes is approximately $5.0 million, bearing interest at 12% per annum. The Convertible Vendor Notes provides that twenty to fifty percent of the principal amount is payable within 30 days after the Closing Date, depending on Vendor. The remaining unpaid principal amount for each Convertible Vendor Note shall be increased by 20%, and payable in equal installments each quarter ending date subsequent to the Closing Date, from between one year and up to five years, depending on Vendor. If we raise additional capital after Close, we will use best endeavors to pay any outstanding principal under the Convertible Vendor Notes.

All the Convertible Vendor Notes provides that upon occurrence of a default, at the option of the Vendor any amounts outstanding under the Convertible Vendor Note may be converted into the Company Ordinary Shares of at a conversion price equal to the VWAP Price: (i) on the date that is one hundred fifty (150) days following the Closing Date (the “Initial Election Date”), up to an amount equal to fifty percent (50%) of the then outstanding principal amount of this Note; and (ii) on each thirty (30) day anniversary following the Initial Election Date (each such anniversary together with the Initial Election Date, each, an “Election Date”) up to an additional ten percent (10%) of the then outstanding principal amount of the Convertible Vendor Note (collectively, the “Conversion Rights”); provided that (i) the foregoing calculation of the aggregate amount available to be converted into Shares pursuant to the Conversion Rights assumes that there has been no prior payment of the principal of the Convertible Vendor Note and (ii) any amounts that were otherwise available to be converted pursuant to the Conversion Rights on an Election Date that were not so converted shall remain available for conversion pursuant to the Conversion Rights on subsequent Election Dates until so converted. A default is constituted in the event of (i) failure by the Company to pay any portions of the principal amount within five (5) business days after the dates specified in the Convertible Vendor Notes or issue shares pursuant to the Vendor Notes, if so, elected by the Vendor; (ii) voluntary bankruptcy; and (iii) involuntary bankruptcy.

In addition, on July 9, 2024, we also issued promissory notes (the “Promissory Notes”) in an aggregate principal amount of $3.5 million to another service provider to Crown and Catcha, with such amounts representing deferrals of fees owed. Such Promissory Notes bear interest at a rate of 12% per annum, payable quarterly, subject to Crown’s option to defer 50% as paid-in-kind, with principal due thereunder payable at maturity on the 18-month anniversary of the issuance. There is no conversion feature provided for under such Promissory Notes.

CCM Amendment Agreement

On June 25, 2024, Cohen & Company Capital Markets division (“CCM”), Catcha and the Company entered into an Amendment (“CCM Amendment”) to the Engagement Letter, which was originally entered into between CCM and Catcha on May 18, 2023. Nothing was recorded by Catcha yet on its historical unaudited financial statements for the six-month period ended June 30, 2024, under the original Engagement Letter. Pursuant to the CCM Amendment, the fees contemplated in the Engagement Letter were amended as follows:

•	$100,000 paid in full in U.S. dollars simultaneously with the closing of the business combination;

•

$100,000 paid in full in U.S. dollars simultaneously with the funding of the second tranche of funding pursuant to the Securities Purchase Agreement with Helena Special Opportunities LLC described above;

•	350,000 ordinary shares of the Company, which was satisfied by Sponsor on behalf of the Company within the aggregate of 1,900,000 of such transfers to Service Providers described above; and

•

Issuance by the Company to CCM at the closing of the business combination of a Promissory Note in the principal amount of $1,000,000, which shall be convertible at CCM’s election beginning six months following closing of the business combination. The conversion price shall equal the lessor of

(x) the 5 VWAP trading days ending on the VWAP trading day immediately preceding the applicable conversion and (y) 95% of the previous trading day closing price of the Company Ordinary Shares. Upon the second anniversary of issuance, all remaining amounts due under the note shall convert into the Company Ordinary Shares.

Polar Convertible Promissory Notes

On July 8, 2024, the Company, Catcha, Sponsor and Polar Multi-Strategy Master Fund (“Polar”) entered into an Amendment (the “March Amendment”) to the March 2023 Subscription Agreement, which was originally entered into between Catcha, Sponsor and Polar, pursuant to which Polar provided $300,000 to Catcha (the “March Capital Contribution”) for working capital purposes.

Pursuant to this Amendment, the Company, Catcha and the Sponsor jointly and severally, agreed to promptly repay, as a return of capital, an amount equal to the March Capital Contribution funded by Polar to Catcha within five (5) business days of the closing of the business combination, by:

A.	Issuance of a convertible promissory note by the Company in favor of Polar or its nominee, with consideration for such note equal to 50% of the March Capital Contribution; and

B.	Payment in cash in U.S. Dollars equal to 50% of the March Capital Contribution.

On July 8, 2024, the Company, Catcha, Sponsor and Polar entered into an Amendment (the “October Amendment”) to the October 2023 Subscription Agreement, which was originally entered into between Catcha, Sponsor and Polar, pursuant to which Polar provided $750,000 to Catcha (the “October Capital Contribution”) for working capital purposes.

Pursuant to this Amendment, the Company, Catcha and the Sponsor jointly and severally, agreed to promptly repay, as a return of capital, an amount equal to the October Capital Contribution funded by Polar to Catcha within five (5) business days of the closing of the business combination, by:

A.	Issuance of a convertible promissory note by the Company in favor of Polar or its nominee, with consideration for such note equal to 50% of the October Capital Contribution; and

B.	Payment in cash in U.S. Dollars equal to 50% of the October Capital Contribution.

On July 8, 2024, the Company and Polar entered into a Securities Purchase Agreement, pursuant to which the Company shall issue Promissory Notes for an aggregate purchase price of up to $525,000, divided into two separate notes, with an aggregate principal amount of $583,334, reflecting original issue discount of 10%. The issuance of such Promissory Notes was in satisfaction of 50% of the payment due upon the closing of the business combination under the March Amendment and the October Amendment, as described above, with no additional amount paid by Polar.

Founder Share Transfers

On July 8, 2024, Sponsor transferred an aggregate of 6,511,627 Catcha Class A Ordinary Shares to third parties who provided financing in connection with the business combination, Transaction Expense Reduction as well as settlement of liabilities, including on behalf of Crown. This includes 1,500,000 Catcha Class A Ordinary Shares as commitment shares to the Investor in consideration for its entry into the Securities Purchase Agreement described above, 1,900,000 Catcha Class A Ordinary Shares to Service Providers to Catcha in partial consideration for the Transaction Expense Reduction, including fee deferrals, and 3,111,627 Catcha Class A Ordinary Shares to certain investors in consideration for providing financing to Crown and Catcha, including providing the Transferred Collateral securing the Securities Lending Agreement described above, and settlement of certain liabilities. The Catcha Class A Ordinary Shares were exchanged for the Company Ordinary Shares in the business combination, in a transaction registered under the Securities Act of 1933, as amended pursuant to the Company’s Registration

Statement on Form F-4 declared effective by the Securities and Exchange Commission on February 14, 2024 (File No. 333-274832) and, accordingly, may be freely transferred without restrictions under the Securities Act by the recipients thereof. The agreements with certain of the Service Providers provide that, if the Service Provider sells the Service Provider Shares for proceeds equal to or greater than an agreed upon amount, then such Service Provider shall return any remaining Service Provider Shares to Sponsor.

Cash Flow Summary

For a detailed discussion of our financial performance, for Crown LNG Holding AS, and condition for the years ended December 31, 2022, and December 31, 2021, please refer to our Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Registration Statement on Form F-4 (File No. 333-274832), as amended (the “Registration Statement”), that was declared effective by the Securities and Exchange Commission on February 14, 2024

The following is a summary of our cash flows for the first six month ended June 30, 2024, and 2023, respectively, and the years ended December 31, 2023, and 2022:

	For the six months ended June 30		For years ended December 31
(in thousands of US dollar)	2024	2023	2023	2022
Net cash used in operating activities	(2,335)	(994)	(2,923)	(611)
Net cash used in investing activities	—	—	—	—
Net cash provided by/(used in) financing activities	2,375	992	2,976	(47)
Net increase / (decrease) in cash and cash equivalents	40	(2)	53	(658)

Net Cash Used in Operating Activities

Cash and cash equivalents as of June 30, 2024, was $4.0 million of which $2.6 million in Transaction Accounting Adjustments.

For the first six -month ending June 30, 2024, compared to December 31, 2023, cash used in operating activities is attributable to increase in Employee benefit expenses, increase in consultant fees, and audit and audit related fees, which is mainly expenses related to the business combination with Catcha and preparation to become a listed entity, and increase related to extra cost for keeping the projects in good standing during the extended time it takes to arrange financing.

Net Cash Used in Investing Activities

No net cash was used in our investing activities for the year ended June 30, 2024, as Crown did not engage in any activities resulting in cash flow from investing activities in the year ended December 31, 2022, and 2023, as all project related costs in the periods were fully expensed in the consolidated statement of comprehensive income.

New Cash Provided by/(Used in) Financing Activities

Net cash provided by/(used in) financing activities changed from $(47) thousand in the year ended December 31, 2022 to $3.0 million in the year ended December 31, 2023. During the year ended December 31, 2023, net cash provided by financing activities primarily consisted of $1.2 million proceeds from short-term loans, $704 thousand proceeds from issuance of shares (non-registered capital increase), $526 thousand proceeds from issuance of shareholder loan, and $499 thousand proceeds from transactions with non-controlling interest.

KGLNG Agreement

On August 3, 2023, EAST, Crown LNG India AS, Crown, and Pubco entered into the KGLNG Agreement. Prior to the execution of the KGLNG Agreement, (a) EAST owned 99.81% of KGLNG’s share capital and (b) Mr. Swapan Kataria, Crown’s Chief Executive Officer, in turn owned 50% of EAST’s share capital. Subject to the relevant conditions and terms contained therein, the parties agreed to affect the following:

i. Amendment of Exclusivity Agreement. Crown LNG India Limited (formerly known as Asia First Holdings Limited) (“Crown India Limited”), a private company with limited liability incorporated in Hong Kong and a subsidiary of Crown LNG India AS, and EAST amended the exclusivity agreement entered into between them dated June 3, 2020 (as later amended) relating to the development of the Kakinada Project, in order to extend the long stop date for achieving the FID of the Kakinada Project from December 31, 2022 to December 31, 2025;

ii. Grant of Future Payment Right. KGLNG Seller granted to KGLNG Buyer the right to receive from KGLNG Seller an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals to $3.266 billion (the “KGLNG Future Payment Right”). In exchange, KGLNG Buyer shall issue a promissory note to KGLNG Seller in the principal amount of $275 million (the “KGLNG FP Promissory Note”). The KGLNG FP Promissory Note shall be transferred by the KGLNG Seller to Crown against the issuance of 137,500,000 new shares of Crown to KGLNG Seller; and

iii. Grant of Option. KGLNG Seller granted to KGLNG Buyer an option (the “KGLNG Option”) to purchase all shares of KGLNG held by KGLNG Seller at an exercise price of $60 million. The KGLNG Option is exercisable by KGLNG Buyer at its discretion, at any time from the completion of the business combination to August 3, 2024. Upon the exercise of the KGLNG Option, the exercise price will be settled by the KGLNG Buyer by (a) the issuance of a promissory note in favor of KGLNG Seller in the principal amount of $60 million (“KGLNG Purchase Promissory Note”) and (b) an assumption of KGLNG Seller’s liability under the KGLNG Future Payment Right. Immediately thereafter, KGLNG Seller shall transfer the KGLNG Purchase Promissory Note to the Company in consideration for the issuance of the Company Ordinary Shares for an aggregate amount of $60 million based on a per share price equal to 95% of the closing price of the Company Ordinary Shares on the business day prior to the option exercise. In addition, upon the option exercise, Crown India Limited, EAST and KGLNG will enter into a novation agreement, whereby EAST will transfer all its rights and obligations under the amended Exclusivity Agreement between Crown India Limited and EAST dated August 27, 2020, to KGLNG. The business combination is not conditioned upon exercise of the KGLNG Option.

On August 2, 2024, Crown LNG India AS delivered to East a Share Purchase Option Exercise Notice, pursuant to which Crown LNG India AS to exercising the Option under Clause 5.2 of the KGLNG Agreement. Additionally, Crown LNG India AS notified East LNG of its nomination of an Affiliate to be the official buyer pursuant to Clause 18.5 of the KGLNG Agreement. We note that this Option has not yet been exercised but that an Affiliate is obligated to exercise the Option under the KGLNG Agreement. When the option is exercised, KGLNG will become a group company in Crown LNG. Management control will be with Crown LNG. This means it will be consolidated into the group financial statement by year-end. Crown will take over responsibility for developing the KGLNG Business going forward. The exercise of the option will be during October 2024.

GBTRON Agreement

On August 3, 2023, GBTRON, Crown, and the Company entered into the GBTRON Agreement. Prior to the execution of the GBTRON Agreement, Mr. Swapan Kataria, Crown’s Chief Executive Officer, indirectly owned 90% of GBTRON’s share capital. Subject to the relevant conditions and terms contained therein, the parties agreed to effect the following:

i. Amendment of Exclusivity Agreement. GBTRON and Crown amended the Exclusivity Agreement entered into between them dated August 27, 2020, relating to the development of the Grangemouth Project, in order to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025;

ii. Asset Transfer. GBTRON will set up NewCo and will transfer certain rights, obligations and assets (“NewCo Assets”) in connection with development of the Grangemouth Project to NewCo (“NewCo Assets Transfer”) upon exercise of the GBTRON Option (as defined below) by Crown; and

iii. Grant of Option. GBTRON granted to Crown an option (the “GBTRON Option”) to require that GBTRON (a) transfers the NewCo Assets to NewCo and (b) sells all the issued shares of NewCo to Crown at a nominal exercise price of £1 in aggregate. The GBTRON Option is exercisable by Crown, at its discretion, at any time from the completion of the business combination to August 3, 2024. Upon the exercise of the GBTRON Option, GBTRON will execute the NewCo Assets Transfer and NewCo will issue a promissory note in favor of GBTRON in the principal amount of $25 million (“NewCo Purchase Promissory Note”) as consideration for the transfer of the NewCo Assets. GBTRON will transfer the shares in NewCo to Crown for a cash consideration of $1.00. Immediately thereafter, the GBTRON shall transfer the NewCo Purchase Promissory Note to the Company in consideration for the issuance of the Company Ordinary Shares for an aggregate amount of $25 million based on a per share price equal to 95% of the closing price of the Company Ordinary Shares on the business day prior to the option exercise. The business combination is not conditioned upon exercise of the GBTRON Option.

On August 2, 2024, Crown delivered to GBTRON a Share Purchase Option Exercise Notice, pursuant to which Crown to exercising the Option under Clause 5.2 of the GBTRON Agreement, contingent on the preparation of the NewCo Transfer Implementation Plan under Clause 3 of the GBTRON Agreement.

When the option is exercised, a new company will be established (the “NewCo”) which will become a subsidiary in Crown LNG. Management control will be with Crown. This means it will be consolidated into the group financial statement by year-end. Crown will be responsible for developing the business of NewCo, and the exercise of the option will occur during October 2024.

On September 17, 2024, Crown issued a promissory note to GBTRON Lands Limited valued at GBP 260 thousand transferred in cash to Crown. The Note carries an interest of 1% per month and a commitment fee of 5%. The Note matures on October 31, 2024.

Exclusivity Agreement between Crown and GBTRON

Crown and GBTRON entered into an Exclusivity Agreement dated August 27, 2020 relating to the Grangemouth Project. Under this agreement, Crown was granted the exclusive rights to develop, own, and operate the lease of the FSRU to GBTRON. Per the Exclusivity Agreement, as amended by an amendment agreement entered into on August 3, 2023, Crown is obligated to pay (a) $1.5 million by September 30, 2023, (b) $2.5 million by December 31, 2023, and (c) an annual exclusivity fee of $1.0 million starting on December 31, 2023, and until FID of the FSRU.

On October 30, 2023, Crown LNG Holding AS and GBTRON entered into a second amendment agreement to the Exclusivity Agreement. The following amendments apply (i) the Exclusivity Agreement is valid until the expiry of the Lease Agreement for the FSRU unless terminated, (ii) Crown will pay the first instalment of the initial Exclusivity fee of $1.5 million due at December 31, 2023, (iii) Crown will pay the final instalment of the initial Exclusivity fee of $2.5 million due at December 31, 2023, (iv) Crown will thereafter and in addition pay an annual Exclusivity fee of $1.0 million due first time at December 31, 2023: and annually thereafter and until FID of the FSRU, and (v) Crown can extend payments until February 28, 2024, subject to payment of the monthly extension fee of $160 thousand. As of June 30, 2024, the amount payable to GBTRON is $5.0 million.

On September 10, 2024, Crown and GBTRON entered into the Third Amendment to Exclusivity Agreement, pursuant to which the parties agreed that the second instalment, remaining annual exclusivity fees, and any monthly extension fees will be settled by a convertible promissory note from Crown to GBTRON of $2.5 million plus an interest at 12%, accruing as of January 1, 2023, for a total of $3.025 million. GBTRON has exercised its right to convert the promissory note into the Exclusivity Shares.

Exclusivity Agreement between Crown India Limited and EAST

Crown India Limited and EAST entered into an Exclusivity Agreement dated June 3, 2020, for the development of the Kakinada deepwater port. Pursuant to this agreement, EAST granted Crown India Limited the exclusive right to develop, operate, own, and lease to EAST the re-gas terminal and sub-sea pipeline being developed under the Kakinada Project, and EAST was obligated to maintain its shareholding of 525,000 shares of the total 526,000 shares in KGLNG. EAST and KGLNG were also restricted from entering any alternative solutions for the development of or relation to the license and/or deepwater port, including all connected licenses and sub-licenses. As per the last amendment, the parties shall endeavor to ensure FID is achieved no later than December 31, 2025. This agreement was amended first on September 9, 2020, then on March 31, 2021, and finally in conjunction with the KGLNG Agreement on August 3, 2023.

Engagement of Services of GBTRON Limited by Crown, dated January 10, 2022

On January 10, 2022, GBTRON Limited was engaged by Crown to perform services as an advisor in assisting the company in reaching out to off takers in the United Kingdom and other countries and tying up the sale of LNG from the project. In consideration for the services, Crown agreed to pay the advisor a sign-on fee of GBP 60,000 and a monthly retainer fee of GBP 20,000 invoiced and payable in kind in shares of the company by conversion of the fees. Additionally, the engagement letter provided that such fees should be paid in kind, using a conversion rate of NOK 28 per share.

BDO Shares

On February 5, 2024, PubCo, Crown, and certain investors entered into a loan agreement for funding purposes. On July 23, 2024, Pubco, Crown and each investor entered into a side letter agreement to settle the outstanding balance that Crown and Pubco owed each investor. Pursuant to the side letters, each investor received a cash payment equal to 50% and with the remaining amounts to be paid in their pro rate portion of the BDO Shares.

August 16, 2024 Issuances

On August 16, 2024, the Subscription Investors listed below received a total of 15,503 shares in connection with subscription agreements signed by each of the investors, Pubco and Catcha.

•	Torvik Jensen AS: 509 shares

•	Hilde Vatne: 3,773 shares

•	Langtrade AS: 509 shares

•	Ola Kvisgaard: 2,037 shares

•	Patrick Tepfers: 509 shares

•	Seve Holding AS: 509 shares

•	Jensen AZ Holding AS: 943 shares

•	Service Invest AS: 1,018 shares

•	Marikove Industrier AS: 509 shares

•	Terje Håland AS: 2,358 shares

•	Olastuen Eindom AS: 1,886 shares

•	Black Kite AS: 943 shares

Frisak & Partners AS

On September 5, 2024, Frisak Partners AS converted $188,112.42 into 551,633 Ordinary Shares of Pubco at a conversion price of $0.3410, pursuant to a promissory note issued by Pubco.

Private Notes

On September 26, 2024, Hayati Molinas converted $548,952.71 into 2,026,402 Ordinary Shares of Pubco at a conversion price of $0.2709, pursuant to a conversion notice in connection with the subscription agreement between Pubco and Molinas.

On September 26, 2024, Yagmur Irfan Sagnak converted $549,673.69 into 2,029,064 Ordinary Shares of Pubco at a conversion price of $0.2709, pursuant to a conversion notice in connection with the subscription agreement between Pubco and Sagnak.

On October 6, 2024, Batuhan Okur converted $539,725.22 into 1,935,886 Ordinary Shares of Pubco at a conversion price of $0.2788, pursuant to a conversion notice in connection with the subscription agreement between Pubco and Okur.

On October 6, 2024, Melih Odemis converted $539,725.2222 into 1,935,886 Ordinary Shares of Pubco at a conversion price of $0.2788, pursuant to a conversion notice in connection with the subscription agreement between Pubco and Odemis.

Gupta Shares

On October 4, 2024, the Company and Rajesh Gupta entered into a Services Agreement related to Rajesh Gupta’s brokerage and investment services. In connection with the Services Agreement, the Company and Rajesh Gupta entered into a subscription agreement whereby Sean Butcher subscribed the Gupta Shares for $175,000.

Butcher Shares

On October 31, 2024, the Company and Sean Butcher entered into a Services Agreement related to Sean Butcher’s brokerage and investment services. In connection with the Services Agreement, the Company and Sean Butcher entered into a subscription agreement whereby Sean Butcher subscribed the Butcher Shares for $200,000.

Black Kite Shares

On October 9, 2024, Black Kite AS (“Black Kite”) converted $1,501,140 into 5,685,618 Ordinary Shares of Pubco at a conversion price of $0.264024, pursuant to a conversion notice in connection with a convertible promissory note issued by Pubco to Black Kite.

Kataria Shares

On October 9, 2024, Swapan Kataria (“Mr. Kataria”) converted $2,935,610 into 11,118,723 Ordinary Shares of Pubco at a conversion price of $0.264024, pursuant to a conversion notice in connection with a convertible promissory note issued by Pubco to Mr. Kataria.

Gantt Shares

On October 9, 2024, Gantt Consulting AS (“Gantt Consulting”) converted $2,078,170 into 7,871,138 Ordinary Shares of Pubco at a conversion price of $0.264024 issued as follows: Shakul Sharma: 4,933,893,

Rajesh Gupta: 1,243,929, Jai Kataria: 1,524,300, Abeer Agrawal: 1,913,256, Service invest AS: 900,000, Groble Invest AS: 502,335, Captiva AS: 50,505, and VIB Invest: 50,505, pursuant to a conversion notice in connection with a convertible promissory note issued by Pubco to Gantt Consulting.

Norse Partners Shares

On November 21, 2024, Pubco and Norse Partners LLC (“Norse Partners”) entered into a letter agreement for certain financial services to be provided by Norse Partners to Pubco. As consideration for Norse Partners’ services, Pubco agreed to issue a total of 483,988 of Pubco Ordinary Shares that are issuable to Norse Partners.

Extension Agreement

On January 16, 2025, Pubco and Helena Special Opportunities LLC (“Helena”) entered into an Extension Agreement pursuant to which Pubco issued to Helena a total of 1,133,080 Pubco Ordinary Shares in exchange for a temporary forbearance by Helena of certain rights and remedies under the promissory note issued by Pubco to Helena on July 8, 2024 and the Securities Purchase Agreement entered into by Pubco and Helena.

Off-Balance Sheet Arrangements

As of June 30, 2024, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our consolidated financial statements are comprised of the consolidated statements of comprehensive loss, financial position, cash flows, changes in equity and related notes.

The consolidated financial statements have been prepared on a historical cost basis, except for an option to purchase 15% of the outstanding shares in EAST, the future payment right, the option to acquire 99.81% of KGLNG, the option to acquire GBTRON, the Catcha Loan, contingent consideration related to warrants exercise, and provisions for cash-settled share-based payments which are measured at fair value as described below.

Share-Based Payments

We have engaged third-party suppliers and related parties to deliver marketing and advisory services on a “stand-ready” basis in connection with the Kakinada Terminal Project. In consideration for the services received, we have agreed to pay the suppliers a fixed sign-on fee comprising three months service in addition to a monthly retainer fee. The consideration for the services is paid in-kind with shares of our common stock. The transaction is accounted for as an equity settled arrangement and recorded in other operating expenses at fair value of the services received with a corresponding entry directly in equity.

We have also entered into a consultancy service agreement with LNG-9, a related party of Crown, in which the delivery of set milestones related to signing of target contracts will entitle the advisor to a fixed fee contingent on the company reaching FID, and with settlement in either shares or cash. The arrangement is accounted for as a cash-settled liability transaction, as we have an intent and economic compulsion to settle in cash. For further information about the fair value measurement of cash-settled liabilities, refer to “Fair Value Measurement” below.

Fair Value Measurement

Management has assessed that the fair values of cash and short-term deposits, trade and other receivables, trade payables and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments and the current risk-free interest rates.

Instruments associated with EAST and KGLNG

Fair Value approach has been updated as of June 30 to be 50% the mid-point of VC discount rate and probability-weighted FID and 50% market capitalization. The fair values of the call-option to purchase 15% ownership in EAST, option to acquire 99.81% of KGLNG and a future payment right are derived from the estimated value of KGLNG as the sole asset of EAST. To estimate the fair value of KGLNG, the income approach was used, which takes into consideration the enterprise value based on a discounted cash flow model. Since the three instruments are linked and all relate to the same underlying value, the assessment and measurement was performed as if they were one instrument.

To appropriately adjust for the risk, two approaches have been applied for which the mid-point of the two calculated values has been used to determine the fair value. The first approach utilizes a discount rate on the fair value of KGLNG using an early stage required return of 40%, assumed to represent the required rate of return for an investor, e.g., a VC fund, given the current state of the Company. The second approach utilizes an overall probability-weighted best estimate by applying a reduction of 45% to the post-money FID valuation, which is reflective of the risk of not reaching FID.

The valuation is subject to uncertainty because it is measured based on significant unobservable inputs and is therefore designated as a Level 3 fair value instrument. The unobservable inputs include, but are not limited to, the terminal fee, the regasification price, capacity factor, the discount rate (WACC), Venture Capital discount rate, and probability of reaching FID. If factors change and different assumptions are used, other finance (expense)/income could be materially different.

Up until October 24, 2023, the fair value of only the call option to acquire 15% of EAST was considered with any changes in the fair value being recognized in finance income (expense) on the consolidated statement of comprehensive income. Upon the acquisition of the future payment rights and the option to acquire 99.81% of KGLNG, the call option to acquire 15% of EAST still exists, however management assesses the fair value of these three instruments as they were one instrument (labeled “future payments rights” in the consolidated financial statements), due to the fact that they are related to the same underlying value to avoid double counting and arbitrary allocations.

Fair value of Contingent Consideration related to Warrant Exercise on January 9, 2023

The fair value is calculated using two methods, where the first approach utilizes an early-stage company discount rate, and the second approach utilizes a probability weighted approach based on a probability of achieving an IPO discounted using a risk-free rate. The fair value is estimated as the mid-point value of the two calculated values. The valuation is based on significant unobservable inputs and is therefore classified as a level 3 fair value instrument. Significant assumptions applied in the computation of the fair value include the probability of IPO and the early-stage discount rate of 40%.

Fair Value of Convertible Shareholder Loans

In September 2022, the Company underwent a debt restructuring in which part of the shareholder loans were settled against shares in a subsidiary entity of the Company. As compensation, the lenders were also offered put options and cash consideration, contingent upon the Company achieving FID and IPO by June 30, 2024. The fair value of this new loan is based on a discounted cash flow approach and measured using significant unobservable inputs such as own non-performance risk, hence, accordingly designated as Level 3. The computation of the gain or loss also takes into account the fair value of the put option and cash consideration, and the fair value of the issued shares.

Fair Value of Cash-Settled Liabilities

Our cash-settled liabilities are measured initially at their fair value, with any changes in fair value recognized in profit or loss. Management has assessed that if the transaction allows for the choice of settlement, the intent is to settle in cash and settlement in cash is often the preferred method for the counterparty. Currently, the Company does not have sufficient liquidity to settle in cash, however, the fees are payable only when the Company achieves certain milestones, at which point, the Company is expected to have adequate funds to settle in cash. To calculate the fair value, management applies a probability-weighted approach when estimating the fair value of the liability, by taking into account the probability, and timing, of FID into the calculation.

Fair value of contingent consideration related to warrants exercise

In 2023, the Company offered to replace all outstanding warrants with new shares. In order to subscribe to the shares, the warrant holders agreed to pay an additional consideration of NOK 6.09 per share contingent on the Company completing an IPO. The additional consideration receivable from the shareholders is accounted for as a financial asset at fair value through profit or loss. The fair value is computed using two methods, where the first approach utilizes an early-stage company discount rate and the second approach uses a probability weighted approach based on a probability of achieving an IPO, discounted using a risk-free rate. The fair value is estimated as the mid-point value of the two calculated values. Refer to note 2.2 in Crown’s consolidated financial statements as of December 31, 2023.

Fair Value of Catcha Loan

Crown and Catcha entered into a promissory note whereby Catcha agreed to provide the Catcha Loan in the principal amount of $750 thousand to Crown to fund the working capital until the closing of the BCA. The Catcha Loan of $750,000 is repayable within 10 business days after the closing of the BCA. In the event that the BCA is terminated or does not close, the loan agreement regulates how the loan should be repaid which is at the discretion of the lender (i.e., Catcha): (1) $1.75 million in cash, or (2) $1.0 million in cash and a number of shares of Crown’s stock equal to 1.5% of the outstanding common shares of stock. Each repayment option was assessed with a probability assigned to each potential outcome to calculate the fair value of the Catcha Loan. As there was no change in the probabilities assigned to each option no changes in the fundraising and market conditions of Crown from October 27, 2023, to December 31, 2023, and June 30, 2024, the same discount rate was then applied to calculate the fair value based on the probability-weighted outcomes as of December 31, 2023, and June 30, 2024. The valuation is based on significant unobservable inputs and is therefore classified as a Level 3 fair value instrument.

Recently Issued and Adopted Accounting Pronouncements

Certain new accounting standards, amendments to accounting standards and interpretations have been published that are not mandatory for the December 31, 2023, and June 30, 2024, reporting periods. We intend to adopt relevant new and amended accounting standards and interpretations when they become effective. We have not early adopted any standards, interpretations or amendments that have been issued but not yet effective. The standards, amendments or interpretations that are expected to have a material impact on us are discussed below.

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of accounting policies

Crown has adopted Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 Making Materiality Judgments which were effective January 1, 2023. The amendments to IAS 1 require companies to disclose their material accounting policy information rather than their significant accounting policies. The amendments to IFRS Practice Statement 2 provide guidance on how to apply the concept of materiality to accounting policy disclosures. The amendments have had an impact on Crown’s disclosures of accounting policies, but not on the measurement, recognition or presentation of any items in Crown’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks, including currency risk, liquidity risk, credit risk, and interest rate risk, as set out below. We manage and monitor these exposures to ensure appropriate measures are implemented in a timely and effective manner. Except as disclosed below, we did not hedge or consider it necessary to hedge any of these risks.

Currency Risk

Foreign currency risk is the risk that the fair value of future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to the company’s provisions, of which 100% is set to be paid in USD. Payment of these provisions are dependent on FID-funding related to the Kakinada Project. We are also exposed to currency risk related to a contingent cash consideration and put option (contingent on IPO and FID before June 30, 2024, respectively), which are features included in the modified shareholder loan agreement entered into in 2022. These are, however, not yet recognized in the consolidated statement of financial position, but they may have an effect on cash flows in the future.

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. We, being a start-up company in a highly capital-intensive market, are significantly exposed to liquidity risk. To reduce our liquidity risk, management has been working on raising capital for us. This process has included debt conversions and direct capital contributions from the existing shareholders during 2021, 2022, and 2023. We plan to use the proceeds from the financing arrangements described under “—Liquidity and Capital Resources—Sources of Liquidity—Subsequent Financing Arrangements” above to fund ongoing anchor projects to FID. We estimate that the remaining capital needs to reach FID for our anchor projects to be approximately $40 million.

In relation to vendors necessary to deliver services to the projects, management is focusing on a strategy to limit price risks, and therefore most of our significant contracts utilize fixed price arrangements to ensure satisfactory liquidity budgeting of our resources.

Credit Risk

Credit risk is the risk that a counterparty will not meet our obligations under a financial instrument or contract leading to a financial loss. We believe our exposure to credit risk is limited, as our receivables mainly relate to VAT receivables towards the Norwegian tax authorities and cash in large financial institutions.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our exposure to the risk of changes in market interest rates are limited, as we have cash in low interest bank accounts and do not have any external financing with floating interest rates.

MANAGEMENT OF CROWN

The following table provides information relating to our directors and officers as of the date of this prospectus. Our board of directors is comprised of three directors.

Name	Age	Position
Swapan Kataria		Chief Executive Officer and Director
Jørn Skule Husemoen	60	Chief Financial Officer and Director
Ellen Hanetho	60	Director
Gry Osnes		Director
Andrew Judson	56	Director

Executive Officers

Swapan Kataria serves as our Chief Executive Officer and Director. Mr. Kataria co-founded Crown and has served as its Chief Executive Officer since January 2023. Mr. Kataria also serves as a Director at LNG-9 PTE LTD, where he has served on the board of directors since January 2014, and as Charmain of the Board at GBTron Power Limited, where he has served on the board of directors since August 2013. In the past, Mr. Kataria served as a Director at LNG Source from January 2011 to August 2023, and President at KatOil Limited from March 1998 to August 2023. Additionally, Mr. Kataria has lived and worked abroad in Singapore, Russia, Africa, and Canada.

Jørn Skule Husemoen serves as our Chief Financial Officer and Director. Mr. Husemoen co-founded Crown and has served as its Chief Financial Officer since September 2016 and Executive Chairman since September 2018. Mr. Husemoen also serves as Chairman at SmartSeal AS, where he has served on the board of directors since November 2018, and as Principal Consultant at Black Kite AS, where he has served on the board of directors since April 2016. In the past, Mr. Husemoen served as Chairman of the Board at Amby from January 2012 to September 2023, Chairman of Board at Argo LNG Investor AS from January 2017 to November 2018, Chief Commercial Officer and CFO at Argo LNG from January 2017 to September 2018, CEO at Tellu IoT AS from September 2014 to September 2016, CEO at Sonitor Technologies AS from January 2009 to June 2014, Corporate Country Controller, then subsequently SVP and CFO for Ericsson Greater China from June 2000 to December 2006, CFO for Ericsson India from January 1996 to May 2000, Business Controller – Export Division from August 1992 to December 1995, and as Finance Manager at Teamco ADB A/S from 1988 to 1992. Mr. Husemoen has more than 25 years of international experience as a C-level executive and board member in the LNG and other industries, ranging from multinational companies to early-stage technology companies. Additionally, Mr. Husemoen has more than 10 years of work experience living in China, India, Sweden, Norway, and the USA. He received a Bachelor in Finance and Business Administration from the BI Norwegian Business School.

Directors

Ellen Hanetho serves as a Director. Ms. Hanetho serves as the founder and chairperson of Cercis, a cleantech investment company established in September 2019. Previously, she served as the Chief Executive Officer of Frigaard Invest from March 2013 to December 2019. Ms. Hanetho has 25 years of experience spanning executive and other senior positions in investment banking and private equity in corporations such as Frigaard Invest, Credo Partners, and Goldman Sachs Investment Banking Division in London and New York, and the Brussels Stock Exchange and Citibank in Brussels. Ms. Hanetho has served on a number of private company boards, including as chairperson of the boards of Fleks AS and Mer AS, and as board member of Kristian Gerhard Jebsen Group Limited and Stokke Industri AS. She currently serves on the boards of a number of companies publicly traded on the Oslo Stock Exchange, including MPC Container Ships ASA, MPC Energy Solutions ASA, EQVA ASA, B2 Impact ASA and Capsol Technologies ASA. Ms. Hanetho holds a BSBA from Boston University and an MBA from Solvay University, in addition to executive training from INSEAD and Harvard Business School..

Gry Osnes serves as a Director. Ms. Osnes serves as a Director at C-LAN (Centre for Leadership and Affect Neuroscience), where she has served on the board of directors since February 2020, and as an Executive Consultant at Succession Consult Ltd since June 2008. In the past, Ms. Osnes was an Advisor to the CEO at the Natural History Museum of the University of Oslo from May 2000 to May 2009, Senior Advisor to the CEO at the University of Oslo from May 1999 to May 2001 and January 1996 to February 1997, and Consultant at KLP (Kommune- og helse- Norges eget pensjonsselskap) from September 1995 to July 1999. Ms. Osnes received a Bachelor’s Degree in Business Administration and Management from the Norwegian School of Management, a Master’s Degree in Organizational Leadership from HEC Paris/INSEAD, and a PhD in Leadership Succession from the University of Oslo.

Andrew Judson serves as our Diorector. Mr. Judson serves as a Senior Advisor at Fort Capital, one of Canada’s leading independent investment banking advisory firms. Prior to joining Fort Capital, Mr. Judson was Managing Director at Camcor Partners, a Calgary based boutique Private Equity firm investing in upstream companies active in the Western Canadian Sedimentary Basin on behalf of Institutional and private LPs., from 2013 – 2018. From 2007 – 2013, Mr. Judson served as Managing Director of FirstEnergy Capital, an investment bank focused on the energy sector. In addition, Mr. Judson has served as a director of Pieridae Energy Limited since 2015 and lead director of Condor Energies Inc. since 2019.

Corporate Governance Practices

We are a “foreign private issuer,” as defined in the Exchange Act. As a foreign private issuer we are permitted to comply with the laws of Jersey and corporate governance practices instead of the certain listing rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Cayman Islands requirements.

As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and “short-swing” profit rules.

Independence of the Board of Directors

As a result of our securities being listed on Nasdaq, we adhere to the rules of such exchange and applicable SEC rules, as applicable to foreign private issuers, in determining whether a director is independent.

An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Andrew Judson, Gry Osnes, and Ellen Hanetho are “independent directors” as defined in the Nasdaq listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Committees

Our standing committees consists of an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board may, from time to time, establish other committees.

Our president and chief executive officer and other executive officers regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the our Board provide appropriate risk oversight.

Audit Committee

The audit committee consists of Ellen Hanetho, the chairperson, Andrew Judson and Gry Osnes. Each of the members of the audit committee met the requirements for independence under the applicable rules and regulations of the SEC and the applicable exchange rules..

Our Board determined that Ellen Hanetho qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist the Board to (a) oversee: (i) audits of the financial statements of the Company; (ii) the integrity of the Company’s financial statements; (iii) the Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; (iv) the qualifications, engagement, compensation, independence and performance of the Company’s independent auditor, and the auditor’s conduct of the annual audit of the Company’s financial statements and any other services provided to the Company; and (v) the performance of the Company’s internal audit function, if any; and (b) produce the annual report of the Committee required by the rules of the SEC.

The Board adopted a written charter for the audit committee which is be available on our website.

Compensation Committee

The compensation committee consists of Gry Osnes, the chairperson, Andrew Judson and Ellen Hanetho. Each of the members of compensation committee met the requirements for independence under the applicable rules and regulations of the SEC and the applicable exchange rules.

The purpose of the compensation committee is to assist the Board to (A) carry out the Board’s overall responsibility relating to organizational strength and executive compensation; (B) assist the Board in overseeing the Company’s employee compensation policies and practices, including (i) determining and approving the compensation of the Company’s Chief Executive Officer (“CEO”) and the Company’s other executive officers, and (ii) reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs; and (C) produce the annual report of the Committee required by the rules of the SEC.

The Board adopted a written charter for the compensation committee which is be available on our website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Andrew Judson, the chairperson, Gry Osnes and Ellen Hanetho. Each of the members of the nominating and corporate governance committee met the requirements for independence under the applicable rules and regulations of the SEC and the applicable exchange rules.

The purpose of the nominating and corporate governance committee is to assist the Board to (i) identify and screen individuals qualified to serve as directors and recommend to the Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies; (ii) develop and recommend to the Board and review the Company’s Corporate Governance Guidelines; (iii) coordinate and oversee self- evaluations of the Board, its committees, individual directors and management in the governance of the Company; (iv) review and approve, if appropriate, any related person transactions and other potential significant conflicts of interest; and (v) review on a regular basis the overall corporate governance of the Company and recommend improvements for approval by the Board where appropriate.

The Board adopted a written charter for the nominating and corporate governance committee which is be available on our website.

Code of Business Conduct

We adopted a code of business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, and is available on our website. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2023, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our compensation committee.

Compensation of Directors and Executive Officers

Overview

Our executive compensation program is designed to:

•

attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with our financial performance; and

•	align senior management’s interests with our Shareholders’ long-term interests through equity participation and ownership.

Decisions with respect to the compensation of our executive officers, including our named executive officers, are made by the compensation committee of our Board. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. We intend to also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity owners and to enhance executive retention.

Base Salary

We expect that the base salaries of our named executive officers in effect prior to the Business Combination as described under “Executive Compensation” will be subject to increases made in connection with reviews by the compensation committee.

Annual Bonuses

We will use annual cash incentive bonuses for our executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment and service agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of shareholders. Stock-based awards for its directors and named executive officers may be awarded in future years under a new employee incentive plan, which would be adopted by our Board in connection with the Business Combination.

Other Compensation

We will continue to maintain various employee benefit plans currently maintained by Crown and to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Crown that are not generally available to all employees.

Director Compensation

Our non-employee directors will receive varying levels of compensation for their services as directors and members of committees of our Board, in accordance with a non-employee director compensation policy that will be put in place following the Business Combination. We anticipate determining director compensation in accordance with industry practice and standards.

EXECUTIVE COMPENSATION

Pubco’s Compensation of Officers and Directors

The aggregate compensation paid and share-based compensation and other payments expensed by us and our subsidiaries to our directors and executive officers with respect to the year ended December 31, 2023 was $1,868,000.

The aggregate compensation paid and share-based compensation and other payments expensed by us and our subsidiaries to our directors and executive officers with respect to the year ended December 31, 2024 was $1,797,771.

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of its Chief Executive Officer and other two most highly compensated executive officers on an individual, rather than an aggregate basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2023 to which we, Crown, and Catcha have been a participant.

Certain Relationships and Related Person Transactions — Catcha

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 founder shares. On February 11, 2021, Catcha effected a share capitalization resulting in the Sponsor holding an additional 718,750 founder shares for an aggregate of 7,906,250 founder shares, including up to 1,031,250 founder shares subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised. On February 17, 2021, the underwriter partially exercised its over-allotment option, as a result of which 625,000 founder shares were no longer subject to forfeiture. On March 28, 2021, the over-allotment option expired, as a result of which 406,250 founder shares were forfeited. As of June 30, 2024 and December 31, 2023, there were 7,500,000 founder shares issued and outstanding.

The Sponsor and Catcha’s directors and executive officers have agreed not to transfer, assign or sell any of their founder shares (except to certain permitted transferees and under certain circumstances) until the earlier to occur of: (i) one year after the completion of the initial business combination, or (ii) the date on which Catcha completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of Catcha’s shareholders having the right to exchange their Catcha Class A Ordinary Shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances. The Business Combination closed on July 9, 2024.

Letter Agreement dated February 11, 2021

Catcha, the Sponsor and Catcha’s officers and directors entered into a letter agreement dated February 11, 2021, pursuant to which the Sponsor and Catcha’s officers and directors have each agreed that if Catcha seeks shareholder approval of a proposed initial business combination, then in connection with such proposed initial business combination, they will vote any founder shares and public shares held by them in favor of such proposed initial business combination (including any proposals recommended by the Catcha Board in connection with such initial business combination) and not redeem any public shares held by them, in connection with such shareholder approval.

In addition, the Sponsor and Catcha’s officers and directors agreed that they will not propose any amendment to Catcha’s Existing Governing Documents (A) that would modify the substance or timing of Catcha’s obligation to provide holders of our Catcha Class A Ordinary Shares the right to have their shares redeemed in connection with Catcha’s initial business combination or to redeem 100% of our public shares if Catcha does not complete our initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) or (B) with respect to any other provision relating to the rights of holders of Catcha Class A Ordinary Shares, unless Catcha provides our public shareholders with the opportunity to redeem their Catcha Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Catcha to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein.

Additionally, the Sponsor and Catcha’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if Catcha fails to complete an initial business combination within the prescribed time frame. If we do not complete an initial business combination within the prescribed time frame, the private placement warrants will expire worthless.

The Sponsor and Catcha’s officers and directors have also agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of an initial business combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of Catcha Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of our public shares if Catcha does not complete an initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) or (B) with respect to any other provision relating to the rights of holders of our Catcha Class A Ordinary Shares.

Except as described herein, the Sponsor and Catcha’s officers and directors have agreed not to transfer, assign or sell any founder shares held by them until the earliest of (A) one year after the completion of Catcha’s initial business combination and (B) subsequent to Catcha’s initial business combination, (x) if the closing price of our Catcha Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which Catcha completes a liquidation, merger, share exchange or other similar transaction that results in all of Catcha’s public shareholders having the right to exchange their Catcha Ordinary Shares for cash, securities or other property (the “lock-up”); except to certain permitted transferees and under certain circumstances.

Notwithstanding the foregoing, if the closing price of our Catcha Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination or (2) if Catcha consummates a transaction after an initial business combination which results in Catcha’s shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

The Sponsor and Catcha’s directors and executive officers have also agreed not to transfer any of their private placement warrants (including the Class A Ordinary Shares issuable upon exercise of the private placement warrants) until 30 days after the completion of the initial business combination. The Business Combination closed on July 9, 2024.

Promissory Note-Related Party

On December 28, 2020, Catcha issued an unsecured promissory note to the Sponsor, pursuant to which Catcha was allocated to borrow up to $300,000 to be used for a portion of the expenses of the initial public offering. These loans were non-interest bearing, unsecured and were due at the earlier of September 30, 2021 or the closing of the initial public offering. On February 22, 2021, Catcha repaid $131,259 of amounts borrowed from the Sponsor, the funds of which were used to pay offering costs. The note was terminated on February 22, 2021.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Catcha’s officers and directors may, but are not obligated to, provide Catcha with working capital loans. If Catcha completes the initial business combination, Catcha would repay the working capital loans. In the event that the initial business combination does not close, Catcha may use a portion of the working capital held outside the Trust Account to repay the working capital loans but no proceeds from the Trust Account would be used to repay the working capital loans. A portion of the working capital loans, not to exceed $1.5 million , may be convertible into private placement warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

On December 13, 2022, Catcha issued the $1.5 Million Convertible Promissory Note under the working capital loan to the Sponsor, pursuant to which Catcha may borrow up to $1.5 million from the Sponsor. Such note may, at the Sponsor’s discretion, be converted into private placement warrants at a price of $1.50 per warrant at a price of $1.50 per warrant with each warrant entitling the holder to purchase one Catcha Class A Ordinary Share at a price of $11.50 per share, subject to the same terms applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The $1.5 Million Convertible Promissory Note will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (a) the consummation of Catcha’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of Catcha. The maturity date of the $1.5 Million Convertible Promissory Note may be accelerated upon the occurrence of an Event of Default (as defined under the $1.5 Million Convertible Promissory Note). As of June 30, 2024 and December 31, 2023, Catcha had received $1,500,000 and $1,134,938 for working capital purposes under the $1.5 Million Convertible Promissory Note, respectively.

On February 14, 2023, Catcha issued the Extension Note to the Sponsor, pursuant to which Catcha may borrow the Extension Loan from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 (or such earlier date as is determined by the Catcha Board), the Sponsor has agreed to deposit into the Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed Catcha Class A Ordinary Share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial Business Combination, and (ii) the date that $900,000 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants (the “Extension Loan Warrants”) to purchase Catcha Class A Ordinary Shares, par value $0.0001 per share, at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Catcha Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The terms of the Extension Loan Warrants will be identical to those of the private placement warrants. The Extension Loan will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (a) the consummation of Catcha’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of Catcha. The maturity date of the Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined under the Extension Note). Using these loans received, Catcha deposited nine tranches of $75,000 into the Trust Account on February 22, 2023, March 21, 2023, April 19, 2023, May 19, 2023, June 20, 2023, July 20, 2023, August 21, 2023, September 20, 2023, October 20, 2023, a tranche of $50,000 on November 15, 2023, and a tranche of $25,000 on November 21, 2023, a tranche of $75,000 on December 20, 2023, and a tranche of $75,000 on January 19, 2024. As of June 30, 2024 and December 31, 2023, Catcha had received $900,000 and $825,000 for the extension deposits under the Extension Note.

On March 27, 2024, the Company issued an unsecured convertible promissory note (the “2024 Extension Note No. 1”), dated as of February 17, 2024, to the Sponsor, pursuant to which the Company may borrow up to $141,620 from the Sponsor, consisting of the aggregate amount of the potential extensions of the Business Combination through May 17, 2024. Pursuant to the 2024 Extension Note No. 1, the Sponsor has agreed to deposit into the Company’s trust account established in connection with its initial public offering cash in the amount of $47,206.68 per monthly Extension (or a pro rata portion thereof if less than a month), and the Company has agreed that the amount of each such deposit shall constitute a loan, until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that $141,620.04 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares of the Company at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the warrants issued to the Sponsor in the private placement that closed on February 17, 2021 in connection with the initial public offering. The terms of the warrants will be identical to those of the private placement warrants. The 2024 Extension Loan No. 1 will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the 2024 Extension Loan No. 1 may be accelerated upon the occurrence of an Event of Default (as defined under the

2024 Extension Note No. 1). As of June 30, 2024, the Company received $141,620 principal under the 2024 Extension Note No. 1.

On March 29, 2024, the Company issued an unsecured convertible promissory note (the “2024 Convertible Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to $500,000 from the Sponsor. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants. The terms of the warrants will be identical to those of the Private Placement Warrants. The loan will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the loan may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Convertible Promissory Note). As of June 30, 2024, the Company received $87,687 principal working capital purposes under the 2024 Convertible Promissory Note. Up to the closing of the Business Combination, the Company received a total of $175,187 principal for working capital purposes under the 2024 Convertible Promissory Note, which was converted into Pubco Warrants at a price of $1.50 per warrant.

On May 15, 2024, the Company issued the 2024 Extension Note No. 2 to the Sponsor, pursuant to which the Company may borrow up to $122,839.38 (the “2024 Extension Loan No. 2”) from the Sponsor, consisting of the aggregate amount of the potential extensions of the Business Combination through August 17, 2024. Pursuant to the 2024 Extension Note No. 2, the Sponsor has agreed to deposit into the Company’s trust account established in connection with its initial public offering cash in the amount of $40,946.46 per monthly Extension (or a pro rata portion thereof if less than a month), and the Company has agreed that the amount of each such deposit shall constitute a loan, until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that $122,839.38 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares of the Company at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the warrants issued to the Sponsor in the private placement that closed on February 17, 2021 in connection with the initial public offering. The terms of the warrants will be identical to those of the private placement warrants. The 2024 Extension Loan No. 2 will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the 2024 Extension Loan No. 2 may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Extension Note No. 2). As of June 30, 2024, the Company received $81,893 principal under the 2024 Extension Note No. 2.

Support Agreement

Catcha has agreed, commencing on the date the securities of Catcha were first listed on the NYSE, to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of Catcha’s management team. For the year ended December 31, 2023, the year ended December 31, 2022 and for the period from February 12, 2021 to December 31, 2021, Catcha incurred $120,000, $120,000 and $106,000 in expenses in connection with such services which were recorded in the statements of operations. For each of the three and six months ended June 30, 2024 and 2023, Catcha incurred $30,000 and $60,000 in expenses in connection with such services, respectively. As of June 30, 2024 and December 31, 2023, there was $301,366 and $240,935 of such expenses outstanding and recorded as due to related party on the balance sheets. Upon completion of the Business Combination or Catcha’s liquidation, Catcha will cease paying these monthly fees.

Subscription Agreement

On March 9, 2023 Catcha entered into the March Subscription Agreement with the Sponsor and Polar, pursuant to which the Sponsor sought to raise $1.2 million to fund the Extension and to provide working capital to Catcha. The Sponsor committed to fund $900,000 of this amount through the Extension Note described above and Polar has agreed to provide the remaining $300,000. Catcha will make the Drawdown Request for funds from the Sponsor for working capital purposes. In consideration of the Capital Call(s) made thereunder, Catcha will issue 300,000 Catcha Class A Ordinary Shares to Polar at the closing of a Business Combination. Any amounts funded by the Sponsor to Catcha under a Drawdown Request shall not accrue interest and shall be promptly repaid by Catcha to the Sponsor upon the Closing. Following receipt of such sums from Catcha, and in any event within five business days of the Closing, the Sponsor or Catcha shall pay to Polar, an amount equal to all Capital Calls funded under the March Subscription Agreement (the “Business Combination Payment”). Catcha and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing to receive such Business Combination Payment in cash or Catcha Class A Ordinary Shares at a rate of one Catcha Class A Ordinary Shares for each $10.00 of the Capital Calls funded under the March Subscription Agreement. If Catcha liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Catcha’s cash accounts after paying any outstanding third party invoices (excluding any due to the Sponsor), not including the Trust Account, will be paid to Polar within five (5) calendar days of the liquidation.

On October 25, 2023, Catcha, the Sponsor and Polar entered into the October Subscription Agreement, pursuant to which, Polar agreed to fund a capital contribution of $750,000, without interest, to Catcha and in consideration thereof, Catcha agreed to cause Pubco to issue 750,000 shares of Class A Common Stock to Polar at the Closing. The Sponsor and Catcha, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing.

On October 27, 2023, Catcha and Crown entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing. On October 30, 2023, the $750,000 loan was provided by Catcha to Crown. Crown has agreed to repay the $750,000 to Catcha within ten (10) business days of Catcha providing Crown with written notice of demand after the Closing.

Private Placement Warrants

Substantially concurrent with the closing of its initial public offering, Catcha completed the private placement sale of 5,333,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to Catcha of $8 million. The proceeds from the sale of the private placement warrants were added to the proceeds from Catcha’s initial public offering held in the Trust Account. If Catcha does not complete a business combination within the relevant period, the private placement warrants will expire worthless.

The private placement warrants (including the Catcha Class A Ordinary Shares issuable upon exercise of the private placement warrants) will not be transferable, assignable, or salable until 30 days after the completion of the initial business combination and they will not be redeemable by Catcha so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Catcha and exercisable by the holders on the same basis as the warrants included in the units that were sold in its initial public offering. The Business Combination closed on July 9, 2024.

Registration and Shareholder Rights Agreement

The holders of the founder shares, the Class A Ordinary Shares that will be issued to Polar at the Closing of the initial business combination, private placement warrants and any warrants that may be issued upon conversion of working capital loans (and any Catcha Class A Ordinary Shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Catcha registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Catcha’s completion of its initial business combination. However, the registration and shareholder rights agreement provides that Catcha will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, and (ii) in the case of the private placement warrants and the respective Catcha Class A Ordinary Shares underlying such warrants, 30 days after the completion of the initial Business Combination. Catcha will bear the expenses incurred in connection with the filing of any such registration statements.

As a condition to the Closing, Catcha, Crown, Pubco, certain Crown Shareholders, Catcha’s directors and officers and the Sponsor entered into a Registration Rights Agreement (i) amending and restating the original registration and shareholder rights agreement, in its entirety, and (ii) pursuant to which, among other things, Pubco will provide certain registration rights for Pubco Ordinary Shares and Pubco Warrants held by the applicable parties to the Registration Rights Agreement, subject to certain exceptions and as more fully described in the Registration Rights Agreement. The Business Combination closed on July 9, 2024.

Lock-Up Agreement

As a condition to the Closing, Catcha, Crown, Pubco, certain Crown Shareholders, the Sponsor, and Crown’s and Catcha’s directors and officers entered into the Lock-Up Agreement pursuant to which, among other things, the applicable parties will agree not to transfer, sell, assign or otherwise dispose of any Pubco’s equity securities held by such persons for 12 months following the Closing, in each case subject to certain exceptions and as more fully described in the Lock-Up Agreement. The Business Combination closed on July 9, 2024.

PIPE

On May 6, 2024, Pubco and Catcha entered into a subscription agreement (the “PIPE Subscription Agreement”) for a private placement (the “PIPE”) with certain accredited investors (the “Purchaser”). Pursuant to the PIPE Subscription Agreement, at consummation of the Business Combination, the Purchaser purchased an aggregate of 176,470 Pubco Ordinary Shares, at a price per share of $8.50, representing aggregate gross proceeds of $1.5 million.

On May 14, 2024, Pubco and Catcha entered into additional subscription agreements (together with the PIPE Subscription Agreement above, the “PIPE Subscription Agreements”) for a private placements with certain accredited investor who are existing shareholders of Crown (the “Existing Shareholder Purchasers”). Pursuant to the PIPE Subscription Agreement, at consummation of the Business Combination, the Existing Shareholder Purchasers purchased an aggregate of 26,393 Pubco Ordinary Shares (together with the Pubco Ordinary Shares to be purchased by the Purchaser, the “PIPE Shares”), at a price per share of $10.00, representing aggregate gross proceeds of $263.9 thousand.

The PIPE Subscription Agreements contain customary representations and warranties of Catcha, Pubco, the Purchaser, and the Existing Shareholder Purchasers, and customary conditions to closing, as well as customary indemnification obligations. Pursuant to the PIPE Subscription Agreements, Pubco has agreed to register the resale of the PIPE Shares and is required to prepare and file a registration statement with the U.S. Securities and Exchange Commission no later than thirty days following the closing date of the Business Combination.

The closing of the PIPE Subscription Agreements took place concurrently with the closing of the Business Combination.

CCM Amendment Agreement

On June 25, 2024, Cohen & Company Capital Markets division (“CCM”), Catcha and Pubco entered into an Amendment (“CCM Amendment”) to the Engagement Letter, which was originally entered into between CCM and Catcha on May 18, 2023. Nothing was recorded by Catcha yet on its historical unaudited financial statements for the six-month period ended June 30, 2024, under the original Engagement Letter. Pursuant to the CCM Amendment, the fees contemplated in the Engagement Letter were amended as follows:

•	$100,000 paid in full in U.S. dollars simultaneously with the closing of the Business Combination;

•

$100,000 paid in full in U.S. dollars simultaneously with the funding of the second tranche of funding pursuant to the Securities Purchase Agreement with Helena Special Opportunities LLC described above;

•	350,000 Pubco Ordinary Shares, which was satisfied by Sponsor on behalf of Pubco within the aggregate of 1,900,000 of such transfers to Service Providers described above; and

•

Issuance by Pubco to CCM at the closing of the Business Combination of a Promissory Note in the principal amount of $1,000,000, which shall be convertible at CCM’s election beginning six months following closing of the Business Combination. The conversion price shall equal the lessor of (x) the 5 VWAP trading days ending on the VWAP trading day immediately preceding the applicable conversion and (y) 95% of the previous trading day closing price of Pubco Ordinary Shares. Upon the second anniversary of issuance, all remaining amounts due under the note shall convert into Pubco Ordinary Shares.

•	The Company did not record any share-based expenses for the six-month period ended June 30, 2024. The Company paid a $118,790 advisory fee to CCM on July 9, 2024.

Polar Convertible Promissory Notes

On July 8, 2024, Pubco, Catcha, Sponsor and Polar Multi-Strategy Master Fund (“Polar”) entered into an Amendment (the “March Amendment”) to the March 2023 Subscription Agreement, which was originally entered into between Catcha, Sponsor and Polar, pursuant to which Polar provided $300,000 to Catcha (the “March Capital Contribution”) for working capital purposes.

Pursuant to this Amendment, Pubco, Catcha and the Sponsor jointly and severally, agreed to promptly repay, as a return of capital, an amount equal to the March Capital Contribution funded by Polar to Catcha within five (5) business days of the Closing of the Business Combination, by:

A.	Issuance of a convertible promissory note by the Company in favor of Polar or its nominee, with consideration for such note equal to 50% of the March Capital Contribution; and

B.	Payment in cash in U.S. Dollars equal to 50% of the March Capital Contribution.

On July 8, 2024, Pubco, Catcha, Sponsor and Polar entered into an Amendment (the “October Amendment”) to the October 2023 Subscription Agreement, which was originally entered into between Catcha, Sponsor and Polar, pursuant to which Polar provided $750,000 to Catcha (the “October Capital Contribution”) for working capital purposes.

Pursuant to this Amendment, Pubco, Catcha and the Sponsor jointly and severally, agreed to promptly repay, as a return of capital, an amount equal to the October Capital Contribution funded by Polar to Catcha within five (5) business days of the Closing of the Business Combination, by:

A.	Issuance of a convertible promissory note by the Company in favor of Polar or its nominee, with consideration for such note equal to 50% of the October Capital Contribution; and

B.	Payment in cash in U.S. Dollars equal to 50% of the October Capital Contribution.

On July 8, 2024, Pubco and Polar entered into a Securities Purchase Agreement, pursuant to which Pubco shall issue Promissory Notes for an aggregate purchase price of up to $525,000, divided into two separate notes, with an aggregate principal amount of $583,334, reflecting original issue discount of 10%. The issuance of such Promissory Notes was in satisfaction of 50% of the payment due upon the Closing of the Business Combination under the March Amendment and the October Amendment, as described above, with no additional amount paid by Polar.

Founder Share Transfers

On July 8, 2024, Sponsor transferred an aggregate of 6,511,627 Catcha Class A Ordinary Shares to third parties who provided financing in connection with the Business Combination, Transaction Expense Reduction as well as settlement of liabilities, including on behalf of Crown. This includes including 1,500,000 Catcha Class A Ordinary Shares as commitment shares to the Investor in consideration for its entry into the Securities Purchase Agreement described above, 550,000 Catcha Class A Ordinary Shares to Service Providers to Catcha in partial consideration for the Transaction Expense Reduction, including fee deferrals, and 3,111,627 Catcha Class A Ordinary Shares to certain investors in consideration for providing financing to Crown and Catcha, including providing the Transferred Collateral securing the Securities Lending Agreement described above, and settlement of certain liabilities. The Catcha Class A Ordinary Shares were exchanged for Pubco Ordinary Shares in the Business Combination, in a transaction registered under the Securities Act of 1933, as amended pursuant to Pubco’s Registration Statement on Form F-4 declared effective by the Securities and Exchange Commission on February 14, 2024 (File No. 333-274832) and, accordingly, may be freely transferred without restrictions under the Securities Act by the recipients thereof. The agreements with certain of the Service Providers provide that, if the Service Provider sells the Service Provider Shares for proceeds equal to or greater than an agreed upon amount, then such Service Provider shall return any remaining Service Provider Shares to Sponsor.

Non-Redemption Agreements

On June 20, 2024, Catcha entered into non-redemption agreements (the “Non-Redemption Agreements”) with one or more investors (each, a “Backstop Investor”), each acting on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such Backstop Investor or its affiliates. Pursuant to the Non-Redemption Agreements, the Backstop Investors agreed that, on or prior to closing of the Business Combination, the Backstop Investors will rescind or reverse their previous election to redeem an aggregate of up to approximately 800,000 Catcha ordinary shares (the “Backstop Shares”), which redemption requests were made in connection with Catcha’s extraordinary general meeting of shareholders held on June 12, 2024. Upon consummation of the Business Combination, Catcha paid or caused to be paid to each Backstop Investor a payment in respect of its respective Backstop Shares in cash released from Catcha’s trust account in an amount equal to the product of (x) the number of Backstop Shares and (y) $2.075, which is equal to (A) the price per share for a pro rata portion of the amount on deposit in the trust account, less (B) $9.50.

As of June 30, 2024, the investor agreed not to redeem 1,908 shares, pursuant to which $3,950 would be payable to the Backstop Investors. The amount was determined on July 8, 2024, pursuant to which, Catcha paid $11,717 to the Backstop Investors for agreeing not to redeem 5,486 Backstop Shares at the Closing of the Transactions.

Certain Relationships and Related Person Transactions — Crown

KGLNG Agreement

On August 3, 2023, EAST, Crown LNG India AS, Crown, and Pubco entered into the KGLNG Agreement. Prior to the execution of the KGLNG Agreement, (a) EAST owned 99.81% of KGLNG’s share capital and (b) Mr. Swapan Kataria, Crown’s Chief Executive Officer, in turn owned 50% of EAST’s share capital.

Subject to the relevant conditions and terms contained therein, the parties agreed to effect the following:

(i) Amendment of Exclusivity Agreement. Crown India Limited (formerly known as Asia First Holdings Limited), a private company with limited liability incorporated in Hong Kong and a subsidiary of Crown India AS, and EAST amended the exclusivity agreement entered into between them dated June 3, 2020 (as later amended) relating to the development of the Kakinada Project, in order to extend the long stop date for achieving the FID of the Kakinada Project from December 31, 2022 to December 31, 2025;

(ii) Grant of Future Payment Right. KGLNG Seller granted to KGLNG Buyer the KGLNG Future Payment Right in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals to $3.266 billion. In exchange, KGLNG Buyer shall issue the KGLNG FP Promissory Note to KGLNG Seller in the principal amount of $275 million. The KGLNG FP Promissory Note shall be transferred by the KGLNG Seller to Crown against the issuance of 137,500,000 new shares of Crown to KGLNG Seller; and

(iii) Grant of Option. KGLNG Seller granted to KGLNG Buyer the KGLNG Option to purchase all shares of KGLNG held by KGLNG Seller. The KGLNG Option is exercisable by KGLNG Buyer at its discretion, at any time from the completion of the Business Combination to August 3, 2024. Upon the exercise of the KGLNG Option, the exercise price will be settled by the KGLNG Buyer by (a) the issuance of the KGLNG Purchase Promissory Note in favor of KGLNG Seller in the principal amount of $60 million and (b) an assumption of KGLNG Seller’s liability under the KGLNG Future Payment Right. Immediately thereafter, KGLNG Seller shall transfer the KGLNG Purchase Promissory Note to Pubco in consideration for the issuance of Pubco Ordinary Shares for an aggregate amount of $60 million based on a per share price equal to 95% of the closing price of Pubco Ordinary Shares on the business day prior to the option exercise. In addition, upon the option exercise, Crown India Limited, EAST and KGLNG will enter into a novation agreement, whereby EAST will transfer all its rights and obligations under the amended Exclusivity Agreement between Crown India Limited and EAST dated August 27, 2020 to KGLNG.

On October 28, 2024, Pubco entered into the KGLNG Master Agreement (the “KGLNG Master Agreement”) with EAST, Crown LNG India AS, Crown LNG (Singapore) Pte. Ltd., and Crown, collectively referred to as the (“KGLNG Parties”).

Also, in connection with the KGLNG Master Agreement, on October 28, 2024, the KGLNG Parties also executed the KGNLG Closing Memorandum (the “KGLNG Closing Memorandum”) to further detail the process by which Pubco’s subsidiaries will enter into such agreements as further described in the KGLNG Master Agreement and the KGLNG Closing Memorandum.

Under the KGLNG Master Agreement, the KGLNG Parties agreed to cancel the original KGLNG Transaction Agreement entered into by the KGLNG Parties on August 3, 2023 (as further amended from time to time, the “KGLNG Agreement”) under which EAST granted to Crown LNG India AS (i) a profit participation right in respect of future distributions from Krishna Godavari LING Terminal Pvt. Ltd. (“KGLNG”), and (ii) an option to buy all the shares of KGLNG held by EAST.

In connection with the KGLNG Master Agreement, (i) Crown LNG (Singapore) Pte. Ltd shall acquire the KGLNG shares held by EAST and EAST shall undertake to support Crown LNG (Singapore) Pte. Ltd in the development of a project to finance, build, own, operate and lease out an offshore LNG import and regasification terminal at Kakinada, East Godavari in India. Subject to the terms and conditions of the KGLNG Master Agreement, Pubco also agreed that EAST shall be entitled to subscribe for Pubco shares in the amount equal to $60 million based on a subscription price per share equal to Pubco’s share price calculated on a five day VWAP minus 5% in exchange for assignment of the Support Promissory Note in the amount of $58 million by Crown LNG (Singapore) Pte. Ltd in favor of EAST and the Purchase Promissory Note in the amount of $2 million by Crown LNG (Singapore) Pte. Ltd in favor of EAST.

The KGLNG Master Agreement and the KGLNG Closing Memorandum are included in Pubco’s Form 6-K filed with the SEC on November 1, 2024, and are incorporated herein by reference.

GBTRON Agreement

On August 3, 2023, GBTRON, Crown, and Pubco entered into the GBTRON Agreement. Prior to the execution of the GBTRON Agreement, Mr. Swapan Kataria, Crown’s Chief Executive Officer, indirectly owned 90% of GBTRON’s share capital.

Subject to the relevant conditions and terms contained therein, the parties agreed to effect the following:

(i) Amendment of Exclusivity Agreement. GBTRON and Crown amended the exclusivity agreement entered into between them dated August 27, 2020 relating to the development of the Grangemouth Project, in order to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025.

(ii) Asset Transfer. GBTRON (a) will set up NewCo and (b) will effect the NewCo Assets Transfer upon exercise of the GBTRON Option by Crown.

(iii) Grant of Option. GBTRON granted to Crown the GBTRON Option to require that GBTRON (a) transfers the NewCo Assets to NewCo and (b) sells all the issued shares of NewCo to Crown at a nominal exercise price of £1 in aggregate. The GBTRON Option is exercisable by Crown, at its discretion, at any time from the completion of the Business Combination to August 3, 2024. Upon the exercise of the GBTRON Option, GBTRON will execute the NewCo Assets Transfer and NewCo will issue the NewCo Purchase Promissory Note in favor of GBTRON in the principal amount of $25 million as consideration for the transfer of the NewCo Assets. GBTRON will transfer the shares in NewCo to Crown for a cash consideration of $1.00. Immediately thereafter, GBTRON shall transfer the NewCo Purchase Promissory Note to Pubco in consideration for the issuance of Pubco Ordinary Shares for an aggregate amount of $25 million based on a per share price equal to 95% of the closing price of Pubco Ordinary Shares on the business day prior to the option exercise.

On October 28, 2024, Pubco, GBTRON Lands Limited, and Crown (collectively, the GBTRON Parties) executed the GBTRON Closing Memorandum (the “GBTRON Closing Memorandum”), in connection with the original GBTRON Transaction Agreement (the “GBTRON Agreement”), entered into by the GBTRON Parties on August 3, 2023.

As stated in the GBTRON Closing Memorandum, the GBTRON Parties acknowledged that under the original GBTRON Agreement, NewCo (as defined therein) has issued a promissory note in favor of GBTRON Lands Limited, which shall be transferred by GBTRON Lands Limited to Pubco and as a result, GBTRON Lands Limited shall subscribe for shares of Pubco based on a subscription price per share equal to the ordinary shares of Pubco on the last business date before the closing of the share transfer minus 5% in the amount equal to $25 million.

The GBTRON Closing Memorandum is included in Pubco’s Form 6-K filed with the SEC on November 1, 2024, and is incorporated herein by reference.

Exclusivity Agreement between Crown and GBTRON

Crown and GBTRON entered into an Exclusivity Agreement dated August 27, 2020 relating to the Grangemouth Project. Under this agreement, Crown was granted the exclusive rights to develop, own, and operate the lease of the FSRU to GBTRON. Per the Agreement, as amended by an amendment agreement entered into on August 3, 2023, Crown is obligated to pay (a) $1.5 million by September 30, 2023, (b) $2.5 million by December 31, 2022, and (c) an annual exclusivity fee of $1.0 million starting on December 31, 2023, and until FID of the FSRU. This agreement was amended on August 3, 2023, in conjunction with the GBTRON Agreement.

Exclusivity Agreement between Crown India Limited and EAST

Crown India Limited and EAST entered into an Exclusivity Agreement dated June 3, 2020, for the development of the Kakinada deepwater port. Pursuant to this agreement, EAST granted Crown India Limited the exclusive right to develop, operate, own, and lease to EAST the re-gas Terminal and sub-sea Pipeline, and EAST was obligated to maintain its shareholding of 525,000 shares of the total 526,000 shares in KGLNG. EAST and KGLNG were also restricted from entering any alternative solutions for the development of or relation to the license and/or deepwater port, including all connected licenses and sub-licenses. As per the last amendment, the parties shall endeavor to ensure FID is achieved no later than December 31, 2025. This agreement was amended first on September 9, 2020, then on March 31, 2021, and finally in conjunction with the KGLNG Agreement on August 3, 2023.

GBS Infra Pte Ltd Investment Agreement

Crown entered into a Share Purchase Agreement for shares in EAST, dated February 25, 2021, by and between Crown and GBS Infra Pte Ltd. This agreement granted an option to Crown to buy shares equal to 15% ownership in EAST. The consideration consisted of (1) a first payment of $500,000. which transferred the value of the option to purchase the fifteen percent (15%) of total outstanding shares in EAST for a total fixed price of $15.0 million; (2) a second payment at the closing of PRE-FID funding for Crown for $1.5 million to GBS Infra Pte Ltd for an option to purchase 2.5% of the total outstanding shares in EAST; and (3) the remaining option may be purchased at successful FID with the completion of the final payment of $13.0 million. Crown has transferred the implementation of this agreement to Crown India Limited, which holds the option described above. This agreement contains tag-along rights and drag-along rights and is governed by the laws of Singapore.

Joint Development Agreement

Crown entered into Joint Development Agreement with LNG-9 Pte Ltd on October 1, 2018. Under this agreement, Crown paid a general retainer of $15,000 per month to LNG-9 Pte Ltd for services including the development of projects requiring LNG infrastructure, promoting Crown’s solutions and technology, assisting in marketing activities, providing access to LNG-9 offices and resources, etc. This contract includes an exclusivity restriction, a requirement for written approval to any change of control for either Party or their subsidiaries, and an anti-assignment clause, among others. The duration of the agreement as contemplated was five years but the agreement was terminated in the first quarter of 2023, with the termination effective December 31, 2022.

Service Agreement for Kakinada Project

Crown India Limited entered into a Service Agreement with LNG-9 Pte Ltd on February 26, 2019. Under this agreement, LNG-9 Pte Ltd agreed to advise and assist Crown India Limited regarding, among other responsibilities, assisting Crown India Limited in consummating (1) an Exclusivity Agreement for project development, delivery, and operation & maintenance for the LNG terminal for a minimum of thirty (30) years; (2) Investment Agreement for minority ownership in EAST; and (3) Lease Agreement, including operation & maintenance, between Crown India Limited and KGLNG. As compensation, Crown India Limited paid a retainer of $30,000 per month to LNG-9 Pte Ltd. This retainer was discontinued in the first fiscal quarter of 2023. Additionally, Crown India Limited agreed to pay the following milestone fees: (1) on signing the Exclusivity Agreement for the LNG terminal, $6 million, which may be paid in shares by a conversion, which is based on the valuation used in pre-FID funding with a 20% discount; (2) on signing the Investment Agreement for minority ownership of 15% or more in EAST, $2 million, which may be paid in shares by a conversion, which is based on the valuation used in pre-FID funding with a 20% discount; and (3) on signing the Lease Agreement with KGLNG, $7.8 million, payable at FID 50% paid in cash and 50% in share by shares by a conversion, which is based on the valuation used in FID funding with a 20% discount. The liability is recognized in the financial statements as a cash-settled share-based payment liability and measured based on the probability that it will become payable (probability-adjusted) and discounted with the time value of money.

On March 9, 2023, the parties entered into an Amendment to Service Agreement for the purposes of waiving the monthly $30,000 retainer as of January 1, 2022 and forgiving accrued fees for the period from

January 2022 through December 2022. For the avoidance of doubt, the retainer fee accrued up to December 31, 2021, accrued and was payable subject to the terms of the original agreement.

Loan Agreement between LNG-9 Pte. Ltd. and Crown LNG Holding AS

LNG-9 Pte. Ltd. entered into a Loan Agreement with Crown dated May 16, 2023. In this agreement, LNG-9 Pte Ltd loaned Crown NOK 2.12 million, equal to $200,000.00 at the foreign exchange rate set by the Norwegian Central Bank as of May 12, 2023. Pursuant to the agreement, the loan was to be repaid, at the earliest, three months after receipt by Crown, unless (a) a SPAC provided a commercially reasonable offer with respect to the purchase of shares in Crown and (b) Crown declined such offer, in which case Crown would have been obligated to repay the loan to LNG-9 Pte. Ltd within five business days of declining such offer. The interest accrued at a rate of 0.5% per month and is unsecured. The agreement was amended on June 16, 2023, which adjusted the interest rate from 0.5% per month to 2% per month, and the loan remains outstanding.

Loan Settlement Agreement between Crown, Crown LNG AS, and Crown India AS

Crown, Crown LNG AS, and Crown India AS entered into a Loan Settlement Agreement on September 9, 2022. Under the agreement, Crown was to offer the shareholder lenders to assume their creditor positions under the shareholder loans against settlement in shares in CIO Investments AS. All shareholder lenders accepted the offer, entailing that the respective creditor positions were transferred to Crown. It is intended that Crown shall (i) convert the outstanding amounts under the loans in capital increases by contribution in kind Crown India AS and Crown LNG AS, respectively. As the lenders under the loan against Crown India AS had an existing right to convert their outstanding claims under the loan into shares in Crown India AS under the then applicable shareholder loan agreement at a strike which were more favorable than the strike offered for the settlement shares in CIO Investments AS, each lender under the loan was given a right to receive a cash compensation of NOK 0.68 per share in CIO Investments AS received by these lenders, conditional on the Crown completing a listing of its shares on a regulated marketplace (IPO).

Emerging Asia Capital Partners Company Limited (EACP)

On April 1, 2022, Crown India AS and Crown entered into an engagement letter with Emerging Asia Capital Partners Company Limited (EACP). Pursuant to the engagement letter, EACP was appointed to act as financial advisor to Crown and Crown India AS well as regarding the debt and equity funding for the Kakinada Project. EACP was retained to work with Crown and its other advisors to raise equity at either Crown or Crown India AS level at an attractive valuation via a range of options sufficient to fund the 25% equity requirement of the Kakinada Project and to arrange and coordinate all aspects of debt requirements for the Kakinada Project financing.

The engagement letter stipulated that Crown will pay to EACP a monthly retainer fee equal to $20,000 beginning on April 1, 2022. The engagement letter included a financing success fee equal to 3% of the equity financing raised to be paid on the date of transaction financial closings (“TFC”) for both equity financing for Crown and debt financing for the Kakinada Project and fund this payment as a use of proceeds from the initial equity investment. Additionally, Crown agreed to pay (or cause any subsidiary or funding vehicle to pay) to EACP a financing success fee equal to 1% of the project debt financing raised on the date of TFC and fund this payment as a use of proceeds from the initial debt drawdown.

On July 19, 2023, the parties entered into an amendment agreement to amend the engagement letter, in which the monthly retainer fee was amended to $80,000 per month, to be paid in shares of Crown Common Stock (and not in cash). Under the amended engagement letter, Crown will issue a promissory note monthly for the services provided under the engagement, and the promissory note issued will be used by EACP as settlement for the shares. Additionally, Crown will pay to EACP a financing success fee equal to 3% on the equity financing raised if the source of introduction is EACP, Crown India AS, Crown, Mr. Swapan Kataria, LNG-9 Pte. Ltd. or

KGLNG, and 1% if the source of introduction is from another party. The amendment agreement also expands EACP’s scope of work to include all of Crown’s LNG terminals in addition to the Kakinada Project.

Sales and Purchase for Accounts Receivable between Crown Entities

On March 24, 2021, Crown and Crown India AS entered into a Sales and Purchase Agreement for Accounts Receivable. This agreement concerns Crown’s right, title, and interest in the accounts receivable on Crown LNG India Limited. At the time of execution, the accounts receivable was valued at $16.5 million As consideration, Crown LNG India AS paid NOK 141,715,200.00 in kind through issuance of common shares at a price per share of NOK 53.575, for a total of 2,645.174 new shares.

Management Agreements for Crown

On January 10, 2022, Swapan Kataria entered into a contract for management consultancy services to Crown. The planned end date is December 31, 2028 with an option to extend the term by 12 consecutive months with three month’s prior notice to Mr. Kataria. As compensation, Mr. Kataria receives NOK 400,000 per month, which is fixed until December 31, 2023 with yearly increases in fee in accordance with average salary adjustments.

Policies and Procedures for Related Person Transactions

Our Board expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on Nasdaq. Under the policy, our audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, our nominating and governance committee will serve as the approval authority for such transaction. Our legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that we intend to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

DESCRIPTION OF SECURITIES

A summary of the material provisions governing Pubco’s securities is provided below. This summary is not complete and should be read together with the Charter. The following summary does not purport to be complete and is qualified in its entirety by reference to applicable laws of Jersey, Channel Islands, and our Charter, which is filed as an exhibit hereto.

We are an exempted company incorporated in Jersey, Channel Islands, with limited liability and our affairs are be governed by the Charter, and the Jersey Companies Law.

Pursuant to the Charter there is no limit on the number of shares of any class which the Company is authorized to issue. All of our outstanding shares are validly issued, fully paid and non-assessable.

The Board may determine the issue prices and terms for our shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as the Board shall determine.

Shares

General

Ogier (Jersey) LLP, Jersey, Channel Islands counsel to Pubco, has confirmed that all of the issued Pubco Ordinary Shares are fully paid and non-assessable. Certificates representing the issued Pubco Ordinary Shares will generally not be issued (unless required to be issued pursuant to the Charter) and legal title to the issued shares is recorded in registered form in the register of members. Holders of Pubco Ordinary Shares have no pre-emptive, subscription, redemption or conversion rights.

Voting Rights

Each Pubco Ordinary Share entitles the holder to one vote on all matters upon which the holders of Pubco Ordinary Shares are entitled to vote. Voting at any shareholders’ meeting is by way of poll.

A quorum required for a meeting of the Pubco shareholders requires the presence in person or by proxy of persons holding in aggregate at least one-third of all voting share capital of Pubco in issue, provided that the minimum quorum for any meeting shall be two shareholders entitled to vote.

A Special Resolution will be required for important matters such as an alteration of capital, removal of director for cause, merger or consolidation of Pubco, change of name or making changes to the Charter or the voluntary winding up of Pubco.

An ordinary resolution of the Pubco shareholders requires the affirmative vote of a simple majority of the votes cast at a quorate general meeting, while a Special Resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting.

Dividend Rights

Subject to the rights of the holders of Pubco Preferred Shares and any other provisions of the Charter, as it may be amended from time to time, holders of Pubco Ordinary Shares will be entitled to receive such dividends and other distributions in cash, stock or property of Pubco when, as and if declared thereon by the Pubco Board, in its discretion, from time to time out of assets or funds of Pubco legally available therefor. See below for more information regarding the dividend rights of the holders of Pubco Preferred Shares.

Preferred Shares

The Pubco Board may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the Pubco Board. If any Pubco Preferred Shares are issued, the rights, preferences and privileges of holders of Pubco Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of such Pubco Preferred Shares.

Transfer of Pubco Ordinary Shares

Any shareholder may transfer all or any of his or her Pubco Ordinary Shares by an instrument of transfer in the usual or common form or any other form prescribed by either the NYSE or Nasdaq or as otherwise approved by the Pubco Board.

In addition, the Charter prohibit the transfer of shares of Pubco in breach of the rules or regulations of the applicable exchange rules or any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of Pubco Ordinary Shares), assets available for distribution among the holders of Pubco Ordinary Shares shall be distributed among the holders of the Pubco Ordinary Shares on a pro rata basis.

U.K. City Code on Takeovers and Mergers

The U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, (i) to an offer for a public company whose registered office is in the Channel Islands and whose securities are admitted to trading on a regulated market or a multilateral trading facility in the U.K. or any stock exchange in the Channel Islands or the Isle of Man, or (ii) if the company is a public company and is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the U.K. or the Channel Islands or the Isle of Man (in each case, a “Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether Pubco has its place of central management and control in the U.K., the Channel Islands or the Isle of Man by looking at various factors, including the structure of Pubco’s board of directors, the functions of the directors, and where they are resident.

If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied and Pubco has its place of central management and control in the U.K., it would be subject to a number of rules and restrictions, including but not limited to the following: (i) Pubco’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) Pubco might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) Pubco would be obliged to provide equality of information to all bona fide competing bidders. The Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person: acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover

Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Because Pubco is a deemed public company pursuant to the provisions of the Jersey Companies Law, Pubco envisages that the Takeover Code will not apply to an offer for it. However, this may subsequently change if other conditions regarding the applicability of the Takeover Code are met, or the interpretation and application of the Takeover Code by the Takeover Panel may change (including changes to the way in which the Takeover Panel assesses the application of the Takeover Code to English/Jersey companies whose shares are listed outside of the U.K.), and the Takeover Code might apply to Pubco in the future.

Directors

Appointment and Removal

The management of Pubco is vested in the Pubco Board. The Business Combination Agreement provides that the members of the Pubco Board (effective as of the Closing) will be at least five, including at least one director designated by Catcha or the Sponsor, three independent directors designated by the Company, and one additional director designated by the Company. We expect that upon the consummation of the Business Combination, the Pubco Board will consist of five directors. So long as shares of Pubco are listed on either the NYSE or Nasdaq, the Pubco Board shall include such number of “independent directors” as the relevant rules applicable to the listing of any shares on either the NYSE or Nasdaq require (subject to any applicable exceptions for “controlled” companies).

The directors of Pubco have the power from time to time and at any time to appoint any person as a director to fill a vacancy on the Pubco Board or as an addition to the existing Pubco Board, subject to the remaining provisions of the Charter, applicable law and the listing rules of either the NYSE or Nasdaq. Any director so appointed shall hold office until the expiration of the term of such class of directors or until his earlier death, resignation or removal.

A director may be removed from office by the holders of Pubco Ordinary Shares by ordinary resolution only for “cause” (as defined in the Charter). In addition, a director may be removed from office by resolution made by the Pubco Board for “cause.”

The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Pubco are set out in the Charter.

Indemnification of Directors and Officers

To the fullest extent permitted by law, the Charter provides that the directors and officers of Pubco shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.

Warrants

Public Shareholders’ Warrants

There are currently outstanding an aggregate of 10,000,000 public warrants, which entitle the holder to acquire 10,000,000 Pubco Ordinary Shares.

Pubco has warrants available for purchase an aggregate of 10,000,000 Pubco Ordinary Shares. Upon closing of the Business Combination, each outstanding whole warrant of Catcha was converted to represent the right to purchase one Pubco Ordinary Share in lieu of one share of Catcha Ordinary Shares at a price of $11.50 per Pubco Ordinary Share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination.

The private placement warrants are identical to the public warrants underlying the units sold in Catcha’s initial public offering, except that such private placement warrants will be exercisable for cash (even if a registration statement covering the shares issuable upon exercise of such public warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

Pubco may call the public warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of Pubco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for splits, dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If Pubco calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Pubco Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Pubco Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Pubco Ordinary Shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of Pubco Ordinary Shares issuable on exercise of the warrants shall be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Pubco’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Pubco Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Pubco Ordinary Shares and any voting rights until they exercise their warrants and receive Pubco Ordinary Shares. After the issuance of Pubco Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each Pubco Ordinary Share held of record on all matters to be voted on by Pubco shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Pubco Ordinary Shares outstanding.

No fractional Pubco Ordinary Shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a Pubco Ordinary Share, Pubco will, upon exercise, round up to the nearest whole number the number of Pubco Ordinary Shares to be issued to the warrant holder.

Other Jersey, Channel Islands Law Considerations

Purchase of Pubco’s Own Pubco Ordinary Shares

As with declaring a dividend, Pubco may not buy back or redeem its Pubco Ordinary Shares unless its directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed, Pubco will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, Pubco will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed (or until Pubco is dissolved on a solvent basis, if earlier).

If the above conditions are met, Pubco may purchase its Pubco Ordinary Shares in the manner described below.

Pubco may purchase on a stock exchange its own fully paid Pubco Ordinary Shares pursuant to a Special Resolution of the Pubco shareholders.

Pubco may purchase its own fully paid Pubco Ordinary Shares other than on a stock exchange pursuant to a Special Resolution of the Pubco shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved in advance by an ordinary resolution of its shareholders. The shareholder from whom Pubco proposes to purchase or redeem ordinary shares is not entitled to vote in respect of the ordinary shares to be purchased.

Pubco may fund a redemption or purchase of its own ordinary shares from any source. It cannot purchase its ordinary shares if, as a result of such purchase, only redeemable ordinary shares would remain in issue.

If authorized by a resolution of its shareholders, any shares that Pubco redeems or purchases may be held by it as treasury shares. Any shares held by Pubco as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by Pubco are cancelled where Pubco has not been authorized to hold such shares as treasury shares.

Mandatory Purchases and Acquisitions

The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of Pubco’s issued Pubco Ordinary Shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such issued Pubco Ordinary Shares to which the offer relates, that person is then entitled (and may be required) to acquire the remaining Pubco Ordinary Shares. In such circumstances, a holder of any such remaining Pubco Ordinary Shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s Pubco Ordinary Shares or that the person purchase the holder’s Pubco Ordinary Shares on terms different to those under which the person made such offer.

Pubco is currently not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of Pubco’s remaining ordinary shares on the same terms as such shareholder’s prior purchase.

Compromises and Arrangements

Where Pubco and its creditors or shareholders or a class of either of them propose a compromise or arrangement between Pubco and its creditors or its shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the Pubco shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon Pubco and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of Pubco is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

Jersey Regulatory Matters

This document is for information purposes only and it does not constitute a prospectus for the purposes of the Jersey Companies Law and the consent of the Registrar of Companies in Jersey to the circulation of this document is not required. This document does not constitute an offer and is not capable of acceptance.

As a general position under Jersey law, consents under the Control of Borrowing (Jersey) Order 1958 (a “COBO Consent”) are required in certain circumstances for the issue of securities or options. Generally speaking, if there is an issue of securities (other than shares) to more than 10 holders then this will require a COBO Consent. A COBO Consent is also required where share options are being issued to persons other than employees, former employees, children and spouses.

The Jersey Financial Services Commission (the “JFSC”) has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of Pubco Ordinary Shares.

The JFSC has given, and has not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the assumption (pursuant to the terms of the Business Combination Agreement) by Pubco of the Pubco Warrants.

The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.

Enforcement of Civil Liabilities

U.S. laws do not necessarily extend either to us or our officers or directors. We are incorporated under the laws of the Jersey, Channel Islands. Some of our directors and officers reside outside of the United States.

Substantially all of the assets of both us and our directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process on either us or our officers and directors within the United States, or to enforce against these persons or us, either inside or outside the United States, a judgment obtained in a U.S. court predicated upon the civil liability provisions of the federal securities or other laws of the United States or any U.S. state.

We have appointed Cogency Global Inc., as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of the laws of any state of the United States.

A judgment of a U.S. court is not directly enforceable in Jersey, but constitutes a cause of action which may be enforced by Jersey courts provided that:

•	the applicable U.S. courts had jurisdiction over the case, as recognized under Jersey law;

•	the judgment is given on the merits and is final, conclusive and non-appealable;

•	the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;

•	the defendant is not immune under the principles of public international law;

•	the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;

•	the judgment was not obtained by fraud; and

•	the recognition and enforcement of the judgment is not contrary to public policy in Jersey.

Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983 (as used in this section, the “Act”). This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the U.K., Jersey or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.

Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, Pubco has been further advised by our legal counsel in Jersey, that it is uncertain as to whether the courts of Jersey would entertain original actions or enforce judgments from U.S. courts against us or our officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of February 13, 2025:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding Pubco Ordinary Shares;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options or warrants held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable within 60 days of the Closing Date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The percentage of our Ordinary Shares beneficially owned is computed 461,309,285 Pubco Ordinary Shares outstanding on the Closing Date, after giving effect to the Business Combination and the agreements described above, and including 17,346,632 Pubco Ordinary Shares issuable upon the exercise of outstanding warrants.

Unless otherwise indicated, we believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to all shares of our Ordinary Shares beneficially owned by them. To our knowledge, no Post-Closing Pubco Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise noted, the business address of each of our shareholders is 37th Floor, 1 Canada Square, Canary Wharf, London, Greater London E14 5AA, United Kingdom.

Title of Class	Name and Address of Beneficial Owner (1)	Number of Company Ordinary Shares Beneficially Owned	Percentage of Company Ordinary Shares
	Executive Officers and Directors
Ordinary Shares	Andrew Judson	—	—
Ordinary Shares	Jørn Husemoen (2)	18,457,880	4.00%
Ordinary Shares	Swapan Kataria (3)	158,958,011	34.45%
Ordinary Shares	Ellen Hanetho	—	—
Ordinary Shares	Gry Osnes	—	—
	All executive officers and directors as a group (5 individual)	177,147,203	38.39%
	5% Holders
Ordinary Shares	Raghava Corporate Pte. Ltd. (4)	55,070,563	11.93%

(1)

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Crown LNG Holdings Limited, 37th Floor, 1 Canada Square, Canary Wharf, London, Greater London E14, 5AA United Kingdom.

(2)

Represents shares held by Black Kite AS. Jørn Skule Husemoen owns 100% of the interest in Black Kite AS and has sole voting and investment power of the securities held by Black Kite AS. The address for Jørn Skule Husemoen is Askekroken 11, 0277 Oslo, Norway.

(3)

Represents shares held by Citibank, N.A. Nominee. The Kataria Capital Corporation owns 100% of the interest in the securities held by Citibank, N.A. Nominee and has sole voting and investment power of the securities held by Citibank, N.A. Nominee. The Kataria Trust owns 100% of the interest in Kataria Capital Corporation and has sole voting and investment power of the securities held by Kataria Capital Corporation. Swapan Kataria is the trustee of the Kataria trust and has sole voting and investment power of the securities held by the Kataria Trust. The address for Citibank, N.A. Nominee is 1 North Wall Quay, Dublin.

(4)

Devavarapu Tvisha Ragendri owns 100% of the interest in Raghava Corporate Pte Ltd and has sole voting and investment power of the securities held by Raghava Corporate Pte Ltd. The address for Raghava Corporate Pte Ltd is 7500A Beach Road, #14-302, The Plaza, Singapore 199591.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders and the Arena Selling Securityholder of up to 488,030,425 Pubco Ordinary Shares, including up to 7,346,632 Pubco Ordinary Shares upon the exercise from time to time of the Pubco Warrants by holders thereof other than the initial holders.

The Selling Securityholders may offer and sell, from time to time, any or all of the Pubco Ordinary Shares or Pubco Warrants being offered for resale by this prospectus after the applicable lock-up period elapses. Please see the section entitled “Description of Securities” for further information regarding the rights and restrictions of these securities.

In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering ordinary shares and warrants for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. We have based percentage ownership on 461,309,285 Pubco Ordinary Shares outstanding as of February 13, 2025, and including 17,346,632 Pubco Ordinary Shares issuable upon the exercise of outstanding warrants.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is 37th Floor, 1 Canada Square, Canary Wharf, London, Greater London E14 5AA, United Kingdom.

	Pubco Ordinary Shares
Name	Ordinary Shares Beneficially Owned Prior to Offering	Aggregate Percentage of Total Voting Power	Pubco Ordinary Shares Registered Hereby	Pubco Ordinary Shares Beneficially Owned After Sale of Pubco Ordinary Shares Offered Hereby
				Number	Percentage of Total Voting Power
Jørn Husemoen(1)	18,457,880	4.00%	18,445,314	18,457,880	3.6%
Swapan Kataria(2)	158,958,011	34.45%	158,958,011	158,958,011	30.7%
Raghava Corporate Pte. Ltd.(3)	55,070,563	11.93%	51,382,860	55,070,563	10.6%
Arena Shares(4)	—	—	30,000,000	—	—
Other Selling Securityholders (listed below)
Catcha Warrantholders(5)	10,000,000	2.17%	10,000,000	—	—
Helena Special Opportunities LLC	1,133,080	*	1,133,080	—	—
Catcha Holdings LLC	5,333,333	1.16%	5,333,333	—	—
Catcha Holdings LLC	1,865,799	*	1,865,799	—	—
Helena Special Opportunities LLC	147,500	*	147,500	—	—
Gunnar Knutsen	312,175	*	312,175	—	—
Catcha Holdings LLC	838,723	*	838,723	—	—
Torvik Jensen AS	2,778	*	2,778	—	—
Sommerfugl Invest AS	3,637	*	3,637	—	—
VIB Invest AS	2,000	*	2,000	—	—
Service Invest AS	5,000	*	5,000	—	—
SEVE Holding AS	675	*	675	—	—
Marikove Industrier AS	675	*	675	—	—
Olastuen Eindom AS	2,159	*	2,159	—	—
PUTRIK AS	925	*	925	—	—
Langtrade AS	706	*	706	—	—
Captiva AS	2,000	*	2,000	—	—
Jan Høgebøl	788	*	788	—	—
Groble Invest AS	1,250	*	1,250	—	—
International Wealth Insurance AS	1,800	*	1,800	—	—
Gantt Consulting AS	2,000	*	2,000	—	—
Sirv Parvesh Chhibber	176,470	*	176,470	—	—
Helena Special Opportunities LLC	567,923	*	25,000,000	—	—
J.V.B. Financial Group, LLC	600,000	*	600,000	—	—
J.V.B. Financial Group, LLC	2,000,000	*	2,000,000	—	—
Polar Multi-Strategy Master Fund	—	—	1,979,167	—	—
Frisak & Partners AS	551,633	*	551,633	—	—
Batuhan Okur	1,935,886	*	1,935,886	—	—
Melih Odemis	1,935,886	*	1,935,886	—	—
Yagmu Irfan Sagnak	2,029,064	*	2,029,064	—	—
Hayati Molinas	2,026,402	*	2,026,402	—	—
Rohit Kumar	17,043,905	3.69%	17,043,905	—	—
Elite M Design Fze	13,408,781	2.91%	13,408,781	—	—
Tanvi Deetya limited	16,522,193	3.58%	16,522,193	—	—
Houghton Trading Limited	18,180,165	3.94%	18,180,165	—	—
GBTRON Limited	15,895,283	3.45%	15,895,283	—	—
Sunil Gauba	11,675,485	2.53%	11,675,485	—	—

	Pubco Ordinary Shares
Name	Ordinary Shares Beneficially Owned Prior to Offering	Aggregate Percentage of Total Voting Power	Pubco Ordinary Shares Registered Hereby	Pubco Ordinary Shares Beneficially Owned After Sale of Pubco Ordinary Shares Offered Hereby
				Number	Percentage of Total Voting Power
Black Tower Properties Pte. Ltd.	2,588,998	*	2,588,998	—	—
Eiko Sumantri	1,593,221	*	1,593,221	—	—
Tuck Kee Kerry Khang	1,491,655	*	1,491,655	—	—
Fu Qiang Limited	2,545,047	*	2,545,047	—	—
Yodh Investors Inc	7,394,002	1.60%	7,394,002	—	—
Ashish Dixit	9,468,836	2.05%	9,468,836	—	—
A A Holding AS	377,214	*	377,214	—	—
Amina Resch	6,780	*	6,780	—	—
Anders Bredalen Foss	37,761	*	37,761	—	—
Andreas Fossum	20,719	*	20,719	—	—
Aric Wolsner-Papa	31,392	*	31,392	—	—
Captiva AS	6,780	*	6,780	—	—
Escendo Consulting AS	29,909	*	29,909	—	—
Eva Chantal Singh Narum	6,780	*	6,780	—	—
Groble Invest AS	16,198	*	16,198	—	—
Hans Jørgen Struksnes	6,780	*	6,780	—	—
Haukeland AS	25,114	*	25,114	—	—
Haukeland Gartneri AS	12,557	*	12,557	—	—
Inger Årmot	19,363	*	19,363	—	—
Jan Høgebøl	6,780	*	6,780	—	—
Jomark AS	6,780	*	6,780	—	—
JPD Norge AS	56,279	*	56,279	—	—
Langtrade AS	13,561	*	13,561	—	—
Lars Doresius	13,184	*	13,184	—	—
Lavik Sletten Invest AS	29,909	*	29,909	—	—
Marikove Industrier AS	142,397	*	142,397	—	—
Milenko Hereta	13,561	*	13,561	—	—
NKVO AS	18,835	*	18,835	—	—
Øivind Resch	54,246	*	54,246	—	—
Ola Kvisgaard	40,684	*	40,684	—	—
Olastuen Eiendom AS	27,123	*	27,123	—	—
Prøys Holding AS	12,557	*	12,557	—	—
Putrik AS	25,114	*	25,114	—	—
Sara Lorraine Sing Narum	10,673	*	10,673	—	—
Service Invest AS	144,406	*	144,406	—	—
Seve Holding AS	20,342	*	20,342	—	—
Simen Kittelsen	6,780	*	6,780	—	—
Sommerfugl Invest AS	13,561	*	13,561	—	—
Terje Håland AS	62,785	*	62,785	—	—
VIB Invest AS	6,780	*	6,780	—	—
Veronica Wolsner-Papa	13,184	*	13,184	—	—
Aric Wolsner-Papa	26,369	*	26,369	—	—
Ekkuity AS	25,051	*	25,051	—	—

	Pubco Ordinary Shares
Name	Ordinary Shares Beneficially Owned Prior to Offering	Aggregate Percentage of Total Voting Power	Pubco Ordinary Shares Registered Hereby	Pubco Ordinary Shares Beneficially Owned After Sale of Pubco Ordinary Shares Offered Hereby
				Number	Percentage of Total Voting Power
David Li	164,811	*	164,811	—	—
Anita Charlotte Sell	6,589	*	6,589	—	—
Bluefin AS	19,769	*	19,769	—	—
CGW Holding AS	126,522	*	126,522	—	—
Effect Leadership AS	114,322	*	114,322	—	—
Ekkuity AS	6,589	*	6,589	—	—
Elite M Design Fze	921,502	*	921,502	—	—
Escendo Consulting AS	228,644	*	228,644	—	—
Gunnar Lund Knusten	1,147,031	*	1,147,031	—	—
Habjorg Invest AS	57,160	*	57,160	—	—
Hunterston Energy Park Limited	57,160	*	57,160	—	—
AA Holding AS	57,160	*	57,160	—	—
Hans Jørgen Struksnes	207,798	*	207,798	—	—
Inger Årmot	336,495	*	336,495	—	—
Jan Høgebøl	13,179	*	13,179	—	—
Jensen AZ Holding AS	349,066	*	349,066	—	—
Jorgen Flaten	9,462	*	9,462	—	—
JPD Norge AS	228,644	*	228,644	—	—
Langtrade AS	65,897	*	65,897	—	—
Lars Doresius	26,358	*	26,358	—	—
Marikove Industrier AS	39,538	*	39,538	—	—
Milenko Hereta	31,630	*	31,630	—	—
NKVO AS	571,611	*	571,611	—	—
Oivind Resch	577,594	*	577,594	—	—
Ola Kvisgaard	94,891	*	94,891	—	—
Olastuen Eiendom AS	158,153	*	158,153	—	—
Olav Rian	294,511	*	294,511	—	—
Oyvind Sandvik	342,966	*	342,966	—	—
Probitas Holding AS	1,714,833	*	1,714,833	—	—
Prois Holding AS	285,804	*	285,804	—	—
Putrik AS	63,261	*	63,261	—	—
Qualified Solutions Group AS	571,611	*	571,611	—	—
Seve Holding AS	32,948	*	32,948	—	—
Sommerfugl Invest AS	47,314	*	47,314	—	—
Terje Håland	228,644	*	228,644	—	—
Terje Håland AS	157,648	*	157,648	—	—
Tom Christensen	114,322	*	114,322	—	—
Veronica Wolsner-Papa	697,729	*	697,729	—	—
Victoria Boliginvest AS	57,160	*	57,160	—	—
Wealins S.A	12,166,724	2.64%	12,166,724	—	—
General Mediterranean Holding S.A	2,717,870	*	2,717,870	—	—
Sirv Parvesh Chhibber	6,170,300	1.34%	6,170,300	—	—
Torvik Jensen AS	509	*	509	—	—

	Pubco Ordinary Shares
Name	Ordinary Shares Beneficially Owned Prior to Offering	Aggregate Percentage of Total Voting Power	Pubco Ordinary Shares Registered Hereby	Pubco Ordinary Shares Beneficially Owned After Sale of Pubco Ordinary Shares Offered Hereby
				Number	Percentage of Total Voting Power
Hilde Vatne	3,773	*	3,773	—	—
Langtrade AS	509	*	509	—	—
Ola Kvisgaard	2,037	*	2,037	—	—
Patrick Tepfers	509	*	509	—	—
Seve Holding AS	509	*	509	—	—
Jensen AZ Holding AS	943	*	943	—	—
Service Invest AS	1,018	*	1,018	—	—
Marikove Industrier AS	509	*	509	—	—
Terje Haland AS	2,358	*	2,358	—	—
Olastuen Eiendom AS	1,886	*	1,886	—	—
Sean Butcher	687,096	*	687,096	—	—
Rajesh Gupta	623,174	*	623,174	—	—
Shakul Sharma	4,933,893	1.07%	4,933,893	—	—
Rajesh Gupta	1,243,929	*	1,243,929	—	—
Jai Kataria	1,524,300	*	1,524,300	—	—
Abeer Agrawal	1,913,256	*	1,913,256	—	—
Service invest AS	900,000	*	900,000	—	—
Groble Invest AS	502,335	*	502,335	—	—
Captiva AS	50,505	*	50,505	—	—
VIB Invest	50,505	*	50,505	—	—
Gantt Consulting AS	7,871,138	1.71%	7,871,138	—	—
Norse Partners LLC	483,988	*	483,988	—	—
Robert Fernstrom	36,917	*	36,917	—	—
Jed A. Bowen	39,554	*	39,554	—	—

*	Represents beneficial ownership of voting power of less than 1%.
(1)

Represents shares held by Black Kite AS. Jørn Skule Husemoen owns 100% of the interest in Black Kite AS and has sole voting and investment power of the securities held by Black Kite AS. The address for Jørn Skule Husemoen is Askekroken 11, 0277 Oslo, Norway.

(2)

Represents shares held by Citibank, N.A. Nominee. The Kataria Capital Corporation owns 100% of the interest in the securities held by Citibank, N.A. Nominee and has sole voting and investment power of the securities held by Citibank, N.A. Nominee. The Kataria Trust owns 100% of the interest in Kataria Capital Corporation and has sole voting and investment power of the securities held by Kataria Capital Corporation. Swapan Kataria is the trustee of the Kataria trust and has sole voting and investment power of the securities held by the Kataria Trust. The address for Citibank, N.A. Nominee is 1 North Wall Quay, Dublin.

(3)

Devavarapu Tvisha Ragendri owns 100% of the interest in Raghava Corporate Pte Ltd and has sole voting and investment power of the securities held by Raghava Corporate Pte Ltd. The address for Raghava Corporate Pte Ltd is 7500A Beach Road, #14-302, The Plaza, Singapore 199591.

(4)

Includes the possible issuance of up to 30,000,000 Ordinary Shares pursuant to the Purchase Agreement including shares which may be issued as Commitment Fee Shares, subject to the Beneficial Ownership Limitation of 4.99% and the Exchange Cap of 19.99%. Daniel Zwirn (“Mr. Zwirn”), who is the manager of Arena, has voting control and investment discretion over the securities reported herein to be held by Arena. As a result, Mr. Zwirn may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the Ordinary Shares offered by this prospectus to be held by Arena. The business address for Arena is 405 Lexington Ave, 59th Floor, New York, New York 10174.”
(5)	Represents ordinary shares underlying warrants held by public holders. Pubco has no way to ascertain the identities of such holders.

PLAN OF DISTRIBUTION

We are registering the resale of up to 488,030,425 Pubco Ordinary Shares, including up to 7,346,632 Pubco Ordinary Shares upon the exercise from time to time of the Pubco Warrants by holders thereof other than the initial holders.

The Selling Securityholders and the Arena Selling Securityholder may sell their ordinary shares covered hereby pursuant to brokerage transactions on the Nasdaq at prevailing market prices at any time after the ordinary shares are listed for trading thereon. We are not party to any arrangement with any Selling Securityholder or any broker-dealer with respect to sales of the ordinary shares by the Selling Securityholders. As such, the Company will have no input if and when any Selling Securityholder may, or may not, elect to sell their ordinary shares or the prices at which any such sales may occur, and there can be no assurance that any Selling Securityholders will sell any or all of the ordinary shares covered by this prospectus.

The Selling Securityholders and the Arena Selling Securityholder may use any one or more of the following methods when disposing of Pubco Ordinary Shares, Pubco Warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders and the Arena Selling Securityholder may, from time to time, pledge or grant a security interest in some or all of the Pubco Ordinary Shares or Pubco Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Pubco Ordinary Shares or Pubco Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Ordinary Shares or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Ordinary Shares, Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Pubco Ordinary Shares or Pubco Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell Pubco Ordinary Shares or Pubco Warrants short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Pubco Ordinary Shares or Pubco

Warrants offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Arena Selling Securityholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Arena Selling Securityholder have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Each of the Selling Securityholders and Arena Selling Securityholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Pubco Ordinary Shares or Pubco Warrants to be made directly or through agents. We will not receive any of the proceeds from the sales of Pubco Ordinary Shares by the Selling Securityholders. However, we will receive proceeds from the sales of the Pubco Ordinary Shares by the Arena Selling Securityholder. Upon any exercise of the Warrants by payment of cash, we will receive the exercise price of the Pubco Warrants.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The Arena Selling Securityholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities, and to our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a post-effective amendment to this registration statement disclosing (i) the name of each such Selling Securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Class A Ordinary Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. A post-effective amendment to this prospectus disclosing such an agreement would require the suspension of sales by the Selling Securityholders until the post-effective amendment was declared effective.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the warrants or our ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Pubco Ordinary Shares or Pubco Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares or Warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. We have advised the Selling Securityholders and the Arena Selling Securityholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders, the Arena Selling Securityholder, and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders and the Arena Selling Securityholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders and the Arena Selling Securityholder may indemnify any broker-dealer that participates in transactions involving the sale of securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders and the Arena Selling Securityholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Pubco Ordinary Shares or Pubco Warrants offered by this prospectus.

We have agreed with the Selling Securityholders and the Arena Selling Securityholder to keep the registration statement of which this prospectus constitutes a part effective until all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Pubco Ordinary Shares and Pubco Warrants by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$50,323.5946
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing Expenses		*
Miscellaneous Expenses		*

Total		*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

Certain legal matters relating to U.S. law and the validity of the Pubco Warrants offered by this prospectus will be passed upon by Nelson Mullins Riley & Scarborough LLP. The legality of the Pubco Ordinary Shares offered by this prospectus and certain other Jersey legal matters will be passed upon by Ogier (Jersey) LLP.

EXPERTS

The consolidated financial statements of Crown LNG Holding AS as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2023 consolidated financial statements includes an explanatory paragraph that states that the recurring losses and net capital deficiency of Crown LNG Holding AS raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The financial statements of Catcha Investment Corp as of and for the years ended December 31, 2023 and 2022, appearing in this Prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which report contains an explanatory paragraph regarding the ability of Catcha Investment Corp to continue as a going concern), appearing elsewhere therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY UNDER U.S. SECURITIES LAWS

Pubco is a holding company incorporated in Jersey, Channel Islands. Pubcoconducts its operations through Crown, a wholly-owned subsidiary of Pubo in Norway.

Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the U.K., Jersey or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.

Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, Pubco has been further advised by our legal counsel in Jersey, that it is uncertain as to whether the courts of Jersey would entertain original actions or enforce judgments from U.S. courts against us or our officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Pubco Ordinary Shares and Pubco Warrants offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INDEX TO FINANCIAL STATEMENTS

CATCHA INVESTMENT CORP

Unaudited condensed financial statements of Catcha Investment Corp as of and for the three and six months ended June 30, 2024 and 2023

Financial statements of Catcha Investment Corp as of and for the years ended December 31, 2023 and 2022

CROWN LNG HOLDING AS

Consolidated financial statements of Crown LNG Holding AS as of December 31, 2023 and 2022 and for each of the years in the three year period ended December 31, 2023

CATCHA INVESTMENT CORP

(A WHOLLY OWNED SUBSIDIARY OF CROWN LNG HOLDINGS LIMITED)

UNAUDITED CONDENSED BALANCE SHEETS

	June 30, 2024	December 31, 2023
Assets
Cash	$900	$30,850
Prepaid expenses	7,110	10,161
Note receivable, net of original issuance discount	750,000	750,000
Derivative asset — Note Receivable, at fair value	1,713,280	2,689,364

Total current assets	2,471,290	3,480,375
Cash held in Trust Account	15,881,487	24,782,259

Total Assets	$18,352,777	$28,262,634

Liabilities and Shareholders’ Deficit
Accounts payable and accrued expenses	$8,249,503	$5,777,552
Due to Related Party	301,366	241,366
Convertible Promissory Note, at fair value	841,286	491,502
Working Capital Loans, at fair value	1,188,856	675,934
Note payable, net of original issuance discount	750,000	750,000
Derivative Liability — Note Payable, at fair value	1,713,280	2,689,364
Capital Contribution Note, at fair value	1,435,165	2,200,291

Total current liabilities	14,479,456	12,826,009
Warrant liability	1,724,927	621,969

Total liabilities	16,204,383	13,447,978

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 1,364,882 and 2,214,859 shares at redemption value of $11.64 and $11.19 per share as of June 30, 2024 and December 31, 2023, respectively	15,881,487	24,782,259
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 7,350,350 and 0 shares issued and outstanding (excluding 1,364,882 and 2,214,859 shares subject to possible redemption, respectively) at June 30, 2024 and December 31, 2023, respectively	735	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 149,650 and 7,500,000 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	15	750
Additional paid-in capital	—	—
Accumulated deficit	(13,733,843)	(9,968,353)

Total shareholders’ deficit	(13,733,093)	(9,967,603)

Total Liabilities and Shareholders’ Deficit	$18,352,777	$28,262,634

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

(A WHOLLY OWNED SUBSIDIARY OF CROWN LNG HOLDINGS LIMITED)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Formation and operating costs	$1,548,388	$637,470	$3,018,061	$1,547,405

Loss from operations	(1,548,388)	(637,470)	(3,018,061)	(1,547,405)
Other income (expense):
Interest income from Trust Account	183,152	266,882	445,647	2,210,644
Excess of fair value of Capital Contribution Note over proceeds at issuance	—	44,898	—	(1,059,720)
Change in fair value of Convertible Promissory Notes	(116,072)	(622)	(158,027)	(856)
Change in fair value of Working Capital Loan	(153,186)	(866)	(205,204)	(1,533)
Change in fair value of Capital Contribution Note	983,664	(17,379)	765,126	(21,509)
Change in fair value of warrant liability	(191,594)	164,795	(1,102,958)	52,286
Change in fair value of Derivative Asset – Note Receivable	(679,310)	—	(976,084)	—
Change in fair value of Derivative Liability – Note Payable	679,310	—	976,084	—

Total other income (expense), net	705,964	457,708	(255,416)	1,179,312

Net loss	$(842,424)	$(179,762)	$(3,273,477)	$(368,093)

Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares, subject to possible redemption	1,470,366	2,214,859	1,687,572	9,429,785

Basic and diluted net loss per share	(0.09)	(0.02)	$(0.36)	$(0.02)

Basic and diluted weighted average shares outstanding, non-redeemable Class A ordinary shares and Class B ordinary shares	7,500,000	7,500,000	7,500,000	7,500,000

Basic and diluted net loss per share	(0.09)	(0.02)	$(0.36)	$(0.02)

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

(A WHOLLY OWNED SUBSIDIARY OF CROWN LNG HOLDINGS LIMITED)

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	—	$—	7,500,000	$750	$—	$(9,968,353)	$(9,967,603)
Excess of proceeds from Convertible Promissory Note and Working Capital Loan over fair value at issuance (Note 5)	—	—	—	—	—	80,484	80,484
Accretion of extension deposits to Class A ordinary shares subject to possible redemption (Note 2)	—	—	—	—	—	(169,413)	(169,413)
Accretion of interest income to Class A ordinary shares subject to possible redemption	—	—	—	—	—	(262,495)	(262,495)
Net loss	—	—	—	—	—	(2,431,053)	(2,431,053)

Balance as of March 31, 2024	—	$—	7,500,000	$750	$—	$(12,750,830)	$(12,750,080)
Conversion of Class B ordinary shares to Class A ordinary shares	7,350,350	735	(7,350,350)	(735)	—	—	—
Excess of proceeds from Convertible Promissory Note and Working Capital Loan over fair value at issuance (Note 5)	—	—	—	—	—	171,663	171,663
Accretion of extension deposits to Class A ordinary shares subject to possible redemption (Note 2)	—	—	—	—	—	(129,100)	(129,100)
Accretion of interest income to Class A ordinary shares subject to possible redemption	—	—	—	—	—	(183,152)	(183,152)
Net loss	—	—	—	—	—	(842,424)	(842,424)

Balance as of June 30, 2024	7,350,350	$735	149,650	$15	$—	$(13,733,843)	$(13,733,093)

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

(A WHOLLY OWNED SUBSIDIARY OF CROWN LNG HOLDINGS LIMITED)

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	—	$—	7,500,000	$750	$—	$(11,239,897)	$(11,239,147)
Net loss	—	—	—	—	—	(188,331)	(188,331)
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(1,943,762)	(1,943,762)
Excess of proceeds from Convertible Promissory Notes over fair value at issuance	—	—	—	—	—	263,626	263,626
Additional deposits to Trust Account for extension	—	—	—	—	—	(150,000)	(150,000)

Balance as of March 31, 2023	—	$—	7,500,000	$750	$—	$(13,258,364)	$(13,257,614)
Net loss	—	—	—	—	—	(179,762)	(179,762)
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(266,882)	(266,882)
Excess of proceeds from Convertible Promissory Notes over fair value at issuance	—	—	—	—	—	230,045	230,045
Additional deposits to Trust Account for extension	—	—	—	—	—	(225,000)	(225,000)

Balance as of June 30, 2023	—	$—	7,500,000	$750	$—	$(13,699,963)	$(13,699,213)

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

(A WHOLLY OWNED SUBSIDIARY OF CROWN LNG HOLDINGS LIMITED)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(3,273,477)	$(368,093)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income from Trust Account	(445,647)	(2,210,644)
Excess of fair value of Capital Contribution Note over proceeds at issuance	—	1,059,720
Change in fair value of warrant liability	1,102,958	(52,286)
Change in fair value of Convertible Promissory Notes	158,027	856
Change in fair value of Working Capital Loan	205,204	1,533
Change in fair value of Capital Contribution Note	(765,126)	21,509
Change in fair value of Derivative Asset — Note Receivable	976,084	—
Change in fair value of Derivative Liability — Note Payable	(976,084)	—
Changes in current assets and current liabilities:
Prepaid expenses	3,051	(20,355)
Accounts payable and accrued expenses	2,471,951	857,930
Due to related party	60,000	60,261

Net cash used in operating activities	(483,059)	(649,569)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(298,513)	(375,000)
Cash withdrawn from Trust Account in connection with redemption	9,644,932	282,903,643

Net cash provided by investing activities	9,346,419	282,528,643

Cash Flows from Financing Activities:
Proceeds from issuance of Working Capital Loan ($1.5 Million Convertible Promissory Note and 2024 Convertible Note as disclosed in Note 5)	453,109	428,564
Proceeds from issuance of Convertible Promissory Note (Extension Note as disclosed in Note 5)	298,513	375,000
Proceeds from issuance of Capital Contribution Note (subscription agreement with Polar as disclosed in Note 7)	—	300,000
Redemption of Class A ordinary shares	(9,644,932)	(282,903,643)

Net cash used in financing activities	(8,893,310)	(281,800,079)

Net Change in Cash	(29,950)	78,995
Cash – Beginning of the period	30,850	20,706

Cash – End of the period	$900	$99,701

Supplemental Disclosure of Non-cash Financing Activities:
Accretion of interest income to Class A ordinary shares subject to possible redemption	$445,647	$2,210,644

Accretion of extension deposits to Class A ordinary shares subject to possible redemption (Note 2)	$298,513	$375,000

Excess of proceeds from Convertible Promissory Notes and Working Capital Loan over fair value at issuance (Note 5)	$252,147	$493,671

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

(A WHOLLY OWNED SUBSIDIARY OF CROWN LNG HOLDINGS LIMITED)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2024

NOTE 1. ORGANIZATION, BUSINESS OPERATION AND GOING CONCERN

Organization and General

Catcha Investment Corp (the Company, or “Catcha”), a wholly-owned subsidiary of Crown LNG Holdings Limited, was incorporated as a Cayman Islands exempted company on December 17, 2020, for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, it is subject to all of the risks associated with early stage and emerging growth companies.

Business Combination

On July 9, 2024 (the “Closing Date”), Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“Pubco” ), consummated the previously announced business combination pursuant to the Business Combination Agreement dated as of August 3, 2023 (as amended, the “BCA”), by and among the Company, Pubco, CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), and Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (“Crown”).

The following transactions occurred pursuant to the terms of the BCA (collectively, the “Business Combination”):

•	Merger Sub merged with and into Catcha (the “Merger”), with Catcha surviving as the surviving company and becoming a wholly owned subsidiary of PubCo;

•

in connection with the Merger, each (a) issued and outstanding Class A ordinary share, par value $0.0001 per share, of Catcha (“Catcha Class A Ordinary Shares”) was converted into the right to receive one newly issued ordinary share, no par value, of PubCo (together, the “PubCo Ordinary Shares” and each individually, a “PubCo Ordinary Share”), (b) issued and outstanding Class B ordinary share, par value $0.0001 per share, of Catcha (“Catcha Class B Ordinary Shares”) was converted into the right to receive one newly issued PubCo Ordinary Share, (c) outstanding and unexercised public and private placement warrant of Catcha was converted into one warrant of PubCo (“PubCo Warrants”) that entitles the holder thereof to purchase one PubCo Ordinary Share in lieu of one Catcha Class A Ordinary Share and otherwise upon substantially the same terms and conditions; and

•

following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, the initial shareholders of Crown (the “Crown Shareholders”) transferred to PubCo, and PubCo acquired from the Crown Shareholders, all of the ordinary shares of Crown held by the shareholders in exchange for the issuance of 60,000,000 PubCo Ordinary Shares.

In connection with the closing of the Business Combination, Pubco completed the issuance of securities pursuant to the financing agreements as described below and received aggregate gross proceeds of approximately $7.9 million therefrom on or around the Closing Date. As the closing date of the Business Combination was on July 9, 2024, the accompanying unaudited condensed financial statements of Catcha Investment Corp do not reflect the accounting of the Business Combination.

Financing Agreements

April 2024 Notes

On April 30, 2024, PubCo entered into subscription agreements with certain investors with respect to convertible promissory notes issuable upon closing of the Business Combination (the “April 2024 Notes”) with an aggregate original principal amount of $1.05 million for an aggregate purchase price of $1.0 million, reflecting a 5% original issue discount.

The April 2024 Notes bear interest at an annual rate of 10% and mature on the first anniversary of the issuance of the applicable note (the date of such issuance, the “Issuance Date”). Interest on the April 2024 Notes is payable in cash or in-kind through the issuance of additional April 2024 Notes, at the option of PubCo.

The April 2024 Notes are convertible into PubCo Ordinary Shares at the option of the holder. The number of ordinary shares issuable upon conversion of the April 2024 Notes is determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). “Conversion Amount” means the sum of (A) the portion of the principal of a note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to such principal of the applicable note, and (C) any other unpaid amounts, if any. “Conversion Price” means $10.00 initially at the date of issuance of the April 2024 Notes. The Conversion Price will reset to 95% of the lowest closing volume weighted average price observed over the 5 trading days immediately preceding the 270th calendar day following the Issuance Date, subject to a minimum price of $2.50 (the “Minimum Price”).

PubCo has the option to redeem the April 2024 Notes in full at any time after the Issuance Date and prior to maturity thereof upon 10 Trading Days’ (as defined in the April 2024 Notes) notice for cash at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

PIPE

On May 6, 2024, PubCo and Catcha entered into a subscription agreement (the “PIPE Subscription Agreement”) for a private placement (the “PIPE”) with a certain accredited investor (the “Purchaser”). Pursuant to the PIPE Subscription Agreement, at consummation of the Business Combination, the Purchaser purchased an aggregate of 176,470 PubCo Ordinary Shares, at a price per share of $8.50, representing aggregate gross proceeds of $1.5 million.

On May 14, 2024, PubCo and Catcha entered into additional subscription agreements (together with the PIPE Subscription Agreement above, the “PIPE Subscription Agreements”) for a private placement with certain accredited investors who are existing shareholders of Crown (the “Existing Shareholder Purchasers”). Pursuant to the PIPE Subscription Agreement, at consummation of the Business Combination, the Existing Shareholder Purchasers purchased an aggregate of 26,393 PubCo Ordinary Shares (together with the PubCo Ordinary Shares to be purchased by the Purchaser, the “PIPE Shares”), at a price per share of $10.00, representing aggregate gross proceeds of $263.9 thousand.

The PIPE Subscription Agreements contain customary representations and warranties of Catcha, PubCo, the Purchaser, and the Existing Shareholder Purchasers, and customary conditions to closing, as well as customary indemnification obligations. Pursuant to the PIPE Subscription Agreements, PubCo has agreed to register the resale of the PIPE Shares and is required to prepare and file a registration statement with the U.S. Securities and Exchange Commission no later than thirty days following the closing date of the Business Combination. Such registration statement has not been filed as of the date of these unaudited financial statements, and PubCo is in discussions with the Purchaser regarding this requirement.

On July 9, 2024, the Company received $1.8 million from the Purchaser and the PIPE Subscription Agreement was closed.

Securities Lending Agreement

On May 22, 2024, Pubco entered into a securities lending agreement (the “Securities Lending Agreement”) with Millennia Capital Partners Limited (the “Lender”) pursuant to which the Lender agreed to loan PubCo up to $4.0 million (the “Loan”) at fifty-five (55%) Loan to Value of the current market value of shares of Crown pledged to the Lender (“Transferred Collateral”). “Loan to Value” means the ratio of the Loan to the value of the Transferred Collateral, calculated by dividing the amount borrowed by then current market value of the Transferred Collateral, based on the quoted market price on NASDAQ. The Loan matures thirty-six (36) months after the Closing Date (as defined in the Securities Lending Agreement) and bears interest at an annual rate of 6.0% to be paid quarterly.

Up to the date the unaudited condensed financial statements were issued, there has not been any amounts drawn down pursuant to the Securities Lending Agreement.

Securities Purchase Agreement

On June 4, 2024, PubCo entered into a definitive securities purchase agreement (the “Securities Purchase Agreement”) with Helena Special Opportunities LLC (the “Investor”), an affiliate of Helena Partners Inc., a Cayman-Islands based advisor and investor, providing for up to approximately USD$20.7 million in funding through a private placement for the issuance of convertible notes (the “SPA Notes”). Capitalized terms used but not defined in the description below shall have the meanings ascribed thereto in the Securities Purchase Agreement.

Pursuant to the Securities Purchase Agreement, the Company issued the SPA Notes and warrants (the “Warrants”) to the Investor across multiple tranches (the “Tranches”) consisting of an initial tranche (the “Initial Tranche”) of (i) an aggregate principal amount of $2.95 million and including an original issue discount (“OID”) of up to an aggregate of $442,500, plus Warrants to purchase a number of PubCo Ordinary Shares equal to the applicable Warrant Share Amounts (defined as 50% of the principal amount of each issued Tranche, divided by $10). The second tranche (the “Second Tranche”) consists of an aggregate principal amount of SPA Notes of up to $2.95 million and including an OID of up to $442,500 and Warrants to purchase a number of PubCo Ordinary Shares equal to the applicable Warrant Share Amounts with respect to such Tranche. The Securities Purchase Agreement contemplates up to five subsequent Tranches, each of which will be in an aggregate principal amount of SPA Notes of $2.95 million each and each including an OID of $442,500 and Warrants to purchase a number of PubCo Ordinary Shares equal to the applicable Warrant Share Amounts with respect to such Tranches. The purchase price of an SPA Note and its accompanying Warrant will be computed by subtracting the portion of the OID represented by such SPA Note from the portion of the principal amount represented by such SPA Note (a “Purchase Price”).

The Closing of the purchase of each Tranche shall be subject to certain terms and conditions, including but not limited to:

a.	Initial Tranche. Closing of the Initial Tranche occurred on the Closing of the Business Combination

b.

The Second Tranche. Closing of the Second Tranche shall not occur prior to the date that is the earlier of (i) the date that is 90 days following the Closing Date of the Initial Tranche and (ii) such date as the Notes and Warrants issuable in such Tranche may be resold pursuant to an effective registration statement pursuant to Rule 144 under the 1933 Act.

c.	Third and Fourth Tranches.

a)

Closing of each such Tranche shall be for only one Tranche of Notes having an initial aggregate Principal Amount equal to the greater of (i) $50,000 and (ii) the lesser of (x) two and one half times the median of the value of shares traded over each of the thirty (30) Trading Days preceding the Closing Day for such Tranche, and (y) $2.95 million, and

b)

the Closing Date of such Tranche shall not occur prior to the date that is the earlier of (i) the date that is 90 days following the Closing Date of the previous Tranche and (ii) such date as the Company and the Investor shall mutually agree.

d.

Fifth, Sixth and Seventh Tranches. Closing of any subsequent Tranche shall occur on such date as the Company and the Investor shall mutually agree, if at all; provided that the Closing of any subsequent Tranche shall be for only one Tranche of Notes having an initial aggregate Principal Amount equal to the greater of (i) $50,000 and (ii) the lesser of (x) two and one half times the median of the value of shares traded over each of the 30 Trading Days preceding the Closing Date for such Tranche, and (y) $2.95 million.

Cohen & Company Capital Markets, a division of J.V.B Financial Group, LLC. acted as placement agent to Pubco for the facility described above.

Non-Redemption Agreements

On June 20, 2024, Catcha entered into non-redemption agreements (the “Non-Redemption Agreements”) with two investors (each, a “Backstop Investor”), each acting on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such Backstop Investor or its affiliates. Pursuant to the Non-Redemption Agreements, the Backstop Investors agreed that, on or prior to closing of the Business Combination, the Backstop Investors will rescind or reverse their previous election to redeem an aggregate of up to approximately 800,000 Catcha ordinary shares (the “Backstop Shares”), which redemption requests were made in connection with Catcha’s extraordinary general meeting of shareholders held on June 12, 2024. Upon consummation of the Business Combination, Catcha paid or caused to be paid to each Backstop Investor a payment in respect of its respective Backstop Shares in cash released from Catcha’s trust account in an amount equal to the product of (x) the number of Backstop Shares and (y) $2.075, which is equal to (A) the price per share for a pro rata portion of the amount on deposit in the trust account, less (B) $9.50. The Non-Redemption Agreement is contingent on the amount of shares the Backstop investors agreed not to redeem. As of June 30, 2024, the number of shares the investor agreed not to redeem was 1,908 shares, pursuant to which $3,950 would be payable to the Backstop Investors. The final amount was determined on July 8, 2024, pursuant to which, Catcha paid $11,717 to the Backstop Investors for agreeing not to redeem 5,486 Backstop Shares at the Closing of the Transactions.

Fee Deferrals, Share Transfers and Other Transaction Expense Reductions

Transaction Expense Reduction

Prior to the closing of the Business Combination, PubCo, Catcha, Crown and Catcha Holdings LLC (“Sponsor”) entered into several agreements with service providers (the “Service Providers”) to Catcha and Crown in connection with the Business Combination, resulting in a reduction of the aggregate transaction expenses otherwise payable thereby at closing (the “Transaction Expense Reduction”).

Founder Share Transfers

On July 8, 2024, Sponsor transferred an aggregate of 6,511,627 Catcha Class A Ordinary Shares (“Catcha Shares”) to third parties who provided financing in connection with the Business Combination, Transaction Expense Reduction as well as settlement of liabilities, including on behalf of Crown. This includes 1,500,000 Catcha Shares as commitment shares to the Investor in consideration for its entry into the Securities Purchase Agreement described above, 550,000 Catcha Shares to Chardan Capital Markets LLC as consideration for an advisory service fee due to Chardan Capital Markets LLC, 1,350,000 Catcha Shares to other Service Providers to Catcha in partial consideration for the Transaction Expense Reduction, including fee deferrals, and 3,111,627 Catcha Shares to certain investors in consideration for providing financing to Crown and Catcha, including providing the Transferred Collateral securing the Securities Lending Agreement described above, and settlement of certain liabilities. The Catcha Shares were exchanged for PubCo Ordinary Shares in the Business Combination, in a transaction registered under the Securities Act of 1933, as amended pursuant to PubCo’s Registration Statement on Form F-4 declared effective by the Securities and Exchange Commission on February 14, 2024 (File No. 333-274832) and, accordingly, may be freely transferred without restrictions under the Securities Act by the recipients thereof.

The agreements with certain of the Service Providers provide that, if the Service Provider sells the Service Provider Shares for proceeds equal to an agreed upon amount, then such Service Provider shall return any remaining Service Provider Shares to Sponsor. As of the date of filing these unaudited financial statements, 762,887 Catcha Shares have been returned to the Sponsor.

Vendor Promissory Notes for Fee Deferrals

From June 18, 2024 to June 26, 2024, Pubco issued five convertible promissory notes to the vendors Ernst & Young Advokatfirma AS, Wikborg Rein Advokatfirma AS, Ernst & Young AS, Ogier (Jersey) LLP, and Nelson Mullins Riley Scarborough LLP (each a “Vendor,” and collectively, the “Vendors”), agreeing to defer payment for services provided (the “Convertible Vendor Notes”). The aggregate principal amount for all the Convertible Vendor Notes is approximately $5.0 million, bearing interest at 12% per annum. The Convertible Vendor Notes provides that twenty to fifty percent of the principal amount is payable within 30 days after the Closing Date, depending on Vendor. The remaining unpaid principal amount for each Convertible Vendor Note shall be increased by 20%, and payable in equal installments each quarter ending date subsequent to the Closing Date, from between one year and up to five years, depending on Vendor. If Pubco raises additional capital after Close, Pubco will use best endeavors to pay any outstanding principal under the Convertible Vendor Notes.

All the Convertible Vendor Notes provides that upon occurrence of a default (as described below), at the option of the Vendor any amounts outstanding under the Convertible Vendor Note may be converted into ordinary shares of at a conversion price equal to the VWAP Price: (i) on the date that is one hundred fifty (150) days following the Closing Date (the “Initial Election Date”), up to an amount equal to fifty percent (50%) of the then outstanding principal amount of this Note; and (ii) on each thirty (30) day anniversary following the Initial Election Date (each such anniversary together with the Initial Election Date, each, an “Election Date”) up to an additional ten percent (10%) of the then outstanding principal amount of the Convertible Vendor Note (collectively, the “Conversion Rights”); provided that (i) the foregoing calculation of the aggregate amount available to be converted into Shares pursuant to the Conversion Rights assumes that there has been no prior payment of the principal of the Convertible Vendor Note and (ii) any amounts that were otherwise available to be converted pursuant to the Conversion Rights on an Election Date that were not so converted shall remain available for conversion pursuant to the Conversion Rights on subsequent Election Dates until so converted. A default is constituted in the event of (i) failure by Pubco to pay any portions of the principal amount within five (5) business days after the dates specified in the Convertible Vendor Notes or issue shares pursuant to the Vendor Notes, if so, elected by the Vendor; (ii) voluntary bankruptcy; and (iii) involuntary bankruptcy.

In addition, on July 9, 2024, PubCo also issued promissory notes (the “Promissory Notes”) in an aggregate principal amount of $3.5 million to another Service Provider to Crown and Catcha, with such amounts representing deferrals of fees owed thereto. Such Promissory Notes bear interest at a rate of 12% per annum, payable quarterly, subject to Crown’s option to defer 50% thereof as paid-in-kind, with principal due thereunder payable at maturity on the 18-month anniversary of the issuance thereof. There is no conversion feature provided for under such Promissory Notes.

Pubco Ordinary Shares and Pubco Warrants are traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “CGBS” and “CGBSW”, respectively. The legacy Catcha shares and warrants stopped trading concurrent with the completion of the Business Combination and filing of Form 25-NSE on July 10, 2024.

Business Prior to the Business Combination

As of June 30, 2024, the Company had not commenced any operations. All activity for the period from December 17, 2020 (inception) through June 30, 2024 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, in particular, activities in connection with the potential acquisition of Crown (see above and Note 6). The Company did not generate any operating revenues prior to the completion of the Business Combination. The Company generated non-operating income in the form of interest income on the marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 11, 2021 (the “Effective Date”). On February 17, 2021, the Company consummated the initial public offering (the “Initial Public Offering” or “IPO”) of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including the issuance of 2,500,000 Units as a result of the underwriter’s partial exercise of the over-allotment option, at $10.00 per Unit generating gross proceeds of $300,000,000, which is described in Note 3. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO (i.e., February 17, 2021), and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 3).

Simultaneously with the closing of the IPO, the Company consummated the sale of an aggregate of 5,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of $8,000,000, which is described in Note 4.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended ( the “Investment Company Act”), that invests only in direct U.S. government treasury obligations. In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account were moved into a non-interest bearing, segregated account, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below. From February 2023 to June 2024, the Company deposited into the Trust Account for an aggregate of $1,123,513 to extend the Combination Period from February 12, 2023 to July 12, 2024. On July 9, 2024, the Company closed the Business Combination as described above. From February 14, 2023 to July 8, 2024, public shareholders owning a total of 29,773,479 shares properly exercised their right to redeem their shares for an aggregated amount of $305.8 million withdrawn from the Trust Account. The remaining proceeds of $2.6 million from the IPO and the sale of the Private Placement Warrants after redemption were released from the Trust Account upon the completion of the initial Business Combination on July 9, 2024.

Transaction costs related to the IPO amounted to $17,031,183, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees (see Note 10), and $531,183 of other offering costs. Of the $17,031,183 transaction costs, $16,236,137 was charged to additional paid-in capital and $795,046 was allocated to the public and private warrants and recorded as other income (loss) during the three months ended March 31, 2021.

On August 10, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”), the underwriter in the IPO, waived its entitlement to payment of the $10,500,000 deferred underwriting fee in connection with its role as underwriter in the Company’s IPO. As a result, the Company recognized $482,662 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs previously expensed and $10,017,338 was recorded to accumulated deficit in relation to the waiver of the deferred underwriting fees during the three months ended September 30, 2023.

NYSE Notice

On April 17, 2024, the Company received a written notice from NYSE American indicating that the Company was not in compliance with NYSE American’s continued listing standards because the Company did not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”), which was due on April 16, 2024. The Company filed its Form 10-K on June 17, 2024 and regained compliance with the Exchange’s continued listing standards.

The Company had an NYSE appeal hearing scheduled for July 17, 2024, which was been canceled subsequently, given that Catcha has been delisted off NYSE following the closing of the business combination.

Class B Ordinary Shares Conversion

On May 13, 2024, the Sponsor delivered notice of conversion of an aggregate of 7,350,350 Class B Ordinary Shares of the Company, into an equal number of Class A Ordinary Shares of the Company (the “Conversion”). The 7,350,350 Class B Shares, representing approximately 81% of the total issued and outstanding Class A Shares after the Conversion, issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as further described in the Company’s definitive merger proxy statement/prospectus on Schedule 14A filed with the Securities and Exchange Commission on February 15, 2024 (“Definitive Merger Proxy Statement”). As of June 30, 2024, the outstanding Class A ordinary shares and Class B ordinary shares are 8,715,232 and 149,650, respectively.

Going Concern and Liquidity

As of June 30, 2024, the Company had $900 in its operating bank accounts and a working capital deficit of $12,008,166.

Prior to the consummation of the Business Combination, the Company used the funds not held in the Trust Account funds raised from Convertible Promissory Notes (as described in Note 5) for identifying and evaluating target businesses, performing due diligence on prospective target businesses, traveling to and from the offices, or similar location of prospective target businesses or their representatives or owners, reviewing corporate documents and material agreements of prospective target businesses and structuring, extension deposits, negotiating and completing a Business Combination, which was the Business Combination with Crown that has been completed on July 9, 2024.

Upon closing of the Business Combination, the total outstanding under Working Capital Loans (including both $1.5 Million Convertible Promissory Note and 2024 Convertible Promissory Note) of $1,675,187 and the total outstanding under the Extension Notes (including $900,000 under the 2023 Extension Note, $141,620 under 2024 Extension Note No. 1 and $81,893 under 2024 Extension Note No. 2) of $1,123,513, was converted to 1,116,791 and 749,009 PubCo Warrants at a price equal to $1.5 per warrant, respectively, at the Sponsor’s election.

After the business Combination, the Company became a wholly owned subsidiary of Pubco, whose shares are traded on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “CGBS. The Company was delisted from NYSE since July 10, 2024. There is substantial doubt about PubCo’s ability to continue to operate as a going concern. PubCo’s ability to operate as a going concern is principally dependent on its ability to continue raising financing, and therefore, it may be unable to realize its assets and discharge its liabilities in the normal course of business.

Risks and Uncertainties

Management is currently evaluating the impact of persistent inflation and rising interest rates, financial market instability, including the recent bank failures, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the current wars, and has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the Company’s financial position and results of its operations and the closing of the Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on June 17, 2024 (the “Annual Report”). The accompanying condensed balance sheet as of December 31, 2023 has been derived from the audited financial statements included in the Annual Report. The interim results for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply on on-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $900 and $30,850 in cash and did not have any cash equivalents as of June 30, 2024 and December 31, 2023, respectively.

Cash Held in Trust Account

In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account are now maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation. Prior to liquidating the money market funds, the Company’s portfolio of investments was comprised primarily of U.S. Treasury securities. The Company classified its money market funds as trading securities in accordance with ASC Topic 320, “Investments-Debt Securities.” Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income from Trust Account in the accompanying statements of operations.

As of June 30, 2024 and December 31, 2023, the assets held in the Trust Account were $15,881,487 and $24,782,259, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At June 30, 2024 and December 31, 2023, the Company has not experienced losses on this account and management believes the Company could be exposed to significant risks on the funds held in trust account.

Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurement” (“ASC 820”), defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•

Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•

Level 2 – Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of certain of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets. The fair values of prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of June 30, 2024 and December 31, 2023 due to the short maturities of such instruments.

Offering Costs Associated with IPO

The Company complies with the requirements of the FASB ASC 340-10-S99, “Other Assets and Deferred Costs – SEC Materials,” and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering”. Offering costs consist principally of underwriting fees, professional fees and registration fees that are related to the IPO. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.

Offering costs in the aggregate of $16,236,137 were charged to shareholders’ equity (deficit) (consisting of $5,724,193 in underwriting fees, $10,017,338 in deferred underwriting fees, and $494,606 in other offering costs), and offering costs in the aggregate of $795,046 were recorded as other income (loss) (consisting of $275,807 in underwriting fees, $482,662 in deferred underwriting fees, and $36,577 in other offering costs) during the three months ended March 31, 2021. On August 10, 2023, the underwriter waived its entitlement to the deferred underwriting fees, see Note 10.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to possible redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

In connection with the extraordinary general meeting of shareholders held on February 14, 2023, February 16, 2024 and May 15, 2024, holders of 27,785,141, 641,303 and 208,674 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18, $11.29 and $11.52 per share, for an aggregate redemption amount of $282,903,643, $7,241,004 and $2,403,928, respectively.

As a result, following satisfaction of such redemptions and after giving effect to the conversion of an aggregate of 7,350,350 Class B ordinary shares into an equal number of Class A ordinary shares held by the Sponsor, the Company has 8,715,232 (1,364,882 of which are subject to redemption) Class A ordinary shares outstanding and the balance in the Trust Account is approximately $15.88 million as of June 30, 2024.

At June 30, 2024 and December 31, 2023, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

	Shares	Amount
Class A ordinary shares subject to possible redemption as of December 31, 2022	30,000,000	$304,086,289
Add: Accretion of interest income to Class A ordinary shares subject to possible redemption	—	2,774,613
Add: Accretion of extension deposit to Class A ordinary shares subject to possible redemption	—	825,000
Less: Class A ordinary shares redeemed, including interest	(27,785,141)	(282,903,643)

Class A ordinary shares subject to possible redemption as of December 31, 2023	2,214,859	24,782,259
Add: Accretion of interest income to Class A ordinary shares subject to possible redemption	—	262,495
Add: Accretion of extension deposit to Class A ordinary shares subject to possible redemption	—	169,413
Less: Class A ordinary shares redeemed, including interest	(641,303)	(7,241,004)

Class A ordinary shares subject to possible redemption as of March 31, 2024	1,573,556	$17,973,163
Add: Accretion of interest income to Class A ordinary shares subject to possible redemption	—	183,152
Add: Accretion of extension deposit to Class A ordinary shares subject to possible redemption	—	129,100
Less: Class A ordinary shares redeemed, including interest	(208,674)	(2,403,928)

Class A ordinary shares subject to possible redemption as of June 30, 2024	1,364,882	15,881,487

Upon closing of the Business Combination on July 9, 2024, holders of an additional 1,138,361 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.64, for an aggregate redemption amount of $13,245,735, leaving 226,521 Class A ordinary shares still outstanding.

Convertible Promissory Notes

The Company elected to account for the Convertible Promissory Notes (which include the $1.5 Million Convertible Promissory Note, the 2024 Convertible Promissory Note and the Extension Notes) entered into with the Sponsor pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Convertible Promissory Notes and fair value at issuance are recognized as either an expense in the condensed statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Convertible Promissory Notes are recognized as non-cash gains or losses in the statements of operations. The Company believes that the fair value option better reflects the underlying economics of the Convertible Promissory Notes. As such, the Convertible Promissory Notes were initially measured at $1,415,589 as of the issue dates (including $784,874 under the $1.5 Million Convertible Promissory Note, $65,573 under the 2024 Convertible Promissory Note and $565,142 under the Extension Notes). For the three and six months ended June 30, 2024, $171,663 and $252,147 excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying statements of shareholders’ deficit, respectively. For the three and six months ended June 30, 2023, $230,045 and $493,671 excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying unaudited condensed changes in statements of shareholders’ deficit. As of June 30, 2024 and December 31, 2023, the fair value of the Convertible Promissory Notes was $1,123,196 and $675,934, respectively, under the $1.5 Million Convertible Promissory Note, the fair value of the Convertible Promissory Notes was $65,660 and $0, respectively, under the 2024 Convertible Promissory Note and the fair value of the convertible promissory note was $841,286 and $491,502, respectively, under the Extension Notes, respectively. For the three and six months ended June 30, 2024, the Company recognized an unrealized loss of $153,099 and $205,117, respectively, attributable to the change in fair value of $1.5 Million Convertible Promissory Note, unrealized loss of $87 and $87, respectively, attributable to the change in fair value of the 2024 Convertible Promissory Note and unrealized loss of $116,072 and $158,027, respectively, attributable to the change in fair value of the Extension Notes respectively, in the condensed statements of operations. For the three and six months ended June 30, 2023, the Company recognized $866 and $1,533 unrealized loss on fair value changes of the Convertible Promissory Notes, respectively, attributable to the change in fair value of the $1.5 Million Convertible Promissory Notes and unrealized loss of $622 and $856, respectively, attributable to the change in fair value of Extension Notes, respectively, in the condensed statements of operations.

Capital Contribution Note

The Company elected to account for the Capital Contribution Note entered into with Polar and the Sponsor (the March 2023 Subscription Agreement) on March 9, 2023, pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Capital Contribution Note and fair value at issuance are recognized as either an expense in the condensed statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Capital Contribution Note are recognized as non-cash gains or losses in the statements of operations. The Company believes that the fair value option better reflects the underlying economics of the Capital Contribution Note. The fair value of the Capital Contribution Note will include both the fair value of the 300,000 shares in consideration for the Capital Calls as described in Note 7 and the principal as of each reporting date. As such, the Capital Contribution Note was initially measured at $1,359,720 as of the issue date (March 24, 2023 and May 24, 2023). The $nil and $1,059,720 excess of fair value of Capital Contribution Note over proceeds at issuance was recorded in the accompanying unaudited condensed statement of operations for the six months ended June 30, 2024 and 2023. As of June 30, 2024 and December 31, 2023, the fair value of the Capital Contribution Note was $1,435,165 and $2,200,291, respectively. For the three and six months ended June 30, 2024, the Company recognized $983,664 and $765,126 unrealized gain on fair value changes of the Capital Contribution Note in the condensed statements of operations. For the three and six months ended June 30, 2023, the Company recognized $17,379 and $21,509 unrealized loss on fair value changes of the Capital Contribution Note, respectively, in the unaudited condensed statements of operations.

October 2023 Subscription Agreement

The Company analyzed the October 2023 Subscription Agreement (as defined in Note 8) under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815, Derivatives and Hedging, and concluded that, (i) the Subscription Shares (as defined in Note 8) issuable under the October 2023 Subscription Agreement are not required to be accounted for as a liability under ASC 480 or ASC 815, (ii) bifurcation of a single derivative that comprises all of the fair value of the Subscription Share feature(s) (i.e., derivative instrument) is not necessary under ASC 815-15-25, and (iii) bifurcation of a single derivative that comprises all of the fair value of the Termination (as defined in Note 8) feature (i.e., derivative instrument) is necessary under ASC 815-15-25. As a result, the Company analyzed the October 2023 Subscription Agreement under ASC 470 “Debt” and concluded that, the Subscription Shares are representative of an equity classified freestanding financial instrument issued in a bundled transaction with a loan which is representative of a liability classified freestanding financial instrument which contains a derivative instrument which is required to be bifurcated and classified and accounted for as a derivative liability measured at fair value, on a recurring basis, with changes in fair value recorded within the accompanying statements of operations. As a result, the Company recorded the October 2023 Subscription Agreement using the with-and-without method of accounting combined with the relative fair value method of accounting when allocating the proceeds received under the October 2023 Subscription Agreement, as required under ASC 470.

Warrant Liability

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the warrants issued in connection with the IPO and the private placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting periods. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. As of June 30, 2024 and December 31, 2023, there were 15,333,333 public and private warrants outstanding (not including the 1,807,465 and 1,306,385 warrants as of June 30, 2024 and December 31, 2023, that could be issued upon conversion of the Convertible Promissory Notes).

Net Loss Per Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. As of June 30, 2024, the 15,333,333 potential ordinary shares for outstanding warrants to purchase the Company’s stock, the 1,807,465 potential ordinary shares for the warrants that could be issued upon conversion of the Convertible Promissory Notes, to purchase the Company’s stock, the 330,000 potential ordinary shares (as discussed above and as described in Note 7) and the 750,000 Subscription Shares (as defined in Note 8) that will be issued to Polar at the Closing were excluded from diluted net loss per share for the three and six months ended June 30, 2024 because the warrants and the shares that will be issued to Polar are contingently exercisable, and the contingencies have not yet been met. As of June 30, 2023, the 15,333,333 potential ordinary shares for outstanding warrants to purchase the Company’s stock, 535,709 potential ordinary shares for the warrants that could be issued upon conversion of the Convertible Promissory Notes, to purchase the Company’s stock, the 330,000 potential ordinary shares (including 30,000 shares in consideration of the $300,000 principal amount outstanding under the Capital Contribution Note, if Polar elects to receive shares at a rate of one Class A ordinary share for each $10.00, and 300,000 shares in consideration of the Capital Calls as described in Note 7) were excluded from diluted net loss per share for the three and six months ended June 30, 2023 because the warrants and the shares that will be issued to Polar are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per share is the same as basic net loss per share for the periods. In addition, any shares subject to forfeiture are not included in the weighted average shares outstanding until the forfeiture restrictions lapse.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares. Because the redemption value of the Class A ordinary shares approximates their fair value, remeasurement to redemption value is not impacting allocable earnings.

	For the Three Months Ended June 30,
	2024		2023
	Redeemable Class A	Non Redeemable Class A and Class B	Redeemable Class A	Non Redeemable Class A and Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(138,085)	$(704,339)	$(40,983)	$(138,779)
Denominator:
Weighted-average shares outstanding	1,470,366	7,500,000	2,214,859	7,500,000
Basic and diluted net loss per share	$(0.09)	$(0.09)	$(0.02)	$(0.02)

	For the Six Months Ended June 30,
	2024		2023
	Redeemable Class A	Non Redeemable Class A and Class B	Redeemable Class A	Non Redeemable Class A and Class B
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(601,272)	$(2,672,205)	$(205,026)	$(163,067)
Denominator:
Weighted-average shares outstanding	1,687,572	7,500,000	9,429,785	7,500,000
Basic and diluted net loss per share	$(0.36)	$(0.36)	$(0.02)	$(0.02)

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2024 and 2023. The Company’s management determined that the Cayman Islands and Singapore are the Company’s only major tax jurisdictions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2024 and December 31, 2023, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company has adopted this guidance on January 1, 2024 and there was no material impact to its condensed financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on these financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On February 17, 2021, the Company sold 30,000,000 Units, including the issuance of 2,500,000 Units as a result of the underwriter’s partial exercise of the over-allotment option, at a purchase price of $10.00 per Unit. The over-allotment option covering an additional 1,625,000 Units expired on March 28, 2021. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, February 17, 2021, and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invests only in direct U.S. government treasury obligations. In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account are now maintained in cash in an interest-bearing demand deposit account at a bank upon the earlier of consummation of the initial Business Combination and liquidation.

Warrants

As of June 30, 2024, there were 10,000,000 public warrants and 5,333,333 Private Placement Warrants outstanding (not including the 1,807,465 warrants that could be issued upon conversion of the Convertible Promissory Notes). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. The Company has determined that the securities issued in connection with the closing of the business combination on July 9, 2024 did not result in any adjustments to the exercise price of the warrants.

The warrants will become exercisable 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

The warrant agreement contains an alternative issuance provision that if less than 70% of the consideration receivable by the holders of the ordinary shares in the Business Combination is payable in the form of ordinary shares in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of the Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary shares as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815–40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability at fair value upon the closing of the IPO. The warrants were allocated a portion of the proceeds from the issuance of the Units equal to their fair value determined by the Monte Carlo simulation. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. If no events occurred during the period, the warrants will not be reclassified. The fair value of the liabilities is re-measured at the end of every reporting period and the change in fair value is reported in the statements of operations as a gain or loss on derivative financial instruments.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8,000,000. The fair value of the warrants as of the IPO was $1.38 per warrant, for a total initial fair value of $7,375,280. The excess of cash received over the fair value of the Private Placement Warrants was $624,720 and was reflected in additional paid-in capital on the statements of changes in shareholders’ deficit for the three months ended March 31, 2021. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001. On February 11, 2021, the Company effected a share capitalization resulting in the Sponsor holding an additional 718,750 Class B ordinary shares for an aggregate of 7,906,250 Class B ordinary shares including up to 1,031,250 Founder Shares subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised. On February 17, 2021, J.P. Morgan partially exercised its over-allotment option, hence, 625,000 Founder Shares were no longer subject to forfeiture. At March 28, 2021, the over-allotment option expired, hence the 406,250 Class B ordinary shares were forfeited.

On May 13, 2024, the Sponsor delivered notice of conversion of an aggregate of 7,350,350 Class B Ordinary Shares of the Company, into an equal number of Class A Ordinary Shares of the Company. As of June 30, 2024 and December 31, 2023, there were 149,650 and 7,500,000 Class B ordinary shares issued and outstanding (see Note 12), respectively.

The Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares (except to certain permitted transferees and under certain circumstances) until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “lock-up”).

Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

The Sponsor and the Company’s directors and executive officers have also agreed not to transfer any of their Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the initial Business Combination.

Due to Related Party

As of June 30, 2024 and December 31, 2023, the amount due to related party was $301,366 and $241,366, respectively, which mainly consisted of the unpaid portion of the administrative service fee described below. Upon closing of the Business Combination on July 9, 2024, the amount of $301,366 due to related party was still outstanding.

Subsequent to the closing of the Business Combination with Crown on July 9, 2024, the Sponsor paid $111,543 on behalf of Crown for working capital purposes. Up to the date the unaudited financial statements were issued, these amounts were still outstanding from Crown and will be due on demand.

Convertible Promissory Notes

On February 14, 2023, the Company issued an unsecured convertible promissory note (the “2023 Extension Note” and, together with the “2024 Extension Note No. 1” and “2024 Extension Note No. 2” as described below, the “Extension Notes”. The Extension Notes, together with the “1.5 Million Convertible Promissory Note” and “2024 Convertible Promissory Note” as described below, the “Convertible Promissory Notes”) to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “2023 Extension Note”) from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors, the Sponsor has agreed to deposit into the Company’s Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve the Business Combination, and (ii) the date that $900,000 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants (the “2023 Extension Loan Warrants”) to purchase Class A ordinary shares of the Company, par value $0.0001 per share, at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants that were issued in connection with the IPO. The terms of the 2023 Extension Loan Warrants will be identical to those of the Private Placement Warrants. The 2023 Extension Loan will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined under the 2023 Extension Note).

On March 27, 2024, the Company issued an unsecured convertible promissory note (the “2024 Extension Note No. 1”), dated as of February 17, 2024, to the Sponsor, pursuant to which the Company may borrow up to $141,620 from the Sponsor, consisting of the aggregate amount of the potential extensions of the Business Combination through May 17, 2024. Pursuant to the 2024 Extension Note No. 1, the Sponsor has agreed to deposit into the Company’s trust account established in connection with its initial public offering cash in the amount of $47,206.68 per monthly Extension (or a pro rata portion thereof if less than a month), and the

Company has agreed that the amount of each such deposit shall constitute a loan, until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that $141,620.04 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares of the Company at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the warrants issued to the Sponsor in the private placement that closed on February 17, 2021 in connection with the initial public offering. The terms of the warrants will be identical to those of the private placement warrants. The 2024 Extension Loan No. 1 will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the 2024 Extension Loan No. 1 may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Extension Note No. 1).

On May 15, 2024, the Company issued the 2024 Extension Note No. 2 to the Sponsor, pursuant to which the Company may borrow up to $122,839.38 (the “2024 Extension Loan No. 2”) from the Sponsor, consisting of the aggregate amount of the potential extensions of the Business Combination through August 17, 2024. Pursuant to the 2024 Extension Note No. 2, the Sponsor has agreed to deposit into the Company’s trust account established in connection with its initial public offering cash in the amount of $40,946.46 per monthly Extension (or a pro rata portion thereof if less than a month), and the Company has agreed that the amount of each such deposit shall constitute a loan, until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that $122,839.38 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares of the Company at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the warrants issued to the Sponsor in the private placement that closed on February 17, 2021 in connection with the initial public offering. The terms of the warrants will be identical to those of the private placement warrants. The 2024 Extension Loan No. 2 will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the 2024 Extension Loan No. 2 may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Extension Note No. 2).

The Company has elected to accounts for the Extension Notes using the fair value method, with the changes of fair value at each reporting period recorded in the condensed statements of operations. As of June 30, 2024, an aggregate of $1,123,513 was drawn under the Extension Notes (including $900,000 under the 2023 Extension Note, $141,620 under 2024 Extension Note No. 1 and $81,893 under 2024 Extension Note No. 2 ), with an initial fair value of $565,142 at the issuance dates (including $417,428 under the 2023 Extension Note, $90,672 under 2024 Extension Note No. 1 and $57,042 under 2024 Extension Note No. 2). Since issuance, the difference of $558,371, between the draws of $1,123,513 and the fair value at the issuance dates of $565,142 was recorded in additional paid-in capital; of this amount, $106,756 was recorded in additional paid-in capital in the accompanying statement of changes in shareholders’ deficit for the six months ended June 30, 2024. For the six months ended June 30, 2023, the difference of $230,121, between the withdrawals of $375,000 and the fair value at the issuance dates of $144,879, was recorded in additional paid-in capital in the accompanying condensed statement of changes in shareholders’ deficit. As of June 30, 2024, the Extension Notes were presented at the fair value of $841,286 (including $673,920 under the 2023 Extension Note, $106,044 under 2024 Extension Note No. 1 and $61,322 under 2024 Extension Note No. 2), as Convertible Promissory Note on the accompanying condensed balance sheets. As of December 31, 2023, $825,000 was drawn under the Extension Note (including $825,000 under the 2023 Extension Note), with an initial fair value of $373,385 at the issuance dates. As of December 31, 2023, the Extension Note was presented at its fair value of $491,502, as Convertible Promissory Note on the accompanying condensed balance sheets (see Note 9).

For the three and six months ended June 30, 2024, the Company recorded $116,072 and $158,027 unrealized loss on fair value changes of the Extension Notes, respectively, in the accompanying unaudited condensed statements of operations. For the three and six months ended June 30, 2023, the Company recorded $622 and $856 unrealized loss on fair value changes of the Extension Note, respectively, in the accompanying unaudited condensed statement of operations.

On July 9, 2024, the Sponsor elected to convert the outstanding balance of $1,123,513 under the Extension Notes (including $900,000 under the 2023 Extension Note, $141,620 under 2024 Extension Note No. 1 and $81,893 under 2024 Extension Note No. 2) into Pubco Warrants at a price equal to $1.5 per warrant, for an aggregated of 749,009 Pubco Warrants. No Extension Notes were outstanding after the conversion.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. A portion of the Working Capital Loans, not to exceed $1,500,000, may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

On December 13, 2022, the Company issued an unsecured convertible promissory note under the Working Capital Loans to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 from the Sponsor (the “$1.5 Million Convertible Promissory Note,” and together with the “2024 Convertible Promissory Note” as described below, the “Working Capital Loans”). Such loan may, at the Sponsor’s discretion, be converted into Private Placement Warrants at a price of $1.50 per warrant as described above. The $1.5 Million Convertible Promissory Note will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the $1.5 Million Convertible Promissory Note may be accelerated upon the occurrence of an Event of Default (as defined under the $1.5 Million Convertible Promissory Note). As of June 30, 2024 and December 31, 2023, $1,500,000 and $1,134,578 were outstanding under the $1.5 Million Convertible Promissory Note.

The $1.5 Million Convertible Promissory Note was valued using the fair value method, with the changes of fair value at each reporting period recorded in statement of operations. As of June 30, 2024, $1,500,000 was drawn down under such loan, with an initial fair value of $784,874 at the issuance dates. As of June 30, 2024, the $1.5 Million Convertible Promissory Note was presented at its fair value of $1,123,196 as Working Capital Loan on the accompanying condensed balance sheet. As of December 31, 2023, $1,134,578 was drawn down under such loan, with an initial fair value of $542,729 at the issuance date. As of December 31, 2023, the $1.5 Million Convertible Promissory Note was presented at its fair value of $675,934 as Working Capital Loan on the accompanying condensed balance sheet.

On March 29, 2024, the Company issued an unsecured convertible promissory note (the “2024 Convertible Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to $500,000 from the Sponsor for working capital purposes. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants. The terms of the warrants will be identical to those of the Private Placement Warrants. The loan will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the loan may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Convertible Promissory Note).

The 2024 Convertible Promissory Note was valued using the fair value method, with the changes of fair value at each reporting period recorded in statement of operations. As of June 30, 2024, $87,687 was drawn down under such loan, with an initial fair value of $65,573 at the issuance dates. As of June 30, 2024, the 2024 Convertible Promissory Note was presented at its fair value of $65,660 as Working Capital Loan on the accompanying condensed balance sheets.

For three months ended of June 30, 2024, the difference of $129,921, between the withdrawal of $410,479 and the fair value at the drawn down dates of $280,558, was recorded in additional paid-in capital in the accompanying unaudited condensed statements of shareholder’s deficit. For six months ended of June 30, 2024, the difference of $145,391, between the withdrawal of $453,109 and the fair value at the drawn down dates of $307,718, was recorded in additional paid-in capital in the accompanying unaudited condensed statements of shareholder’s deficit.

For the three and six months ended June 30, 2024, the Company recorded $153,186 and $205,204 unrealized loss on fair value changes of the Working Capital Loans in the accompanying unaudited condensed statement of operations, respectively. For the three and six months ended June 30, 2023, the Company recorded $866 and $1,533 unrealized loss on fair value changes of the Working Capital Loans, respectively, in the accompanying unaudited condensed statement of operations.

Subsequent to June 30, 2024 through closing of the Business Combination, the Company took an additional draw of $87,500 under the 2024 Convertible Promissory Note, for working capital purpose. As of the closing of the Business Combination, the total outstanding under Working Capital Loans (including both $1.5 Million Convertible Promissory Note and 2024 Convertible Promissory Note) were $1,675,187, which was converted to 1,116,791 PubCo Warrants at a price equal to $1.5 per warrant, at the Sponsor’s election.

Administrative Service Fee

The Company has agreed, commencing on the date the securities of the Company were first listed on the NYSE, to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. For each of the three and six months ended June 30, 2024 and 2023, the Company incurred $30,000 and $60,000 in expenses in connection with such services, respectively. All such expenses were recorded in the accompanying unaudited condensed statements of operations. As of June 30, 2024 and December 31, 2023, respectively, administrative service fees of $301,366 and $240,935 was unpaid and are included in due to related party on the accompanying condensed balance sheets. Upon completion of the initial Business Combination on July 9, 2024, the Company ceased accruing these monthly fees. Up to the date the unaudited financial statements were issued, the unpaid balance of $301,366 was still outstanding.

NOTE 6. NOTE RECEIVABLE

On October 27, 2023, the Company and Crown entered into a promissory note (“Promissory Note”) whereby the Company agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing. Crown has agreed to repay the $750,000 to the Company within ten (10) business days of the Company providing Crown with written notice of demand after the Closing. In the event the Business Combination Agreement is terminated or the Business Combination does not close by February 17, 2024 (which was subsequently extended to June 17, 2024, and then to June 28, 2024), Crown has agreed to transfer, or cause to be transferred to the Company within ten (10) business days of the termination, (A) $1,750,000 in cash; or (B) solely at the discretion and election of the Company, $1,000,000 in cash and a number of shares of Crown’s common equity equal to 1.5% of the outstanding common equity (on a fully diluted basis) as of the date of the termination. This agreement was entered into concurrently with the October 2023 Subscription Agreement (as defined and discussed further in Note 8). On October 30, 2023, the Company advanced $750,000 to Crown.

The Company analyzed the October 2023 Subscription Agreement under ASC 320 “Investments – Debt Securities” and concluded that, bifurcation of a single derivative that comprises all of the fair value of the Termination feature (i.e., derivative instrument) is necessary under ASC 815-15-25. As a result, the Company recorded a held to maturity asset in the amount of $750,000 which is representative of the amortized cost of the Note Receivable and recorded a corresponding Derivative Asset – Note Receivable in the amount of $2,667,828. As of June 30, 2024 and December 31, 2023, the fair value of Derivative Asset – Note Receivable was $1,713,280 and $2,689,364, respectively. For the three and six month ended June 30, 2024, the Company recorded an unrealized loss in the amount of $679,310 and $976,084, respectively, associated with changes in the fair value of the Derivative Asset – Note Receivable. Further, the Note Receivable was issued at a discount of $750,000, which was fully accreted to the Note Receivable balance immediately as it occurred.

To value the Derivative Asset – Note Receivable upon issuance, the Company used a probability weighted expected return model (“PWER model”) that values the October 2023 Subscription Agreement based on future projections of the various potential outcomes. The embedded options were valued using a Black Scholes model. The derivative value was determined on a with and without basis. The key inputs for PWER model were further disclosed in Note 9.

Upon closing of the Business Combination with Crown on July 9, 2024, the note receivable became an inter-company transaction with Pubco and will be eliminated. Up to the date the unaudited financial statements were issued, the note was still outstanding.

NOTE 7. CAPITAL CONTRIBUTION NOTE

On March 9, 2023, the Company entered into a subscription agreement (the “March 2023 Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which the Sponsor sought to raise $1,200,000 to fund the extension and to provide working capital to the Company. The Sponsor committed to fund $900,000 of this amount through the Extension Note described in Note 5 above and Polar agreed to provide the remaining $300,000 (the “Capital Contribution Note”, or the “March Capital Contribution”). The Company will request funds from the Sponsor for working capital purposes (“Drawdown Request”). Upon at least five (5) calendar days’ prior written notice, the Sponsor may require a drawdown from Polar against the capital commitment in order to meet 25% of the Sponsor’s commitment to the Company under a Drawdown Request (“Capital Call”). In consideration of the Capital Call(s) made hereunder, the Company will issue 300,000 Class A ordinary shares to Polar at the Closing. Any amounts funded by the Sponsor to the Company under a Drawdown Request shall not accrue interest and shall be promptly repaid by the Company to the Sponsor upon the Closing. Following receipt of such sums from the Company, and in any event within five (5) business days of the Closing, the Sponsor or the Company shall pay Polar an amount equal to Capital Calls funded under the March 2023 Subscription Agreement (the “Business Combination Payment”). The Company and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing to receive such Business Combination Payment in cash or Class A ordinary shares at a rate of one Class A ordinary share for each $10.00 of the Capital Calls funded under the March 2023 Subscription Agreement.

The Company treated the Capital Contribution Note as a debt instrument and measured it with fair value method, and records changes of fair value at each reporting period in the condensed statement of operations. The fair value of the Capital Contribution Note will include both the fair value of the 300,000 shares in consideration for the Capital Calls and the principal as of each reporting date. As of June 30, 2024 and December 31, 2023, the Capital Contribution Note was presented at its fair value of $1,435,165 and $2,200,291 on the accompanying unaudited condensed balance sheets, respectively.

For the six months ended June 30, 2024 and 2023, the Company recorded $nil and $1,059,720 unrealized loss on excess of fair value of Capital Contribution Note over proceeds at issuance in the accompanying unaudited condensed statements of operations, respectively.

For the three and six months ended June 30, 2024, the Company recorded $983,664 and $765,126 unrealized gain on fair value changes of the Capital Contribution Note in the accompanying unaudited condensed statements of operations, respectively. For the three and six months ended June 30, 2023, the Company recorded $17,379 and $21,509 unrealized loss on fair value changes of the Capital Contribution Note, respectively, in the accompanying unaudited condensed statement of operations.

On July 8, 2024, PubCo, Catcha, Sponsor and Polar entered into an Amendment (the “March Amendment”) to the March 2023 Subscription Agreement. Pursuant to the March Amendment, PubCo, Catcha and the Sponsor jointly and severally, agreed to promptly repay, as a return of capital, an amount equal to the March Capital Contribution funded by Polar to Catcha within five (5) business days of the Closing of the Business Combination, by:

A)	Issuance of a convertible promissory note by the Company in favor of Polar or its nominee, with consideration for such note equal to 50% of the March Capital Contribution; and

B)	Payment in cash in U.S. Dollars equal to 50% of the March Capital Contribution.

At closing of the Business Combination, the March 2023 Subscription Agreement and the March Amendment was settled as described in Note 8.

NOTE 8. SUBSCRIPTION AGREEMENT– POLAR

On October 25, 2023, the Company, the Sponsor and Polar entered into an additional (see Note 7) subscription agreement (the “October 2023 Subscription Agreement”), pursuant to which Polar agreed to fund a capital contribution of $750,000 (the “SPAC Loan” or “October Capital Contribution”), without interest, to the Company and in consideration thereof, the Company agreed to issue or cause PubCo to issue 750,000 Class A ordinary shares (the “Subscription Shares”) to Polar at the Closing. The Sponsor and the Company, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing. In the event that: (i) the Business Combination Agreement is terminated or (ii) the Business Combination does not close by June 28, 2024 (or such other date as the parties to the Business Combination Agreement shall agree) (the “Termination”), the Sponsor and the Company, jointly and severally, agreed to transfer, or cause to be transferred to Polar within ten business days of the Termination, (A) $1,750,000 in cash; or (B) solely at the discretion and election of Polar, $1,000,000 in cash and, a number of shares of Crown’s common equity equal to 1.5% of its outstanding common equity (on a fully diluted basis) as of the date of Termination (either (A) or (B) above, the “Catcha Termination Payment”). If a Catcha Termination Payment is not made within ten business days of the Termination, the Sponsor and the Company agreed to transfer, or cause to be transferred, warrants that entitle Polar to purchase a number of shares of Crown’ common equity equal to 0.30 percent per annum of the outstanding Crown common equity (on a fully-diluted basis) at exercise, for a price per share of $0.01 (the “Crown Warrants”), accruing monthly (for each month from the date of the Termination until the time that Polar receives the full amount of the Catcha Termination Payment, so that for each such month, a Crown Warrant shall be issued to Polar for a number of shares equal to the total number of shares of outstanding common equity of Crown on a fully diluted basis multiplied by 0.00025). The Crown Warrants are exercisable pursuant to terms set forth in the October 2023 Subscription Agreement. On October 26, 2023, the Company received $750,000 under the October 2023 Subscription Agreement.

The Company analyzed the October 2023 Subscription Agreement under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815, Derivatives and Hedging, and concluded that, (i) the Subscription Shares issuable under the October 2023 Subscription Agreement are not required to be accounted for as a liability under ASC 480 or ASC 815, (ii) bifurcation of a single derivative that comprises all of the fair value of the Subscription Share feature(s) (i.e., derivative instrument) is not necessary under ASC 815-15-25, and (iii) bifurcation of a single derivative that comprises all of the fair value of the Termination feature (i.e., derivative instrument) is necessary under ASC 815-15-25. As a result, the Company analyzed the October 2023 Subscription Agreement under ASC 470 “Debt” and concluded that, the Subscription Shares are representative of an equity classified freestanding financial instrument issued in a bundled transaction with a SPAC Loan which is representative of liability classified freestanding financial instrument which contains a derivative instrument which is required to be bifurcated and classified and accounted for as a derivative liability measured at fair value, on a recurring basis, with changes in fair value recorded within the accompanying statements of operations (hereinafter, the “Derivative Liability – Note Payable”). As a result, the Company recorded the October 2023 Subscription Agreement using the with-and-without method of accounting combined with the relative fair value method of accounting when allocating the proceeds received under the October 2023 Subscription Agreement, as required under ASC 470. On October 25, 2023, the date of issuance, the fair value of the Subscription Shares was $4,917,967, the fair value of the Derivative Liability — Note Payable was $2,667,828, and the fair value of the Derivative Asset – Note Receivable (see Note 6) was $2,667,828. As June 30, 2024 and December 31, 2023, the fair value of the Derivative Liability — Note Payable was $1,713,280 and $2,689,364, respectively. For the three and six months ended June 30, 2024, the Company recorded an unrealized gain in the amount of $679,310 and $976,084, respectively, associated with changes in the fair value of the Derivative Liability — Note Payable. Further, the Note Payable was issued at a discount of $750,000, which was fully accreted to the Note Payable balance immediately as it occurred.

To value the Derivative Liability – Note Payable upon issuance, the Company used a probability weighted expected return model (“PWER model”) that values the October 2023 Subscription Agreement based on future projections of the various potential outcomes. The embedded options were valued using a Black Scholes model. The derivative value was determined on a with and without basis. The key inputs for PWER model were further disclosed in Note 9.

On July 8, 2024, PubCo, Catcha, Sponsor and Polar entered into an Amendment (the “October Amendment”) to the October 2023 Subscription Agreement. Pursuant to the October Amendment, PubCo, Catcha and the Sponsor jointly and severally, agreed to promptly repay, as a return of capital, an amount equal to the October Capital Contribution funded by Polar to Catcha within five (5) business days of the Closing of the Business Combination, by:

A)	Issuance of a convertible promissory note by the Company in favor of Polar or its nominee, with consideration for such note equal to 50% of the October Capital Contribution; and

B)	Payment in cash in U.S. Dollars equal to 50% of the October Capital Contribution.

On July 8, 2024, PubCo and Polar entered into a Securities Purchase Agreement, pursuant to which PubCo shall issue Promissory Notes for an aggregate purchase price of up to $525,000, divided into two separate notes, with an aggregate principal amount of $583,334, reflecting original issue discount of 10%. The issuance of such Promissory Notes was in satisfaction of 50% of the payment due upon the Closing of the Business Combination under the March Amendment and the October Amendment, as described above, with no additional amount paid by Polar.

On July 8, 2024, Pubco issued 1,050,000 ordinary shares to Polar for share settlement under the March 2023 Subscription Agreement and October 2023 Subscription Agreement. On July 9, 2024, in connection with the closing of the Business Combination, the Company paid $525,000 to Polar, for the cash settlement as agreed in March Amendment and October Amendment.

NOTE 9. FAIR VALUE MEASUREMENTS

The following tables presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	June 30, 2024	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Derivative Asset — Note Receivable	$1,713,280	$—	$—	$1,713,280

Liabilities:
Warrant Liability–Public Warrants	$1,100,000	$—	$1,100,000	$—
Warrant Liability–Private Placement Warrants	624,927	—	624,927	—
Working Capital Loans	1,188,856	—	—	1,188,856
Convertible Promissory Note	841,286	—	—	841,286
Capital Contribution Note	1,435,165	—	—	1,435,165
Derivative Liability — Note Payable	1,713,280	—	—	1,713,280

Total	$6,903,514	$—	$1,724,927	$5,178,587

	December 31, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Derivative Asset — Note Receivable	$2,689,364	$—	$—	$2,689,364

Liabilities:
Warrant Liability–Public Warrants	400,000	—	400,000	—
Warrant Liability–Private Placement Warrants	221,969	—	221,969	—
Working Capital Loans	675,934	—	—	675,934
Convertible Promissory Note	491,502	—	—	491,502
Capital Contribution Note	2,200,291	—	—	2,200,291
Derivative Liability — Note Payable	2,689,364	—	—	2,689,364

Total	$6,679,060	$—	$621,969	$6,057,091

The Derivative Asset — Note Receivable, warrants, Working Capital Loans, the Extension Notes, the Capital Contribution Note and the October 2023 Subscription Agreement are accounted for as assets and liabilities in accordance with ASC 815-40 and are presented within Derivative Asset — Note Receivable, warrant liabilities, Working Capital Loans, Convertible Promissory Note, Capital Contribution Note and Derivative Liability — Note Payable, respectively, in the accompanying condensed balance sheets. The warrant liabilities, Working Capital Loans, Convertible Promissory Note, Capital Contribution Note and Derivative Liability — Note Payable are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statements of operations. The excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying unaudited condensed changes in statements of shareholders’ deficit. The excess of fair value over proceeds at issuance was recorded as expenses in the accompanying unaudited condensed statements of operations.

Derivative Asset — Note Receivable

Valuation of the Derivative Asset — Note Receivable was determined using a Black -Scholes model with the remaining term, associated risk -free rate, share price, comparable guideline company volatility and no expected dividends. The key inputs for Black -Scholes model at June 30, 2024 and December 31, 2023 were as follows:

Input	June 30, 2024	December 31, 2023
Risk-free interest rate	5.47%	5.50%
Estimated Term (years)	0.03	0.13
Expected volatility	31.9%	38.1%
Iterated/Market Stock price	$5.75	$11.13
Fair Value of 1.5% Shares of Crown	6,606,000	6,606,000
Exercise Price	$750,000	$750,000

The fair value of 1.5% Shares of Crown is based on a $600 million equity value of a 100% interest in Crown. The Company adjusted this value based on a discount of 26.6% for lack of marketability.

Activity for the three months ended June 30, 2024 for the Derivative Asset — Note Receivable was as follows:

Crown
Fair value of the Derivative Asset — Note Receivable as of December 31, 2023	$2,689,364
Change in fair value at March 31, 2024	(296,774)

Fair value of the Derivative Asset — Note Receivable as of March 31, 2024	$2,392,590
Change in fair value at March 31, 2024	(679,310)

Fair value of the Derivative Asset — Note Receivable as of June 30, 2024	$1,713,280

Warrant Liability

The Company’s public and private warrant liabilities were valued using a Monte Carlo simulation at issuance date utilizing management judgment and pricing inputs from the quoted underlying ordinary shares. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the public and private warrant liabilities was initially classified as Level 3.

On November 4, 2022, the New York Stock Exchange (the “NYSE”) notified the Company, and publicly announced, that the NYSE determined to commence proceedings to delist the Company’s warrants, each whole warrant exercisable for one Class A ordinary share and listed to trade on the NYSE under the symbol “CHAA WS”, from the NYSE and that trading in the warrants would be suspended immediately, due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. The public warrants began to trade over-the counter (OTC) since then.

On March 23, 2023, the Company received approval to transfer the listing of Class A ordinary shares from the NYSE to the NYSE American and on March 28, 2023, the Class A ordinary shares began trading on the NYSE American under the symbol “CHAA”. In connection with the transfer, effective March 28, 2023, any remaining units were mandatorily separated into their component parts and the units are no longer traded on the NYSE.

The fair value of the public warrant liability was classified as Level 1 as of December 31, 2022 due to it publicly trading on NYSE. As of June 30, 2024 and December 31, 2023, the fair value of the public warrant liability was determined based on the quoted market price and re-classified as Level 2 due to the insufficient trading volume.

As of June 30, 2024 and December 31, 2023, the Private Placement Warrants were valued using a Monte Carlo model using the quoted underlying public warrants. Due to the observable inputs in the fair value estimation of the Private Placement Warrants, these inputs were classified as Level 2 as of June 30, 2024 and December 31, 2023.

The key inputs used in the Monte Carlo simulation for the Private Placement Warrants as of June 30, 2024 and December 31, 2023 were as follows:

Input	June 30, 2024	December 31, 2023
Public Warrant Price	0.11	0.040
Risk-free interest rate	5.26%	5.17%
Expected term (years)	5.03	5.13
Expected volatility	56.3%	1.4%
Stock price	$5.75	$11.13
Exercise price	$11.50	$11.50
Likelihood of Completing a Business Combination	75%	60%

Convertible Promissory Notes (Extension Notes and Working Capital Loan)

Valuation of the Convertible Promissory Notes (which includes the $1.5 Million Convertible Promissory Note and the Extension Note) was determined using a discounted cash flow analysis based on the estimated timing of the initial business combination and classified as a Level 3 valuation. The key inputs or weighted average inputs, as applicable, for discounted cash flow analysis at June 30, 2024 and December 31, 2023 were as follows:

Input	June 30, 2024	December 31, 2023
Risk-free interest rate for warrant	4.33%	3.84%
Risk-free interest rate for debt	5.47%	5.54%
Term of Debt Conversion (years)	0.03	0.13
Term of Warrant Conversion (years)	5.00	5.00
Expected volatility	56.3%	1.4%
Iterated/Market Stock price	$5.75	$11.13
Exercise price of Warrants	$11.5	$11.5
Strike Price of Debt Conversion	$1.50	$1.5
Likelihood of Completing a Business Combination	75%	60%

Activity for the three and six months ended June 30, 2024 for the Convertible Promissory Notes (which include the Working Capital Loans and the Extension Notes) was as follows:

	Extension Notes	Working Capital Loans
Fair value as of December 31, 2023	$491,502	$675,934
Proceeds from Convertible Promissory Notes	169,413	42,630
Excess of proceeds over fair value at issuance	(65,014)	(15,470)
Change in fair value	41,955	52,018

Fair value as of March 31, 2024	$637,856	$755,112
Proceeds from Convertible Promissory Notes	129,100	410,479
Excess of proceeds over fair value at issuance	(41,742)	(129,921)
Change in fair value	116,072	153,186

Fair value as of June 30, 2024	$841,286	$1,188,856

Capital Contribution Note

Valuation of the Capital Contribution Note was determined using a Probability Weighted Expected Return Method (“PWERM”) and classified as a Level 3 valuation. The PWERM is a multistep process in which value is estimated based on the probability -weighted present value of various future outcomes. The key inputs or weighted average inputs, as applicable, for PWERM at June 30, 2024 and December 31, 2023 were as follows:

Input	June 30, 2024	December 31, 2023
Risk-free interest rate	5.5%	5.5%
Estimated Term (years)	0.03	0.13
Expected volatility	56.3%	1.4%
Iterated/Market Stock price	$5.75	$11.13
Likelihood of Completing a Business Combination	75%	60%
Consideration for the Capital Call(s)- in shares	300,000	300,000

Activity for the three months ended June 30, 2024 for the Capital Contribution Note was as follows:

Polar
Fair value of the Capital Contribution Note as of December 31, 2023	$2,200,291
Change in fair value	218,538

Fair value of the Capital Contribution Note as of March 31, 2024	$2,418,829
Change in fair value	(983,664)

Fair value of the Capital Contribution Note as of June 30, 2024	$1,435,165

Derivative Liability — Note Payable

Valuation of the Derivative Liability — Note Payable was determined using a Black -Scholes model with the remaining term, associated risk -free rate, share price, comparable guideline company volatility and no expected dividends. The key inputs for Black -Scholes model at June 30, 2024 and December 31, 2023 were as follows:

Input	June 30, 2024	December 31, 2023
Risk-free interest rate	5.47%	5.5%
Estimated Term (years)	0.03	0.31
Expected volatility	31.9%	38.1%
Iterated/Market Stock price	$5.75	$11.13
Fair Value of 1.5% Shares of Crown	6,606,000	6,606,000
Exercise Price	$750,000	$750,000

The fair value of 1.5% Shares of Crown is based on a $600 million equity value of a 100% interest in Crown. The Company adjusted this value based on a discount of 26.6% for lack of marketability.

Activity for the three months ended June 30, 2024 for the Derivative Liability — Note Payable was as follows:

Polar
Fair value of the Derivative Liability — Note Payable as of December 31, 2023	$2,689,364
Change in fair value at March 31, 2024	(296,774)

Fair value of the Derivative Liability — Note Payable as of March 31, 2024	$2,392,590
Change in fair value at March 31, 2024	(679,310)

Fair value of the Derivative Liability — Note Payable as of June 30, 2024	$1,713,280

NOTE 10. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, the Class A ordinary shares that will be issued to Polar at Closing, the Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans and the Extension Note (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and the Extension Note) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter of the IPO was entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $10,500,000, held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. The deferred underwriting fee was included as a liability on the balance sheets as of December 31, 2022.

On August 10, 2023, J.P. Morgan waived its entitlement to the payment of $10,500,000 deferred underwriting fee in connection with its role as underwriter in the Company’s IPO. Furthermore, J.P. Morgan had no role in connection with the Business Combination.

Advisory Agreements

On March 14, 2023, the Company entered into an agreement with Chardan Capital Markets, LLC (“Chardan”) for Chardan to act as exclusive capital markets technical advisor with respect to an event of a stock exchange demand for action by the Company at a time other than the initial closing of a business combination involving the Company and a target or targets. The agreement calls for Chardan to receive a fee of $175,000 at the signing of the agreement, a fee of $175,000 no later than 10 calendar days after Chardan informs the Company of the documented completion of the technical advisory activities and a deferred fee of $275,000 at the earlier of (i) the closing of a Business Combination from the closing flow-of-funds or (ii) upon the liquidation of the Trust

Account if the Company has not consummated a Business Combination. For the periods ended June 30, 2024 and June 30, 2023, the Company recorded $0 and $625,000 of such advisory service fee in the accompanying statements of operations. As of June 30, 2024 and December 31, 2023, the Company had paid $350,000 to Chardan and the total unpaid amounts to Chardan was $275,000, which was included in accounts payable and accrued expenses on the accompanying condensed balance sheets. On July 8, 2024, Sponsor transferred 550,000 Catcha Shares to Chardan Capital Markets LLC to settle the $275,000 unpaid advisory service fee. Chardan further agrees that, upon its receipt of total proceeds from resales of the shares exceeding U.S.$ 275,000 (plus an “upward variance” of up to fifteen percent (15%) to permit Chardan to complete any sales initiated on the trading day on which Chardan reaches this excess), it will transfer any remaining unsold shares to Sponsor.

On March 26, 2023, the Company entered an agreement with Alumia SARL (“Alumia”) to act as a non-exclusive transactional and strategic capital markets advisor to the Company assisting with introductions and with respect to the Company’s potential Business Combination. The agreement calls for Alumia to receive simultaneously with the Closing of the Business Combination (a) a fee in the amount of $2,500,000 and (b) a fee of 4% multiplied by the dollar amount of any equity financing transactions which may be entered into by third party investors identified and introduced by Alumia prior to the Closing, regardless of whether the counterparty in the Business Combination was a subject target, payable upon the Closing. Alumia was not involved in the Company’s Business Combination transaction with Crown, and no fee was payable under this agreement.

On May 18, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), to act as its (i) capital markets advisor in connection with the Business Combination with Crown and (ii) placement agent in connection with a private placement of equity, equity-linked, convertible and/or debt securities (the “Securities”) or other capital or debt raising transaction (the “Offering”) in connection with the Business Combination (“CCM Engagement Letter”). The Company shall pay CCM (i) an advisor fee in connection with the Business Combination in an amount equal to the sum of (I) $2,000,000 paid in full in U.S. dollars simultaneously with the Closing of the Business Combination and (II) 50,000 shares of common stock or equivalent equity (the “Shares”) of the publicly listed post-business combination company (collectively, the “Advisor Fee”) and (ii) a transaction fee in connection with the Offering of an amount equal to 7.0% of the sum of (A) the gross proceeds raised from investors and received by the Company or Crown simultaneously with or before the closing of the Offering plus (B) proceeds released from the Trust Account with respect to any shareholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem the Company’s Class A ordinary shares, in each instance to the extent such investor or shareholder under (A) and (B) above was identified to the Company by CCM, which shall be payable in U.S. dollars by the Company and due to CCM simultaneously with the closing of the Offering. The Shares shall be fully duly authorized, validly issued, paid and non-assessable and shall be registered for resale under the Act, or otherwise freely tradeable, as of the Closing of the Business Combination and will be delivered in book entry form in the name of and delivered to CCM (or its designee) at the Closing of the Business Combination.

On June 25, 2024, CCM, Catcha and PubCo entered into an Amendment (“CCM Amendment”) to the CCM Engagement Letter, which was originally entered into between CCM and Catcha on May 18, 2023. Pursuant to the CCM Amendment, the fees contemplated in the Engagement Letter were amended as follows:

•	$100,000 paid in full in U.S. dollars simultaneously with the closing of the Business Combination;

•

$100,000 paid in full in U.S. dollars simultaneously with the funding of the second tranche of funding pursuant to the Securities Purchase Agreement with Helena Special Opportunities LLC described above;

•	350,000 ordinary shares of Pubco, which was satisfied by Sponsor on behalf of PubCo within the aggregate of 1,900,000 of such transfers to Service Providers described above; and

•	Issuance by PubCo to CCM at the closing of the Business Combination of a Promissory Note in the principal amount of $1,000,000, which shall be convertible at CCM’s election beginning six months following closing of the Business Combination. The conversion price shall equal the lessor of (x) the 5 VWAP trading days ending on the VWAP trading day immediately preceding the applicable conversion and (y) 95% of the previous trading day closing price of PubCo Ordinary Shares. Upon the second anniversary of issuance, all remaining amounts due under the note shall convert into PubCo Ordinary Shares.

The Company evaluated the CCM Amendment and concluded that, the Company will measure the equity-classified award under the share-based payment arrangement guidance and recognize compensation cost from the share-based payment transaction in the same period and in the same manner as if the entity had paid cash for the goods or services based on the award’s initial fair value upon grant date, which in this case is the consummation of the Business Combination with Crown. The Company did not record any share-based expenses for the six month ended June 30, 2024. The Company paid $118,790 advisory fee to CCM on July 9, 2024.

NOTE 11. SHAREHOLDERS’ DEFICIT

Preference shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A ordinary shares

The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. At June 30, 2024 and December 31, 2023, there were 7,350,350 and 0 Class A ordinary shares issued and outstanding, excluding 1,364,882 and 2,214,859 Class A ordinary shares, respectively, subject to possible redemption. The Class A ordinary shares that will be issued to Polar at the Closing, including 300,000 shares in consideration of Capital Calls as described in Note 7 and the 750,000 Subscription Shares (as defined in Note 8) as of June 30, 2024, were not shown as outstanding as of June 30, 2024 and December 31, 2023.

Class B ordinary shares

The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 per share. At June 30, 2024 and December 31, 2023, there were 149,650 and 7,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s third amended and restated memorandum and articles of association, or as required by applicable provisions of the Cayman Islands Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to such issuance or deemed issuance at the time thereof. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

On May 13, 2024, the Sponsor delivered notice of conversion of an aggregate of 7,350,350 Class B Ordinary Shares of the Company, into an equal number of Class A Ordinary Shares of the Company (the “Conversion”). The 7,350,350 Class B Shares, representing approximately 81% of the total issued and outstanding Class A Shares after the Conversion, issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as further described in the Company’s definitive merger proxy statement/prospectus on Schedule 14A filed with the Securities and Exchange Commission on February 15, 2024 (“Definitive Merger Proxy Statement”). As of June 30, 2024, the outstanding Class A ordinary shares and Class B ordinary shares are 8,715,232 and 149,650, respectively. The Company evaluated the effect of the Conversion and concluded that the Conversion has no impact to shareholders’ deficit.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described below or within these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On July 9, 2024 (the “Closing Date”), Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“Pubco” ), consummated the previously announced business combination pursuant to the Business Combination Agreement dated as of August 3, 2023 (as amended, the “BCA”), by and among the Pubco, Catcha, CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), and Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (“Crown”). See description in Note 1.

Subsequent to June 30, 2024 through closing of the Business Combination, the Company made an additional draw of $87,500 under the 2024 Convertible Promissory Note, for working capital purpose. As of the Closing Date, the total outstanding under Working Capital Loans (including both $1.5 Million Convertible Promissory Note and 2024 Convertible Promissory Note) were $1,675,187, which was converted to 1,116,791 PubCo Warrants at a price equal to $1.5 per warrant, at the Sponsor’s election.

On July 8, 2024, Sponsor transferred an aggregate of 6,511,627 Catcha Class A Ordinary Shares (“Catcha Shares”) to third parties who provided financing in connection with the Business Combination, Transaction Expense Reduction as well as settlement of liabilities, including on behalf of Crown. This includes 1,500,000 Catcha Shares as commitment shares to the Investor in consideration for its entry into the Securities Purchase Agreement described above, 550,000 Catcha Shares to Chardan Capital Markets LLC as consideration for an advisory service fee due to Chardan Capital Markets LLC, 1,350,000 Catcha Shares to other Service Providers to Catcha in partial consideration for the Transaction Expense Reduction, including fee deferrals, and 3,111,627 Catcha Shares to certain investors in consideration for providing financing to Crown and Catcha, including providing the Transferred Collateral securing the Securities Lending Agreement described above, and settlement of certain liabilities. The Catcha Shares were exchanged for PubCo Ordinary Shares in the Business Combination, in a transaction registered under the Securities Act of 1933, as amended pursuant to PubCo’s Registration Statement on Form F-4 declared effective by the Securities and Exchange Commission on

February 14, 2024 (File No. 333-274832) and, accordingly, may be freely transferred without restrictions under the Securities Act by the recipients thereof.

The agreements with certain of the Service Providers provide that, if the Service Provider sells the Service Provider Shares for proceeds equal to an agreed upon amount, then such Service Provider shall return any remaining Service Provider Shares to Sponsor.

On July 9, 2024, the Sponsor elected to convert the outstanding balance of $1,123,513 under the Extension Notes (including $900,000 under the 2023 Extension Note, $141,620 under 2024 Extension Note No. 1 and $81,893 under 2024 Extension Note No. 2) into Pubco Warrants at a price equal to $1.5 per warrant, for an aggregate of 749,009 Pubco Warrants.

Subsequent to the closing of the Business Combination, using the cash held in Trust Account, the Company paid $13,245,734 to shareholders for their redemption of 1,138,361 Catcha Shares and $2,171,178 to the third party vendors for the services provided by them. The remaining cash of $464,574 in the Trust Account was transferred to Crown and the Trust Account was then closed.

Subsequent to the closing of the Business Combination with Crown on July 9, 2024, the Sponsor paid $111,543 on behalf of Crown for working capital purposes. Up to the date the unaudited financial statements were issued, these amounts were still outstanding from Crown and will be due on demand.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Catcha Investment Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Catcha Investment Corp (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of the business combination and the Company’s cash and working capital as of December 31, 2023 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The business combination agreement has a termination date of June 28, 2024. There is no assurance that the Company will be able to complete the business combination by June 28, 2024 or by the Company’s extended liquidation date of August 17, 2024. If the Company does not complete a business combination by August 17, 2024, it will be required to liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2020 to 2024.

New York, NY

June 17, 2024

CATCHA INVESTMENT CORP

BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Cash	$30,850	$20,706
Prepaid expenses	10,161	33,875
Note receivable, net of original issuance discount	750,000	—
Derivative asset - Note Receivable, at fair value	2,689,364	—

Total current assets	3,480,375	54,581
Cash and investments held in Trust Account	24,782,259	304,086,289

Total Assets	$28,262,634	$304,140,870

Liabilities and Shareholders’ Deficit
Accounts payable and accrued expenses	$5,777,552	$599,443
Due to Related Party	241,366	125,625
Convertible Promissory Note, at fair value	491,502	—
Working Capital Loan, at fair value	675,934	—
Note payable, net of original issuance discount	750,000	—
Derivative Liability - Note Payable, at fair value	2,689,364	—
Capital Contribution Note, at fair value	2,200,291	—

Total current liabilities	12,826,009	725,068
Warrant liability	621,969	68,660
Deferred underwriting fees	—	10,500,000

Total liabilities	13,447,978	11,293,728

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 2,214,859 and 30,000,000 shares at redemption value of $11.19 and $10.14 per share as of December 31, 2023 and 2022, respectively	24,782,259	304,086,289
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding (excluding 2,214,859 and 30,000,000 shares subject to possible redemption, respectively) at December 31, 2023 and 2022, respectively	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,500,000 shares issued and outstanding at December 31, 2023 and 2022, respectively	750	750
Additional paid-in capital	—	—
Accumulated deficit	(9,968,353)	(11,239,897)

Total shareholders’ deficit	(9,967,603)	(11,239,147)

Total Liabilities and Shareholders’ Deficit	$28,262,634	$304,140,870

The accompanying notes are an integral part of the financial statements.

CATCHA INVESTMENT CORP

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
Formation and operating costs	$6,741,998	$1,227,252

Loss from operations	(6,741,998)	(1,227,252)
Other income (expenses):
Interest income from Trust Account	2,774,613	4,001,686
Interest income - note receivable, net of original issuance discount	750,000	—
Interest expense - note payable, net of original issuance discount	(750,000)	—
Excess of fair value of Capital Contribution Note over proceeds at issuance	(1,059,720)	—
Change in fair value of Convertible Promissory Note	(118,117)	—
Change in fair value of Working Capital Loan	(133,205)	—
Change in fair value of Capital Contribution Note	(840,571)	—
Other income attributable to derecognition of deferred underwriting fees allocated to offering costs	482,662	—
Change in fair value of warrant liability	(553,309)	8,841,922
Gain on initial recognition of Derivative Asset - Note Receivable	1,917,828	—
Change in fair value of Derivative Asset - Note Receivable	21,536	—
Loss on initial recognition of fair value of Derivative Asset - Note Payable	(1,917,828)	—
Change in fair value of Derivative Liability - Note Payable	(21,536)	—

Total other income (expenses), net	552,353	12,843,608

Net (loss) income	$(6,189,645)	$11,616,356

Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares, subject to possible redemption	5,792,672	30,000,000

Basic and diluted net (loss) income per share	$(0.47)	$0.31

Basic and diluted weighted average shares outstanding, non-redeemable Class B ordinary shares	7,500,000	7,500,000

Basic and diluted net (loss) income per share	$(0.47)	$0.31

The accompanying notes are an integral part of the financial statements.

CATCHA INVESTMENT CORP

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	—	$—	7,500,000	$750	$—	$(18,854,567)	$(18,853,817)
Accretion of interest income to Class A shares subject to possible redemption (Note 2)	—	—	—	—	—	(4,001,686)	(4,001,686)
Net income	—	—	—	—	—	11,616,356	11,616,356

Balance as of December 31, 2022	—	—	7,500,000	750	—	(11,239,897)	(11,239,147)
Excess of proceeds from Convertible Promissory Note and Working Capital Loan over fair value at issuance (Note 5)	—	—	—	—	—	1,043,464	1,043,464
Accretion of extension deposits to Class A ordinary shares subject to possible redemption (Note 2)	—	—	—	—	—	(825,000)	(825,000)
Derecognition of deferred underwriting fee (Note 10)	—	—	—	—	—	10,017,338	10,017,338
Accretion of interest income to Class A shares subject to possible redemption	—	—	—	—	—	(2,774,613)	(2,774,613)
Net loss	—	—	—	—	—	(6,189,645)	(6,189,645)

Balance as of December 31, 2023	—	$—	7,500,000	$750	$—	$(9,968,353)	$(9,967,603)

The accompanying notes are an integral part of the financial statements.

CATCHA INVESTMENT CORP

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(6,189,645)	$11,616,356
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income from Trust Account	(2,774,613)	(4,001,686)
Interest income - note receivable, net of original issuance discount	(750,000)	—
Interest expense - note payable, net of original issuance discount	750,000	—
Excess of fair value of Capital Contribution Note over proceeds at issuance	1,059,720	—
Change in fair value of warrant liability	553,309	(8,841,922)
Change in fair value of Convertible Promissory Note	118,117	—
Change in fair value of Working Capital Loan	133,205	—
Change in fair value of Capital Contribution Note	840,571	—
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	(482,662)	—
Change in fair value of Derivative Asset - Note Receivable	(21,536)	—
Change in fair value of Derivative Liability - Note Payable	21,536	—
Changes in current assets and current liabilities:
Prepaid expenses	23,714	8,080
Accounts payable and accrued expenses	5,178,109	125,189
Due to related party	115,741	119,625

Net cash used in operating activities	(1,424,434)	(974,358)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(825,000)	—
Cash withdrawn from Trust Account in connection with redemption	282,903,643	—
Advances to Crown under Note Receivable	(750,000)	—

Net cash provided by investing activities	281,328,643	—

Cash Flows from Financing Activities:
Proceeds from issuance of Working Capital Loan ($1.5 Million Convertible Promissory Note as disclosed in Note 1)	1,134,578	—
Proceeds from issuance of Convertible Promissory Note (Extension Note as disclosed in Note 5)	825,000	—
Proceeds from issuance of Capital Contribution Note (subscription agreement with Polar as disclosed in Note 7)	300,000	—
Proceeds from issuance of Note Payable (subscription agreement with Polar as disclosed in Note 8)	750,000	—
Payment of class A ordinary shares redemption	(282,903,643)	—

Net cash used in financing activities	(279,894,065)	—

Net Change in Cash	10,144	(974,358)
Cash - Beginning	20,706	995,064

Cash, end of the period	$30,850	$20,706

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Excess of proceeds from Convertible Promissory Notes over fair value at issuance (Note 5)	$1,043,464	$—

Derecognition of deferred underwriting fee (Note 10)	$10,017,338	$—

Accretion of interest income to Class A shares subject to possible redemption	$2,774,613	$4,001,686

Accretion of extension deposits to Class A ordinary shares subject to possible redemption (Note 2)	$825,000	$—

Gain on initial recognition of fair value of Derivative Asset - Note Receivable	$1,917,828	$—

Loss on initial recognition of Derivative Liability - Note Payable	$(1,917,828)	$—

The accompanying notes are an integral part of the financial statements.

CATCHA INVESTMENT CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2022

NOTE 1. ORGANIZATION, BUSINESS OPERATION AND GOING CONCERN

Organization and General

Catcha Investment Corp (the “Company”) was incorporated as a Cayman Islands exempted company on December 17, 2020. The Company was incorporated for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity through December 31, 2023 relates to the Company’s formation, the Initial Public Offering (as defined below), and after the Initial Public Offering, searching for a Business Combination target, the negotiation of the Business Combination Agreement described below and subsequent amendments thereto, and the preparation and filing on October 3, 2023 with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-4 with respect to the Business Combination (the “Form F-4”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and investments held in the trust account established at the consummation of the Initial Public Offering (the “Trust Account”) from the proceeds derived from the Initial Public Offering and will recognize changes in the fair value of warrant liability, Convertible Promissory Notes, the Capital Contribution Note and fair value changes of the Derivative Asset - Note Receivable, and Derivative Liability - Note Payable (which are all described further in Notes 2 and 8) as other income (expense). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Catcha Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”).

Financing

The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 11, 2021 (the “Effective Date”). On February 17, 2021, the Company consummated the initial public offering (the “Initial Public Offering” or “IPO”) of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including the issuance of 2,500,000 Units as a result of the underwriter’s partial exercise of the over-allotment option, at $10.00 per Unit generating gross proceeds of $300,000,000, which is described in Note 3. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO (i.e., February 17, 2021), and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 3).

Simultaneously with the closing of the IPO, the Company consummated the sale of an aggregate of 5,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of $8,000,000, which is described in Note 4.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the

Trust Account and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended ( the “Investment Company Act”), that invests only in direct U.S. government treasury obligations. In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s third amended and restated memorandum and articles of association, and subject to the requirements of law and regulation, provide that the proceeds from the IPO held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the Company’s public shareholders, until the earliest of (i) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s third amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”) or during any extended time in which the Company has to consummate a Business Combination beyond the aforementioned period as a result of a shareholder vote to amend the third amended and restated memorandum and articles of association (an “Extension Period”) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares, and (iii) the redemption of the Company’s public shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. On February 14, 2023, the Company held an extraordinary general meeting of shareholders, at which the Company’s shareholders approved, among other things, a proposal to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate the Business Combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors. On February 16, 2024, the parties to the Business Combination Agreement (as defined below) agreed to extend the date on which the Business Combination Agreement may be terminated by the parties if the conditions to the Closing (as defined in the Business Combination Agreement) have not been satisfied or waived from February 17, 2024 to May 17, 2024. On May 15, 2024, pursuant to the third extraordinary general meeting of shareholders, the Company’s amended and restated memorandum and articles of association was amended to provide the Company’s board of directors the ability to extend the date by which the Company must (1) consummate an initial business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of the Company’s then outstanding Class A ordinary shares included as part of the units sold in the Company’s initial public offering that was consummated on February 17, 2021 from May 17, 2024 up to three times by one month each to June 17, 2024, July 17, 2024, or August 17, 2024. On May 21, 2024, the parties to the Business Combination Agreement agreed to extend the date on which the Business Combination Agreement may be terminated by the parties if the conditions to the Closing have not been satisfied or waived from May 17, 2024 to June 17, 2024. On June 11, 2024, the parties to the Business Combination Agreement agreed to extend the date on which the Business Combination Agreement may be terminated by the parties if the conditions to the Closing have not been satisfied or waived from June 17, 2024 to June 28, 2024 (See Note 12).

Transaction costs related to the IPO amounted to $17,031,183, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees (see Note 9), and $531,183 of other offering costs. Of the $17,031,183 transaction costs, $16,236,137 was charged to additional paid-in capital and $795,046 was allocated to the public and private warrants and recorded as other income (loss) during the three months ended March 31, 2021.

On August 10, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”), the underwriter in the IPO, waived its entitlement to payment of the $10,500,000 deferred underwriting fee in connection with its role as underwriter in the Company’s IPO. As a result, the Company recognized $482,662 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs previously expensed and $10,017,338 was recorded to accumulated deficit in relation to the waiver of the deferred underwriting fees in the accompanying financial statements.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.

The shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then outstanding public shares. The amount in the Trust Account was initially $10.00 per public share.

If the Company is unable to complete a Business Combination within the Combination Period, or during the Extension Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. On February 14, 2023, the Company held an extraordinary general meeting of shareholders (the “First Extraordinary General Meeting”), at which the Company’s shareholders approved (i) an amendment to the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate the Business Combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors and (ii) an amendment to the Company’s investment management trust agreement, dated as of February 11, 2021 (the “IMTA”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), to extend the date by which the Company has to consummate the Business Combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors, by extending on a monthly basis. Following such approval by the Company’s shareholders, the Company and CST entered into the Amendment No. 1 to the IMTA on February 14, 2023.

In connection with the votes taken at the First Extraordinary General Meeting of shareholders, holders of 27,785,141 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643. The funds were redeemed from the Trust Account on February 23, 2023.

From February 2023 to December 2023, the Company deposited eleven tranches of $75,000, for an aggregate of $825,000, into the Trust Account, to extend the date that the Company has to consummate the Business Combination from February 17, 2023 to January 17, 2024. In January 2024, the Company deposited another $75,000 into the Trust Account, to extend the date that the Company has to consummate the Business Combination to February 17, 2024. All these deposits were made by proceeds received from the Sponsor under the Extension Note as discussed below.

On February 16, 2024, the Company held another extraordinary general meeting of shareholders (the “Second Extraordinary General Meeting”), at which the Company’s shareholders approved i) to extend the date by which the Company has to consummate the Business Combination from February 17, 2024 up to three times by one month each to March 17, 2024, April 17, 2024, or May 17, 2024, subject to the Sponsor or one or more of its affiliates, members or third-party designees (the “Lender”), will deposit into the Trust Account for each month $0.03 for each then-outstanding ordinary share issued in the Company’s initial public offering that is not redeemed, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Lender and (ii) an amendment to the Company’s IMTA to extend the date by which the Company has to consummate the Business Combination up to three times for one month each from February 17, 2024 to March 17, 2024, April 17, 2024 or May 17, 2024 (the “IMTA Amendment No.2”). On February 16, 2024, Catcha and Continental entered into the IMTA Amendment No.2.

In connection with the votes taken at the Second Extraordinary General Meeting of shareholders, holders of an additional 641,303 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.29 per share, for an aggregate redemption amount of $7,241,004. The funds were redeemed from the Trust Account on February 23, 2024. As a result, 1,573,556 Class A ordinary shares subject to possible redemption, amounting to approximately $17.8 million were still outstanding after redemption.

On each of February 22, 2024, March 21, 2024 and April 19, 2024, using the proceeds received under the 2024 Extension Note No. 1, the Company deposited $47,207 into the Trust Account to extend the date by which the Company has to consummate the Business Combination to May 17, 2024.

On May 15, 2024, the Company held another extraordinary general meeting of shareholders (the “Third Extraordinary General Meeting”), at which the Company’s shareholders approved to extend the date by which the Company has to consummate the Business Combination from May 17, 2024 up to three times by one month each to June 17, 2024, July 17, 2024, or August 17, 2024 (hereinafter, the “Extended Termination Date”), subject to that the Lender will deposit into the Trust Account for each month $0.03 for each then-outstanding ordinary share issued in the Company’s initial public offering that is not redeemed, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Lender.

In connection with the votes taken at the Third Extraordinary General Meeting of shareholders on May 15, 2024, holders of an additional 208,674 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.52 per share, for an aggregate redemption amount of $2,403,928. The funds were redeemed from the Trust Account on May 20, 2024. As a result, 1,364,882 Class A ordinary shares subject to possible redemption, amounting to approximately $15.7 million were still outstanding after the redemption.

On May 15, 2024, the Company issued a promissory note in the principal amount of up to $122,839 (the “2024 Extension Note No. 2”) to the Sponsor. The Note does not bear interest and matures upon closing of the Business

Combination. If the Company completes the proposed Business Combination, it will repay the amounts loaned under the promissory notes or convert a portion or all of the amounts loaned under such promissory notes into warrants at a price of $1.50 per warrant, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the Company’s initial public offering. If the Company does not complete the proposed Business Combination by the final applicable Extended Termination Date, such promissory notes will be repaid only from funds held outside of the Trust Account.

On May 24, 2024, using the proceeds received under the 2024 Extension Note No. 2, the Company deposited $40,946 into the Trust Account to extend the date by which the Company has to consummate the Business Combination to June 17, 2024.

On May 10, 2024, the Company determined to postpone its extraordinary general meeting of shareholders relating to shareholder approval of the Company’s entry into a Business Combination Agreement and a related Merger and Plan of Merger (the “Business Combination Meeting”), from the previously scheduled date of May 15, 2024 to June 12, 2024.

On February 20, 2024, the Company received a letter from the NYSE American LLC (“NYSE American” or the “Exchange”) stating that the staff of NYSE Regulation has determined to commence proceedings to delist Catcha’s Class A ordinary shares pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because the Company failed to consummate a Business Combination within 36 months of the effectiveness of its Initial Public Offering registration statement, or such shorter period that the Company specified in its registration statement.

On February 23, 2024, the Company submitted a written request to NYSE asking for the review of the delisting determination by a Committee of the Board of Directors of the Exchange. Up to the date the financial statements were issued, the Company’s Class A ordinary shares have not been suspended and will continue to trade.

The Company had an NYSE appeal hearing scheduled for July 17, 2024.

The Sponsor and the Company’s officers and directors have agreed to (i) waive their redemption rights with respect to their Class B ordinary shares (the “Founder Shares”) and public shares in connection with the completion of the Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s third amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of its public shares if the Company does not complete the Business Combination within 24 months from the closing of the IPO or during the Extension Period or (B) with respect to any other provision relating to the rights of holders of its Class A ordinary shares, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and public shares they hold if the Company fails to consummate the Business Combination within the Combination Period or during the Extension Period.

In the event of the liquidation of the Trust Account upon the failure of the Company to consummate a Business Combination, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Business Combination Agreement

On August 3, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (“Crown”), Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“Pubco”), and CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”).

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, (i) Merger Sub will merge with and into the Company, with the Company being the surviving company and becoming the wholly owned subsidiary of Pubco, as a result of which (a) each of the Company’s Class A ordinary share and Class B ordinary share issued and outstanding immediately prior to the effective time of the merger (the “Merger Effective Time”) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued ordinary share of Pubco, and (b) each Company warrant outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to the Company’s ordinary shares and be assumed by Pubco and converted into a warrant to purchase one ordinary share of Pubco; and (ii) subject to the certain procedures and conditions, Crown shareholders will transfer their Crown shares to Pubco in exchange for their Pro Rata Share (as defined below) of the Exchange Consideration (as defined below). The “Exchange Consideration” is a number of newly issued ordinary shares of Pubco equal to (a) a transaction value of $600 million divided by (b) a per share price of $10.00. “Pro Rata Share” means, with respect to each Crown shareholder, a fraction expressed as a percentage equal to (i) the number of Crown shares held by such Crown shareholder immediately prior to the effective time of the exchange (the “Exchange Effective Time”), divided by (ii) the total number of issued and outstanding Crown shares immediately prior to the Exchange Effective Time.

During the seven years following the consummation of the Business Combination (the “Closing”), the persons who are Crown shareholders immediately prior to the Exchange Effective Time and who have participated in the Exchange shall have the contingent right to receive in the aggregate a number of ordinary shares of Pubco equivalent to 10% of the issued and outstanding ordinary shares of Pubco as of the Closing (the “Earnout Shares”), which will vest upon achievement of certain share prices and milestones as provided under the Business Combination Agreement. On October 2, 2023, the Business Combination Agreement was amended to delete the provisions with regards to the Earnout Shares in their entirety.

On January 31, 2024, the Business Combination Agreement was amended to (i) remove the closing condition in Section 9.2(f) of the Business Combination Agreement which would have required the Company to have satisfied the minimum cash condition of at least US$20,000,000 and (ii) allow for listing of the Pubco ordinary shares on either the NYSE or Nasdaq.

On February 14, 2024, the SEC declared the registration statement on Form F-4 with respect to the Business Combination effective.

On February 16, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing (as defined in the Business Combination Agreement) have not been satisfied or waived from February 17, 2024 to May 17, 2024,

In addition, the Company agreed to waive its right under its amended and restated memorandum and articles of association to withdraw up to $100,000 of the interest earned on the funds held in the Trust Account to pay dissolution expenses in the event of the liquidation of the Trust Account.

On May 21, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing have not been satisfied or waived from May 17, 2024 to June 17, 2024. Also, the parties have agreed that the Business Combination Agreement may be terminated by Crown in the event that prior to June 17, 2024, the parties do not receive notice from Nasdaq, NYSE American, or another national securities exchange acceptable to Crown, that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination. The non-solicitation provisions of the Business Combination Agreement were amended to expire on May 31, 2024, unless Crown has received notice that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination on Nasdaq, NYSE American or another national securities exchange acceptable to Crown.

On June 11, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing have not been satisfied or waived from June 17, 2024 to June 28, 2024. Also, the parties have agreed that the Business Combination Agreement may be terminated by Crown in the event that prior to June 28, 2024, the parties do not receive notice from Nasdaq, NYSE American, or another national securities exchange acceptable to Crown, that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination.

On June 12, 2024, Catcha held an extraordinary general meeting of shareholders (the “Fourth Extraordinary General Meeting”) pursuant to which the shareholders of record as of January 16, 2024 approved Catcha’s previously proposed Business Combination with Crown. In connection with the votes taken at this Extraordinary General Meeting, Catcha has received elections from certain holders of Catcha Class A ordinary shares to exercise their right to redeem their shares for cash. As of the date of these financial statements, such elections are still within the time frame when such requests can be rescinded; thus the final redemption payout has not yet been determined.

The Business Combination Agreement may be terminated under certain customary circumstances at any time prior to the Closing, including, without limitation, (i) upon the mutual written consent of the Company and Crown, (ii) by either the Company or Crown, if any of the conditions to the Closing have not been satisfied or waived by May 17, 2024, (iii) by the Company, on the one hand, or Crown, on the other hand, as a result of certain material breaches by the counterparties to the Business Combination Agreement that remain uncured after any applicable cure period, (iv) by either the Company or Crown, if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently prohibiting the transactions contemplated by the Business Combination Agreement, (v) by the Company, on the one hand, or Crown, on the other hand, as a result of the failure by the counterparties to obtain approvals required for the Business Combination, and (vi) by the Company, if there has been a material adverse effect on each of Crown and its direct and indirect subsidiaries.

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, the Company had $30,850 in cash outside of the Trust Account and working capital deficit of $9,345,634.

On December 13, 2022, the Company issued an unsecured convertible promissory note (see Note 5) to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 (the “$1.5 Million Convertible Promissory Note”) from the Sponsor. As of December 31, 2023, the Company had $1,134,578 in principal outstanding under such note, with a fair value of $675,934. As of the issuance date of these financial statements, the Company received a total of $1,431,995 principal for working capital purposes under the $1.5 Million Convertible Promissory Note.

On February 14, 2023, the Company issued an unsecured convertible promissory note (the “Extension Note”) to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “Extension Loan”) from the Sponsor. Using these loans received, the Company deposited twelve tranches of $75,000, totaling $900,000, into the Trust Account from February 2023 to January 2024, to extend the date by which the Company must complete a Business Combination to February 14, 2024.

On March 9, 2023, the Company entered into a subscription agreement (the “March 2023 Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which Polar has agreed to provide $300,000 to the Company (the “Capital Contribution Note”) as discussed in Note 7. As of December 31, 2023, the Company had received the entire $300,000 funding under such note (see Note 6).

On March 27, 2024, the Company issued an unsecured convertible promissory note (the “2024 Extension Note No. 1”), dated as of February 17, 2024, to the Sponsor, pursuant to which the Company may borrow up to $141,620.04 (the “2024 Extension Loan No. 1”) from the Sponsor, consisting of the aggregate amount of the potential extensions of the Business Combination through May 17, 2024. Pursuant to the 2024 Extension Note No. 1, the Sponsor has agreed to deposit into the Company’s trust account established in connection with its initial public offering cash in the amount of $47,206.68 per monthly Extension (or a pro rata portion thereof if less than a month), and the Company has agreed that the amount of each such deposit shall constitute a loan, until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that $141,620.04 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares of the Company at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the warrants issued to the Sponsor in the private placement that closed on February 17, 2021 in connection with the initial public offering. The terms of the warrants will be identical to those of the private placement warrants. The 2024 Extension Loan No. 1 will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the 2024 Extension Loan No. 1 may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Extension Note No. 1).

On March 29, 2024, the Company issued an unsecured convertible promissory note (the “2024 Convertible Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to $500,000 from the Sponsor for working capital purposes. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants. The terms of the warrants will be identical to those of the Private Placement Warrants. The loan will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the loan may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Convertible Promissory Note).

On May 15, 2024, the Company issued the 2024 Extension Note No. 2 to the Sponsor, pursuant to which the Company may borrow up to $122,839.38 (the “2024 Extension Loan No. 2”) from the Sponsor, consisting of the aggregate amount of the potential extensions of the Business Combination through August 17, 2024. Pursuant to the 2024 Extension Note No. 2, the Sponsor has agreed to deposit into the Company’s trust account established in connection with its initial public offering cash in the amount of $40,946.46 per monthly Extension (or a pro rata portion thereof if less than a month), and the Company has agreed that the amount of each such deposit shall constitute a loan, until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that $122,839.38 has been loaned.

Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares of the Company at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the warrants issued to the Sponsor in the private placement that closed on February 17, 2021 in connection with the initial public offering. The terms of the warrants will be identical to those of the private placement warrants. The 2024 Extension Loan No. 2 will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the 2024 Extension Loan No. 2 may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Extension Note No. 2).

On February 22, 2024, March 21, 2024 and April 19, 2024, the sponsor deposited three tranches of $47,207 into the Trust Account to extend the date by which the Company has to consummate the Business Combination to May 17, 2024. On May 23, 2024, the sponsor deposited $40,946 into the Trust Account to extend the date by which the Company has to consummate the Business Combination to June 17, 2024.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company additional funds as may be required. Management will use these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a Business Combination. No additional funding has been received under this arrangement. However, management expects the Company to continue to incur significant costs in pursuit of the consummation of a Business Combination and current funds, committed or otherwise, may not be sufficient to operate the Company for at least the 12 months following the issuance of the financial statements contained herein. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic (“ASC”) 205-40, “Presentation of Financial Statements—Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 17, 2024 (subject to the Company making the required monthly deposits of $40,946 to extend the date by which to consummate the Business Combination each month up through August 17, 2024) or such earlier date as is determined by the Company’s board of directors, then the Company will cease all operations except for the purpose of liquidating. The mandatory liquidation, subsequent dissolution and the liquidity issues described above raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 17, 2024 or such earlier date as is determined by the Company’s board of directors.

Risks and Uncertainties

Management is currently evaluating the impact of persistent inflation and rising interest rates, financial market instability, including the recent bank failures, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the current wars, and has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the Company’s financial position, results of its operations and/or the closing of the Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply on on-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $30,850 and $20,706 in cash and did not have any cash equivalents as of December 31, 2023 and 2022, respectively.

Cash and Investments Held in Trust Account

In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account are now maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation. Prior to liquidating the money market funds, the Company’s portfolio of investments was comprised primarily of U.S. Treasury securities. The Company classified its money market funds as trading securities in accordance with ASC Topic 320, “Investments-Debt Securities.” Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income from Trust Account in the accompanying statements of operations.

As of December 31, 2023 and 2022, respectively, the assets held in the Trust Account were $24,782,259 and $304,086,289.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2023 and 2022, the Company has not experienced losses on this account and management believes the Company could be exposed to significant risks on the funds held in trust account.

Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurement” (“ASC 820”), defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

• Level 1 -	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

• Level 2 -	Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

• Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of certain of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets. The fair values of prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of December 31, 2023 and 2022 due to the short maturities of such instruments.

Offering Costs Associated with IPO

The Company complies with the requirements of the FASB ASC 340-10-S99, “Other Assets and Deferred Costs—SEC Materials,” and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering”.

Offering costs consist principally of underwriting fees, professional fees and registration fees that are related to the IPO. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.

Offering costs in the aggregate of $16,236,137 were charged to shareholders’ equity (deficit) (consisting of $5,724,193 in underwriting fees, $10,017,338 in deferred underwriting fees, and $494,606 in other offering costs), and offering costs in the aggregate of $795,046 were recorded as other income (loss) (consisting of $275,807 in underwriting fees, $482,662 in deferred underwriting fees, and $36,577 in other offering costs) during the three months ended March 31, 2021. On August 10, 2023, the underwriter waived its entitlement to the deferred underwriting fees, see Note 10.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

In connection with the extraordinary general meeting of shareholders held on February 14, 2023, holders of 27,785,141 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643, which includes interest of $5,052,233.

At December 31, 2023 and 2022, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:

	Shares	Amount
Class A ordinary shares subject to possible redemption as of December 31, 2021	30,000,000	$300,084,603
Add: Accretion of interest income to Class A ordinary shares subject to redemption	—	4,001,686

Class A ordinary shares subject to possible redemption as of December 31, 2022	30,000,000	304,086,289
Add: Accretion of interest income to Class A ordinary shares subject to redemption	—	2,774,613
Add: Accretion of extension deposit to Class A ordinary shares subject to redemption	—	825,000
Less: Class A ordinary shares redeemed, including interest	(27,785,141)	(282,903,643)

Class A ordinary shares subject to possible redemption as of December 31, 2023	2,214,859	$24,782,259

Convertible Promissory Notes

The Company elected to account for the Convertible Promissory Notes (which includes the $1.5 Million Convertible Promissory Note and the Extension Note) entered into with the Sponsor pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Convertible Promissory Notes and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Convertible Promissory Notes are recognized as non-cash gains or losses in the statements of operations. The Company believes that the fair value option better reflects the underlying economics of the Convertible Promissory Notes. As such, the Convertible Promissory Notes were initially measured at $916,114 as of the issue dates (including $542,729 under the $1.5 Million Convertible Promissory Note and $373,385 under the Extension Note). For the year ended December 31, 2023, $1,043,464 excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying statements of shareholders’ deficit. As of December 31, 2023, the fair value of the Convertible Promissory Notes was $675,934 under the $1.5 Million Convertible Promissory Note and the fair value of the convertible promissory note was $491,502 under the Extension Note, respectively. For the year ended December 31, 2023, the Company recognized an unrealized loss of $118,117 attributable to the change in fair value of the Convertible Promissory Note and an unrealized loss of $133,205 attributable to the change in fair value of the Working Capital Loan, respectively, in the statements of operations.

Capital Contribution Note

The Company elected to account for the Capital Contribution Note entered into with Polar and the Sponsor (the March 2023 Subscription Agreement) on March 9, 2023, pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Capital Contribution Note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Capital Contribution Note are recognized as non-cash gains or losses in the statements of operations. The Company believes that the fair value option better reflects the underlying economics of the Capital Contribution Note. The fair value of the Capital Contribution Note will include both the fair value of the 300,000 shares in consideration for the Capital Calls as described in Note 7 and the principal as of each reporting date. As such, the Capital Contribution Note was initially measured at $1,359,720 as of the issue date. The $1,059,720 excess of fair value of Capital Contribution Note over proceeds at issuance was recorded in the accompanying statement of operations for the year ended December 31, 2023. As of December 31, 2023, the fair value of the Capital Contribution Note was $2,200,291. For the year ended December 31, 2023, the Company recognized $840,571 unrealized loss on fair value changes of the Capital Contribution Note in the statements of operations.

October 2023 Subscription Agreement

The Company analyzed the October 2023 Subscription Agreement (as defined in Note 8) under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815, Derivatives and Hedging, and concluded that, (i) the Subscription Shares (as defined in Note 8) issuable under the October 2023 Subscription Agreement are not required to be accounted for as a liability under ASC 480 or ASC 815, (ii) bifurcation of a single derivative that comprises all of the fair value of the Subscription Share feature(s) (i.e., derivative instrument) is not necessary under ASC 815-15-25, and (iii) bifurcation of a single derivative that comprises all of the fair value of the Termination (as defined in Note 8) feature (i.e., derivative instrument) is necessary under ASC 815-15-25. As a result, the Company analyzed the October 2023 Subscription Agreement under ASC 470 “Debt” and concluded that, the Subscription Shares are representative of an equity classified freestanding financial instrument issued in a bundled transaction with a loan which is representative of a liability classified freestanding financial instrument which contains a derivative instrument which is required to be bifurcated and classified and accounted for as a derivative liability measured at fair value, on a recurring basis, with changes in fair value recorded within the accompanying statements of operations. As a result, the Company will record the October 2023 Subscription Agreement using the with-and-without method of accounting combined with the relative fair value method of accounting when allocating the proceeds received under the October 2023 Subscription Agreement, as required under ASC 470.

Warrant Liability

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the warrants issued in connection with the IPO and the private placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting periods. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. As of December 31, 2023 and 2022, there were 15,333,333 public and private warrants outstanding (not including the 1,306,385 and 0 warrants as of December 31, 2023 and 2022, respectively, that could be issued upon conversion of the Convertible Promissory Notes).

Net (Loss) Income Per Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 15,333,333 potential ordinary shares for outstanding warrants to purchase the Company’s stock, the 1,306,385 potential ordinary shares for the warrants that could be issued upon conversion of the Convertible Promissory Notes, to purchase the Company’s stock, the 330,000 potential ordinary shares (including 30,000 shares in consideration of the $300,000 principal amount outstanding under the Capital Contribution Note, if Polar elects to receive shares at a rate of one Class A ordinary share for each $10.00, and 300,000 shares in consideration of the Capital Calls as described in Note 7) and the 750,000 Subscription Shares (as defined in Note 8) that will be issued to Polar at the Closing were excluded from diluted earnings per share for the periods ended December 31, 2023 and 2022 because the warrants and the shares that will be issued to Polar are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the periods. In addition, any shares subject to forfeiture are not included in the weighted average shares outstanding until the forfeiture restrictions lapse.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of ordinary shares. Because the redemption value of the Class A ordinary shares approximates their fair value, remeasurement to redemption value is not impacting allocable earnings.

	For the Year Ended December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(2,697,319)	$(3,492,326)	$9,293,085	$2,323,271
Denominator:
Weighted-average shares outstanding	5,792,672	7,500,000	30,000,000	7,500,000
Basic and diluted net (loss) income per share	$(0.47)	$(0.47)	$0.31	$0.31

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company’s management determined that the Cayman Islands and Singapore are the Company’s only major tax jurisdictions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2023 and 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company will adopt this guidance on January 1, 2024.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on these financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On February 17, 2021, the Company sold 30,000,000 Units, including the issuance of 2,500,000 Units as a result of the underwriter’s partial exercise of the over-allotment option, at a purchase price of $10.00 per Unit. The over-allotment option covering an additional 1,625,000 Units expired on March 28, 2021. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, February 17, 2021, and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invests only in direct U.S. government treasury obligations. In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account are now maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation.

Warrants

As of December 31, 2023, there were 10,000,000 public warrants and 5,333,333 Private Placement Warrants outstanding (not including the 1,306,385 warrants that could be issued upon conversion of the Convertible Promissory Notes). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

The warrant agreement contains an alternative issuance provision that if less than 70% of the consideration receivable by the holders of the ordinary shares in the Business Combination is payable in the form of ordinary shares in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of the Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary shares as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815-40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability at fair value upon the closing of the IPO. The warrants were allocated a portion of the proceeds from the issuance of the Units equal to their fair value determined by the Monte Carlo simulation. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. If no events occurred during the period, the warrants will not be reclassified. The fair value of the liabilities is re-measured at the end of every reporting period and the change in fair value is reported in the statements of operations as a gain or loss on derivative financial instruments.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8,000,000. The fair value of the warrants as of the IPO was $1.38 per warrant, for a total initial fair value of $7,375,280. The excess of cash received over the fair value of the Private Placement Warrants was $624,720 and was reflected in additional paid-in capital on the statements of changes in shareholders’ deficit for the three months ended March 31, 2021. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001. On February 11, 2021, the Company effected a share capitalization resulting in the Sponsor holding an additional 718,750 Class B ordinary shares for an aggregate of 7,906,250 Class B ordinary shares including up to 1,031,250 Founder Shares subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised. On February 17, 2021, J.P. Morgan partially exercised its over-allotment option, hence, 625,000 Founder Shares were no longer subject to forfeiture. At March 28, 2021, the over-allotment option expired, hence the 406,250 Class B ordinary shares were forfeited. As of December 31, 2023 and 2022, there were 7,500,000 Founder Shares issued and outstanding.

The Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares (except to certain permitted transferees and under certain circumstances) until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “lock-up”).

Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

The Sponsor and the Company’s directors and executive officers have also agreed not to transfer any of their Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the initial Business Combination.

Due to Related Party

As of December 31, 2023 and 2022, the amount due to related party was $241,366 and $125,625, respectively, which mainly consisted of the unpaid portion of the administrative service fee described below.

Convertible Promissory Notes

On February 14, 2023, the Company issued an unsecured convertible promissory note (the “Extension Note” and, together with the “1.5 Million Convertible Promissory Note” as described below, the “Convertible Promissory Notes”) to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “Extension Note”) from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors, the Sponsor has agreed to deposit into the Company’s Trust

Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve the Business Combination, and (ii) the date that $900,000 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants (the “Extension Loan Warrants”) to purchase Class A ordinary shares of the Company, par value $0.0001 per share, at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants that were issued in connection with the IPO. The terms of the Extension Loan Warrants will be identical to those of the Private Placement Warrants. The Extension Loan will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined under the Extension Note).

The Extension Note was valued using the fair value method, with the changes of fair value at each reporting period recorded in the statement of operations. As of December 31, 2023, $825,000 was drawn under the Extension Note, with an initial fair value of $373,385 at the issuance dates. The difference of $451,615, between the withdrawals of $825,000 and the fair value at the issuance dates of $373,385, was recorded in additional paid-in capital in the accompanying statement of changes in shareholders’ deficit for the year ended December 31, 2023. As of December 31, 2023, the Extension Note was presented at its fair value of $491,502, as Convertible Promissory Note on the accompanying balance sheet (see Note 9). Up to the date that the financial statements were issued, the Company had received $900,000 for the extension deposits under the Extension Note.

For the year ended December 31, 2023, the Company recorded $118,117 unrealized loss on fair value changes of the Extension Note in the accompanying statement of operations.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. A portion of the Working Capital Loans, not to exceed $1,500,000, may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

On December 13, 2022, the Company issued an unsecured convertible promissory note under the Working Capital Loans to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 from the Sponsor (the “$1.5 Million Convertible Promissory Note,” and together with the “Extension Note” as described above, the “Convertible Promissory Notes”). Such loan may, at the Sponsor’s discretion, be converted into Private Placement Warrants at a price of $1.50 per warrant as described above. The $1.5 Million Convertible Promissory Note will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the $1.5 Million Convertible Promissory Note may be accelerated upon the occurrence of an Event of Default (as defined under the $1.5 Million Convertible Promissory Note). As of December 31, 2023 and 2022, $1,134,578 and $0 were outstanding under the $1.5 Million Convertible Promissory Note. Up to the date that the financial statements were issued, the Company received a total of $1,431,995 for working capital purposes under the $1.5 Million Convertible Promissory Note.

The $1.5 Million Convertible Promissory Note was valued using the fair value method, with the changes of fair value at each reporting period recorded in statement of operations. As of December 31, 2023, $1,134,578 was drawn down under such loan, with an initial fair value of $542,729 at the issuance dates. The difference of $591,849, between the withdrawal of $1,134,578 and the fair value at the issuance dates of $542,729, was recorded in additional paid-in capital in the accompanying statement of changes in shareholders’ deficit. As of December 31, 2023, the $1.5 Million Convertible Promissory Note was presented at its fair value of $675,934 as a Working Capital Loan on the Company’s accompanying balance sheets. As of December 31, 2022, the Company had no borrowings under the $1.5 Million Convertible Promissory Note (see Note 9).

For the year ended December 31, 2023, the Company recorded $133,205 unrealized loss on fair value changes of the $1.5 Million Convertible Promissory Note in the accompanying statement of operations.

Administrative Service Fee

The Company has agreed, commencing on the date the securities of the Company were first listed on the NYSE, to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. For each of the years ended December 31, 2023 and 2022, respectively, the Company incurred $120,000 in expenses in connection with such services and paid in aggregate of $5,065 of these fees during the year ended December 31, 2023. All such expenses were recorded in the accompanying statements of operations. As of December 31, 2023 and 2022, respectively, administrative service fees of $240,935 and $125,625 were unpaid and are included in due to related party on the accompanying balance sheets. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

NOTE 6. NOTE RECEIVABLE

On October 27, 2023, the Company and Crown entered into a promissory note (“Promissory Note”) whereby the Company agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing. Crown has agreed to repay the $750,000 to the Company within ten (10) business days of the Company providing Crown with written notice of demand after the Closing. In the event the Business Combination Agreement is terminated or the Business Combination does not close by February 17, 2024 (which was subsequently extended to June 17, 2024, and then to June 28, 2024), Crown has agreed to transfer, or cause to be transferred to the Company within ten (10) business days of the termination, (A) $1,750,000 in cash; or (B) solely at the discretion and election of the Company, $1,000,000 in cash and a number of shares of Crown’s common equity equal to 1.5% of the outstanding common equity (on a fully diluted basis) as of the date of the termination. This agreement was entered into concurrently with the October 2023 Subscription Agreement (as defined and discussed further in Note 8). On October 30, 2023, the Company advanced $750,000 to Crown.

The Company analyzed the October 2023 Subscription Agreement under ASC 320 “Investments—Debt Securities” and concluded that, bifurcation of a single derivative that comprises all of the fair value of the Termination feature (i.e., derivative instrument) is necessary under ASC 815-15-25. As a result, the Company recorded a held to maturity asset in the amount of $750,000 which is representative of the amortized cost of the Note Receivable and recorded a corresponding Derivative Asset—Note Receivable in the amount of $2,667,828. During the subsequent measurement period, the Company recorded an increase in expense in the amount of $21,536 associated with changes in the fair value of the Derivative Asset—Note Receivable as of December 31, 2023. Further, the Note Receivable was issued at a discount of $750,000, which was fully accreted to the Note Receivable balance immediately as it occurred.

To value the Derivative Asset—Note Receivable upon issuance, the Company used a probability weighted expected return model (“PWER model”) that values the October 2023 Subscription Agreement based on future projections of the various potential outcomes. The embedded options were valued using a Black Scholes model. The derivative value was determined on a with and without basis. The key inputs for PWER model include 1)

volatility of 35.5%; 2) risk- free rate of 5.6%; 3) restricted terms of 0.31 year; 4) likelihood of completing a business combination of 60%.

NOTE 7. CAPITAL CONTRIBUTION NOTE

On March 9, 2023, the Company entered into a subscription agreement (the “March 2023 Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which the Sponsor sought to raise $1,200,000 to fund the extension and to provide working capital to the Company. The Sponsor committed to fund $900,000 of this amount through the Extension Note described in Note 5 above and Polar agreed to provide the remaining $300,000 (the “Capital Contribution Note”). The Company will request funds from the Sponsor for working capital purposes (“Drawdown Request”). Upon at least five (5) calendar days’ prior written notice, the Sponsor may require a drawdown from Polar against the capital commitment in order to meet 25% of the Sponsor’s commitment to the Company under a Drawdown Request (“Capital Call”). In consideration of the Capital Call(s) made hereunder, the Company will issue 300,000 Class A ordinary shares to Polar at the Closing. Any amounts funded by the Sponsor to the Company under a Drawdown Request shall not accrue interest and shall be promptly repaid by the Company to the Sponsor upon the Closing. Following receipt of such sums from the Company, and in any event within five (5) business days of the Closing, the Sponsor or the Company shall pay Polar an amount equal to Capital Calls funded under the March 2023 Subscription Agreement (the “Business Combination Payment”). The Company and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing to receive such Business Combination Payment in cash or Class A ordinary shares at a rate of one Class A ordinary share for each $10.00 of the Capital Calls funded under the March 2023 Subscription Agreement. If the Company liquidates without consummating a Business Combination, any amounts remaining in the Sponsor or the Company’s cash accounts after paying any outstanding third party invoices (excluding any due to the Sponsor), not including the Company’s Trust Account, will be paid to Polar within five (5) days of the liquidation.

The Company treated the Capital Contribution Note as a debt instrument and measured it with fair value method, and records changes of fair value at each reporting period in the statement of operations. The fair value of the Capital Contribution Note will include both the fair value of the 300,000 shares in consideration for the Capital Calls and the principal as of each reporting date. As of December 31, 2023, the entire $300,000 funding was received under the Capital Contribution Note. The initial fair value of the Capital Contribution Note was $1,359,720. The difference of $1,059,720, between the $300,000 principal and the initial fair value of $1,359,720, was recorded as expenses in the accompanying statement of operations for the period ended December 31, 2023. As of December 31, 2023, the Capital Contribution Note was presented at its fair value of $2,200,291 on the accompanying balance sheets (see Note 8).

For the year ended December 31, 2023, the Company recorded $840,571 unrealized loss on fair value changes of the Capital Contribution Note in the accompanying statement of operations.

NOTE 8. SUBSCRIPTION AGREEMENT— POLAR

On October 25, 2023, the Company, the Sponsor and Polar entered into an additional (see Note 7) subscription agreement (the “October 2023 Subscription Agreement”), pursuant to which Polar agreed to fund a capital contribution of $750,000 (the “SPAC Loan”), without interest, to the Company and in consideration thereof, the Company agreed to issue or cause Pubco to issue 750,000 Class A ordinary shares (the “Subscription Shares”) to Polar at the Closing. The Sponsor and the Company, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing. In the event that: (i) the Business Combination Agreement is terminated or (ii) the Business Combination does not close by February 17, 2024 (or such other date as the parties to the Business Combination Agreement shall agree) (the “Termination”), the Sponsor and the Company, jointly and severally, agreed to transfer, or cause to be transferred to Polar within ten business days of the Termination, (A) $1,750,000 in cash; or (B) solely at the discretion and election of Polar, $1,000,000 in cash and, a number of shares of Crown’s common equity equal to 1.5% of its outstanding common equity (on a fully diluted basis) as of the date of Termination (either (A) or (B) above, the “Catcha Termination Payment”). If a Catcha Termination Payment is not made within ten business days of the Termination, the Sponsor and the Company agreed to transfer, or cause to be transferred, warrants that entitle Polar to purchase a number of shares of Crown’ common equity equal to 0.30 percent per annum of the outstanding Crown common equity (on a fully-diluted basis) at exercise, for a price per share of $0.01 (the “Crown Warrants”), accruing monthly (for each month from the date of the Termination until the time that Polar receives the full amount of the Catcha Termination Payment, so that for each such month, a Crown Warrant shall be issued to Polar for a number of shares equal to the total number of shares of outstanding common equity of Crown on a fully diluted basis multiplied by 0.00025). The Crown Warrants are exercisable pursuant to terms set forth in the October 2023 Subscription Agreement.

The Company analyzed the October 2023 Subscription Agreement under ASC 480 “Distinguishing Liabilities from Equity” and ASC 815, Derivatives and Hedging, and concluded that, (i) the Subscription Shares issuable under the October 2023 Subscription Agreement are not required to be accounted for as a liability under ASC 480 or ASC 815, (ii) bifurcation of a single derivative that comprises all of the fair value of the Subscription Share feature(s) (i.e., derivative instrument) is not necessary under ASC 815-15-25, and (iii) bifurcation of a single derivative that comprises all of the fair value of the Termination feature (i.e., derivative instrument) is necessary under ASC 815-15-25. As a result, the Company analyzed the October 2023 Subscription Agreement under ASC 470 “Debt” and concluded that, the Subscription Shares are representative of an equity classified freestanding financial instrument issued in a bundled transaction with a SPAC Loan which is representative of liability classified freestanding financial instrument which contains a derivative instrument which is required to be bifurcated and classified and accounted for as a derivative liability measured at fair value, on a recurring basis, with changes in fair value recorded within the accompanying statements of operations (hereinafter, the “Derivative Liability—Note Payable”). As a result, the Company recorded the October 2023 Subscription Agreement using the with-and-without method of accounting combined with the relative fair value method of accounting when allocating the proceeds received under the October 2023 Subscription Agreement, as required under ASC 470. On October 25, 2023, the date of issuance, the fair value of the Subscription Shares was $4,917,967, the fair value of the Derivative Liability—Note Payable was $2,667,828, and the fair value of the Derivative Asset—Note Receivable (see Note 6) was $2,667,828. As of December 31, 2023, the Company received $750,000 under the October 2023 Subscription Agreement. As of December 31, 2023, the fair value of the Derivative Liability—Note Payable was $2,689,364; therefore, the Company recorded an increase in expense in the amount of $21,536 associated with changes in the fair value of the Derivative Liability—Note Payable as of December 31, 2023. Further, the Note Payable was issued at a discount of $750,000, which was fully accreted to the Note Payable balance immediately as it occurred.

To value the Derivative Liability—Note Payable at issuance date the Company used a probability weighted expected return model (“PWER model”) that values the October 2023 Subscription Agreement based on future projections of the various potential outcomes. The embedded options were valued using a Black Scholes model. The derivative value was determined on a with and without basis. The key inputs for PWER model include 1) volatility of 35.5%; 2) risk— free rate of 5.6%; 3) restricted terms of 0.31 year; 4) likelihood of completing a business combination of 60%.

NOTE 9. FAIR VALUE MEASUREMENTS

The following tables presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Derivative Asset—Note Receivable	$2,689,364		$—	$2,689,364
Liabilities:
Warrant Liability-Public Warrants	400,000	$—	400,000	—
Warrant Liability-Private Placement Warrants	221,969	—	221,969	—
Working Capital Loans	675,934	—	—	675,934
Promissory Note-Related Party	491,502	—	—	491,502
Capital Contribution Note	2,200,291	—	—	2,200,291
Derivative Liability—Note Payable	2,689,364	—	—	2,689,364

Total	$6,679,060	$—	$621,969	$6,057,091

	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Cash and investments held in Trust Account—Trading Securities	$304,086,289	$304,086,289	$—	$—

	$304,086,289	$304,086,289	$—	$—

Liabilities
Warrant Liability—Public Warrants	$42,000	$42,000	$—	$—
Warrant Liability—Private Placement Warrants	26,660	—	26,660	—

	$68,660	$42,000	$26,660	$—

The warrants, Working Capital Loans, the Extension Note, the Capital Contribution Note and the October 2023 Subscription Agreement are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities, Working Capital Loans, Convertible Promissory Note, Capital Contribution Note and Derivative Liability—Note Payable, respectively, in the accompanying balance sheets. The warrant liabilities, Working Capital Loans, Convertible Promissory Note, Capital Contribution Note and Derivative Liability—Note Payable are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statements of operations. The excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying statements of shareholders’ equity. The excess of fair value over proceeds at issuance was recorded as expenses in the accompanying statement of operations.

Warrant Liability

The Company’s public and private warrant liabilities were valued using a Monte Carlo simulation at issuance date utilizing management judgment and pricing inputs from the quoted underlying ordinary shares. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the public and private warrant liabilities was initially classified as Level 3.

On November 4, 2022, the New York Stock Exchange (the “NYSE”) notified the Company, and publicly announced, that the NYSE determined to commence proceedings to delist the Company’s warrants, each whole warrant exercisable for one Class A ordinary share and listed to trade on the NYSE under the symbol “CHAA WS”, from the NYSE and that trading in the warrants would be suspended immediately, due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. The public warrants began to trade over-the counter (OTC) since then.

On March 23, 2023, the Company received approval to transfer the listing of Class A ordinary shares from the NYSE to the NYSE American and on March 28, 2023, the Class A ordinary shares began trading on the NYSE American under the symbol “CHAA”. In connection with the transfer, effective March 28, 2023, any remaining units were mandatorily separated into their component parts and the units are no longer traded on the NYSE.

The fair value of the public warrant liability was classified as Level 1 as of December 31, 2022 due to it publicly trading on NYSE. As of December 31, 2023, the fair value of the public warrant liability was re-classified as Level 2 due to the insufficient trading volume.

As of December 31, 2023 and 2022, the Private Placement Warrants were valued using a Monte Carlo model using the quoted underlying public warrants. Due to the observable inputs in the fair value estimation of the Private Placement Warrants, these inputs were classified as Level 2 as of December 31, 2023 and 2022.

The key inputs used in the Monte Carlo simulation for the Private Placement Warrants as of December 31, 2023 and 2022 were as follows:

Input	December 31, 2023	December 31, 2022
Public Warrant Price	0.040	0.004
Risk-free interest rate	5.17%	4.74%
Expected term (years)	5.13	5.31
Expected volatility	1.4%	5.4%
Stock price	$11.13	$10.09
Exercise price	$11.50	$11.50
Likelihood of Completing a Business Combination	60%	50%

Convertible Promissory Notes (Extension Note and Working Capital Loan)

Valuation of the Convertible Promissory Notes (which includes the $1.5 Million Convertible Promissory Note and the Extension Note) was determined using a discounted cash flow analysis based on the estimated timing of the initial business combination and classified as a Level 3 valuation. The key inputs or weighted average inputs, as applicable, for discounted cash flow analysis at initial draw dates and December 31, 2023 were as follows:

Input	December 31, 2023	Initial Draw Dates (February 22, 2023 - December 28, 2023)
Risk-free interest rate for warrant	3.84%	3.54-4.89%
Risk-free interest rate for debt	5.54%	4.82-5.60%
Term of Debt Conversion (years)	0.13	0.32-0.14
Term of Warrant Conversion (years)	5.00	5.00-5.80
Expected volatility	1.4%	0.1-4.1%
Iterated/Market Stock price	$11.13	$10.20-11.13
Exercise price of Warrants	$11.5	$11.5
Strike Price of Debt Conversion	$1.5	$1.5
Likelihood of Completing a Business Combination	60%	40-100%

Activity for the year ended December 31, 2023 for the Convertible Promissory Notes (which include the $1.5 Million Convertible Promissory Note and the Extension Note) was as follows:

	Extension Note	Working Capital Loan
Cash Proceeds from Convertible Promissory Notes	$825,000	$1,134,578
Excess of proceeds over fair value at issuance	(451,615)	(591,849)
Change in fair value	118,117	133,205

Fair value as of December 31, 2023	$491,502	$675,934

Capital Contribution Note

Valuation of the Capital Contribution Note was determined using a Probability Weighted Expected Return Method (“PWERM”) and classified as a Level 3 valuation. The PWERM is a multistep process in which value is estimated based on the probability -weighted present value of various future outcomes. The key inputs or weighted average inputs, as applicable, for PWERM at December 31, 2023 and the initial draw dates of March 24, 2023 and May 24, 2023 were as follows:

Input	December 31, 2023	Initial Draws
Risk-free interest rate	5.50%	4.6-4.84%
Estimated Term (years)	0.13	0.72-1.34
Expected volatility	1.4%	2.6-3.4%
Iterated/Market Stock price	$11.13	$10.23-10.33
Likelihood of Completing a Business Combination	60%	40%
Consideration for the Capital Call(s)- in shares	300,000	300,000

Activity for the period ended December 31, 2023 for the Capital Contribution Note was as follows:

Polar
Cash Proceeds from Capital Contribution Note	$300,000
Excess of fair value over proceeds at issuance	1,059,720
Change in fair value	840,571

Fair value of the Capital Contribution Note as of December 31, 2023	$2,200,291

Derivative Liability—Note Payable

Valuation of the Derivative Liability—Note Payable was determined using a Black -Scholes model with the remaining term, associated risk -free rate, share price, comparable guideline company volatility and no expected dividends. The key inputs for Black -Scholes model at the initial draw date of October 25, 2023 and December 31, 2023 were as follows:

Input	December 31, 2023	October 25, 2023
Risk-free interest rate	5.50%	5.6%
Estimated Term (years)	0.13	0.31
Expected volatility	38.1%	35.5%
Iterated/Market Stock price	$11.13	$10.95
Fair Value of 1.5% Shares of Crown	6,606,000	6,606,000
Exercise Price	$750,000	$750,000

The fair value of 1.5% Shares of Crown is based on a $600 million equity value of a 100% interest in Crown. The Company adjusted this value based on a discount of 26.6% for lack of marketability.

Activity for the period ended December 31, 2023 for the Derivative Liability—Note Payable was as follows:

Polar
Fair value of Derivative Liability—Note Payable at initial withdrawal day, October 25, 2023	$2,667,828
Change in fair value	21,536

Fair value of the Derivative Liability—Note Payable as of December 31, 2023	$2,689,364

NOTE 10. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, the Class A ordinary shares that will be issued to Polar at Closing, the Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans and the Extension Note (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and the Extension Note) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter of the IPO is entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $10,500,000, held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. The deferred underwriting fee was included as a liability on the balance sheet as of December 31, 2022.

On August 10, 2023, J.P. Morgan waived its entitlement to the payment of $10,500,000 deferred underwriting fee in connection with its role as underwriter in the Company’s IPO. Furthermore, J.P. Morgan had no role in connection with the Business Combination. As a result, the Company recognized $482,662 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs previously expensed and $10,017,338 was recorded to accumulated deficit in relation to the waiver of the deferred underwriting fees in the accompanying financial statements.

Advisory Agreements

On March 14, 2023, the Company entered into an agreement with Chardan Capital Markets, LLC (“Chardan”) for Chardan to act as exclusive capital markets technical advisor with respect to an event of a stock exchange demand for action by the Company at a time other than the initial closing of a business combination involving the Company and a target or targets. The agreement calls for Chardan to receive a fee of $175,000 at the signing of the agreement, a fee of $175,000 no later than 10 calendar days after Chardan informs the Company of the documented completion of the technical advisory activities and a deferred fee of $275,000 at the earlier of (i) the closing of a Business Combination from the closing flow-of-funds or (ii) upon the liquidation of the Trust Account if the Company has not consummated a Business Combination. For the period ended December 31, 2023, the Company recorded $625,000 of such advisory service fee in the accompanying statement of operations. As of December 31, 2023, the Company had paid $350,000 to Chardan and the total unpaid amounts to Chardan was $275,000, which was included in accounts payable and accrued expenses on the Company’s accompanying balance sheet.

On March 26, 2023, the Company entered an agreement with Alumia SARL (“Alumia”) to act as a non-exclusive transactional and strategic capital markets advisor to the Company assisting with introductions and with respect to the Company’s potential Business Combination. The agreement calls for Alumia to receive simultaneously with the Closing of the Business Combination (a) a fee in the amount of $2,500,000 and (b) a fee of 4% multiplied by the dollar amount of any equity financing transactions which may be entered into by third party investors identified and introduced by Alumia prior to the Closing, regardless of whether the counterparty in the Business Combination was a subject target, payable upon the Closing. Alumia is currently not involved in the Company’s Business Combination transaction with Crown, and no fee is currently payable under this agreement.

On May 18, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), to act as its (i) capital markets advisor in connection with the Business Combination with Crown and (ii) placement agent in connection with a private placement of equity, equity-linked, convertible and/or debt securities (the “Securities”) or other capital or debt raising transaction (the “Offering”) in connection with the Business Combination. The Company shall pay CCM (i) an advisor fee in connection with the Business Combination in an amount equal to the sum of (I) $2,000,000 paid in full in U.S. dollars simultaneously with the Closing of the Business Combination and (II) 50,000 shares of common stock or equivalent equity (the “Shares”) of the publicly listed post-business combination company (collectively, the “Advisor Fee”) and (ii) a transaction fee in connection with the Offering of an amount equal to 7.0% of the sum of (A) the gross proceeds raised from investors and received by the Company or Crown simultaneously with or before the closing of the Offering plus (B) proceeds released from the Trust Account with respect to any shareholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem the Company’s Class A ordinary shares, in each instance to the extent such investor or shareholder under (A) and (B) above was identified to the Company by CCM, which shall be payable in U.S. dollars by the Company and due to CCM simultaneously with the closing of the Offering. The Shares shall be fully duly authorized, validly issued, paid and non-assessable and shall be registered for resale under the Act, or otherwise freely tradeable, as of the Closing of the Business Combination and will be delivered in book entry form in the name of and delivered to CCM (or its designee) at the Closing of the Business Combination. As of December 31, 2023, no fees are currently payable under the aforementioned arrangement.

NOTE 11. SHAREHOLDERS’ DEFICIT

Preference shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no preference shares issued or outstanding (see Note 12).

Class A ordinary shares

The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2023 and 2022, there were no Class A ordinary shares issued and outstanding, excluding 2,214,859 and 30,000,000 Class A ordinary shares, respectively, subject to possible redemption. The Class A ordinary shares that will be issued to Polar at the Closing, including 300,000 shares in consideration of Capital Calls as described in Note 7 and 30,000 shares (if Polar elects to receive shares at a rate of one Class A ordinary share for each $10.00 at the Closing) in consideration of the $300,000 withdrawal of the Capital Contribution Note as of December 31, 2023, were not shown as outstanding as of December 31, 2023 or 2022.

Class B ordinary shares

The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 per share. At December 31, 2023 and 2022, there were 7,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s third amended and restated memorandum and articles of association, or as required by applicable provisions of the Cayman Islands Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to such issuance or deemed issuance at the time thereof. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described below or within these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination Agreement Amendments

On January 31, 2024, the Business Combination Agreement was amended to (i) remove the closing condition in Section 9.2(f) of the Business Combination Agreement which would have required the Company to have satisfied the minimum cash condition of at least US$20,000,000 and (ii) allow for listing of the Pubco ordinary shares on either the NYSE or Nasdaq.

On February 16, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing (as defined in the Business Combination Agreement) have not been satisfied or waived from February 17, 2024 to May 17, 2024 (and subsequently extended as described below). In addition, the Company agreed to waive its right under its amended and restated memorandum and articles of association to withdraw up to $100,000 of the interest earned on the funds held in the Trust Account to pay dissolution expenses in the event of the liquidation of the Trust Account.

On February 14, 2024, the SEC declared the registration statement on Form F-4 with respect to the Business Combination effective.

On May 21, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing have not been satisfied or waived from May 17, 2024 to June 17, 2024. Also, the parties have agreed that the Business Combination Agreement may be terminated by Crown in the event that prior to June 17, 2024, the parties do not receive notice from Nasdaq, NYSE American, or another national securities exchange acceptable to Crown, that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination. The non-solicitation provisions of the Business Combination Agreement were amended to expire on May 31, 2024, unless Crown has received notice that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination on Nasdaq, NYSE American or another national securities exchange acceptable to Crown.

On June 11, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing have not been satisfied or waived from June 17, 2024 to June 28, 2024. Also, the parties have agreed that the Business Combination Agreement may be terminated by Crown in the event that prior to June 28, 2024, the parties do not receive notice from Nasdaq, NYSE American, or another national securities exchange acceptable to Crown, that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination.

On June 12, 2024, Catcha held its Fourth Extraordinary General Meeting of shareholders pursuant to which the shareholders of record as of January 16, 2024 approved Catcha’s previously proposed Business Combination with Crown. In connection with the votes taken at this Extraordinary General Meeting, Catcha has received elections from certain holders of Catcha Class A ordinary shares to exercise their right to redeem their shares for cash. As of the date of these financial statements, such elections are still within the time frame when such requests can be rescinded; thus the final redemption payout has not yet been determined.

Business Combination—Other Agreements

April 2024 Notes

On April 30, 2024, Pubco entered into subscription agreements with certain investors with respect to convertible promissory notes issuable upon closing of the Business Combination (the “April 2024 Notes”) with an aggregate original principal amount of $1.05 million for an aggregate purchase price of $1.0 million, reflecting a 5% original issue discount.

The April 2024 Notes bear interest at an annual rate of 10% and mature on the first anniversary of the issuance of the applicable note (the date of such issuance, the “Issuance Date”). Interest on the April 2024 Notes is payable in cash or in-kind through the issuance of additional April 2024 Notes, at the option of Pubco.

The April 2024 Notes are convertible into Pubco ordinary shares at the option of the holder. The number of ordinary shares issuable upon conversion of the April 2024 Notes is determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). “Conversion Amount” means the sum of (A) the portion of the principal of a note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to such principal of the applicable note, and (C) any other unpaid amounts, if any. “Conversion Price” means $10.00 initially at the date of issuance of the April 2024 Notes. The Conversion Price will reset to 95% of the lowest closing volume weighted average price observed over the 5 trading days immediately preceding the 180th calendar day following the Issuance Date, subject to a minimum price of $2.50 (the “Minimum Price”).

Pubco has the option to redeem the April 2024 Notes in full at any time after the Issuance Date and prior to maturity thereof upon 10 Trading Days’ (as defined in the April 2024 Notes) notice for cash at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

PIPE

On May 6, 2024, Pubco and the Company entered into a subscription agreement (the “PIPE Subscription Agreement”) for a private placement (the “PIPE”) with certain accredited investor (the “Purchaser”). Pursuant to the PIPE Subscription Agreement, the Purchaser has agreed to purchase an aggregate of 176,470 Pubco Ordinary Shares, at a price per share of $8.50, representing aggregate gross proceeds of $1.5 million.

On May 14, 2024, Pubco and the Company entered into additional subscription agreements (together with the PIPE Subscription Agreement above, the “PIPE Subscription Agreements”) for a private placements with certain accredited investor who are existing shareholders of Crown (the “Existing Shareholder Purchasers”). Pursuant to the PIPE Subscription Agreement, the Existing Shareholder Purchasers have agreed to purchase an aggregate of 26,393 Pubco Ordinary Shares (together with the Pubco Ordinary Shares to be purchased by the Purchaser, the “PIPE Shares”), at a price per share of $10.00, representing aggregate gross proceeds of $263.9 thousand.

Securities Lending Agreement

On May 22, 2024, Pubco entered into a securities lending agreement (the “Securities Lending Agreement”) with Millennia Capital Partners Limited (the “Lender”) pursuant to which the Lender agreed to loan Pubco up to $4.0 million (the “Loan”) at fifty-five (55%) Loan to Value of the current market value of 730,000 shares of Crown pledged to the Lender (“Transferred Collateral”). “Loan to Value” means the ratio of the Loan to the value of the Transferred Collateral, calculated by dividing the amount borrowed by the fair market value of the Transferred Collateral. The Loan matures thirty-six (36) months after the Closing Date (as defined in the Securities Lending Agreement) and bears interest at an annual rate of 6.0% to be paid quarterly.

Securities Purchase Agreement

On June 4, 2024, Pubco entered into a a definitive securities purchase agreement (the “Securities Purchase Agreement”; together with the April 2024 Notes, the PIPE and the Securities Lending Agreement, the “Financing Agreements”) with Helena Special Opportunities LLC (the “Investor”), an affiliate of Helena Partners Inc., a Cayman-Islands based advisor and investor, providing for up to approximately USD$20.7 million in funding through a private placement for the issuance of convertible notes (the “SPA Notes”).

Redemptions and Extensions

On February 16, 2024, the Company held an extraordinary general meeting of shareholders (the “Second Extraordinary General Meeting”), at which the Company’s shareholders approved i) to extend the date by which the Company has to consummate the Business Combination from February 17, 2024 up to three times by one month each to March 17, 2024, April 17, 2024, or May 17, 2024, subject to that the Sponsor, or one or more of its affiliates, members or third-party designees (the “Lender”), will deposit into the Trust Account for each month $0.03 for each then-outstanding ordinary share issued in the Company’s initial public offering that is not redeemed, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Lender and (ii) an amendment to the Company’s IMTA to extend the date by which the Company has to consummate the Business Combination up to three times for one month each from February 17, 2024 to March 17, 2024, April 17, 2024 or May 17, 2024 (the “IMTA Amendment No.2”). On February 16, 2024, Catcha and Continental entered into the IMTA Amendment No.2.

In connection with the votes taken at the Second Extraordinary General Meeting of shareholders, holders of an additional 641,303 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.29 per share, for an aggregate redemption amount of $7,241,004. The funds were redeemed from the Trust Account on February 22, 2024.

In January 2024, using the proceeds received under the Extension Note, the Company deposited another $75,000 into the Trust Account, to extend the date that the Company has to consummate the Business Combination to February 17, 2024.

On each of February 22, 2024, March 21, 2024 and April 19, 2024, using the proceeds received under the 2024 Extension Note No. 1, the Company deposited $47,207 into the Trust Account to extend the date by which the Company has to consummate the Business Combination to May 17, 2024.

On May 15, 2024, the Company held another extraordinary general meeting of shareholders (the “Third Extraordinary General Meeting”), at which the Company’s shareholders approved to extend the date by which the Company has to consummate the Business Combination from May 17, 2024 up to three times by one month each to June 17, 2024, July 17, 2024, or August 17, 2024, subject to that the Lender will deposit into the Trust Account for each month $0.03 for each then-outstanding ordinary share issued in the Company’s initial public offering that is not redeemed, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Lender.

In connection with the votes taken at the Third Extraordinary General Meeting of shareholders, holders of an additional 208,674 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $11.52 per share, for an aggregate redemption amount of $2,403,928. The funds were redeemed from the Trust Account on May 20, 2024. As a result, 1,364,882 Class A ordinary shares subject to possible redemption, amounting to approximately $15.7 million are still outstanding after the redemption.

On May 24, 2024, using the proceeds received under the 2024 Extension Note No. 2, the Company deposited $40,946 into the Trust Account to extend the date by which the Company has to consummate the Business Combination to June 17, 2024.

On May 10, 2024, the Company determined to postpone its extraordinary general meeting of shareholders relating to shareholder approval of the Company’s entry into a Business Combination Agreement and a related Merger and Plan of Merger (the “Business Combination Meeting”), from the previously scheduled date of May 15, 2024 to June 12, 2024.

Additional Financing

On March 27, 2024, the Company issued an unsecured convertible promissory note (the “2024 Extension Note No. 1”), dated as of February 17, 2024, to the Sponsor, pursuant to which the Company may borrow up to $141,620 (the “2024 Extension Loan No. 1”) from the Sponsor, consisting of the aggregate amount of the potential extensions of the Business Combination through May 17, 2024. Pursuant to the 2024 Extension Note No. 1, the Sponsor has agreed to deposit into the Company’s trust account established in connection with its initial public offering cash in the amount of $47,206.68 per monthly Extension (or a pro rata portion thereof if less than a month), and the Company has agreed that the amount of each such deposit shall constitute a loan, until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that $141,620.04 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares of the Company at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the warrants issued to the Sponsor in the private placement that closed on February 17, 2021 in connection with the initial public offering. The terms of the warrants will be identical to those of the private placement warrants. The 2024 Extension Loan No. 1 will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the 2024 Extension Loan No. 1 may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Extension Note No. 1).

On March 29, 2024, the Company issued an unsecured convertible promissory note (the “2024 Convertible Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to $500,000 from the Sponsor. Such loan may, at the Sponsor’s discretion, be converted into warrants to purchase Class A ordinary shares at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants. The terms of the warrants will be identical to those of the private placement warrants. The loan will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of the consummation of an initial business combination and the liquidation of the Company. The maturity date of the loan may be accelerated upon the occurrence of an Event of Default (as defined under the 2024 Convertible Promissory Note).

On May 15, 2024, the Company issued a promissory note in the principal amount of up to $122,839 (the “2024 Extension Note No. 2”) to the Sponsor. The Note does not bear interest and matures upon closing of the Business Combination. If the Company completes the proposed Business Combination, it will repay the amounts loaned under the promissory notes or convert a portion or all of the amounts loaned under such promissory notes into warrants at a price of $1.50 per warrant, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the Company’s initial public offering. If the Company does not complete the proposed Business Combination by the final applicable Extended Termination Date, such promissory notes will be repaid only from funds held outside of the Trust Account.

NYSE Notice

On February 20, 2024, the Company received a letter from the NYSE American LLC (“NYSE American” or the “Exchange”) stating that the staff of NYSE Regulation has determined to commence proceedings to delist Catcha’s Class A ordinary shares pursuant to Sections 119(b) and 119(f) of the NYSE American Company Guide because the Company failed to consummate a Business Combination within 36 months of the effectiveness of its Initial Public Offering registration statement, or such shorter period that the Company specified in its registration statement.

On February 23, 2024, the Company submitted a written request to NYSE asking for the review of the delisting determination by a Committee of the Board of Directors of the Exchange. Up to the date the financial statements were issued, the Company’s Class A ordinary shares have not been suspended and will continue to trade.

On April 17, 2024, the Company received a written notice from NYSE American indicating that the Company was not in compliance with NYSE American’s continued listing standards because the Company did not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”), which was due on April 16, 2024.

In accordance with Section 1007 of the NYSE American Company Guide, the Company will have six months from April 16, 2024 (the “Initial Cure Period”), to file the Form 10-K with the SEC. If the Company fails to file the Form 10-K during the Initial Cure Period, NYSE American may, in its sole discretion, provide an additional six-month cure period (the “Additional Cure Period”). The Company can regain compliance with the Exchange’s continued listing standards at any time during the Initial Cure Period or Additional Cure Period, as applicable, by filing the Form 10-K and any subsequent delayed filings with the SEC.

The Company had an NYSE appeal hearing scheduled for July 17, 2024.

Class B Ordinary Shares Conversion

On May 13, 2024, the Sponsor delivered notice of conversion of an aggregate of 7,350,350 Class B Ordinary Shares of the Company, into an equal number of Class A Ordinary Shares of the Company (the “Conversion”). The 7,350,350 Class B Shares, representing approximately 81% of the total issued and outstanding Class A

Shares after the Conversion, issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Shares before the Conversion, including, among others, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as further described in the Company’s definitive merger proxy statement/prospectus on Schedule 14A filed with the Securities and Exchange Commission on February 15, 2024 (“Definitive Merger Proxy Statement”). Up to the date of the financial statements were issued, the outstanding Class A ordinary shares and Class B ordinary shares are 8,715,232 and 149,650, respectively. The Company evaluated the effect of the Conversion and concluded that the Conversion has no impact to the Company’s shareholders’ deficit.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors Crown LNG Holding AS

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Crown LNG Holding AS and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG AS

We have served as the Company’s auditor since 2023.

Oslo, Norway

July 15, 2024

Consolidated financial statements of Crown LNG Holding AS as of December 31, 2023 and 2022 and for each of the years in the three year period ended December 31, 2023

Consolidated statements of comprehensive loss

		Year Ended December 31,
(in thousands of U.S. dollars, except per share amounts)	Notes	2023		2022	2021
Revenue	44		$—	$—	$—

Total revenue			—	—	—

Employee benefit expenses	4.1		(1,780)	(1,276)	(1,505)
Other operating expenses	4.2		(9,806)	(6,267)	(4,827)
Depreciation and impairment	4.3		—	(144)	(39)

Total operating expenses			(11,586)	(7,687)	(6,370)

Operating loss			(11,586)	(7,687)	(6,370)

Finance income	4.4		8,163	299	2,622
Finance expenses	4.4		(751)	(23,484)	(2,118)

Net financial items			7,412	(23,185)	504

Loss before tax			(4,174)	(30,872)	(5,867)

Income tax benefit	4.5		—	2,967	1,156

Loss			$(4,174)	$(27,905)	$(4,711)

Other comprehensive income:					—
Items that subsequently will not be reclassified to profit or loss:
Foreign currency translation					—

Total items that may be reclassified to profit or loss		$		$—	$—

Items that subsequently may be reclassified to profit or loss:
Foreign currency translation			(34)	2,046	(104)

Total items that may be reclassified to profit or loss			(34)	2,046	(104)

Other comprehensive income/(loss)			(34)	2,046	(104)

Total comprehensive loss			$(4,208)	$(25,859)	$(4,816)

Loss attributable to:
Equity holders of the parent company			(4,170)	(27,055)	(4,711)
Non-controlling interests			(4)	(850)	—
Total comprehensive loss attributable to:
Equity holders of the parent company			(4,203)	(25,233)	(4,816)
Non-controlling interests			(5)	(626)	—
Loss per share
Basic loss per share	8.8		(0.05)	(0.55)	(0.17)
Diluted loss per share	8.8		(0.05)	(0.55)	(0.17)

Consolidated statements of financial position

		As of December 31,
(in thousands of U.S. dollars)	Notes	2023	2022
ASSETS
Non-current assets
Non-current financial assets	8.5	$242,360	$31,249

Total non-current assets		242,360	31,249

Current assets
Other current assets	5.1	417	11
Current financial assets	8.5	4,228	—
Cash and cash equivalents	8.6	88	36

Total current assets		4,733	47

TOTAL ASSETS		$247,094	$31,296

EQUITY AND LIABILITIES
Equity
Share capital	8.7	$190	$58
Share premium		231,891	26,202
Other capital reserves		12,341	4,498
Other equity	8.7	(21,731)	(17,528)
Non-controlling interests		(88)	1,659

Total equity		222,603	14,889

Non-current liabilities
Non-current interest-bearing liabilities	8.2	1,223	1,689
Non-current lease liabilities	7.1	32	44
Deferred tax liabilities	4.5	—	—
Provisions	5.3	4,758	8,365

Total non-current liabilities		6,013	10,098

Current liabilities
Current interest-bearing liabilities	8.2	2,166	—
Current lease liabilities	7.1	13	12
Trade payables	5.2	5,038	1,856
Provisions	5.3	10,511	4,440
Other current liabilities	8.9	750	—

Total current liabilities		18,479	6,309

Total liabilities		24,491	16,407

TOTAL EQUITY AND LIABILITIES		$247,094	$31,296

Consolidated statements of changes in equity

					Other equity
(in thousands of U.S. dollars)	Share capital	Share premium	Treasury shares	Other capital reserves	Cumulative translation differences	Retained earnings / (Accumulated deficit)	Non- controlling interest	Total equity
Equity as of January 1, 2021	$37	$1,992	$(2)	$—	$—	$12,521	$—	$14,548

Loss for the period	—	—	—	—	—	(4,711)	—	(4,711)
Other comprehensive loss	—	—	—	—	(104)	—	—	(104)

Total comprehensive loss	—	—	—	—	(104)	(4,711)	—	(4,816)

Issuance of shares (note 8.7)	21	24,210	—	—	—	—	—	24,231
Sale of treasury shares	—	—	2	1,450	—	—	—	1,452
Issuance of warrants	—	—	—	265	—	—	—	265

Equity as of December 31, 2021	58	26,202	—	1,715	(104)	7,810	—	35,680

Loss for the period	—	—	—	—	—	(27,055)	(850)	(27,905)
Other comprehensive income	—	—	—		1,822	—	224	2,046

Total comprehensive loss	—	—	—	—	1,822	(27,055)	(626)	(25,859)

Conversion of convertible loans (note 8.2)	—	—	—	—	—	—	2,263	2,263
Non-registered capital increase (note 8.7)	—	—	—	34	—	—	—	34
Share-based payments (note 9.4)	—	—	—	2,750	—	—	22	2,772

Equity as of December 31, 2022	58	26,202	—	4,498	1,717	(19,245)	1,659	14,889

Loss for the period						(4,170)	(4)	(4,174)
Other comprehensive loss					(33)		(2)	(34)

Total comprehensive loss	—	—	—	—	(33)	(4,196)	(5)	(4,208)

Transactions with non-controlling interests				364			135	499
Warrant exercise (note 8.7)	8			3,449				3,457
Capital increase (note 8.7)	124	205,689					(1,890)	203,923
Non-registered capital increase (note 8.7)				3,140			10	3,150
Share-based payments (note 9.4)				890			3	894

Equity as of December 31, 2023	$190	$231,891	$—	$12,341	$1,684	$(23,415)	$(88)	$222,603

Consolidated statements of cash flows

(in thousands of U.S. dollars)

		Year Ended December 31,
	Notes	2023	2022	2021
Cash flows from operating activities
Loss before tax		$(4,147)	$(30,872)	$(5,867)
Adjustments to reconcile loss before tax to net cash flows:
Depreciation and impairment	4.3	—	144	39
Finance income	4.4	(8,163)	(299)	(2,622)
Finance expenses	4.4	751	23,484	2,118
Share-based payments	9.4	3,381	2,772	—
Working capital adjustments:
Changes in other current assets	5.1	(406)	150	(141)
Changes in trade and other payables	5.2	3,182	741	1,061
Changes in provisions	5.3	2,532	3,185	2,995
Other items
Taxes paid	4.5	—	—	—
Interest paid	9.2	(28)	(214)	(455)
Adjustment cash-settled share-based payment	5.3	—	299	41

Net cash outflows from operating activities		$(2,923)	$(611)	$(2,830)

Cash flows from investing activities
Purchase of bitcoins	4.4	—	—	(984)

Net cash flow from investing activities		$—	$—	$(984)

Cash flow from financing activities
Proceeds from issuance of shares (non-registered capital increase)	8.7	704	—
Proceeds from convertible shareholder loans		—	—	1,077
Repayment shareholder loans	8.2	—	—	(201)
Proceeds from sale of treasury shares	8.7	—	—	1,449
Proceeds from transactions with Non-controlling interest		499
Proceeds from issuance of shareholder loan	8.9	526
Repayment of borrowings	8.2	(61)		—
Proceeds from issuance of shares	8.7	123	34	1,964
Proceeds from short-term loan	8.9	1,173	—
Proceeds from conversion of warrants	8.7	26	—	265
Payment of lease liabilities	7.1	(16)	(80)	(35)

Net cash inflows/outflows from financing activities		$2,976	$(47)	$4,519

Net increase/decrease in cash and cash equivalents		53	(658)	705
Cash and cash equivalents at the beginning of the period		36	776	72

Net foreign exchange difference		(1)	(82)	(2)
Cash and cash equivalents as of December 31,		$88	$36	$775

1 - Corporate information

Crown LNG Holding AS (the “Company”) is incorporated and domiciled in Norway. The Company’s principal offices are located at Skøyen Atrium, Drammensveien 147, 0277 Oslo, Norway.

Crown LNG Holding AS and its subsidiaries (collectively the “Group”, or “Crown LNG”) invest in companies to develop, build, own and operate offshore infrastructures for the processing of Liquid Natural Gas (“LNG”). Crown LNG specializes in projects exposed to harsh weather conditions, where traditional floating solutions cannot be used. With a proven Gravity Based Solution Technology, developed in Norway for the North Sea requirements to withstand extremely high waves, Crown LNG expects to deliver concrete infrastructures in waters exposed to hurricanes, cyclones, and generally tough conditions all over the world.

Crown LNG has a project pipeline consisting of four projects. The projects are in different development stages, where the Kakinada Terminal Project in India is fully licensed and approved by government and on a fast track to final investment decision (“FID”).

On August 3, 2023, and amended October 2, 2023 and January 31, 2024, Crown LNG Holding AS entered into a definite business combination agreement (“BCA”) to go public in the United States through a merger with a special purpose acquisition company (“SPAC”), Catcha Investment Corp (“Catcha”) (NYSE American: CHAA), and certain other affiliated entities through a series of transactions. Because CHAA is already publicly traded, Crown LNG Holdings Limited (“Pubco”) will become a public company when the business combination is complete, trading on NYSE under the ticker symbol “CGBS”. Pubco was formed solely for the purposes of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The Business Combination is subject to approval by the shareholders of both Catcha Investment Corp. and Crown LNG Holding AS and other customary closing conditions. The Group plans to use the proceeds from the SPAC deal to fund ongoing anchor projects to FID.

The deadline for completing the business combination has been extended through various amendments to the BCA, and on June 11, 2024, the date on which the BCA must close was extended to June 28, 2024. The business combination was approved by shareholders of Catcha on June 17, 2024.

On July 9, 2024, Crown consummated the business combination with Catcha pursuant to the Business Combination Agreement dated August 3, 2023.

The consolidated financial statements of the Group for the years ended December 31, 2023 and 2022 were authorized for issue in accordance with a resolution of the Board of Directors on July 15, 2024.

2 - Significant accounting policies

2.1 Basis of preparation

The consolidated financial statements of the Group comprise the consolidated statements of comprehensive loss, financial position, changes in equity, cash flows and related notes. The subtotals and totals in certain tables in the notes may not equal the sum of the amounts shown in the primary financial statements due to rounding.

The consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements have been prepared on a historical cost basis, except for an option to purchase 15% of outstanding shares in East LNG PTE. LTD. (“EAST”), the future payment rights, the option to acquire 99.81% of KGLNG, the option to acquire GBTRON, the Catcha Loan, contingent consideration related to warrants exercise, and provisions for cash-settled share-based payments which are measured at fair value. Additionally, there are elements related to the settlement of a convertible shareholder loan which are measured at fair value. Refer to note 2.3 for further detail on the accounting policies applied.

Going concern

The financial statements of the Group have been prepared on the going concern basis which contemplates the continuity of normal business activities and the realization of assets and the discharge of liabilities in the normal course of business.

Crown LNG is a development stage company and we do not have nay projects in our pipeline generating revenue currently and have not recognized any revenue to date. We anticipate that our current projects will be operational at the earliest in 2027 for the Grangemouth Project and 2029 for the Kakinada Terminal Project, and to begin generating revenues around that period. The Group incurred a net loss of $4.2 million, $27.9 million, and $4.7 million for the years ended December 31, 2023, 2022, and 2021 respectively and used net cash in operating activities of $2.9 million, $611 thousand and $2.8 million for the years ended December 31, 2023, 2022 and 2021, respectively. As of December 31, 2023, the Group had $88 thousand in cash and cash equivalents and negative working capital of $13.3 million.

The Group is forecasting that it will continue to incur significant operating cash outflows to fund the Kakinada Terminal and Grangemouth Projects, as well support the Group’s growth, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative and other costs. The Group will require additional financing to support the operations of the business. The forecast and financial conditions raise substantial doubt about the Group’s ability to continue to operate as a going concern. Crown LNG’s ability to operate as a going concern is principally dependent on the (1) successful completion of the Business Combination as described in note 1, (2) the ability of the Group to secure financing or enter into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors to secure additional financing, (3) the ability of the Group to reach the designated FID dates for the projects, and (4) the ability of the Group to comply with the listing requirements of the NASDAQ.

As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt of the Crown LNG’s ability to continue as a going concern, and therefore, the Group may be unable to realize its assets and discharge its liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Management believes it will be successful in obtaining sufficient funding through the Business Combination and other required fund-raising activities as described above. For these reasons, the financial statements have been prepared on the basis that the Group is a going concern. Should sufficient funding not be secured from such sources or otherwise or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for the Group and its shareholders. In these scenarios, the Group will need to seek other options, including delaying or reducing operating and capital expenditures, the possibility of an alternative transaction or fundraising, and in the event that none of these are available, voluntary bankruptcy, liquidation, administration, or dissolution.

Presentation currency and functional currency

The consolidated financial statements are prepared in U.S. Dollars and all figures are rounded to the nearest thousand ($000), except when otherwise indicated. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group has Norwegian kroner (“NOK”) as its functional currency, and currently all its subsidiaries also have NOK as their functional currency.

For presentation purposes, items in the statements of financial position are translated from functional currency to presentation currency by using exchange rates at the reporting date. Items within total comprehensive income are translated from functional currency to presentation currency by applying monthly average exchange rates. The resulting translation differences are recognized in other comprehensive income.

2.2 Basis of consolidation

The consolidated financial statements comprise the financial statements of Crown LNG Holding AS and its subsidiaries as of December 31, 2023. The subsidiaries are consolidated when control is achieved as defined by IFRS 10 Consolidated Financial Statements. Specifically, the Group controls an investee if, and only if, the Group has:

•	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

•	Exposure, or rights, to variable returns from its involvement with the investee

•	The ability to use its power over the investee to affect its returns

Generally, there is a presumption that a majority of voting rights results in control. However, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement(s) with other vote holders of the investee

•	Rights arising from other contractual arrangements

•	The Group’s voting rights and potential voting rights

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income, and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the equity holders of the parent of the Group. All intra-group assets and liabilities, equity, income, expenses, and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

2.3 Summary of significant accounting policies

a) Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability, or

•	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization at the end of each reporting period.

Financial instruments associated with EAST and KGLNG

The Group measures the option to purchase 15 % of the outstanding shares in EAST, the future payment right, and the option to acquire 99.81% of the outstanding shares of KGLNG at fair value, as management is of the opinion that these instruments satisfy the definition of a financial asset to be measured at fair value through profit and loss. These instruments are measured as if they were one instrument due to the fact that they are related to the same underlying value. Subsequent changes in the fair value of these instruments are recognized through profit or loss.

Catcha Loan

The Group measures the Catcha Loan at fair value with subsequent changes in the fair value recognized through profit or loss. The Catcha Loan satisfies the measurement requirements to be measured at fair value as a result of the embedded derivative related to the repayment option that includes a portion to be repaid in shares.

Contingent consideration related to warrants exercise

In 2023, the Group offered to replace all outstanding warrants with new shares. In order to subscribe to the shares, the warrant holders agreed to pay an additional consideration per share contingent on the Group completing an IPO. As such, the contingent consideration related to warrants exercise is measured at fair value.

Cash-settled share-based payments

The Group has entered into consultancy service agreements involving the alternative settlement of the fee in either cash or equity, where final payment of the fee is contingent on the Group reaching FID. A cash-settled share-based payment is a present obligation for the Group to settle the liability in cash. Such transactions are accounted for in accordance with the requirements for cash-settled share-based payment transactions under IFRS 2 Share-based Payment. This implies measuring the liability at fair value, with any changes in fair value recognized in profit or loss. The fair value measurement requires taking into account any non-vesting conditions, i.e., the Group applies a probability weighted approach when determining the fair value of the liability. The cash-settled payments are recognized as provisions in the Group’s balance sheet.

Convertible Shareholder Loans

The Group has entered into loan agreements with the shareholders and related parties of the Group, in which the lenders were provided a conversion right to convert the principal amount into shares. In September 2022, the Group underwent a debt restructuring in which part of the debt was settled against shares in a subsidiary entity of the Group, a different entity from which the conversion feature in the initial loans applied. As compensation, the lenders were also offered put options and cash consideration, contingent on the Group achieving FID and IPO by June 30, 2024, respectively. The amendments to this agreement constitute a significant modification and are accounted for in accordance with IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments, which requires the extinguishment of the remaining debt and the recognition of a new liability initially measured at fair value. The fair value of the new loan is measured based on the net present value of the future cash flows, discounted using a market rate of interest adjusted for the Group’s estimated non-performance risk. The difference between the fair value of the new loan and the original loan measured at amortized cost is recorded as a gain/loss in profit or loss. The computation of gain/loss under IFRIC 19 also takes into account the fair value of the put option and cash consideration, and the fair value of the issued shares.

At each reporting date, the Group analyzes the movements in the values of assets and liabilities which are required to be remeasured or reassessed as per the Group’s accounting policies. For this analysis, the Group verifies the major inputs applied in the latest valuation by agreeing the information in the valuation models to relevant support documentation. For more information on fair value measurement, refer to note 8.5.

b) Taxes

Current income tax

Current income tax is measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss, such as items recognized in other comprehensive income or directly in equity, is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized.

c) Leases

At inception of a contract, the Group assesses whether the contract is, or contains, a lease.

Group as a lessee

At the commencement date, the Group recognizes a lease liability and corresponding right-of-use asset for all lease agreements in which it is the lessee, except for the following exemptions applied:

•	Short-term leases (defined as 12 months or less)

•	Low value assets

For these leases, the Group recognizes the lease payments as operating expenses in the consolidated statement of comprehensive income.

Measuring the lease liability

The lease liability is initially measured at the present value of the lease payments to be made over the lease term. The lease term represents the non-cancellable period of the lease, together with periods covered by an option to extend the lease when the Group is reasonably certain to exercise this option, and periods covered by an option to terminate the lease if the Group is reasonably certain not to exercise that option.

The lease payments included in the measurement comprise:

•	Fixed lease payments, less any lease incentives received

In calculating the present value of a lease payment, the Group uses its incremental borrowing rate at the lease commencement date when the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liability is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of the lease liability is remeasured to reflect any reassessment or lease modifications, or to reflect adjustments in lease payments due to an adjustment in an index or rate.

The Group presents its lease liabilities as separate line items in the consolidated statement of financial position.

Measuring the right-of-use asset

The right-of-use asset is initially measured at cost. The cost of the right-of-use asset includes the corresponding amount of the initial measurement of the lease liability, any lease payments made at or before the commencement date and initial direct costs incurred.

The right-of-use asset is subsequently measured at cost less accumulated depreciation and impairment losses, applying the same policies for impairment as for property, plant and equipment. The right-of-use asset is depreciated from the commencement date to the earlier of the lease term and the remaining useful life of the right-of-use asset. Depreciation is calculated on a straight-line basis.

d) Financial instruments – initial recognition and subsequent measurement

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. The Group’s financial instruments are grouped in the following categories:

Financial Assets

Financial assets measured at amortized cost:

The Group’s financial assets subsequently measured at amortized cost are initially recognized at fair value plus any directly attributable transaction costs.

Financial assets at amortized cost are subsequently measured using the effective interest method (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance income in the consolidated statement of comprehensive income.

Financial assets measured at amortized cost are considered for impairment by recognizing an allowance for expected credit losses (ECLs).

The Group’s financial assets at amortized cost include other current assets and cash and cash equivalents.

Financial assets measured at fair value through profit or loss:

Financial assets at fair value through profit or loss are carried on the consolidated statement of financial position at fair value with any net changes in fair value recognized in finance income (expense) in the consolidated statement of comprehensive income.

The Group’s financial assets measured at fair value through profit or loss include the contingent consideration related to warrant exercise, the 15% option in EAST, the option to acquire 99.81% of KGLNG, the future payment right, and the option to acquire GBTRON.

Financial Liabilities

Financial liabilities measured at amortized cost:

The Group’s financial liabilities subsequently measured at amortized cost are initially recognized at fair value net of directly attributable transaction costs.

After initial recognition, the financial liabilities measured at amortized cost are subsequently measured at amortized cost using the EIR method. Amortized cost is calculated by taking into account any discounts or premiums on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance expense in the consolidated statement of comprehensive income.

Financial liabilities measured at amortized cost include the Group’s interest-bearing liabilities as well as non-interest-bearing liabilities such as trade payables.

Financial liabilities measured at fair value through profit or loss:

Financial liabilities at fair value through profit or loss are carried on the consolidated statement of financial position at fair value with any net changes in fair value recognized in finance income (expense) in the consolidated statement of comprehensive income.

The Group’s only financial liability measured at fair value through profit or loss is the Catcha Loan. There is no interest rate applied to this loan and the amount to be repaid is the same as the amount initially received unless the BCA is terminated in which case Crown would be required to repay either $1.75 million in cash, or $1.0 million in cash and 1.5% of Crown’s outstanding equity.

e) Cash and short-term deposits

Cash and cash equivalents in the consolidated statement of financial position comprise cash at banks and short-term deposits with a maturity of three months or less at acquisition, which are subject to an insignificant risk of changes in value. For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. The Group has no restricted bank deposits.

f) Convertible loans

Convertible loans are separated into liability and equity components based on the terms of the contract.

On issuance of the convertible shareholder loan, the fair value of the liability component is determined using a market rate for an equivalent non-convertible instrument. The amount is classified as a financial liability measured at amortized cost (net of transaction costs) until it is extinguished on conversion or repayment.

The remainder of the proceeds are allocated to the conversion option that is recognized and included in equity. Transaction costs are deducted from equity, net of associated income tax. The carrying amount of the conversion option is not remeasured in subsequent periods.

Transaction costs are apportioned between the liability and equity components of the convertible shareholder loan, based on the allocation of proceeds to the liability and equity components when the instrument is initially recognized. In 2021 and 2022, the Group’s convertible loans are solely classified as financial liabilities (i.e., equity components are deemed to have zero residual value). The Group has no issued convertible loans outstanding as of December 31, 2023 and 2022. See note 8.2 for more information.

g) Treasury shares

Own equity instruments that are reacquired (treasury shares) are recognized at cost and deducted from equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Group’s own equity instruments. Any difference between the carrying amount and the consideration, if reissued, is recognized in share premium.

h) Loss per share

Basic earnings per share or loss per share is calculated by dividing the loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share or loss per share is calculated by dividing the loss attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

i) Provisions

Provisions are liabilities with uncertain timing or amount and are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the expenditure required to settle the present obligation at the end of the reporting period, that is, the amount that an entity would rationally pay to settle the obligation at the end of the financial year or to transfer it to a third party.

j) Research and development expenses

Research expenses are expensed as incurred. Development expenditures on an individual project are recognized as an intangible asset when the Group can demonstrate:

•	The technical feasibility of completing the intangible asset so that the asset will be available for use or sale

•	Its intention to complete and its ability and intention to use or sell the asset

•	How the asset will generate future economic benefits

•	The availability of resources to complete the asset

•	The availability to measure reliably the expenditure during the development

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment loss. Amortization of the asset begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit. During the period of development, the asset is tested for impairment at least annually or whenever there is an indication that they may be impaired.

k) Employee benefit expenses

Employee benefit expenses comprise all types of remuneration to personnel employed by the Group and are expensed when earned. The Group presents fees related to management-for-hire as employee benefit expenses, as such fees are paid to individuals working for the Group under its discretion in the same way as individuals who are regarded as employees for legal or tax purposes and where the services rendered are similar to services typically rendered by employees.

l) Other operating expenses

Other operating expenses are recognized when they occur and represent a broad range of operating expenses incurred by the Group in its day-to-day activities.

Other operating expenses mainly consist of consulting fees related to the Group’s project development, audit and audit related fees, and project costs. Certain board members have provided services to the Group via their respective consulting companies. For further information about transactions with related parties, see note 9.2.

m) Finance income and finance expense

Interest income and interest expenses are calculated using the effective interest method. The interest expense is related to shareholder loans.

Foreign currency gains or losses are reported as foreign exchange gain or foreign exchange loss in finance income or finance expense, respectively, except for currency translation effects from translation of foreign subsidiaries and the parent company which are presented within OCI.

Interest costs on lease liabilities represents the interest rate used to measure the lease liabilities and is recognized in finance expense on the consolidated statement of comprehensive income.

Finance income and finance expense also include fair value adjustments of the options granted to the Group, the future payment right, the contingent consideration related to warrant exercise, and the Catcha Loan. The instruments are re-measured at each reporting date, and any movements in the fair value are recorded as either a finance income or a finance expense.

n) Commitments and contingencies

Contingent liabilities are not recognized in the consolidated financial statements. Significant contingent liabilities are disclosed, with the exception of contingent liabilities where the possibility of an outflow of economic resources is considered remote.

Contingent assets are not recognized in the consolidated financial statements but are disclosed when an inflow of economic benefits is considered probable.

o) Share-based payments

The group has various agreements with third-party suppliers and East Asia Capital Partners Company Limited (“EACP”) which take the form of share-based payments, whereby these parties render services in exchange for equity instruments (equity-settled transactions). The Group has a service agreement with LNG-9 PTE, LTD and a management-for-hire agreement, where Crown has an intent, and can demonstrate an economic compulsion to settle in cash (cash-settled transactions).

Equity-settled transactions

The cost of equity-settled transactions is determined by the fair value at the date when the grant is made. For the agreements with third-party suppliers and EACP, this fair value was assessed to be the consideration for the services received. Using a time-based measure of progress, the fees are expensed on a monthly basis through profit or loss. The equity-settled share-based payments are recognized as Other equity in the consolidated statement of financial position. Refer to note 8.7 for further details on equity-settled share-based payments.

Cash-settled transactions

Where management is of the opinion that there is an economic compulsion to settle only in cash, and that the fees constitute a present obligation for Crown, these transactions shall be accounted for as cash-settled transactions. Management assesses that in the transaction with choice of settlement, the intent is to settle in cash and settlement in cash is often the preferred method of settlement for the counterparty. As such, there is limited interest and benefit to settle in shares from the perspective of both parties. Given the current financial condition of the Group, Crown does not have sufficient liquidity to settle in cash. However, the fees are payable only when Crown achieves certain milestones, at which point the Company is therefore expected to have adequate funds to settle in cash.

For cash-settled transactions, a liability is recognized for the fair value and the fair value is measured initially and at each reporting date up to, and including the settlement date, with any changes in fair value recognized in profit or loss. Awards that include non-vesting conditions and are dependent on the delivery of specific services (i.e., service conditions) are accrued for as the services are received. The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. Refer to note 5.3 for further details on cash-settled share-based payments.

p) Warrants

The warrants issued by the Group are accounted for as equity instruments because the terms require the Company to deliver a fixed number of shares for a fixed consideration, denominated in NOK which is the functional currency of Crown LNG Holding AS. The warrants are initially measured at cost and are not subsequently re-measured. Refer to note 8.8 for further detail.

q) Subsequent events

If the Group receives information after the reporting period, but prior to the date of authorization for issue, about conditions that existed at the end of the reporting period, the Group will assess if the information affects the amounts that it recognizes in the Group’s consolidated financial statements. The Group will adjust the amounts recognized in its financial statements to reflect any adjusting events after the reporting period and update the disclosures that relate to those conditions in the light of the new information. For non-adjusting events after the reporting period, the Group will not change the amounts recognized in its consolidated financial statements but will disclose the nature of the non-adjusting event and an estimate of its financial effect, or a statement that such an estimate cannot be made, if applicable.

2.4 New and amended standards adopted by the Group

Certain new accounting standards, amendments to accounting standards and interpretations have been published that are not mandatory for the December 31, 2023 reporting periods and these have not been early adopted by the Group. The standards, amendments or interpretations that are expected to have a material impact on the Group in the current or future reporting periods and on foreseeable future transactions are discussed below.

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of accounting policies

The amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgments provide guidance and examples to help entities apply materiality judgments to accounting policy disclosures that are more useful by replacing the requirements for entities to disclosure their ‘significant’ accounting policies with a requirement to disclose their ‘material’ accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.

The amendments have had an impact on the Group’s disclosures of accounting policies, but not on the measurement, recognition or presentation of any items in the Group’s financial statements.

2.5 Significant accounting judgements, estimates and assumptions

The preparation of the consolidated financial statements in accordance with IFRS and applying the chosen accounting policies requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the accompanying disclosures. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The estimates and the underlying assumptions, described below, are reviewed by the Group on an ongoing basis.

The accounting policies applied by management which includes a significant degree of estimates and assumptions or judgements that may have the most significant effect on the amounts recognized in the consolidated financial statements, are summarized below:

Accounting judgements:

•

Research & Development: IFRS distinguishes between research and development costs and sets out criterion to assess whether development costs can be capitalized. As such, management exercises considerable judgement when assessing whether expenses incurred in the development phase of a project shall be capitalized as an intangible asset or expensed as incurred. Based on an evaluation of the status on the Group’s ongoing projects, management has concluded that all projects within the Group are at an early stage where there is uncertainty related to future economic benefit. Hence, management concluded that the recognition criteria for capitalizing internal development under IAS 38 Intangible Assets were not met, and the development expenses have been expensed as incurred.

•

Provisions: The Group has entered into service and management-for-hire agreements where the consideration, or part of the consideration, is contingent upon reaching final investment decision (FID) or pre-FID funding related to the Kakinada Terminal Project. Based on the nature of the agreements and the contingent features, management has exercised judgement in determining the appropriate accounting treatment for the fees to be paid in the different agreements. Fees related to the delivery of key milestones, where the payment is contingent on reaching FID and where Crown LNG has the option to settle in either cash or shares, are accounted for as cash-settled share-based payment under IFRS 2 Share-based payment, as the Group has an intent to settle in cash. A provision is recognized for the fair value of the services delivered, using a weighted probability approach to take into account the probability of reaching or not reaching FID. The probability of reaching FID is considered a significant accounting estimate and is described in more detail below.

The Group has entered into management-for-hire arrangements to engage a CEO and CFO to act on behalf of the Group. Such fees are accounted for as long-term employee benefits under IAS 19 Employee benefits. As the payout is contingent on achieving pre-FID funding, which management considers more likely than not, a provision is recorded on a monthly basis corresponding to the fixed amount in the agreement.

In November 2023, the Group has entered into management-for-hire agreement to engage a Director of Finance & Business Development to act on behalf of the Group. The agreement provides the Group with the option to pay in cash or shares, in the event that the BCA does not close. As the Group has an intent to settle in cash, the fees are accounted for as cash-settled share-based payments under IFRS 2 Share-based payment, and a provision is recorded on a monthly basis corresponding to the fixed amount in the agreement.

•

Initial recognition and the subsequent modification to the shareholder loans: During 2021, Crown LNG AS and Crown LNG India AS entered into agreements for two convertible loans with shareholders and related parties of the ultimate parent company, Crown LNG Holding AS, for the purpose of securing continued funding of activities in connection with the implementation of the Kakinada Terminal Project. The loans were structured as convertible loans in which the lenders were given a right to convert each unit into shares. The terms of the agreements included a monthly interest of 1% (Crown India AS) and 2% (Crown LNG AS) and a repayment of the principal plus an amount equal to 100 % of the principal. On September 9, 2022, the Group offered to settle a portion of the outstanding liability against shares in a newly established subsidiary (CIO Investment AS). At the time of settlement, CIO Investment AS was an empty shelf company, established for the purpose of serving as a mutual investment company for investors who wanted to invest in Crown LNG India AS without the exposure to the remainder of the Group’s operations. In order to compensate the lenders for the less attractive shares in CIO Investment AS, lenders were provided a put option and a cash consideration, contingent on the Group completing an IPO and reaching FID by the end of June 2024.

Based on an assessment of the nature and substance of the agreements, management concluded the equity conversion feature under the initial loans mainly were designed to serve as a protective right with no material financial value. The loans were accordingly classified solely as financial liabilities and measured at amortized cost. Management further concluded that the amendments to the settlement agreement in 2022 constituted a significant modification that must be accounted for as a new loan agreement. The conclusion was in large part based on the fact that the settlement offer occurred close to maturity and replaced the former loans with a loan that matures in mid-2024. Further, management also believes that the lenders are not acting in the capacity of shareholders as the proportion in which the amount is lent to Crown does not correspond to their shareholding in the Group. Accordingly, the remaining debt (comprising the premium on the initial loans) was derecognized and replaced with a new liability initially measured at fair value.

The fair value of the new loan was measured based on the net present value of the future cash flows, discounted using a market rate of interest adjusted for the Group’s estimated non-performance risk. Management considers the weighted average interest rate in the two initial loans as the best estimate of the market rate adjusted for own non-performance risk. Further, management has exercised judgement with respect to the accounting for the derecognition of the current liability measured at amortized cost and the new liability measured at fair value. Based on the fact that the put option and cash consideration offered value to the lenders, management is of the opinion that these features must be treated as equity instruments and settlement equivalent to the settlement with shares. This results in measuring the new liability, contingent additional consideration and put options at fair values. The difference between the carrying amount of the extinguished liability and the fair value of aggregate consideration received is recognized in profit or loss.

•

Non-consolidation of KGLNG and GBTRON: Crown holds two options to purchase shares of entities: (1) the option to purchase 99.81% of the outstanding shares of KGLNG and (2) the option to purchase all of the issued shares of GBTRON’s NewCo as well as the right to all future payments in KGLNG as discussed below. These options were acquired in connection with the signing of the KGLNG and GBTRON agreements, respectively, on August 3, 2023. In accordance with IFRS 10 Consolidated Financial Statements, an investor controls an investee if and only if the investor has the following: (a) power over the investee, (b) exposure, or rights, to variable returns from its involvement with the investee, and (c) the ability to use its power over the investee to affect the amount of the investor’s return. Once exercised, the options would grant Crown power over KGLNG and NewCo respectively.

Management evaluated whether these instruments grant Crown power over the entities as of December 31, 2023. The options to purchase shares of the entities are only exercisable from the time period of the completion of the BCA and one year from when the agreements were signed (i.e., August 3, 2024). Since there is no current ability to exercise the options as the BCA is not completed as of December 31, 2023, Crown does not have the ability to control either KGLNG or NewCo, and therefore, does not consolidate these entities in the consolidated financial statements. Further, the future payment right related to KGLNG does provide Crown with exposure to variable returns of KGLNG, however, the future payment right itself does not provide Crown with any power over KGLNG.

•

Consideration for the acquisition of future payment rights: The Group has, since 2019, held a call-option to purchase 15% ownership in EAST. When entering into the KGLNG Transaction Agreement on August 3, 2023 (effective from October 24, 2023), the Group also obtained an option to acquire 99.81% of the shares in KGLNG, and a future payment right in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals $3.266 billion, and within 30 years from the first gas of the LNG terminal. Management has for accounting purposes considered the initial 15% call-option agreement and the subsequent KGLNG Transaction Agreement as linked due to the following facts:

•	Both agreements relate to the same underlying value, i.e., KGLNG

•

The signing of the KGLNG Transaction Agreement brings the fair value of the 15% EAST option down to $0 as EAST does not hold any other assets providing Crown with additional value in excess of what may be obtained through the KGLNG Transaction Agreement

•	The agreements are entered into with the same related parties, i.e., EAST and GBS Infra Pte Ltd., which is the parent company of EAST

•	The value of the 15% EAST option was taken into consideration when negotiating the consideration for the future payment right under the KGLNG Transaction Agreement

Based on this fact, Crown has treated the fair value loss related to the 15% EAST option as a result of the KGLNG Transaction Agreement as part of the equity consideration granted for the future payment right. See note 8.5 and note 8.7 for further description of the underlying accounting considerations.

•

Consolidation of CIO Investment AS: At December 31, 2022, Crown owned 48.3% of CIO Investments AS, for which Crown was the only shareholder holding shares with voting rights (class B shares) and Crown was the largest shareholder. In July 2023, Crown sold approximately 2.5 million shares. Post the execution of this transaction, Crown holds 38.68% of the shares of CIO Investments AS. Per IFRS 10, a continuous assessment of controls is required if there is any change in the element of control. The subscription offer only included class A shares (without voting rights), and as of December 31, 2023, Crown continues to hold all outstanding share with voting power, which is considered a key element for control. Crown concluded that there was not a change in control despite the ownership structure change and continues to consolidate CIO Investments AS in the consolidated financial statements as of December 31, 2023. Refer to note 6.1 for further details.

Estimates and assumptions:

•

FID date and probability of reaching FID: The estimated fair value of the Group’s cash-settled share-based payments is dependent on the probability of reaching FID and the expected FID date of the Kakinada Terminal project. The probability of reaching FID is set based on key milestones achieved, which represents de-risking of the project for the investors. The most critical milestones for this project are the approval of technology and achieving access to a fully licensed and approved project. This was achieved in January of 2021. The prospectus F-4 was approved effective by the SEC on the February 14, 2024.

The contemplated date for closing of the BCA was, as of December 31, 2023, mid-February 2024, but this has been subsequently postponed to June 2024. It has proven difficult to raise all the capital required (USD 34M) to bring the Kakinada project to FID as part of the closing of the BCA. The likely scenario for securing the capital is now based on the following assumptions: 1) $12-15 million raised as part of the public listing process and closing of BCA, and 2) $30-40 million raised in Crown LNG India AS project company. The probability of IPO is 70% as of December 31, 2023, however, an additional 90 days will be required to raise the additional capital to get to the pre-FID period start. Hence, the Group estimates the probability for FID at 65% as of December 31, 2023 (55% as of December 31, 2022 and 2021).

•

Fair value of instruments related to EAST and KGLNG: The Group holds a call-option to purchase 15% ownership in EAST, an option to acquire 99.81% of the shares in KGLNG, and a future payment right. The fair value of these instruments are all derived from the estimated value of KGLNG, the sole asset of EAST, and are measured together as if they were one instrument. The instruments are measured at fair value through profit or loss in accordance with IFRS 9 Financial Instruments. A valuation method based on an income-based approach, which takes into consideration the enterprise value of KGLNG based on a discounted cash flow model, adjusted for Crown’s ownership interest and a binomial risk factor is applied with the valuation allocated to the instruments. Refer to note 8.5 for further details of the instruments and their relationship to each other. Key assumptions used in the calculation of the fair value include:

•

Terminal fee: Corresponds to the expected day rate fee between KGLNG and Crown LNG. For December 31, 2023, the estimated terminal fee was $447 thousand per day ($447 thousand per day as December 31, 2022 and $382 thousand per day as December 31, 2021) in the operation period. The expected terminal fee is based on a memorandum of understanding (MOU) in place for the lease of the terminal asset and the day rate fee to be paid. However, the contract will not be finalized until the Engineering, Procurement and Construction (EPC) contract has been entered into and may therefore be subject to change. Further, KGLNG is subordinate to Crown LNG with regards to the day-rate fees received, and KGLNG will receive the agreed upon day rate fee before KGLNG receives the residual part of the regasification fee.

•

Regasification price: Corresponds to the estimated fee that KGLNG will receive from customers. As of December 31, 2023, management expects a weighted average regasification price of $0.91/MMBtu ($0.92/MMBTu as of December 31, 2022 and $0.885/MMBtu as of December 31, 2021).

•

Capacity factor: Management estimates a capacity of 93% as of December 31, 2023 (93% as of December 31, 2022 and December 31, 2021), taking into consideration items such downtime for maintenance and other production stop events.

•

Discount rate (WACC): The weighted average cost of capital (WACC) is used as a discount rate in the calculation of the net present value of KGLNG. In estimating the WACC, the risk-free rate is based on the yield of a 10-year U.S. government bond. For December 31, 2023, a WACC of 10% was applied (10% as of December 31, 2022 and 8.5% as of December 31, 2021).

•

Venture Capital (VC) discount rate: In an effort to adjust for the risk associated with the Group’s current state, the valuation applies a combination of two approaches, in which the first approach discounts the fair value back from the FID date of Q2 2026, to December 31, 2023 with a discount rate of 35% (35% as of December 31, 2022 and December 31, 2021). This discount rate is assumed to represent the return that a VC fund would require given the current state of the Group, adjusted upwards to reflect the fact that a large share of VC funds yields negative returns.

•

Probability of reaching FID: The second approach utilizes an overall probability weighting of 65% for success (reaching FID) as of December 31, 2023 (55% as of December 31, 2022 and December 31, 2021). The probability of reaching FID is estimated based on relevant contracts entered into and other steps taken to secure necessary funding in order to reach FID.

Sensitivity analysis is carried out for each of the key assumptions in the assessment, including terminal fee, regasification price, capacity factor, discount rate (WACC), Venture Capital (VC) discount rate, and probability of reaching FID. Refer to note 8.5 for further details.

•

Fair value of contingent consideration related to the warrant exercise: In 2023, the Group offered to replace all outstanding warrants with new shares. In order to subscribe to the shares, the warrant holders agreed to pay an additional consideration of NOK 6.09 per share contingent on the Group completing an IPO. The additional consideration receivable from the shareholders is accounted for as a financial asset at fair value through profit or loss. The fair value is computed using two methods, where the first approach utilizes an early-stage company discount rate and the second approach uses a probability weighted approach based on a probability of achieving an IPO, discounted using a risk-free rate. The fair value is estimated as the mid-point value of the two calculated values. Reference is made to note 2.2 for further detail. Key assumptions used in the calculation of fair value include the anticipated IPO date, probability of FID and the early-stage discount rate:

•

IPO date: As of December 31, 2023, the completion of the BCA was targeted for mid-February 2024 since the expiry date of the SPAC was February 17, 2024. This is the date that was used in the fair value calculation of the contingent consideration related to the warrant exercise. On February 16, 2024, the parties to the BCA entered into certain amendments to the BCA which extended the date on which the BCA may be terminated to May 17, 2024. On May 13, 2024, the date was further extended to June 17, 2024 and on June 17, 2024, this date was further agreed to be extended until June 28, 2024.

•

Probability of IPO: The additional consideration is contingent on the Group completing a listing of the shares through an initial public offering (IPO). At December 31, 2023, the probability of achieving IPO is estimated at 70%. This probability is based on key milestones achieved and contracts entered into through that date, including the letter of intent that was signed for the Business Combination, which represent de-risking of the project to investors, and is assumed to increase the probability of IPO.

•

Early-stage company discount rate: The net present value is computed using a discount rate of 35%, which is considered to represent the return an early-stage investor would require given the current state of the Group. This is in line with the assumption applied in the computation of the fair value of the instruments associated with EAST and KGLNG discussed above.

Sensitivity analysis is carried out for each of the key assumptions in the assessment, including the probability of IPO and the early-stage company discount rate. Refer to note 8.5 for further details.

•

Fair value of the Catcha Loan: Crown and Catcha entered into a promissory note whereby Catcha agreed to provide the Catcha Loan in the principal amount of $750 thousand to Crown to fund the working capital until the closing of the BCA. The Catcha Loan of $750 thousand is repayable within 10 business days after the Closing of the BCA. In the event that the BCA is terminated or does not close, the loan agreement regulates how the loan should be repaid which is at the discretion of the lender (i.e., Catcha): (1) $1.75 million in cash, or (2) $1.0 million in cash and a number of shares of Crown’s stock equal to 1.5% of the outstanding common shares of stock. Each repayment option was assessed with a probability assigned to each potential outcome to calculate the fair value of the Catcha Loan. The significant assumptions applied in the computation of the fair value are the IPO date and the probability of IPO:

•

IPO date: As of December 31, 2023, the completion of the BCA was targeted for mid-February 2024 since the expiry date of the SPAC was February 17,2024. This is the date that was used in the fair value calculation of the contingent consideration related to the warrant exercise. On February 16, 2024, the parties to the BCA entered into certain amendments to the BCA which extended the date on which the BCA may be terminated to May 17, 2024. On May 13, 2024, the date was further extended to June 17, 2024, and on June 17, 2024, this date was further agreed to be extended until June 28, 2024.

•

Probability of IPO: The additional consideration is contingent on the Group completing a listing of the shares through an IPO and the completion of the BCA. At December 31, 2023, the probability of achieving IPO is estimated at 70%, which is consistent with the assumption used to calculate the fair value of the contingent consideration related to the warrant exercise. The probability of paying $1.75 million in cash was estimated at 30% and the probability of paying $1.0 million in cash and 1.5% of Crown’s outstanding common shares in stock was estimated as 0%. These probabilities are based on the assumption that the lender would prefer cash to non-listed common stock in the event that the BCA is terminated.

Sensitivity analysis is carried out for the probability of IPO. Refer to note 8.5 for further details.

The Group based its assumptions and estimates on parameters available as of the dates of the financial position. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

3 - Segment information

An operating segment is a component of an entity:

•	that engages in business activities from which it may earn revenues and incur expenses,

•	whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and

•	for which discrete financial information is available.

Operating segments are components of the Group regularly reviewed by the chief operating decision maker (CODM) to assess performance and be able to allocate resources.

The Board of Directors as a whole is considered to be, collectively, Crown LNG Holding’s CODM. The Group has a small portfolio of projects, with Kakinada Terminal Project being the only project with activity. None of the projects can be said to be significantly distinctive from each other and the Group does not yet engage in business activities from which it may earn revenues. Therefore, the CODM manages the operations as a single operating segment for purposes of allocating resources and evaluating financial performance.

4 - Profit or loss items

4.1 Employee benefit expenses

(in thousands of U.S. dollars)	Years ended December 31,
Employee benefit expenses	Note	2023	2022	2021
Remuneration to the Board of Directors	9.2	$(228)	$(246)	$(198)
Management-for-hire	5.3	(1,553)	(1,351)	(1,307)
Reversal of prior period provision for Board of Directors remuneration		—	321	—

Total employee benefit expenses		$(1,781)	$(1,276)	$(1,505)

Employee benefit expenses comprise the remuneration to the Board of Directors and fees related to management-for-hire (MFH) arrangements with Black Kite AS, Gantt Consulting AS, Swapan Kataria, Lars Mårdalen and Opulentia Invest AS. Management-for-hire include the engagement of consultants to act on behalf of the Group. Other consultancy fees to related parties are presented as part of other operating expenses. Refer to note 9.1 and 9.2 for further detail on the remuneration of the Board of Directors and related party transactions. Refer to note 9.4 for further details on the Share-based payment for Opulentia Invest AS.

Reversal of prior period provision for Board of Directors remuneration of $321 thousand in 2022 relates to Board remuneration for which the Board agreed to waive in order to reduce the Group’s indebtedness.

4.2 Other operating expenses

Other operating expenses mainly consist of consulting fees and project costs related to the Group’s project development and IPO process, and audit and audit related fees. The Chairman of the Board of Directors and other board members have provided services to the Group via their respective consulting companies. For further information about related parties, see note 9.2.

(in thousands of U.S. dollars)	Years ended December 31,
Other operating expenses	Note	2023	2022	2021
Consulting fees		$(6,150)	$(3,365)	$(927)
Project costs		(574)	(791)	(2,149)
Audit and audit related services		(810)	(59)	(25)
GBTRON agreement		(1,000)	(1,706)	(1,706)
Cash-settled share-based payment		(783)	—	—
Other operating expenses		(490)	(346)	(21)

Total other operating expenses		$(9,806)	$(6,267)	$(4,827)

Refer to note 5.3 for further details on the GBTRON agreement and cash-settled share-based payment.

4.3 Depreciation and impairment

(in thousands of U.S. dollars)	Years ended December 31,
Depreciation and Impairment	Note	2023	2022	2021
Depreciation of right-of-use assets	7.1	$—	$(83)	$(39)
Impairment of right-of-use assets related to office equipment	7.1	—	(61)	—

Total depreciation and impairment expenses		$—	$(144)	$(39)

4.4 Finance income and expenses

(in thousands of U.S. dollars)	Years ended December 31,
Finance income	Note	2023	2022	2021
Fair value adjustment financial instruments	8.5	$8,133	$—	$2,428
Other interest income	5.3	0	299	49
Other finance income		—	—	—
Foreign exchange gain		31	—	145

Total finance income		$8,163	$299	$2,622

(in thousands of U.S. dollars)	Years ended December 31,
Finance expenses	Note	2023	2022	2021
Fair value adjustment financial instruments	8.5	$(204)	$(19,941)	$—
Interest expense on lease liabilities	7.1	—	(28)	(13)
Other interest expense	8.2	(458)	(1,693)	(651)
Foreign exchange loss		(74)	(984)	(470)
Other finance expense		(16)	(839)	(984)

Total finance expenses		$(751)	$(23,484)	$(2,118)

Fair value adjustment on financial instruments

Fair value adjustment financial instruments represents an increase in the fair value of the call-option to purchase 15% ownership in EAST of $7.3 million (income) during the period from January 1, 2023 until October 24, 2023 when the KGLNG Transaction Agreement became effective (note 8.5), an increase in the fair value of contingent consideration related to the warrant exercise of $816 thousand (income), and the recognition of $204 thousand (expense) as a result of the difference between the transaction price initially recorded and the fair value of the Catcha Loan at December 31, 2023. Refer to note 2.3 and note 8.5 for further details on the fair value measurement of the Group’s financial instruments.

Other Interest expenses

Other interest expense mainly comprise amortization on the shareholder loan of $213 thousand (refer to note 8.2) and other interest expenses.

4.5 Income tax

(in thousands of U.S. dollars)	Years ended December 31,
Current income tax expense in the consolidated statement of profit or loss:	2023	2022	2021
Tax payable	$—	$—	$—
Deferred tax:
Relating to origination or reversal of temporary differences	—	2,967	1,156

Total income tax expense reported in the consolidated statement of profit or loss	$—	$2,967	$1,156

	Years ended December 31,
Current income tax expense in the consolidated statement of other comprehensive loss:	2023	2022	2021
Total tax effect on items reported in the consolidated statements of comprehensive loss	$—	$—	$—

(in thousands of U.S. dollars)	As of December 31,
Deferred tax assets:	2023	2022	2021
Project expenses	$(18,040)	$(18,618)	$(20,810)
Lease liabilities	(45)	(56)	(6)
Liabilities	(10,249)	(12,745)	(6,184)
Losses carried forward (including tax credit)	(31,491)	(17,010)	(10,706)

Basis for deferred tax assets:	$(59,825)	(48,429)	(37,706)

(in thousands of U.S. dollars)	As of December 31,
Deferred tax liabilities:	2023	2022	2021
Non-current financial assets	$—	$31,249	$51,191

Basis for deferred tax liabilities:	$—	$31,249	$51,191

Net deferred taxes:	$(13,162)	$(3,780)	$2,967

Deferred tax asset not recognized:	13,162	3,780	—

Net deferred taxes in the consolidated statements of financial position:	$—	$—	$2,967

As a result of reported losses in prior periods and uncertainty with regards to whether taxable profits will be available against which the unused tax losses can be utilised, management is of the opinion that the deferred tax asset does not meet the recognition criteria under IAS 12 Income Taxes.

The Group’s operations are only subject to income tax in Norway. The statutory income tax rate is 22%.

4.5 Income tax (Continued)

A reconciliation of tax expense is as follows:

(in thousands of U.S. dollars)	Years ended December 31,
Reconciliation of income tax expense	2023	2022	2021
Loss before tax	$(4,174)	$(30,872)	$(5,867)
Tax benefit 22% (Norwegian tax rate)	918	6,792	1,292
Change to prior period tax benefit	—	—	—
Permanent differences*	8,485	(50)	—
Effects of foreign tax rates	—	—	—
Currency effects	—	5	(136)
Effect of not recognizing deferred tax assets	(9,382)	(3,780)	—

Recognized income tax benefit	$—	$2,967	$1,156

*	The permanent difference for 2023 relates to the fair value adjustment of the call option to purchase 15% ownership in EAST.

5 - Other operating activities

5.1 Other current assets

(in thousands of U.S. dollars)	As of December 31,
Other current assets	2023	2022
Prepaid expenses	$295	$1
VAT receivable	122	11

Total other current assets	$417	$11

5.2 Trade payables

(in thousands of U.S. dollars)		As of December 31,
Trade payables	Note	2023	2022
Trade payables	8.3	$5,038	$1,856

Total Trade payables		$5,038	$1,856

The Group has incurred penalty interest of $96 thousand in 2023 (2022: $113 thousand and 2021: nil) due to late payments.

5.3 Provisions

The Group classifies provisions in the following categories:

•

Provisions for Management-for-Hire (MFH): contains provisions related to accrued fees for consultants acting in roles such as CEO, CFO and CIO on behalf of the Group, which will be payable only at the time Crown LNG has secured the development funding for the Kakinada Terminal Project (FID funding). These provisions are accounted for under IAS 19 Employee Benefits.

•	Board Remuneration: includes provisions related to compensation of the Board of Directors

•	Cash-settled share-based payment include:

•	provisions related to a management-for-hire agreement with Lars Mårdalen (Director of Finance & Business Development)

•

provisions for consultant fees which are incurred when specific milestones are delivered, and where the fixed fees may be settled in shares or cash, at the discretion of Crown LNG. The fees will be payable contingent on a successful FID for the Kakinada Terminal project. Provisions are recorded at the time the underlying service is delivered, i.e., when a milestone has been met.

•	Exclusivity agreement with GBTRON: includes provisions related to exclusivity fees for the exclusive right to develop, own, operate and lease to GBTRON a FSRU.

•	Other provisions mainly comprise fixed retainer fees to LNG-9 PTE LTD for delivered consultancy services.

Provisions for Management for Hire

The Group entered into a management for hire (MFH) agreement with Black Kite AS on July 5, 2020, in which Crown LNG Holding AS has engaged Joern Husemoen to act as CFO on behalf of Crown LNG. Either party may terminate the agreement for any reason whatsoever during the contracted period. 1/3 of the monthly fee (NOK 400 thousand) is invoiced and payable each month whereas 2/3 is payable contingent on the Group achieving pre-FID funding. As of December 31, 2022 and 2023, incurred and un-invoiced fees, before currency translation effects, amounted to $873 thousand and $1.3 million, respectively. The agreement was entered into on July 1, 2020 and will be in force until August 31, 2024.

The Group has entered into a MFH agreement with Gantt Consulting AS, in which Crown LNG has engaged Gunnar Knutsen to act as CEO on behalf of Crown LNG AS. The agreement was entered into on July 10, 2020. Either party may terminate the agreement for any reason whatsoever during the contracted period. 1/3 of the monthly fee (NOK 575,000) is invoiced and payable each month whereas 2/3 is payable contingent on the Group achieving pre-FID funding. As of December 31, 2022 and 2023, incurred and un-invoiced fees, before currency translation effects, amounted to $1.0 million and $1.5 million, respectively. The agreement was renewed on April 1, 2023, and will remain in force for 24 months and then automatically expire.

The Group has entered into a MFH agreement with Swapan Kataria on January 1, 2022, to act as managing director in Crown LNG India AS (CIO) and Chief Sales Officer (CSO) for the Group, for a monthly fee of NOK 400,000. The contract is in force until December 31, 2028, with an option to extend the term for 12 consecutive months. In contrast to the MFH arrangements with Black Kite and Gantt, the entire fee will be invoiced and become payable when the Group achieves pre-FID funding. As of December 31, 2022 and 2023, incurred and un-invoiced fees, before currency translation effects, amounted to $487 thousand and $829 thousand, respectively.

Provision for Board Remuneration

The Chairman of the Board and board members receive compensation to reflect the responsibility, expertise and time spent on the Group. As of December 31, 2022 and 2023, board remuneration amounted to $247 thousand and $228 thousand, respectively. Unpaid compensation amounted to $434 thousand and $409 thousand, respectively. The unpaid compensation is deferred until the Group has completed its ongoing capitalization through the public listing.

5.3 Provisions (Continued)

Cash-settled share based payment liabilities

On November 29, 2023, Crown entered into a management-for-hire agreement with Lars Mårdalen, to act as Director of Finance & Business Development for Crown LNG Holding AS until September 2024, at which point the agreement is planned to be replaced with a new contract of employment as a member of the Crown LNG Management Team. The compensation for the assignment is NOK 200,000 per month, excluding VAT, payable in cash upon completion of the Business Combination Agreement (BCA) with Catcha Group. In the event that the BCA with Catcha Group does not close, or is delayed, the parties have agreed to treat the fee owed to Mr. Mårdalen as a convertible debt to be settled in cash or in shares within six months following the planned end date of the arrangement. The debt note shall accrue interest at 6% per annum. Additionally, in the event of a successful closing of the BCA, an additional compensation of NOK 200,000 shall be paid to Mr. Mårdalen. As of December 31, 2023, incurred and un-invoiced fees amounted to $20 thousand. The agreement is accounted for as a cash-settled share-based payment. Refer to note 2.5 for more detail regarding the accounting treatment of the agreement.

The Group has entered into a service agreement with LNG-9 PTE Ltd in which the Group will pay a monthly retainer fee in addition to fixed fees when specific milestones are met related to the signing of different target contracts related to the Kakinada Terminal Project. The fees will be invoiced and payable only when the Group reaches FID. Management has applied a probability weighted approach when estimating the fair value of the cash-settled liability, by adjusting the fees according to the terms of the contract with the probability of the Group reaching FID (estimated to 65% probability as of December 31, 2023). Refer to note 2.5 for more detail regarding the determination of probabilities with respect to reaching FID. As of December 31, 2023, FID related to the Kakinada Terminal Project is estimated for Q2 2026. Below is a summary of the key terms of the two milestones for which management has recorded a provision:

•

On signing of the Exclusivity Agreement for project development, delivery and operation and maintenance for the LNG terminal for minimum 30 years, the Group will pay $6.0 million. The fee invoiced may be paid in shares by conversion based on valuation used for pre-FID funding with a discount of 20%. Crown has the intent of settling in cash, and the fee is considered a cash-settled share-based payment provision within the scope of IFRS 2. As of December 31, 2022 and 2023, management recorded an accumulated provision of $2.9 million and $3.6 million, respectively.

•

On signing of Investment Agreement for minority ownership of 15% or more in EAST the Group will pay a lump sum of $2.0 million. The fee invoiced may be paid in shares by conversion based on pre-FID valuation used for funding with a discount of 20%. Crown has the intent of settling in cash, and the fee is considered a cash-settled share-based payment within the scope of IFRS 2. As of December 31, 2022 and 2023, management recorded an accumulated provision of $994 thousand and $1.1 million, respectively.

Exclusivity Agreement with GBTRON Lands Limited (GBTRON)

On August 2020, the Group entered into an Exclusivity Agreement with GBTRON for the exclusive right to develop, own, operate and lease to GBTRON a Floating Storage Regasification Unit (FSRU) on a day-rate to be agreed in a future lease agreement. Under the agreement, Crown LNG will pay an exclusivity fee of $4.0 million, originally due at the end of December 31, 2022, the fee has not been paid and the due date was negotiated and deferred to 2023. Thereafter, the Group will pay an annual exclusivity fee of $1.0 million until FID of the FSRU. As of December 31, 2022 and 2023, management recorded an accumulated provision of $4.0 million and $5.0 million, respectively. On October 30, 2023, the parties entered into an amendment stating that Crown can extend payments until February 28, 2024, subject to payment of a monthly extension fee of $160 thousand, thus the $5.0 million provision is not paid as of December 31, 2023. The payment falls due on February 28, 2024 as per the amendment agreement, however the parties are currently in discussions to extend the payment terms, and monthly payments have been extended subsequent to February 28, 2024.

Other

Other provisions mainly comprise the fixed retainer fees related to the Joint Development Agreement (JDA) with LNG-9 PTE LTD for delivered consultancy services. During 2023, the parties agreed to terminate the JDA, and as a result, the retainer fees under the JDA during the period January 2022 until December 2022 are no longer required to be paid due to the fact that the global sales organization has been onboarded under individual MFH-arrangements since January 2022. Other provisions as of December 31, 2023 mainly comprise various consultancy fees in addition to remaining retainer fees incurred prior to January 1, 2022.

5.3 Provisions (Continued)

A provision is made and calculated based on management assumptions at the time the provision is made and is updated as and when new information becomes available. All provisions are reviewed at each reporting period.

Reconciliation of provisions and other liabilities:

(in thousands of U.S. dollars)	Board Remuneration	Cash- settled share- based payments	Provisions for MFH	Other	Exclusivity agreement with GBTRON	Total
As of January 1, 2022	$614	4,275	1,323	1,464	2,293	9,969
Additional provisions made	182	—	1,188	718	1,705	3,793
Adjustment cash-settled payment	—	(299)	—	—	—	(299)
Amounts paid	(326)	—		—	—	(326)
Currency translation effects	(36)	—	(139)	(154)	—	(329)

As of December 31, 2022	$434	3,975	2,372	2,028	3,998	12,807

Current provisions	$434	—		10	3,998	4,442
Non-current provisions	$—	3,975	2,372	2,015	—	8,366
As of January 1, 2023	434	3,975	2,372	2,028	3,998	12,807
Additional provisions made	176	20	1,148	245	1,000	2,588
Adjustment cash-settled payment	—	783	—	—	—	783
Reclassifications	(98)	—	—	(191)	—	(290)
Forgiven retainer fee	—	—	—	(521)	—	(521)
Currency translation effects	(8)	—	(49)	(44)	2	(99)

As of December 31, 2023	$504	4,778	3,471	1,516	5,000	15,269

Current provisions	$504	20	3,471	1,516	5,000	10,511
Non-current provisions	$—	4,758	—	—	—	4,758

6 - Group structure

6.1 Group companies

The consolidated entities

The subsidiaries of Crown LNG Holding AS are presented below:

	December 31, 2023
	Office	CUR	Shareholding	Group’s voting share
Crown LNG AS	Norway	NOK	100%	100%
CIO Investment AS*	Norway	NOK	38.68%	100%
Crown LNG India AS	Norway	NOK	95.1%	100%
Crown LNG India Limited	Hong Kong	NOK	95.1%	100%
Crown LNG Holding USA LLP**	USA	NOK	100%	100%

*	CIO Investment AS is an intermediate holding company with the main purpose of being owner for investments in the Group’s projects in India.

In July 2023, Crown LNG Holding AS entered into an agreement by accepting subscription forms from external shareholders for sale of certain of its shares in CIO Investments AS. Under the agreement, the shares are sold with a put option exercisable by the shareholders at the time of successful public listing in US at a strike price of NOK 5.23 per share. Crown LNG Holding AS was able to sell approximately 2.5 million shares at a total price of NOK 5 million ($493 thousand). Post the execution of this transaction Crown LNG Holding AS now holds 38.68% in CIO Investment AS. However, Crown LNG Holding AS still holds the only share with voting rights and remains in control of CIO Investments AS. The put option is not recognized as a financial liability as it is considered under the Group’s control not to conduct an IPO.

**	Crown LNG Holding USA LLP is a non-capitalized dormant company for the periods covered by these consolidated financial statements.

All subsidiaries are included in the consolidated financial statements.

7 - Fixed assets

7.1 Right-of-use assets and lease liabilities

The Group’s leased assets

The leased asset recognized in the statement of financial position as of December 31, 2021 relates to a lease of office space at Skøyen Atrium in Oslo, Norway. The lease had a lease term of 5 years. However, the lease was terminated in June 2022, after signing a settlement agreement with the lessor. As a result, the Group’s leased meeting room equipment is temporarily not in use, and it is uncertain at what time the equipment will be used again. Hence, the right of use asset has been impaired. As of December 31, 2022 the Group had only one lease related to office equipment. As of December 31, 2022 and 2023 the Group did not recognize any right-of-use assets on the Consolidated statements of financial position. Low value leases during 2022 and 2023 have been expensed as incurred as set out in the table below.

The Group’s right-of-use assets recognized in the consolidated statements of financial position are presented in the table below.

Right-of-use assets

(in thousands of U.S. dollars)	Office space	Office equipment	Total
Carrying amount as of December 31, 2021	$753	—	753
Additions of right-of-use assets	—	75	75
Terminated contracts	(614)	—	(614)
Impairment	—	(61)	(61)
Depreciation	(77)	(6)	(83)
Other/Currency translation effects	(62)	(8)	(70)

Carrying amount as of December 31, 2022	$—	—	—

Additions of right-of-use assets	—	—	—
Terminated contracts	—	—	—
Impairment	—	—	—
Depreciation	—	—	—
Other/Currency translation effects	—	—	—

Carrying amount as of December 31, 2023	$—	—	—

(in thousands of U.S. dollars)	Years ended December 31,
Expenses in the period related to practical expedients and variable payments	2023	2022	2021
Short-term lease expenses	$—	—	—
Low-value assets lease expenses	—	10	1

Total lease expenses in the period	$—	10	1

The lease expense in the periods related to low-value assets are included in Other operating expenses in the Consolidated statements of comprehensive income, and the payments are presented in the Group’s operating activities in the consolidated statements of cash flows.

7.1 Right-of-use assets and lease liabilities (Continued)

The Group’s lease liabilities (in thousands of U.S. dollars)	As of December 31,
Undiscounted lease liabilities and maturity of cash outflows	2023	2022
Less than one year	$16	16
One to two years	16	16
Two to three years	16	16
Three to four years	1	16
Four to five years	—	1
More than five years	—	—

Total undiscounted lease liabilities	$49	65

Lease liabilities (in thousands of U.S. dollars)	Office space	Office equipment	Total
Carrying amount as of December 31, 2021	$759	—	759

New leases recognized during the period	—	75	75
Terminated contracts	(629)	—	(629)
Cash payments	(93)	(15)	(108)
Interest expense on lease liabilities	24	4	28
Other/Currency translation effects	(60)	(8)	(69)

Carrying amount as of December 31, 2022	$—	56	56

New leases recognized during the period	—	—	—
Terminated contracts	—	—	—
Cash payments	—	(16)	(16)
Interest expense on lease liabilities	—	3	3
Other/Currency translation effects	—	2	2

Carrying amount as of December 31, 2023	$—	45	45

Current lease liabilities in the statements of financial position	—	13	13
Non-current lease liabilities in the statements of financial position	—	32	32

8 - Financial instruments and equity

8.1 Overview of financial instruments

The carrying amount of the Group’s financial assets and liabilities are presented in the tables below:

(in thousands of U.S. dollars) As of December 31, 2023	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Assets
Receivables
Other current assets	5.1	$417	—	417
Cash and cash equivalents	8.6	88	—	88
Current financial assets	8.5	—	4,228	4,228
Non-current financial assets	8.5	—	242,360	242,360

Total financial assets		$504	246,588	247,092

Liabilities
Interest-bearing loans and borrowings including trade payables and other non-current liabilities
Non-current interest-bearing liabilities	8.2	$1,223	—	1,223
Non-current lease liabilities	7.1	32	—	32
Current lease liabilities	7.1	13	—	13
Other current liabilities	8.9	750	—	750
Current interest-bearing liabilities	8.2	1,212	954	2,166
Trade payables	5.2	5,038	—	5,038

Total financial liabilities		$8,269	954	9,222

Finance income and finance costs arising from the Group’s financial instruments are disclosed separately in note 4.4.

(in thousands of U.S. dollars) As of December 31, 2022	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Assets
Receivables
Other current assets	5.1	$11	—	11
Cash and cash equivalents	8.6	36	—	36
Non-current financial assets	8.5	—	31,249	31,249

Total financial assets		$47	31,249	31,296

Liabilities
Interest-bearing loans and borrowings including trade payables and other non-current liabilities
Non-current interest-bearing liabilities	8.2	$1,689	—	1,689
Non-current lease liabilities	7.1	44	—	44
Current lease liabilities	7.1	12	—	12
Current interest-bearing liabilities	8.2	—	—	—
Trade payables	5.2	1,856	—	1,856

Total financial liabilities		$3,601	—	3,601

Finance income and finance expense arising from the Group’s financial instruments are disclosed separately in note 4.4.

8.2 Interest-bearing liabilities

Specification of the Group’s interest-bearing liabilities (in thousands of U.S. dollars) Non-current interest-bearing liabilities	Interest rate (annual)	Maturity	December 31, 2023	December 31, 2022
Debt to Board of Directors	15%	At pre-FID funding*	$—	$256
Shareholder Loan	0%**	At FID*	1,223	945
Promissory notes	12% and 15%	At pre-FID funding	—	488

Total non-current interest-bearing liabilities			$1,223	$1,689

*	At December 31, 2023, Final Investment Decision (FID) related to the Kakinada Terminal Project is estimated to occur in Q2 2026.
**	The loan has a zero nominal rate, however upon initial recognition it is discounted with an applicable market rate giving an effective annual interest rate of 20%.

Debt to Board of Directors consists of a shareholder loan from Black Kite, in which Black Kite has delivered services related to an Export Terminal Project in the US Gulf of Mexico, which becomes payable at pre-FID funding, which will occur approximately 18-24 months prior to FID for the project. The loan has an interest payable on the unpaid principal at the rate of 15% per annum.

Shareholder Loan comprise the redemption amount on the 2021 convertible loans which were partially settled in 2022. The principal portion of the loan was settled against shares in a subsidiary entity. Additionally, the Group granted the lenders put options and cash consideration, contingent on the Group achieving FID and IPO by June 30, 2024 respectively. These are not recognized as financial liabilities as it is considered within the Group’s control not to complete the IPO and FID. The current estimate is that the IPO will be achieved subsequent to June 30, 2024 and FID has been delayed and will be reached in Q2 2026, hence the criterion to meet IPO and FID within June 30, 2024 will not be met.

(in thousands of U.S. dollars)	Interest rate (annual)	Maturity	December 31, 2023	December 31, 2022
Current interest-bearing liabilities
Debt to Board of Directors	15%	At pre-FID funding	$284	—
Short-term loan from LNG-9	24%	November 30, 2024	400	$—
Promissory notes	12% and 15%	At pre-FID funding	529	—
Catcha Loan	0%	At BCA*	954	—

Total current interest-bearing liabilities			$2,166	$—

8.2 Interest-bearing liabilities (Continued)

Short-term loan from LNG-9 comprise a loan of $200 thousand subject to 24% annual interest rate, invoiced and payable on a monthly basis. The loan had an initial maturity on November 23, 2023 but was deferred until November 30, 2024 and increased with $160 thousand as per the agreement dated November 30, 2023. Refer to note 9.2 for further information.

Promissory notes include loans to other shareholders. The loans have an interest payable on the unpaid principal at the rate of 12% and 15% per annum, and will mature when the Group achieves pre-FID funding, which is estimated to occur around 18 to 24 months prior to FID which is expected in Q2 2026.

On October 27, 2023, Catcha and Crown entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750 thousand to Crown to fund working capital until the closing of the BCA. Crown has agreed to repay the $750 thousand to Catcha within ten (10) business days of Catcha providing Crown with written notice of demand after the Closing. The Catcha Loan will mature upon the completion of the BCA. In the event that the BCA is terminated or does not close, the loan agreement regulates how the loan should be repaid which is at the discretion of the lender (1) $1.75 million in cash, or (2) $1.0 million in cash and a number of shares of Crown’s stock equal to 1.5% of the oustanding common shares of stock. Depending on the outcome of the BCA, the loan will either be repaid at 0% interest rate, or an incremental amount will be due. The fair value of the Catcha Loan reflects the probability of either completing the BCA and achieving IPO or the alternative payment methods. Refer to note 8.5 for further details of the loan, including sensitivities of the IPO significant assumption.

The reconciliation of changes in liabilities incurred as a result of financing activities are presented in note 8.3. The Group has not given any guarantees to, or on behalf of, third parties in the current or previous period.

8.3 Aging of financial liabilities

Contractual undiscounted cash flows from financial liabilities are presented below:

(in thousands of U.S. dollars)		Less than 6 months	6 to 12 months	1 to 3 years	3 to 5 years	Over 5 years
As of December 31, 2023	Notes						Total
Financial liabilities
Non-current interest-bearing liabilities	8.2	$—	—	—	1,223	—	1,223
Current interest-bearing liabilities	8.2	954	1,212	—	—	—	2,166
Trade payables	5.2	5,038	—	—	—	—	5,038
Non-current lease liabilities	7.1	—	—	15	17	—	32
Current lease liabilities	7.1	7	6	—	—	—	13
Other current liabilities	8.9	750					750

Total financial liabilities		$6,749	1,219	15	1,240	—	9,222

(in thousands of U.S. dollars)		Less than 6 months	6 to 12 months	1 to 3 years	3 to 5 years	Over 5 years
As of December 31, 2022	Notes						Total
Financial liabilities
Non-current interest-bearing liabilities	8.2	$—	—	1,689	—	—	1,689
Trade payables	5.2	1,856	—	—	—	—	1,857
Non-current lease liabilities	7.1	—	—	28	16	—	44
Current lease liabilities	7.1	6	6		—	—	12

Total financial liabilities		$1,862	6	1,717	16	—	3,601

8.4 Financial risk management

Overview

The Group’s principal financial liabilities, comprise interest-bearing liabilities, lease liabilities, prepayment of shareholder loans, and trade payables. The main purpose of these financial liabilities is to finance the Group’s operations. The Group’s principal financial assets relate to the future payment rights in KGLNG, warrant receivable, and cash from financing activities.

The Group is exposed to a range of risks affecting its financial performance, including market risk and liquidity risk. The Group seeks to minimize potential adverse effects of such risks through sound business practice, risk management and strategic investments, including investments in share options and other step-up opportunities, limiting the initial exposure for future development projects.

Risk management is carried out under policies approved by the Board of Directors. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk for the Group comprise of foreign currency risk. Financial instruments affected by market risk include trade payables and provisions for various consultancy fees and board remuneration.

Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s provisions, of which the majority is set to be paid in U.S. Dollars. Payment of these provisions are dependent on FID-funding related to the Kakinada Terminal Project. The Group is also exposed to currency risk related to a contingent cash consideration and put option (contingent on IPO and FID before June 30, 2024 and Q2 2026, respectively), which are features included in the modified shareholder loan agreement entered into in 2022. These are not yet recognized in the consolidated statements of financial position, but may have an effect on cash flows in the future.

The following table demonstrates the sensitivity to a reasonable possible change in USD exchange rates with all other variables held constant.

Foreign currency sensitivity	Date	Change in FX rate	Effect on loss before tax Effect on equity
Increase / decrease in NOK/USD	December 31, 2023	+/-10%	(734)/734	(734)/734
Increase / decrease in NOK/USD	December 31, 2022	+/-10%	(935)/935	(935)/935

The sensitivity analysis is based on booked amounts of financial instruments and does not include the consideration of contingent cash consideration and put option.

8.4 Financial risk management (Continued)

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Group, being a start-up company in a highly capital-intensive market is significantly exposed to liquidity risk. To reduce the Group’s liquidity risk, management has been working on raising capital for the Group. This process has included debt conversions and direct capital contributions from the existing shareholders during 2021, 2022 and 2023. On August 3, 2023, Crown LNG Holding AS entered into a definite business combination agreement to go public in United States through a merger with a special purpose acquisition company (SPAC). The listing is expected to raise further capital, the Group plans to use the proceeds from the SPAC deal and related funding received as part of the listing process to fund ongoing anchor projects to final investment decision (FID). Refer to note 1 for further detail.

In relation to vendors necessary to deliver services to the projects, management is focusing on a strategy to limit price risks, and therefore for most of its significant contracts, utilize fixed price arrangements, to ensure satisfactory liquidity budgeting in the Group.

Credit risk:

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or contract leading to a financial loss. The Group’s exposure to credit risk is limited, as the Group’s receivables mainly relate to VAT receivables towards the Norwegian Tax Authorities and cash in large financial institutions.

Interest rate risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates are limited, as the Group has cash in low interest bank accounts and does not have any external financing with floating interest rates.

8.5 Fair value measurement

Management has assessed that the fair values of cash and cash equivalents, other current assets, trade payables and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments and the current risk-free interest rates.

Instruments associated with EAST and KGLNG

EAST owns the outstanding shares of Krishna Godavari LNG Terminal Private Limited (KGLNG). KGLNG currently owns an approved license valid for 35 years to operate an offshore LNG import and regasification terminal at Kakinada Deep Water Port. In relation to EAST and KGLNG, the Group currently holds the following instruments:

•

Call option to purchase 15% ownership in EAST – The call option has a strike price of $15 million (of which $0.5 million has already been paid) and can be exercised through a payment of the remaining $14.5 million, where Crown will receive a 15% ownership interest of EAST. The 15% call option is exercisable upon FID. Refer to further details in note 9.2.

•

Option to acquire 99.81% of KGLNG – As a part of the KGLNG Transaction Agreement, Crown obtained an option to purchase 99.81% of the shares in KGLNG for an exercise price of $60 million to be settled by way of issuing a promissory note to EAST. This option can be exercised at any time from the completion of the BCA to August 3, 2024.

•

Future payment right – As a part of the KGLNG Transaction Agreement, Crown agreed to acquire a future payment right in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals $3.266 billion, in which Crown issued equity as consideration to EAST. The future payment right was initially recognized with a fair value adjustment of $242.3 million. Refer to note 8.7 for further details of this transaction.

When negotiating the terms of the KGLNG Transaction Agreement entered into on August 3, 2023, the parties contemplated the option to purchase the 15% ownership in EAST that was held by Crown. Both agreements relate to the same underlying value (KGLNG), include the same related counterparties and the signing of the KGLNG Transaction Agreement affects the value of the option to purchase the 15% ownership in EAST. Based on this fact, management has, for accounting purposes, considered the two agreements as linked. Accordingly, management has considered the fair value loss related to the 15% EAST option, that derived as a result of the parties entering into the KGLNG Transaction Agreement, as part of the consideration granted for the future payment right acquired through the KGLNG Transaction Agreement (i.e. not recognized through the statement of comprehensive income).

The fair values of the call option to purchase 15% ownership in EAST, option to acquire 99.81% of KGLNG and the future payment right are derived from the estimated value of KGLNG as the sole asset of EAST. To estimate the fair value of KGLNG, the income approach was used, which takes into consideration the enterprise value based on a discounted cash flow model. Since the three instruments are linked and all relate to the same underlying value, the assessment and measurement was performed as if they were one instrument.

To appropriately adjust for the risk, two approaches have been applied for which the mid-point of the two calculated values has been used to determine the fair value. The first approach utilizes a discount rate on the fair value of KGLNG using an early stage required return of 35%, assumed to represent the required rate of return for an investor, e.g., a VC fund, given the current state of the Group. The second approach utilizes an overall probability-weighted best estimate by applying a reduction of 35% to the post-money FID valuation, which is reflective of the risk of not reaching FID.

The valuation is subject to uncertainty because it is measured based on significant unobservable inputs and is therefore designated as a Level 3 fair value instrument. The unobservable inputs include, but are not limited to, the terminal fee, the regasification price, capacity factor, the discount rate (WACC), Venture Capital discount rate, and probability of reaching FID. If factors change and different assumptions are used, other finance (expense)/income could be materially different.

Up until October 24, 2023, the fair value of only the call option to acquire 15% of EAST was considered with any changes in the fair value being recognized in finance income (expense) on the consolidated statement of comprehensive income. Upon the acquisition of the future payment rights and the option to acquire 99.81% of KGLNG, the call option to acquire 15% of EAST still exists, however management assesses the fair value of these three instruments as they were one instrument (below labled “future payments rights”), due to the fact that they are related to the same underlying value to avoid double counting and arbitrary allocations. See also note 8.7 for more information.

8.5 Fair value measurement (Continued)

Contingent consideration related to warrant exercise on January 9, 2023

In 2023, the Group offered to replace all outstanding warrants with new shares. In order to subscribe to the shares, the warrant holders agreed to pay an additional consideration of NOK 6.09 per share contingent on the Group completing an IPO. The additional consideration receivable from the shareholders is accounted for as a financial asset at fair value through profit or loss. The fair value is computed using two methods, where the first approach utilizes an early-stage company discount rate and the second approach uses a probability weighted approach based on a probability of achieving an IPO, discounted using a risk-free rate. The fair value is estimated as the mid-point value of the two calculated values. Reference is made to note 2.5 for further detail. The valuation is based on significant unobservable inputs and is therefore classified as a Level 3 fair value instrument. Significant assumptions applied in the computation of the fair value include the IPO date, probability of IPO of 70%, and the early-stage company discount rate of 35% as of December 31, 2023.

Option to acquire GBTRON

On August 3, 2023, concurrent with the BCA, GBTRON Lands Limited and Crown LNG entered into a transaction agreement for (i) amendment to Exclusivity Agreement to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025, (ii) GBTRON to set up a new limited liability company (“NewCo”) and transfer certain rights, obligations and assets in connection with development of the Grangemouth Project to NewCo upon exercise of the GBTRON Option by Crown, and (iii) grant to Crown an option to purchase all the issued shares of NewCo to be exercised at any time from the completion of the Business Combination to August 3, 2024.

GBTRON granted to Crown LNG the GBTRON option to require that GBTRON (a) transfers the NewCo Assets to NewCo and (b) sells all the issued shares of NewCo to Crown at a nominal exercise price of £1 in aggregate. The GBTRON option is exercisable by Crown LNG, at its discretion, at any time from the completion of the BCA to August 3, 2024. Upon the exercise of the GBTRON option, GBTRON will execute the NewCo Assets Transfer and NewCo will issue the NewCo Purchase Promissory Note in favor of GBTRON in the principal amount of $25 million as consideration for the transfer of the NewCo Assets. GBTRON will transfer the shares in NewCo to Crown LNG for a cash consideration of $1.00. Immediately thereafter, GBTRON shall transfer the NewCo Purchase Promissory Note to Pubco in consideration for the issuance of Pubco Ordinary Shares for an aggregate amount of $25 million based on a per share price equal to 95% of the closing price of Pubco Ordinary Shares on the business day prior to the option exercise.

Crown acquired the GBTRON option through an orderly transaction with GBTRON at no additional cost. There have been no significant changes in either the fundraising landscape or the outlook for the Grangemouth project between the agreement date and the valuation date, with the most recent orderly transaction occurring less than six months prior. The fair value applied to the GBTRON option is equal to that of the recent orderly transaction, and the fair value was assessed as $0.

Catcha Loan

On October 27, 2023, Crown LNG Holding AS (“Crown”) and Catcha Investment Corp. (“Catcha”) entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750 thousand (the “Catcha Loan”) to Crown to fund the working capital until the closing of the BCA. The Catcha Loan of $750 thousand is repayable within 10 business days of Catcha providing Crown with written notice of demand after the Closing of the BCA.

In the event that the BCA is terminated or does not close, the loan agreement regulates how the loan should be repaid which is at the discretion of the lender (i.e., Catcha): (1) $1.75 million in cash, or (2) $1.0 in cash and a number of shares of Crown’s stock equal to 1.5% of the outstanding common shares of stock. If this payment is not made within 10 business days, then Crown will transfer warrants that entitle Catcha to purchase a number of shares of stock equal to 0.30% per annum of the outstanding stock of Catcha for a price per share of $0.01 accruing monthly until the time that Catcha receives the full amount of the payment as summarized above.

Each repayment option was assessed with a probability assigned to each potential outcome to calculate the fair value of the Catcha Loan. At initial recognition, the discount rate was calculated that would calibrate the outcome to ensure the fair value equaled the transaction price of $750 thousand. As there was no change in the probabilities assigned to each option as there no changes in the fundraising and market conditions of Crown between October 27, 2023 and December 31, 2023, the same discount rate was then applied to calculate the fair value based on the probability-weighted outcomes as of December 31, 2023. The valuation is based on significant unobservable inputs and is therefore classified as a Level 3 fair value instrument. The significant assumptions applied in the computation of the fair value are the IPO date and probability of IPO of 70% for the period ended December 31, 2023. The probability of paying $1.75 million in cash was estimated at 30% and the probability of paying $1.0 in cash and 1.5% of Crown’s outstanding common shares in stock was estimated as 0%. These probabilities are based on the assumption that the lender would prefer cash to unlisted common stock in the event that the BCA is terminated.

8.5 Fair value measurement (Continued)

Set out below is a comparison, by class, of the carrying amounts and fair values of the Group’s financial instruments:

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of December 31, 2023
Future payment right		242,351	242,351			X
Contingent consideration related to warrant exercise		4,228	4,228			X

Total		246,579	246,579

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of December 31, 2023
Shareholder Loans	8.2	1,223	1,223			X
Debt to Board of Directors	8.2	—	—			X
Catcha Loan	8.2	954	954			X
Short-term loan from LNG-9	8.2	400	400			X
Promissory notes	8.2	529	529			X

Total		3,150	3,150

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of December 31, 2022
Option to acquire 15% ownership in EAST		31,249	31,249			X

Total		31,249	31,249

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of December 31, 2022
Shareholder loans	8.2	945	1,017			X
Debt to Board of Directors	8.2	256	256			X
Promissory notes	8.2	488	488			X

Total		1,689	1,761

8.5 Fair value measurement (Continued)

Sensitivity analysis of the contingent consideration related to the warrant exercise

A quantitative sensitivity analysis of the significant unobservable inputs is shown below, in which the term ‘value’ indicates the value of the financial asset given a certain percentage change in the significant assumption as of December 31, 2023:

(in thousands of U.S. dollars)
As of December 31, 2023	Input values		Value
Assumption	Low	High	Low	High
Probability of IPO	65%	75%	4,101	4,355
Early-stage company discount rate	30%	40%	4,240	4,217

Sensitivity analysis the Catcha Loan

A quantitative sensitivity analysis of the significant unobservable inputs is shown below, in which the term ‘value’ indicates the value of the financial liability given a change in the significant assumption as of December 31, 2023:

(in thousands of U.S. dollars)
As of December 31, 2023	Input values		Value
Assumption	Low	High	Low	High
Probability of IPO	75%	65%	921	985

Sensitivity analysis of the inputs used to measure the instruments associated with KGLNG and EAST

The significant unobservable inputs used in the fair value measurement of the option, together with a quantitative sensitivity analysis as of December 31, 2023, and December 31, 2022, are shown below:

The calculation of the fair value of the option is most sensitive to the following assumptions:

•	Terminal fee

•	Regasification price

•	Capacity factor

•	Discount rate (WACC)

•	Venture Capital (VC) discount rate

•	Probability of reaching FID

A description of the key assumptions are included within note 2.5 Use of accounting judgments, estimates and assumptions.

8.5 Fair value measurement (Continued)

(in thousands of U.S. dollars)
As of December 31, 2023	Input values		Value of future payment right *
Assumption	Low	High	Low	High
Terminal fee	5%	(5)%	217,920	266,781
Regasification price	(5)%	5%	201,613	283,088
Capacity factor	88%	98%	198,547	286,155
WACC	12%	8%	186,731	318,543

Risk adjustment sensitivities	Low	High	Low	High
Approach 1: VC Discount rate	40%	30%	220,067	267,565
Approach 2: Probability of reaching FID	60%	70%	217,110	267,591

			Value of 15% call
As of December 31, 2022	Input values		option*
Assumption	Low	High	Low	High
Terminal fee	5%	(5)%	28,026	34,472
Regasification price	(5)%	5%	25,858	36,640
Capacity Factor	88%	98%	25,865	36,634
WACC	12%	8%	24,424	40,579

Risk adjustment sensitivities	Low	High	Low	High
Approach 1: VC Discount rate	40%	30%	28,506	34,391
Approach 2: Probability of reaching FID	50%	60%	28,265	34,233

The sensitivity analysis is based on a change in a significant assumption, keeping all other assumptions constant. Furthermore, these intervals are determined based on a high-level assessment to illustrate the sensitivity of the option to the most significant value drivers. However, the intervals applied in this sensitivity and the estimated output values must not be read as a limitation of possible outer intervals. The sensitivity analysis may not be representative of an actual change in the valuation as it is unlikely that changes in assumptions would occur in isolation from one another.

The option value includes a risk adjustment that is applied in order to capture the early stage state of the business. The risk adjustment is performed based on a combination of two approaches, where one approach utilize a variant of the venture capital method with a discount rate of 35% over an assumed period of 2.3 years from December 31, 2023, until FID (2.7 years from December 31, 2022), which is reflective of management’s anticipated timeline for the project and where the other approach utilize a scenario weighting with a 65% success probability. The mid-point between the two approaches has been used to determine the fair value.

*

In the sensitivities for the two approaches to risk adjustment presented above, the sensitized value is calculated based on the isolated impact of a change in the assumption for each approach – assuming a corresponding change in value from the alternative approach. As an example, lowering the venture capital discount rate from 35% to 30% results in a value increase of $25,214 thousand in that specific approach. As the fair value is based on the mid-point between the two risk adjustment approaches described, the impact of this change on a stand-alone basis would be $25,214 thousand x 50% = $12,607 thousand. However, for the purpose of the sensitivity table, we assume a correlation between the risk adjustment approaches and assume a corresponding change in value from the alternative approach and apply the change in value of $25,214 thousand on a 100% basis – resulting in a sensitized value of $267,565 thousand.

8.6 Cash and cash equivalents

(in thousands of U.S. dollars)	As of December 31,
Cash and cash equivalents	2023	2022	2021
Bank deposits, unrestricted	$88	$36	$776

Total cash and cash equivalents	$88	$36	$776

The Group has no restricted cash.

8.7 Share capital and shareholders information

Issued capital and reserves:

Share capital in Crown LNG Holding AS	Number of shares authorized and fully paid	Par value per share (NOK)	Financial Position (NOK thousands)	Financial Position (USD thousands)
As of December 31, 2021	49,203,878		492	58

As of December 31, 2022	49,203,878		492	58

Capital increase, April 28, 2023	8,659,553	0.01	87	8
Capital increase, November 9, 2023 (Debt Conversion)	137,500,000	0.01	1,375	123
Capital increase, November 24, 2023	7,480	0.01	0	—

As of December 31, 2023	195,370,911		1,954	189

On January 4, 2023, the extraordinary general meeting (“EGM”) of Crown LNG Holding AS passed a resolution for a capital increase with a direct placement of shares towards warrant holders registered with the Company. The offer to replace the warrants with new shares included the issuance of shares at a nominal amount/subscription price of NOK 0.01 (NOK 0 in share premium). The capital increase had a cap of NOK 86,596 (8,659,553 shares). The capital increase was registered in the Norwegian Corporate Register on April 28, 2023.

In relation to the future payment right acquired by Crown (refer to note 8.5), it was agreed that Crown will issue a promissory note in the amount of NOK 2,887,500,000. Pursuant to the KGLNG Transaction Agreement and the KGLNG Conversion Agreement, the promissory note was converted into shares in the Group. Both the issuance of the promissory note with a face value of NOK 2,887,500,000 as payment for obtaining the future payment right and the subsequent conversion to shares occurred on the same date, October 24, 2023. Accordingly, the consideration was in substance issuance of shares.

Following the above, on October 24, 2023, the Board of Directors agreed to increase the share capital of the Company by NOK 1,375,000 ($123,000) by the issuance of new shares, each with a face value of NOK 0.01. The aggregate nominal subscription amount in the share capital increase is NOK 2,887,500,000, or approximately $260 million, of which NOK 1,375,000 is share capital and of which NOK 2,886,125,000 is share premium. The nominal amount for each share equals NOK 21, which entitles a nominal share premium per share of NOK 20.99 (rounded). The share capital increase was carried out by EAST upon subscription. EAST settled its obligation to pay the subscription amount of NOK 2,887,500,000 by set-off of the claim EAST had towards the Group under the promissory note initially issued as consideration. The capital increase was registered in the Norwegian Corporate Register on November 9, 2023.

In the consolidated financial statements, the promissory note and the related issuance of shares have been recognized based on their fair values. Management has assessed the fair value of the future payment rights to be $242.4 million as of October 24, 2023 (refer to note 8.5), for which the consideration granted consists of

$38.6 million of 15% EAST option value forfeited (the 15% equity interest Crown already indirectly had in KGLNG through the 15% EAST option) and $203.8 million of fair value of promissory note/ new equity issued (for the remaining 85% of the KGLNG equity value which Crown did not have in the past), of which $205.6 million relates to share premium and ($1.9) million relates to effects on NCI.

8.7 Share capital and shareholders information (Continued)

Share premium (in thousands of U.S. dollars)
At December 31, 2021	$26,202

At December 31, 2022	$26,202

Issuance of shares	123
Capital increase, November 9, 2023	205,551
Capital increase, November 24, 2023	15

At December 31, 2023	$231,891

Other capital reserves (in thousands of U.S. dollars)
At 31 December 2021	$1,715

Non-registered capital increase	34
Share-based expenses	2,750

At December 31, 2022	$4,498

Transactions with non-controlling interests	364
Non-registered capital increase	3,140
Share-based expenses	890
Warrant exercise	3,449

At December 31, 2023	$12,341

Nature and purpose of reserves

Non-registered capital increase

The non-registered capital increase of $3.14 million relates to funds paid in but not registered in the Norwegian Corporate Register as of December 31, 2023 and mainly includes a capital increase towards market representatives of $4.2 million (of which $2.38 million was recognized in equity in 2022 as share-based payments), conversion of claim to EACP of $658 thousand and a capital increase registered on January 30, 2024 of $520 thousand and other unregistered share capital of $141 thousand.

EACP agreement

On July 19, 2023, Crown LNG Holding AS and Crown LNG India AS entered into an amendment agreement with Emerging Asia Capital Partners Company Limited (EACP), pursuant to which the retainer fees to be paid for financial advisory services is amended to increase from $20 thousand to $80 thousand per month paid in Crown common shares. Additionally, Crown issued a promissory note for the outstanding cash payments due under the original agreement and will issue a promissory note for every month going forward for the services provided under the agreement. The promissory notes are not subject to any interest as per the amended agreement, however, Crown has agreed to pay to EACP a Financing Success Fee equal to 3% on the Equity Financing raised if the source of introduction is either EACP, the Company, Crown, Mr. Kataria, LNG-9 PTE LTD or KGLNG and 1% on the Equity Financing raised if the source is from another party. The services provided under the monthly retainer arrangement are accounted for as an equity-settled share-based transaction under IFRS 2.

In November 2023, EACP converted its claim as of September 30, 2023 towards the Group into shares at the strike value of NOK 21. The share capital was increased by NOK 3,237.33 by issuance of 323,733 shares, each at a face value of NOK 0.01. The total contribution is NOK 6,798,400 ($657,619), of which NOK 6,795,163 is share premium.

Market representatives

In November 2023, the Company completed a capital increase directed towards market representatives (third-party advisors), whereby the market representatives convert their respective claims towards the Group into shares at the strike value agreed in the respective agreements. The share capital was increased by NOK 16,416.91 by issuance of 1,641,691 shares, each at a face value of NOK 0.01. The consideration per share is NOK 28 (rounded), which entails a share premium per share of NOK 27.99. The total contribution is NOK 45,967,358 ($4.2 million), of which NOK 45,950,941 is share premium. Further, the agreements continue to run following the debt conversion. The shares issued relate to a share-based payments arrangement originally accounted for as equity settled share-based payments under IFRS 2. Hence, the historical claims were in the consolidated financial statements historically recognized as equity and not as payables.

Share-based expenses

The Group has entered into service agreements with third party suppliers where the consideration is paid in-kind with shares in Crown LNG Holding. These are the EACP agreement and the market representatives agreements mentioned above.

8.7 Share capital and shareholders information (Continued)

Contingent consideration related to warrant exercise

The offer to replace outstanding warrants with new shares on January 4, 2023 at a nominal amount of NOK 0.01 per share, also included an obligation for the warrant holders to pay an additional consideration of NOK 6.09 per share to the Company in any of the following events i) the Company’s shares listing in a regulated market or a similar marketplace for the public trading of shares or ii) the Company entering into a definite agreement with a SPAC, and iii) the shares are outside lock-up period. The fair value of the contingent consideration is remeasured at each reporting date, with any changes in the fair value of the financial asset recognized through profit or loss.

NA reconciliation of the Group’s equity is presented in the statement of changes in equity.

The Group’s shareholders:

Shareholders in Crown LNG Holding AS as of December 31, 2023	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)*	58,293,000	29.84%
Raghava Corporate PTE (SG)	22,786,000	11.66%
ASHA GUPTA	10,090,450	5.16%
Other shareholder less than 5%	104,201,461	53.34%

Total	195,370,911	100.00%

*	Citibank, NA is the registered owner and nominee shareholder on behalf of Kataria Capital Corporation.

Shareholders in Crown LNG Holding AS as of December 31, 2022	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)	15,793,000	32.10%
Black Kite AS (NO)	4,878,762	9.92%
Raghava Corporate PTE (SG)	4,572,000	9.29%
Fu Qiang Limited (BVI)	3,187,700	6.48%
Gbtron Limited (UK)	2,845,000	5.78%
Service Invest AS (NO)	2,587,300	5.26%
Other shareholder less than 5%	15,340,116	31.17%

Total	49,203,878	100.00%

Shareholders in Crown LNG Holding AS as of December 31, 2021	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)	15,793,000	32.10%
Black Kite AS (NO)	4,878,762	9.92%
Raghava Corporate Pte Ltd (SG)	4,572,000	9.29%
Fu Qiang Ltd (BVI)	3,187,700	6.48%
Gbtron Ltd (UK)	2,845,000	5.78%
Service Invest AS (NO)	2,587,300	5.26%
Other shareholder less than 5%	15,340,116	31.17%

Total	49,203,878	100.00%

8.8 Earnings per share

The following table reflects the income and share data used in the earnings per share (EPS) calculations:

(in thousands of U.S. dollars)	As of December 31,
	2023	2022	2021
Profit/(loss) attributable to ordinary equity holders of the parent - for basic EPS	$(4,170)	$(27,055)	$(4,711)
Profit/(loss) attributable to ordinary equity holders of the parent - adjusted for the effect of dilution	(4,170)	(27,055)	(4,711)
Weighted average number of ordinary shares - for basic EPS (in thousand shares)	80,681	49,204	28,021
Weighted average number of ordinary shares adjusted for the effect of dilution	80,681	49,204	28,021

Basic EPS - profit or loss attributable to equity holders of the parent	$(0.05)	$(0.55)	$(0.17)

Diluted EPS - profit or loss attributable to equity holders of the parent	$(0.05)	$(0.55)	$ (0.17)

The EPS computation is not affected by convertible shareholder loans or equity-settled instruments as these were anti-dilutive in the years ended December 31, 2023, 2022, and 2021 due to the reported losses in the periods.

8.9 Other current liabilities

(in thousands of U.S. dollars)	As of December 31,
Other current liabilities	2023	2022
Prepayment of shareholder loans	$526	$—
Other liabilities	224	—

Total other current liabilities	$750	$—

Other current liabilities mainly comprise prepayment of shareholder loans and other liabilities. Other liabilities consists of accrued interest and government fees.

On November 22, 2023, the Board of Directors offered each shareholder in the Company to participate in a shareholder loan, with an aim to raise funds to fund the Company’s operational short term liquidity needs. The shareholder loan was partly prepaid in 2023, although not signed before December 31, 2023. Refer to note 9.5 for more detail on the shareholder loan.

9 - Other disclosures

9.1 Remuneration to the Board of Directors

Remuneration to the Board of Directors

Remuneration to the Board of Directors is determined by the Annual General Meeting (AGM).

The Chairman of the Board of Directors has received compensation of $135 thousand, $130 thousand, and $127 thousand in 2023, 2022, and 2021, respectively, through his consultancy firm Black Kite AS. The compensation is related to project development and administration of the Group.

The Board member Swapan Kataria has received compensation of $41 thousand and $56 thousand in 2023 and 2022, respectively, through his consultancy firm LNG-9 Pte Ltd.

Remuneration to the management team for the year ended December 31, 2023:

(in thousands of U.S. dollars)	Salary	Bonus	Pension	Share- based payments	Other compensation	Total remuneration
Jørn Skule Husemoen (CFO, Black Kite AS)	$155	—	—	—	308	463
Gunnar Lund Knutsen* (President and Chief Operating Officer of Crown LNG AS, Gantt Consulting AS)	132	—	—	—	379	511
Swapan Kataria (CEO, LNG-9 PTE LTD)	—	—	—	—	666	666

Total	$287	—	—	—	1,353	1,640

*

Gunnar Knutsen resigned as CEO as of July 10, 2022. As of April 25, 2023, Swapan Kataria entered into the position as CEO of Crown LNG Holding AS and as of April 1, 2023, Gunnar Knutsen entered into the position as President of Crown LNG AS.

Salary includes the portion of MFH fees that become payable each month and are not contingent on an uncertain event. Other compensation mainly comprise the earned, unpaid fees related to MFH arrangements.

9.1 Remuneration to the Board of Directors (Continued)

Remuneration to the management team for the year ended December 31, 2022:

(in thousands of U.S. dollars)	Salary	Bonus	Pension	Share- based payments	Other compensation	Total remuneration
Jørn Skule Husemoen (CFO, Black Kite AS)	$162	—	—	—	325	487
Gunnar Lund Knutsen (CEO, Gantt Consulting AS)	—	—	—	—	222	222

Total	$162	—	—	—	547	709

Remuneration to the management team for the year ended December 31, 2021:

(in thousands of U.S. dollars)	Salary	Bonus	Pension	Share- based payments	Other compensation	Total remuneration
Jørn Skule Husemoen (CFO, Black Kite AS)	$182	—	—	—	363	545
Gunnar Lund Knutsen (CEO, Gantt Consulting AS)	—		—	—	483	483

Total	$182	—	—	—	846	1,027

Remuneration to the Board of Directors for the year ended December 31:

(in thousands of U.S. dollars)	2023	2022	2021
Jørn Skule Husemoen (Black Kite AS)	$135	130	104
Swapan Kataria (LNG-9 PTE LTD)*	41	56	47
Per Stian Grobstok**	—	51	47
Ellen Hanetho***	—	5	—
Aslak Aslaksen	52	5	—

Total	$228	247	198

*	Swapan Kataria resigned from the board on January 2, 2023. Mr. Kataria rejoined the board of directors on April 25, 2023.
**	Per Stian Grobstok resigned as a board member effective December 6, 2022.
***	Former Board member.

	As of December 31, 2023		As of December 31, 2022
Shares held by Management and Board of Directors	Total number of shares	Ownership/ voting rights	Total number of shares	Ownership/ voting rights
Jørn Skule Husemoen (Black Kite AS)	4,525,533	2.32%	4,878,762	9.92%
Swapan Kataria (Kataria Capital Corporation)	58,293,000	29.84%	15,793,000	32.10%
Per Stian Grobstok (Service Invest AS & Groble Invest AS)***	3,186,293	1.63%	2,955,300	6.01%
Gunnar Lund Knudsen (Gantt Consulting AS)	1,017,600	0.52%	1,017,600	2.07%
Aslak Aslaksen	457,414	0.23%	374,200	0.77%

Total	67,479,840	34.54%	25,018,862	50.87%

***	Former Board member

9.2 Related party transactions

Related parties are members of the Board of Directors and any shareholder owning more than 5% of outstanding shares, including an immediate family member of any such person. Furthermore, a related party transaction is defined as any transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Group or any of its subsidiaries is or will be a participant, and (ii) any related party has or will have a direct or indirect interest. This also includes any material amendment or modification to an existing related party transaction.

Notes 6.1 and 8.7 provide information about the Group structure, including details of the subsidiaries and shareholders. Significant agreements and remuneration paid to the Board of Directors for the current and prior periods are presented in note 9.1. Shares held by the Board of Directors are also summarized in note 9.1.

Joint Development Agreement

On October 1, 2018, Crown LNG AS entered into Joint Development Agreement with LNG-9 PTE LTD. Under this agreement, Crown LNG AS paid a general retainer of $15 thousand per month to LNG-9 Pte Ltd (“Advisor”) for services including the development of projects requiring LNG infrastructure, promoting the Company’s solutions and technology, assisting in marketing activities, providing access to LNG-9 offices and resources, etc. This contract includes an exclusivity restriction, a requirement for written approval to any change of control for either party or their subsidiaries, and an anti-assignment clause, among others. The duration of the agreement as contemplated was five years but the agreement was terminated in the first quarter of 2023. Refer to note 5.3 for further detail related to the arrangement.

Loan Agreement between LNG-9 PTE LTD. and Crown LNG Holding AS

LNG-9 PTE LTD. entered into a Loan Agreement with Crown dated May 16, 2023, whereby LNG-9 PTE LTD loaned Crown NOK 2.12 million, equal of $200,000 at the foreign exchange rate set by the Norwegian Central Bank as of May 12, 2023. Pursuant to this agreement, the loan was to be repaid, at the earliest, three months after receipt by Crown, unless (a) a SPAC provided a commercially reasonable offer with respect to the purchase of shares in Crown and (b) Crown declined such offer, in which case Crown would have been obligated to repay the loan to LNG-9. The interest accrued at a rate of 0.5% per month and is unsecured. The agreement was amended on June 16, 2023, which adjusted the interest rate from 0.5% per month to 2% per month. The loan had an initial maturity on November 23, 2023 but was deferred until November 30, 2024 and increased by $160 thousand as per the agreement dated November 30, 2023.

Short-term loan agreement with shareholders

On September 27, 2023, Crown entered into short-term loan agreements with Black Kite AS, A A Holding AS, Service Invest AS and LNG-9 PTE LTD for the purpose of securing interim funding until a bridge loan was facilitated. The loans amounted to $62,675, with a interest rate of 2% per month. In addition, Crown paid a one-time 2% commitment fee payable together with the first payment of Interest. The loans were settled on October 30, 2023.

Service Agreement for Kakinada Terminal Project

On February 26, 2019, Crown LNG India Limited entered into a Service Agreement with LNG-9 Pte Ltd for consultancy services regarding (1) an Exclusivity Agreement for project development, delivery, and operation & maintenance for the LNG terminal for a minimum of thirty (30) years, (2) Investment Agreement for minority ownership in EAST, and (3) Lease Agreement, including operation & maintenance, between Asia First Holdings Limited (now known as Crown LNG India Limited) and KGLNG. The terms and conditions of the arrangement and the contracted fees are described in note 5.3.

9.2 Related party transactions (Continued)

Exclusivity Agreement and Transaction Agreement between Crown LNG India Limited and EAST

On June 3, 2020, Crown LNG entered into an Exclusivity Agreement with EAST, in which the shareholder, CEO and board member of Crown LNG Holding, Swapan Kataria, is the Director, in which Crown LNG was granted an exclusive right to develop, operate, own and lease to EAST the Re-gasification Terminal and the Sub-sea Pipeline outside the eastern shore of India, in the Kakinada region. KGLNG, a fully owned subsidiary of EAST, holds the license in India to establish and operate the offshore LNG terminal, valid for 30 years from June 8, 2016. Amendment to the Exclusivity Agreement were entered into on September 9, 2020 and March 31, 2021 wherein it was agreed that the LNG terminal shall be leased to KGLNG and certain other conditions were amended (together the “Exclusivity Agreement”).

The Exclusivity Agreement was renegotiated during July 2023 and the parties entered into a new agreement on August 3, 2023 for (i) an amendment to Exclusivity Agreement in order to extend the long stop date for achieving the FID of the Kakinada Terminal Project to December 31, 2025, (ii) future payment rights in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals $3.266 billion, in which Crown issues 137,500,000 shares to EAST as consideration for the future payment rights initially recognized with a fair value of $2424 million (refer to notes 8.5 and 8.7), and (iii) an option for the sale and purchase of 99.81% of shares in KGLNG for $60 million to be settled by way of issuing a promissory note to EAST in the amount of the purchase price that can be exercised at any time from the completion of the Business Combination to August 3, 2024.

When negotiating the terms of this KGLNG Transaction Agreement, the parties contemplated the option to purchase the 15% ownership in EAST that was held by Crown. The option to purchase the 15% ownership in EAST is further discussed below under the GBS Infra Pte Ltd Investment Agreement. Both agreements relate to the same underlying value (KGLNG), include the same related counterparties, and the signing of the KGLNG Transaction Agreement affects the value of the option to purchase EAST. Based on this fact, Crown has, for accounting purposes, considered the two agreements as linked. Refer to note 8.5 for the accounting considerations and impact of these instruments.

Exclusivity Agreement between Crown and GBTRON

On August 27, 2020 the Group entered into an Exclusivity Agreement with GBTRON Lands Limited, a company controlled by Swapan Kataria. The agreement provides the Group the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a lease agreement to be entered into. The terms of such lease to be determined such that the Group secures an equity internal rate of return (IRR) of 8-15% including the cost of the exclusivity fee paid. Under the agreement, the Group was obligated to pay an exclusivity fee of $4.0 million due at the end of December 31, 2022. However, as of December 31, 2022, the Group had not yet paid the fee, and in an amended agreement entered into on August 3, 2023, the payment was bifurcated and deferred to September 30, 2023 ($1.5 million) and December 31, 2023 ($2.5 million). The Group will in addition to the $4.0 million, pay an annual exclusivity fee of $1.0 million due at the end of December 31, 2023 and due each subsequent year until FID of the FSRU

On August 3, 2023, concurrent with the Business Combination Agreement, GBTRON Lands Limited and Crown LNG entered into a transaction agreement for (i) amendment to Exclusivity Agreement to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025, (ii) GBTRON to set up a new limited liability company (“NewCo”) and transfer certain rights, obligations and assets in connection with development of the Grangemouth Project to NewCo upon exercise of the GBTRON Option by Crown, and (iii) grant to Crown an option to purchase all the issued shares of NewCo to be exercised at any time from the completion of the Business Combination to August 3, 2024.

On October 30, 2023, Crown LNG Holding AS and GBTRON entered into a second amendment agreement to the Exclusivity Agreement. The following amendments apply (i) the Exclusivity Agreement is valid until the expiry of the Lease Agreement for the FSRU unless terminated, (ii) Crown will pay the first installment of the initial Exclusivity fee of $1.5 million due at December 31, 2023, (iii) Crown will pay the final installment of the initial Exclusivity fee of $2.5 million due at December 31, 2023, (iv) Crown will thereafter and in addition pay an annual Exclusivity fee of $1.0 million due first time at December 31, 2023: and annually thereafter and until FID of the FSRU, and (v) Crown can extend payments until February 28, 2024, subject to payment of the monthly extension fee of $160 thousand. As of December 31, 2023, the amount payable to GBTRON is $5.0 million. The parties are currently in discussions to extend the payment terms, and monthly payments have been extended subsequent to February 28, 2024.

9.2 Related party transactions (Continued)

Engagement of Services between Crown and GBTRON Limited

On January 10, 2022, GBTRON Limited was engaged by Crown to perform services as an advisor in assisting the Company in reaching out to off-takers in the United Kingdom and other countries and tying up the sale of LNG from the project. In consideration for the services, the Group agreed to pay the advisor a sign-on fee of GBP 60,000 ($73 thousand) and a monthly retainer fee of GBP 20,000 ($24 thousand) invoiced and payable in kind in shares of the Group by conversion of the fees. Such fees should be paid in kind, using a conversion rate of NOK 28 per share.

GBS Infra Pte Ltd Investment Agreement

On February 25, 2021, Crown entered into a Share Purchase Agreement with GBS Infra Pte Ltd. for shares in EAST, which provided Crown with an option to acquire 15% ownership in EAST. The consideration consisted of (1) a first payment of $500 thousand, which transferred the value of the option to purchase the 15% of total outstanding shares in EAST for a total fixed price of $15 million (2) a second payment at the closing of pre-FID funding for Crown LNG for $1.5 million to GBS Infra Pte Ltd for an option to purchase 2.5% of the total outstanding shares in EAST and (3) the remaining option may be purchased at successful FID with the completion of the final payment of $13 million. This agreement contains tag-along rights and drag-along rights and is governed by the laws of Singapore.

This agreement still exists following the signing of the KGLNG Transaction Agreement, however and as discussed under Exclusivity Agreement and Transaction Agreement between Crown LNG India Limited and EAST above, the agreement for the option to purchase the 15% ownership in EAST and the KGLNG Transaction Agreement are considered as linked or accounting purposes. Refer to note 8.5 for the accounting considerations and impact of these instruments.

Emerging Asia Capital Partners Company Limited (EACP)

On April 1, 2022, the Group entered into an agreement with Emerging Asia Capital Partners Company Limited (EACP) for financial advisory services in connection with the debt and equity funding for Crown and the project financing of the Kakinada LNG Receiving Terminal. The original agreement provided for a retainer fee equal to $20 thousand on the first business day of each month beginning April 1, 2022. The original agreement also included a financing success fee equal to 3% of the equity financing raised and 1% of project det financing raised to be paid on the date of transaction financial closings. The parties amended this agreement on July 19, 2023 to increase the retainer fee to $80 thousand per month, to be paid in Crown common shares in lieu of a cash payment. Additionally, Crown issued a promissory note for the outstanding cash payments due under the original agreement as of July 31, 2023. Further, under the amended agreement, Crown will pay to EACP a financing success fee of 3% on the equity financing raised in the source of introduction is EACP, Crown India AS, Crown, Mr. Swapan Kataria, LNG-9 Pte. Ltd. or KGLNG, and 1% if the source of introduction is from another party. As such, EACP stands to benefit from the transaction. Refer to note 9.4 for further detail.

Loan Settlement Agreement between Crown LNG Holding AS, Crown LNG AS and Crown LNG India AS

On September 9, 2022, Crown LNG AS and Crown India entered into a Loan Settlement Agreement. Under the agreement, Crown was to offer the lenders to assume their creditor positions under the convertible loans against settlement in shares in CIO Investments AS. Refer to note 8.2 for further detail.

Management for Hire (MFH) agreements

On July 5, 2020, the Group entered into a management for hire agreement with Black Kite AS for the hire of Jørn Husemoen to act as CFO on behalf of Crown LNG for a monthly fee of NOK 400 thousand ($41 thousand). 1/3 of the monthly fee is invoiced and payable each month whereas 2/3 is payable contingent on the Group achieving pre-FID funding. The agreement will be in force until August 31, 2024, but either party may terminate the agreement for any reason whatsoever during the contracted period.

On July 10, 2020, the Group entered into a management for hire agreement with Gantt Consulting AS for the hire of Gunnar Knutsen to act as CEO on behalf of Crown LNG for a fee of NOK 575 thousand ($58 thousand). 1/3 of the monthly fee is invoiced and payable each month whereas 2/3 is payable contingent on the Group achieving pre-FID funding. The agreement was renewed on April 1, 2023, and will remain in force 24 months and then automatically expire.

On January 1, 2022, Swapan Kataria entered into a contract for management consultancy services to Crown. The planned end date is December 31, 2028 with an option to extend the term by 12 consecutive months with three month’s prior notice to Mr. Kataria. As compensation, Mr. Kataria receives NOK 400 thousand ($41 thousand) per month, which is fixed until December 31, 2023 with yearly increases in fee in accordance with average salary adjustments. Refer to note 5.3 for further detail related to the Group’s MFH-arrangements.

9.2 Related party transactions (Continued)

The following tables provide the total amount of transactions that have been entered into with related parties (outside the Group) for the relevant financial periods:

Related party transactions during 2023 and balances as of December 31, 2023

(in thousands of U.S. dollars)	Executive management	Board Members	Other Shareholders	Total
Non-current provisions for contingent fees to related parties	$—	4,758	—	4,758
Current provisions to related parties	2,339	8,202	—	10,540
Non-current loans to related parties	—	—	1,223	1,223
Current loans to related parties	—	400	529	929
Prepayment of shareholder loans	—	—	526	526
Purchases from related parties	248	—	—	248
Interest paid to related parties	—	28	—	28
Shares issued to EAST as consideration for FPR*	$—	203,785		203,785

*	Refer to section “Exclusivity Agreement and Transaction Agreement between Crown LNG India Limited and EAST” for more details and note 8.7.

The non-current provisions for contingent fees to related parties as of December 31, 2023 were $4.8 million to LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. The amount is contingent upon FID for the Kakinada Terminal Project. Refer to note 8.2 for more details on the cash-settled share-based payment liabilities.

Current provision to related parties of $10.5 million includes a fee of $5.0 million related to the Exclusivity Agreement with GBTRON Lands Limited, a company controlled by board member Swapan Kataria, for the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a future lease agreement. The remaining $5.5 million relates to recognized, but not paid board remuneration and MFH arrangements with Black Kite, Gantt Consulting and Mr. Kataria and the fixed retainer fees related to the JDA with LNG-9 PTE LTD.

Non-current loans to related parties comprise debt to board of directors and convertible loans and other shareholder loans. Refer to note 8.2 and 8.3 for more detail on the Group’s interest bearing and non-interest bearing liabilities. Prepayment of shareholder loans relates to shareholder loans, partly prepaid in 2023, although not signed before December 31, 2023. Refer to note 8.2 for more details on the shareholder loans and note 8.9 for more detail on the Group’s other current liabilities.

Current loans to related parties comprise of a loan to LNG-9 and promissory notes to other shareholders. Refer to note 8.2 for more detail on the Group’s other current liabilities.

9.2 Related party transactions (Continued)

Related party transactions during 2022 and balances as of December 31, 2022

(in thousands of U.S. dollars)	Executive management	Board Members	Other Shareholders	Total
Non-current provisions for contingent fees to related parties	$1,012	7,351	—	8,363
Current provisions to related parties	—	4,442	—	4,442
Interest paid to related parties		35		35
Non-current loans to related parties	—	256	1,433	1,689
Purchases from related parties	$150	—	153	303

The non-current provisions for contingent fees to related parties of $8.4 million are primarily related to the agreements between LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. As of December 31, 2022, accrued unbilled compensation to LNG-9 PTE LTD amounted to $5.99 million, of which $3.9 million is contingent upon FID for the India project and $2.0 million is contingent upon achieving pre-FID funding. The remaining $2.4 million is related to management for hire arrangements with Black Kite, Gantt Consulting AS and Mr. Kataria.

Current provision to related parties of $4.4 million mainly relates to recognized, but not paid board remuneration and a fee related to the Exclusivity Agreement with GBTRON Lands Limited, a company controlled by board member Swapan Kataria, for the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a future lease agreement.

Outstanding loans to related parties comprise debt to board of directors and convertible loans and other shareholder loans. Refer to note 8.2 and 8.3 for more detail on the Group’s interest bearing and non-interest bearing liabilities.

Related party transactions during

2021 and balances as of December 31, 2021

(in thousands of U.S. dollars)	Related party transactions	Members	Shareholders	Total
Non-current provisions for contingent fees to related parties	$790	6,272	—	7,062
Current provisions to related parties	—	2,907	—	2,907
Non-current loans to related parties	—	253	488	741
Current loans to related parties	—	—	1,655	1,655
Purchases from related parties	$266	—	200	466

The non-current provisions for contingent fees to related parties of $7.1 million are primarily related to the agreements between LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. As of December 31, 2021, accrued unbilled compensation to LNG-9 PTE LTD amounted to $5.7 million, of which

$4.3 million is contingent upon FID for the India project and $1.5 million is contingent upon achieving pre-FID funding. The remaining $1.3 million is related to management for hire arrangements with Black Kite AS and Gantt Consulting AS.

Current provision to related parties relates to recognized not paid board remuneration of $612 thousand and a provision of $2.3 million related to the Exclusivity Agreement with GBTRON Lands Limited.

Outstanding loans to related parties comprise debt to board of directors and convertible loans and other shareholder loans. Refer to note 8.2 and 8.3 for more detail on the Group’s interest bearing and non-interest bearing liabilities.

9.3 Commitments and contingencies

Other commitments

On February 26, 2019, the Group entered into an agreement with LNG-9 PTE under which the Group will pay $7.8 million when signing a 30-year lease agreement for the Kakinada Terminal Project, with KGLNG. KGLNG is the subsidiary of EAST which currently owns the license for the LNG terminal, but will need a partner to contribute the technical knowledge of constructing and operating the terminal. The fee to be invoiced in the future is payable at FID, 50% in cash and 50% in shares by conversion based on valuation used for FID funding with a discount of 20%.

Under the Exclusivity Agreement with GBTRON Lands Limited, the Group will pay an annual fee of $1.0 million due at the end of December 31, 2023 and until FID of the FSRU. The fee to be paid is consideration for providing the Group with the exclusive right to develop, own, operate and lease to GBTRON a floating storage regasification unit. Crown can extend payments until February 28, 2024, subject to payment of the monthly extension fee of $160 thousand. Refer to note 9.2 for further detail related to the agreement.

Assets pledged as security and guarantee liabilities

As of December 31, 2023 the Group has not provided any guarantees or pledged any assets as security to or on behalf of third parties.

9.4 Share-based payments

The expenses recognized for services received during the year under equity-settled share-based arrangements are presented in the table below.

	Years ended December 31,
(in thousands of U.S. dollars)	2023	2022	2021
Expenses arising from equity-settled share-based payment transactions	$3,381	$2,750	$—

Total expenses arising from share-based payment transactions	3,381	2,750	—

Agreements with third-party suppliers

The expenses relate to consideration paid in-kind with shares in Crown LNG Holding AS for services provided by third party suppliers. The services are of a “stand ready” nature, in which the Group pays a monthly retainer fee in the form of share issuance. In 2023, the expenses were $2.4 million (2022: $2.8 million and 2021: nil).

Agreement with Opulentia Invest AS

The expense related to management-for-hire services delivered by Opulentia Invest AS in 2023 amounting to $ 98 thousand was agreed by the parties to be paid in warrants exercisable in Crown common shares. Opulentia Invest AS is owned by Ellen Hanetho, former Board member of Crown that resigned as board member in 2022.

EACP amendment agreement

The expenses relate to financial advisory services provided by EACP. On July 19, 2023, Crown LNG Holding AS and Crown LNG India AS entered into an amendment agreement with EACP, pursuant to which the retainer fees to be paid for financial advisory services is amended to increase from $20 thousand to $80 thousand per month paid in Crown common shares. The transaction is accounted for as equity-settled share-based payment in accordance with IFRS 2.

Additionally, Crown issued a promissory note for the outstanding cash payments due under the original agreement and will issue a promissory note every month going forward for the services provided under the agreement. The promissory notes are not subject to any interest as per the amended agreement, however Crown has agreed to pay to EACP a Financing Success Fee equal to 3% on the Equity Financing raised if the source of introduction is either EACP, the Company, Crown, Mr. Kataria, LNG-9 PTE LTD or KGLNG, and 1% on the Equity Financing raised if the source is from another party. The Group does not recognize provision for the success fees as per December 2023, as it is related to future events (capital raise).

For cash-settled share-based payment arrangements, reference is made to note 5.3.

9.5 Events after the reporting period

Business Combination Agreement Amendments

On January 31, 2024, the Business Combination Agreement was amended to (i) remove the closing condition in Section 9.2(f) of the Business Combination Agreement which would have required Catcha to have satisfied the minimum cash condition of at least US$20,000,000 and (ii) allow for listing of the Pubco ordinary shares on either the NYSE or Nasdaq.

On February 16, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing (as defined in the Business Combination Agreement) have not been satisfied or waived from February 17, 2024 to May 17, 2024 (and subsequently extended as described below). In addition, the Catcha agreed to waive its right under its amended and restated memorandum and articles of association to withdraw up to $100,000 of the interest earned on the funds held in the Trust Account to pay dissolution expenses in the event of the liquidation of the Trust Account.

On February 14, 2024, the Registration Statement on F-4, as amended was declared effective by the US Securities and Exchange Commission (SEC) in connection with the Business Combination.

On May 21, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing have not been satisfied or waived from May 17, 2024 to June 17, 2024. Also, the parties have agreed that the Business Combination Agreement may be terminated by Crown in the event that prior to June 17, 2024, the parties do not receive notice from Nasdaq, NYSE American, or another national securities exchange acceptable to Crown, that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination. The non-solicitation provisions of the Business Combination Agreement were amended to expire on May 31, 2024, unless Crown has received notice that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination on Nasdaq, NYSE American or another national securities exchange acceptable to Crown.

On June 11, 2024, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated if the conditions to the Closing have not been satisfied or waived from June 17, 2024 to June 28, 2024. Also, the parties have agreed that the Business Combination Agreement may be terminated by Crown in the event that prior to June 28, 2024, the parties do not receive notice from Nasdaq, NYSE American, or another national securities exchange acceptable to Crown, that the post-business combination public company common stock shall be approved for listing upon the closing of the Business Combination.

On June 12, 2024, Catcha held its Fourth Extraordinary General Meeting of shareholders pursuant to which the shareholders of record as of January 16, 2024 approved Catcha’s previously proposed Business Combination with Crown.

On June 28, 2024, due to delays in meeting the final conditions of the closing of the Business Combination, the Business Combination Agreement was further amended to extend the date on which the Business Combination Agreement may be terminated to July 12, 2024.

On July 9, 2024 (the “Closing Date”), Crown consummated the previously announced business combination pursuant to the Business Combination Agreement dated as of August 3, 2023.

Management expects that the transaction will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Catcha will be treated as the “acquired” company for financial reporting purposes, and Crown will be the accounting “acquirer.” Management expects Catcha to not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, management expects the Business Combination to be accounted for as a capital reorganization. The net assets of Catcha would therefore be stated at historical cost, with no goodwill or other intangible assets recorded.

The estimated purchase price based upon the market price of Catcha common shares on July 9, 2024 is approximately $80 million, the substantial majority will be expensed. Acquired net assets will include cash, current assets and current liabilities, the exact amounts have not yet been determined due to the short period of time between the closing of the transaction and the approval of the consolidated financial statements for issuance. The net assets and liabilities resulting from agreements entered into by Pubco and Catcha are also expected to impact the financial statements.

Business Combination – Other Agreements

April 2024 Notes

On April 30, 2024, Pubco entered into subscription agreements with certain investors with respect to convertible promissory notes issuable upon closing of the Business Combination (the “April 2024 Notes”) with an aggregate original principal amount of $1.05 million for an aggregate purchase price of $1.0 million, reflecting a 5% original issue discount.

The April 2024 Notes bear interest at an annual rate of 10% and mature on the first anniversary of the issuance of the applicable note (the date of such issuance, the “Issuance Date”). Interest on the April 2024 Notes is payable in cash or in-kind through the issuance of additional April 2024 Notes, at the option of Pubco.

The April 2024 Notes are convertible into Pubco ordinary shares at the option of the holder. The number of ordinary shares issuable upon conversion of the April 2024 Notes is determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). “Conversion Amount” means the sum of (A) the portion of the principal of a note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to such principal of the applicable note, and (C) any other unpaid amounts, if any. “Conversion Price” means $10.00 initially at the date of issuance of the April 2024

Notes. The Conversion Price will reset to 95% of the lowest closing volume weighted average price observed over the 5 trading days immediately preceding the 180th calendar day following the Issuance Date, subject to a minimum price of $2.50 (the “Minimum Price”).

Pubco has the option to redeem the April 2024 Notes in full at any time after the Issuance Date and prior to maturity thereof upon 10 Trading Days’ (as defined in the April 2024 Notes) notice for cash at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon.

PIPE

On May 6, 2024, Pubco and Catcha entered into a subscription agreement (the “PIPE Subscription Agreement”) for a private placement (the “PIPE”) with certain accredited investor (the “Purchaser”). Pursuant to the PIPE Subscription Agreement, the Purchaser has agreed to purchase an aggregate of 176,470 Pubco Ordinary Shares, at a price per share of $8.50, representing aggregate gross proceeds of $1.5 million.

On May 14, 2024, Pubco and Catcha entered into additional subscription agreements (together with the PIPE Subscription Agreement above, the “PIPE Subscription Agreements”) for a private placements with certain accredited investor who are existing shareholders of Crown (the “Existing Shareholder Purchasers”). Pursuant to the PIPE Subscription Agreement, the Existing Shareholder Purchasers have agreed to purchase an aggregate of 26,393 Pubco Ordinary Shares (together with the Pubco Ordinary Shares to be purchased by the Purchaser, the “PIPE Shares”), at a price per share of $10.00, representing aggregate gross proceeds of $263.9 thousand.

Securities Lending Agreement

On May 22, 2024, Pubco entered into a securities lending agreement (the “Securities Lending Agreement”) with Millennia Capital Partners Limited (the “Lender”) pursuant to which the Lender agreed to loan Pubco up to $4.0 million (the “Loan”) at fifty-five (55%) Loan to Value of the current market value of 730,000 shares of Crown pledged to the Lender (“Transferred Collateral”). “Loan to Value” means the ratio of the Loan to the value of the Transferred Collateral, calculated by dividing the amount borrowed by the fair market value of the Transferred Collateral. The Loan matures thirty-six (36) months after the Closing Date (as defined in the Securities Lending Agreement) and bears interest at an annual rate of 6.0% to be paid quarterly.

Securities Purchase Agreement

On June 4, 2024, Pubco entered into a definitive securities purchase agreement (the “Securities Purchase Agreement”; together with the April 2024 Notes, the PIPE and the Securities Lending Agreement, the “Financing Agreements”) with Helena Special Opportunities LLC (the “Investor”), an affiliate of Helena Partners Inc., a Cayman-Islands based advisor and investor, providing for up to approximately $20.7 million in funding through a private placement for the issuance of convertible notes (the “SPA Notes”).

Shareholder Loan

Crown LNG Holding AS shareholders have agreed to provide Crown LNG Holding AS with a loan in an aggregate amount of $1.4 million on the terms set out in the loan agreement. The loan has been provided in two tranches, one USD-tranche subject to a separate loan agreement and the NOK tranche provided under this Agreement. The Loan agreement was made on the February 5, 2024 with payments made within 5 business days of the signing. The loans from the shareholders will be repayable within five business days of the Business Combination closing date. Further, each shareholder lender is entitled to its pro rata distribution of 2,000,000 shares in Pubco.

Convertible Equity

The Company entered into Subscription Agreements for the placement of convertible equity with certain current shareholders and investors in the Company in the amount of $150 thousand to support the Group’s operational needs through the signing of the BCA. The placement of convertible equity in Crown will be converted to shares in Pubco. After the closing of the BCA and the successful listing of the Group, Pubco will issue new shares at $10/share for the amount subscribed.

Capital Increase

EACP Agreement

On June 20, 2024, under the EACP Agreement, EACP converted its claim for the period from October 2023 through May 2024 towards the Group into shares at the strike value of NOK 21. The share capital was increased by NOK 3,196.73 by issuance of 319,673 shares, each at a face value of NOK 0.01. The total contribution is NOK 6,713,152 ($660 thousand), of which NOK 6,709,955 is share premium.

Market Representatives

On June 20, 2024, the Company completed a capital increase directed towards market representatives (third-party advisors), whereby the market representatives convert their respective claims towards the Group into shares for the period October 2023 through May 2024. The share capital was increased by NOK 5,456.63 by issuance of 545,663 shares each at a face value of NOK 0.01. The consideration per share is NOK 28.00 (rounded) which entails a share premium per share of NOK 27.99. The total contribution is NOK 15,278,704 ($1.5 million) of which NOK 15,273,247 is share premium.

CROWN LNG HOLDING AS

Interim condensed consolidated statements of comprehensive income (loss)

(unaudited; in thousands of U.S. dollars, except per share amounts)

		For the six months ended June 30,
	Notes	2024	2023
Revenue		$—	$—

Total revenue		—	—

Employee benefit expenses		(928)	(477)
Other operating expenses	3.1	(4,501)	(4,143)
Total operating expenses		(5,429)	(4,620)

Operating profit/(loss)		(5,429)	(4,620)

Finance income	3.2	708	7,862
Finance expenses	3.2	(12,171)	(965)

Net financial items		(11,463)	6,897

Profit/(loss) before tax		(16,892)	2,277

Income tax (expense)/benefit		—	—

Profit/(loss)		$(16,892)	$2,277

Other comprehensive income:
Items that subsequently may be reclassified to profit or loss:
Foreign currency translation		(106)	784

Total items that may be reclassified to profit or loss		(106)	784

Other comprehensive income/(loss)		(106)	784

Total comprehensive income/(loss)		$(16,998)	$3,061

Profit/(loss) attributable to:
Equity holders of the parent company		(16,560)	2,057
Non-controlling interests		(332)	220
Total comprehensive profit/(loss) attributable to:
Equity holders of the parent company		(16,993)	2,685
Non-controlling interests		(5)	376
Earnings per share
Basic profit/(loss) per share	5.6	(0.17)	0.04
Diluted profit/(loss) per share	5.6	(0.17)	0.04

CROWN LNG HOLDING AS

Interim condensed consolidated statements of financial position

(unaudited; in thousands of U.S. dollars)

	Notes	June 30, 2024	December 31, 2023
ASSETS
Non-current assets
Non-current financial assets	5.4	$231,787	$242,360

Total non-current assets		231,787	242,360

Current assets
Other current assets		446	417
Current financial assets		4,610	4,228
Cash and cash equivalents		76	88

Total current assets		5,132	4,733

TOTAL ASSETS		$236,919	$247,094

EQUITY AND LIABILITIES
Equity
Share capital	5.5	$193	$190
Share premium		237,497	231,891
Other capital reserves		8,484	12,341
Other equity	5.5	(38,391)	(21,731)
Non-controlling interests		(392)	(88)

Total equity		207,391	222,603

Non-current liabilities
Non-current interest-bearing liabilities	5.2	2,291	1,223
Non-current lease liabilities		12	32
Provisions	4.1	4,069	4,758

Total non-current liabilities		6,372	6,013

Current liabilities
Current Interest-bearing liabilities	5.2	4,994	2,166
Current lease liabilities		13	13
Trade payables		6,388	5,038
Provisions	4.1	11,392	10,511
Other current liabilities		369	750

Total current liabilities		23,156	18,479

Total liabilities		29,528	24,491

TOTAL EQUITY AND LIABILITIES		$236,919	$247,094

CROWN LNG HOLDING AS

Interim condensed consolidated statements of changes in equity

(unaudited; in thousands of U.S. dollars)

				Other equity
	Share capital	Share premium	Other capital reserves	Cumulative translation differences	Retained Earnings / (accumulated deficit)	Non- controlling interest	Total equity
Equity as of January 1, 2023	$58	$26,202	$4,498	$1,717	$(19,245)	$1,659	$14,889

Profit or loss for the period	—	—	—	—	2,057	220	2,277
Other comprehensive loss	—	—	—	628	—	156	784

Total comprehensive loss	—	—	—	628	2,057	376	3,061

Contingent consideration related to warrant exercise (Note 5.5)	—	—	3,722	—	—	—	3,722
Capital increase (Note 5.5)	8	123	—	—	—	—	131
Non-registered capital increase (Note 5.5)	—	—	670	—	—	—	670
Share-based expenses (Note 6.2)	—	—	1,266	—	—	373	1,639

Equity as of June 30, 2023	$66	$26,325	$10,156	$2,345	$(17,188)	$2,408	$24,112

Equity as of January 1, 2024	$190	$231,891	$12,341	$1,684	$(23,415)	$(88)	$222,603

Profit or loss for the period	—	—	—	—	(16,560)	(332)	(16,892)
Other comprehensive income	—	—	—	101	—	(5)	(106)

Total comprehensive income	—	—	—	101	(16,560)	(337)	(16,998)

Capital increase (Note 5.5)	3	5,606	(5,609)	—	—	—	—
Non-registered capital increase (Note 5.5)	—	—	150	—	—	—	150
Share-based expenses (Note 6.2)	—	—	1,603	—	—	34	1,636

Equity as of June 30, 2024	$193	$237,497	$8,484	$1,583	$(39,975)	$(392)	$207,391

CROWN LNG HOLDING AS

Interim condensed consolidated statements of cash flows

(unaudited; in thousands of U.S. dollars)

		For the six months ended June 30,
Cash flows from operating activities	Notes	2024	2023
Profit/(loss) before tax		$(16,892)	$2,277
Adjustments to reconcile loss before tax to net cash flows:
Finance income	3.2	(708)	(7,862)
Finance expenses	3.2	12,171	965
Share-based payments	6.2	1,636	1,640
Working capital adjustments:
Changes in other current assets		(29)	(11)
Changes in trade and other payables		1,350	679
Changes in provisions	4.1	192	1,388
Other items
Taxes paid		—	—
Interest paid		(55)	(61)

Net cash outflows from operating activities		$(2,335)	$(985)

Net cash flow from investing activities		—	—

Cash flow from financing activities
Proceeds from issuance of shares (non-registered capital increase)		—	670
Proceeds from issuance of shares		—	123
Proceeds from short-term loan	5.2	1,369	197
Proceeds from long-term loan	5.2	1,022	—
Proceeds from conversion of warrants		—	8
Payment of lease liabilities		(16)	(6)

Net cash inflows from financing activities		2,375	984

Net decrease in cash and cash equivalents		40	1
Cash and cash equivalents at the beginning of the period		36	36
Net foreign exchange difference		0	(1)

Cash and cash equivalents as of June 30,		$76	$34

CROWN LNG HOLDING AS

NOTES TO THE UNAUDITED INTERIM CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

1. Corporate information

Crown LNG Holding AS (the “Company” or “Crown”) is incorporated and domiciled in Norway. The Company’s principal offices are located at Skøyen Atrium, Drammensveien 147, 0277 Oslo, Norway.

Crown LNG Holding AS and its subsidiaries (collectively “the Group”, or “Crown LNG”) invest in companies to develop, build, own and operate offshore infrastructures for the processing of Liquid Natural Gas (LNG). Crown LNG specializes in projects exposed to harsh weather conditions, where traditional floating solutions cannot be used. With a proven Gravity Based Solution Technology, developed in Norway for the North Sea requirements to withstand extremely high waves, Crown LNG expects to deliver concrete infrastructures in waters exposed to hurricanes, cyclones, and generally tough conditions all over the world.

Crown LNG has a project pipeline consisting of four projects. The projects are in different development stages, where the Kakinada Terminal Project in India is fully licensed and approved by government and on a fast track to final investment decision (FID).

After various amendments to the August 3, 2023 agreement, the Company entered into a definitive business combination agreement (“BCA”) to go public in the United States through a merger with a special purpose acquisition company (“SPAC”), Catcha Investment Corp (“Catcha”), and certain other affiliated entities through a series of transactions. Through these series of transactions, Crown LNG Holdings Limited (“PubCo”) was established and became the public company trading on the Nasdaq under the ticker symbol “CGBS”. PubCo was formed solely for the purpose of effecting the business combination and had not carried out any activities other than those in connection with the business combination. On July 9, 2024, the Company consummated the business combination contemplated by the BCA. As a result of the business combination, Catcha became a wholly owned subsidiary of PubCo. Following the transaction, subject to the terms and procedures as set forth under the BCA, the Company shareholders transferred to PubCo, and PubCo acquired from the Crown shareholders, all of the ordinary shares in Crown held by the shareholders in exchange for the issuance of PubCo Ordinary Shares.

As this transaction occurred after June 30, 2024, these financial statements do not show the effects of the BCA and the series of transactions that occurred related to the transaction.

The interim condensed consolidated financial statements of the Group for the six months ended June 30, 2024 and 2023, were authorized for issue in accordance with a resolution of the directors on October 16, 2024.

2. Basis of preparation and changes to the Group’s accounting policies

2.1. Basis of preparation

The unaudited interim condensed consolidated financial statements of the Group comprise the statements of comprehensive loss, financial position, cash flows, changes in equity and related notes.

These interim financial statements as of June 30, 2024 and for the six months ended June 30, 2024 and 2023, have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with the Group’s annual consolidated financial statements as of December 31, 2023 and 2022 and for the three years ended December 31, 2023. They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Accounting Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since annual financial statements.

Going concern

The financial statements of the Group have been prepared on the going concern basis which contemplates the continuity of normal business activities and the realization of assets and the discharge of liabilities in the normal course of business.

Crown LNG is a development stage company and we do not have any projects in our pipeline generating revenue currently and have not recognized any revenue to date. We anticipate that our current projects to be operational at the earliest in 2027 for the Grangemouth Project and 2029 for the Kakinada Terminal Project, and to begin generating revenues around that period. The Group had a net loss of $16.9 million and a net profit of $2.3 million for the six months ended June 30, 2024 and 2023, respectively. The net profit per June 30, 2023 is solely driven by the change in the fair value of the Group’s option to purchase a 15% ownership in EAST. Further, the Group has used net cash in operating activities of $2.3 million and $994 thousand for the six months ended June 30, 2024 and 2023, respectively. As of June 30, 2024, the Group had $76 thousand in cash and cash equivalents and negative working capital of $18.0 million.

The Group is forecasting that it will continue to incur significant operating cash outflows to fund the Kakinada Terminal and Grangemouth Projects, as well support the Group’s growth, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative, other costs, and costs of being a listed entity. The Group will require additional financing to support the operations of the business. Further, since the listing of the Company’s shares on the Nasdaq, the share price has decreased significantly, and the Nasdaq has issued a Notice to the Company that it does not meet the minimum bid price of $1 per share. Both of these considerations will make it difficult for the Company to raise sufficient capital on favorable terms. The forecast and financial conditions raise substantial doubt about the Group’s ability to continue to operate as a going concern. Crown LNG’s ability to operate as a going concern is principally dependent on (1) the ability of the Group to secure financing or enter into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors to secure additional financing, (2) the ability of the Group to reach the designated FID dates for the projects, and (3) the ability of the Group comply with the listing requirements of the Nasdaq.

As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt of the Crown LNG’s ability to continue as a going concern, and therefore, the Group may be unable to realize its assets and discharge its liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Management believes it will be successful in obtaining sufficient funding through fund-raising activities and will be able to work on the key projects in order to reach the FID dates. For these reasons, the financial statements have been prepared on the basis that the Group is a going concern. Should sufficient funding not be secured from such sources or otherwise or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for the Group and its shareholders. In these scenarios, the Group will need to seek other options, including delaying or reducing operating and capital expenditures, the possibility of an alternative transaction or fundraising, and in the event that none of these are available, voluntary bankruptcy, liquidation, administration, or dissolution.

2.2. Use of accounting judgments, estimates and assumptions

The preparation of the unaudited interim condensed consolidated financial statements in accordance with IFRS and applying the chosen accounting policies requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. The estimates and the underlying assumptions, described below, are reviewed by the Group on an ongoing basis. Actual results may differ from these estimates

Estimates and assumptions:

•

FID date and probability of reaching FID: The estimated fair value of the Group’s cash-settled share-based payments is dependent on the probability of reaching FID and the expected FID date of the Kakinada Terminal project. The probability of reaching FID is set based on key milestones achieved, which represents de-risking of the project for the investors. As of June 30, 2024, the probability of reaching FID was 55% (December 31, 2023: 65%) and the date on which FID is expected to be reached is July 30, 2026 (December 31, 2023: April 30, 2026). The extension of the FID date is due to the timing of the closing of the BCA which closed later than anticipated as well as significantly lower capital contribution received compared to the estimate made as of December 31, 2023. Raising sufficient funds on favorable terms has proven difficult for the Company to achieve.

•

Fair value of instruments related to EAST and KGLNG (together the Future payment right): The fair value of the call-option to purchase 15% ownership in EAST, an option to acquire 99.81% of the shares in KGLNG, and a future payment right are all derived from the estimated value of KGLNG, the sole asset of EAST, and are measured together as if they were one instrument and identified as the Future payment right. A valuation method was used based on an income-based approach, which takes into consideration the enterprise value of KGLNG based on a discounted cash flow model, adjusted for Crown’s ownership interest and a binomial risk factor. This valuation method is consistent with that applied as of December 31, 2023. The overall valuation approach is discussed in note 5.4. For the valuation derived from the income-based approach, the following assumptions are used in the calculation of fair value:

•

Terminal fee: As of June 30, 2024, the terminal fee is estimated to be $447 thousand (December 31, 2023: $447 thousand) in the operation period and is based on a memorandum of understanding in place for the lease of the terminal asset and the day rate fee to be paid. However, a contract will not be finalized until the Engineering, Procurement, and Construction contract has been entered into and may therefore be subject to change.

•

Regasification price: As of June 30, 2024, the regasification price is estimated to be $0.91/MMBtu (December 31, 2023: $0.91/MMBtu). This corresponds to the estimated fee that KGLNG will receive from the customer.

•

Capacity factor: As of June 30, 2024, the capacity factor is estimated at 93% (December 31, 2023: 93%) which takes into consideration items such as downtime for maintenance and other production-stop events.

•	Discount rate (WACC): As of June 30, 2024, a WACC of 9.5% (December 31, 2023: 10%) was applied. In estimating the WACC, the risk-free rate is based on a 10-year U.S. government bond.

•

Venture Capital (VC) discount rate: As of June 30, 2024, the fair value is computed using a discount rate of 40% (December 31, 2023: 35%), increase in discount rate reflects the increased risk related to the reduction in Probability of reaching FID. The discount rate represent the return a VC fund would require given the current state of the Group, adjusted upwards to reflect the fact that a large share of VC funds yield negative returns.

•

Probability of reaching FID: As of June 30, 2024, the overall probability for success (reaching FID) was estimated to be 55% (December 31, 2023: 65%). Reduction in probability is related to the fact that as of December 31, 2023 it was expected that BCA would generate sufficient proceeds to finance FID for the project, however, based on current assumptions and market conditions, the initial BCA proceeds expected to be received would not be sufficient to reach FID. Raising sufficient funds on favorable terms has proven difficult for the Company to achieve making it more difficult to complete the required activities to reach FID for the project.

Sensitivity analysis is carried out in note 5.4 for each of the significant unobservable inputs in the calculation including the terminal fee, regasification price, capacity factor, WACC, VC discount rate, and probability of reaching FID.

•

Fair value of contingent consideration related to the warrant exercise: The fair value is computed using two methods, where the first approach utilizes an early-stage company discount rate and the second approach uses a probability weighted approach based on a probability of achieving an IPO, discounted using a risk-free rate.

The fair value is estimated as the mid-point value of the two calculated values. Key assumptions used in the calculation of fair value include the anticipated IPO date, probability of FID and the early-stage discount rate.

•

IPO date: As of June 30, 2024, the estimated IPO date was July 9, 2024 (December 31, 2023: February 16, 2024). Due to various delays in closing the BCA, including obtaining funding and meeting certain listing requirements, the BCA and subsequent listing of Crown on the Nasdaq was completed July 9, 2024.

•

Probability of IPO: As of June 30, 2024, the probability of achieving IPO was estimated at 90% (December 31, 2023: 70%). This probability increased due to the milestones met as of June 30, 2024 to achieve the completion of the BCA. Even though the BCA closed shortly after June 30, 2024, there remained uncertainty around the Company meeting certain listing requirements of Nasdaq and the ability to raise the required capital; therefore, the probability was adjusted to reflect these uncertainties at that time.

•

Early-stage company discount rate: As of June 30, 2024, the net present value is computed using a discount rate of 40% (December 31, 2023: 35%), increase in discount rate reflects the increased risk related to the reduction in Probability of reaching FID. The discount rate represent the return an early-stage investor would require given the current state of the Group.

Sensitivity analysis is carried out in note 5.4 for each of the significant unobservable inputs in the calculation, including the probability of IPO and the early-stage company discount rate.

•

Fair value of the Catcha Loan: The fair value of the Catcha Loan is calculated using the discounted cash flow analysis, and the significant assumptions applied in the computation of the fair value are the IPO date and the probability of IPO. The assumptions used for the IPO date and the Probability of IPO are the same as those documented above used to calculate the fair value of the contingent consideration related to the warrant exercise. Sensitivity analysis is carried out in note 5.4 for the probability of IPO.

The Group based its assumptions and estimates on parameters available as of the dates of the financial position. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

2.3. New standards, interpretations and amendments adopted by the Group

The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2023. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

3 - Profit or loss items

3.1 Other operating expenses

Other operating expenses mainly consist of consulting fees and project costs related to the Group’s project development and IPO process, and audit and audit related fees. The Chairman of the Board of Directors and other board members have provided services to the Group via their respective consulting companies. For further information about related parties, see note 6.1.

(in thousands of U.S. dollars)		For the six months June 30,
Other operating expenses	Notes	2024	2023
Consulting fees		$(3,348)	$(3,037)
Project costs		(960)	—
Audit and audit related services		(554)	(146)
Cash-settled share-based (expense)/reversal		689	—
Other operating expenses		(328)	(961)

Total other operating expenses		$(4,501)	$(4,144)

3.2 Finance income and expense

(in thousands of U.S. dollars)		For the six months June 30,
Finance income	Notes	2024	2023
Fair value adjustment financial instruments	5.4	$704	$7,861
Other finance income	4.1	—	1
Foreign exchange gain		4	—

Total finance income		$708	$7,862

(in thousands of U.S. dollars)		For the six months June 30,
Finance expenses	Notes	2024	2023
Fair value adjustment financial instruments	5.4	$(11,726)	$—
Interest expense on lease liabilities		—	(2)
Other interest expense	5.2	(418)	(153)
Foreign exchange loss		(25)	(810)
Other finance expense		(2)	—

Total finance expenses		$(12,171)	$(965)

Fair value adjustment on financial instruments

‘Fair value adjustment financial instruments expenses’ represents changes in the fair value of the instruments associated with KGLNG future payment rights of $10,573 thousand (note 5.4) and with the new shareholder loan of $1,153 thousand (note 5.4) for the period ended June 30, 2024.

‘Fair value adjustment financial instruments income’ represents an increase in the fair value of contingent consideration related to the warrant exercise of $571 thousand and the recognition of $134 thousand as a result of the difference between the transaction price initially recorded and the fair value of the Catcha Loan for the period ended June 30, 2024. The corresponding ‘Fair value adjustment financial instruments income’ for the period ended June 30, 2023 represents changes in the fair value of the call-option to purchase 15% ownership in EAST of $7,317 thousand and the change in the fair value of contingent consideration related to the warrant exercise of $544 thousand.

Refer to note 2.1 and note 5.4 for further details on the fair value measurement of the Group’s financial instruments.

4 - Other operating activities

4.1 Provisions

A provision is made and calculated based on management assumptions at the time the provision is made and is updated as and when new information becomes available. All provisions are reviewed at the end of the financial year.

The Group classifies provisions in the following categories:

•	Board Remuneration includes provisions related to compensation of the Board of Directors.

•

Provisions for Management-for-Hire (MFH): contains provisions related to accrued fees for consultants acting in roles such as CEO, CFO and CIO on behalf of the Group, which will be payable only at the time Crown LNG has secured the development funding for the Kakinada Terminal Project (FID funding). These provisions are accounted for under IAS 19 Employee Benefits.

•	Cash-settled share-based payment includes

•	provisions related to a management-for-hire agreement with Lars Mårdalen (Director of Finance & Business Development)

•

provisions for consultant fees which are incurred when specific milestones are delivered, and where the fixed fees may be settled in shares or cash, at the discretion of Crown LNG. The fees will be payable contingent on a successful FID for the Kakinada Terminal project. Provisions are recorded at the time the underlying service is delivered, i.e., when a milestone has been met.

•	Exclusivity agreement with GBTRON includes provisions related to exclusivity fees for the exclusive right to develop, own, operate and lease to GBTRON a Floating Storage Regasification Unit (FSRU).

•

Other provisions: The balance as of June 30, 2024 mainly comprises the fixed retainer fees related to the Joint Development Agreement (JDA) with LNG-9 PTE LTD for delivered consultancy services until December 31, 2021. During 2023, the parties agreed to terminate the JDA.

Reconciliation of provisions and other liabilities:

(in thousands of U.S. dollars)	Board Remuneration	Cash-settled share-based payments	Provisions for MFH	Other	Exclusivity agreement with GBTRON	Total
As of December 31, 2023	$504	4,778	3,471	1,516	5,000	15,269

Current provisions	504	20	3,471	1,516	5,000	10,511
Non-current provisions	—	4,758	—	—	—	4,758
Additional provisions made/(reversal)	256	(689)	802	—	—	369
Adjustment on cash-settled share-based pay liabilities	—	—	—	—	—	—
Amounts paid	—	—	—	—	—	—
Reclassifications	—	—	—	—	—	—
Forgiven retainer fee	—	—	—	—	—	—
Currency translation effects	(18)	—	(159)	(1)	—	(178)

As of June 30, 2024	$742	4,089	4,114	1,515	5,000	15,461

Current provisions	$742	20	4,114	1,515	5,000	11,391
Non-current provisions	$—	4,069	—	—	—	4,069

5 - Financial instruments and equity

5.1 Overview of financial instruments

The carrying amount of the Group’s financial assets and liabilities are presented in the tables below:

(in thousands of U.S. dollars)
As of June 30, 2024	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Assets
Receivables
Other current assets		$446	—	446
Cash and cash equivalents		76	—	76
Current financial assets	5.4	—	4,610	4,610
Other non-current financial assets	5.4	—	231,787	231,787

Total financial assets		$522	236,397	236,919

(in thousands of U.S. dollars)
As of June 30, 2024	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Liabilities
Interest-bearing loans and borrowings including trade payables and other non-current liabilities
Non-current interest-bearing liabilities	5.2	$2,291	—	2,291
Non-current lease liabilities		12	—	12
Current lease liabilities		13	—	13
Other current liabilities		369	—	369
Current interest-bearing liabilities	5.2	1,644	3,350	4,994
Trade payables		6,388	—	6,388

Total financial liabilities		$10,717	3,350	14,067

Finance income and finance expense arising from the Group’s financial instruments are disclosed separately in note 3.2.

(in thousands of U.S. dollars)
As of 31 December 2023	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Assets
Receivables
Other current assets		$417	—	417
Cash and cash equivalents		88	—	88
Current financial assets	5.4	—	4,228	4,228
Non-current financial assets	5.4	—	242,360	242,360

Total financial assets		$505	246,588	247,093

Liabilities
Interest-bearing loans and borrowings including trade payables and other non-current liabilities
Non-current interest-bearing liabilities	5.2	$1,223	—	1,223
Non-current lease liabilities		32	—	32
Current lease liabilities		13	—	13
Other current liabilities		750	—	750
Current interest-bearing liabilities	5.2	1,212	954	2,166
Trade payables		5,038	—	5,038

Total financial liabilities		$8,268	954	9,222

Finance income and finance expense arising from the Group’s financial instruments are disclosed separately in note 3.2.

5.2 Interest-bearing liabilities

Specification of the Group’s interest-bearing liabilities

(in thousands of U.S. dollars)
Non-current interest-bearing liabilities	Interest rate (annual)		Maturity		June 30, 2024	December 31, 2023
Shareholder Loan	0	%**	At FID	*	1,269	1,223
Convertible Loan	10%		12.04.2026		1,022	—

Total non-current interest-bearing liabilities					$2,291	$1,223

5.2 Interest-bearing liabilities (Continued)

*	At June 30, 2024, Final Investment Decision (FID) related to the Kakinada Terminal Project is estimated to occur in Q3 2026.
**	The loan has a zero nominal rate, however upon initial recognition it is discounted with an applicable market rate giving an effective annual interest rate of 20%.

Shareholder Loan comprises the redemption amount on the 2021 convertible loans which were partially settled in 2022. The principal portion of the loan was settled against shares in a subsidiary entity. Additionally, the Group granted the lenders put options and cash consideration, contingent on the Group achieving FID and IPO by June 30, 2024 respectively. These are not recognized as financial liabilities as it is considered within the Group’s control not to complete the IPO and FID. As IPO was not reached before June 30, 2024, and FID has been delayed and is estimated to be reached in Q3 2026, the criteria to meet IPO and FID within June 30, 2024 has not been met.

Convertible loan was subscribed on April 12, 2024. The principal portion of the loan is $1 000 thousand and includes a share option element. For accounting purposes, the Group has separated the share option element as embedded derivatives and measures the host contract at amortized cost. The share option element has however been assessed insignificant. The Group capitalized interest of $22 thousand on the principle amount in the period. The loan is payable on the one year anniversary of the closing (April 12, 2025) but the Group has right to extend the payment of the loan until April 12, 2026.

(in thousands of U.S. dollars)
Current interest-bearing liabilities	Interest rate (annual)	Maturity	June 30, 2024	December 31, 2023
Debt to Board of Directors	15%	At pre-FID funding	$278	$284
Short-term loan from LNG-9	24%	November 30, 2024	824	400
New shareholder loan	0%	At BCA	2,530	—
Promissory notes	12% and 15%	At pre-FID funding	542	529
Catcha Loan	0%	At BCA	820	954

Total current interest-bearing liabilities			$4,994	$2,167

Debt to Board of Directors consists of shareholder loan from Black Kite, in which Black Kite has delivered services related to an Export Terminal Project in the US Gulf of Mexico, which becomes payable at pre-FID funding, which will occur approximately 18-24 months prior to FID for the project. The loan has an interest payable on the unpaid principal at the rate of 15% per annum.

Short-term loan from LNG-9 comprise a loan of $360 thousand subject to 24% annual interest rate, invoiced and payable on a monthly basis. The loan had an initial maturity on November 23, 2023 but was deferred until November 30, 2024 and has increased in 2024 with $464 thousand including $44 thousand in unpaid interests as per the agreement dated November 30, 2023.

Promissory notes includes loans to other shareholders. The loans have an interest payable on the unpaid principal at the rate of 12% and 15% per annum, and will mature when the Group achieves pre-FID funding, which is estimated to occur around 18 to 24 months prior to FID.

On February 5, 2024, Crown entered into a loan agreement whereby the shareholders of the Company agreed to provide a loan in the principal amount of $1.4 million to Crown to fund working capital until the closing of the BCA (the “Shareholder Loan”). The Shareholder Loan is repayable within five days of the BCA closing. Further, each shareholder lender is entitled to its pro rata distribution of 2,000,000 shares in PubCo. In the event that the BCA is terminated does not close, the Shareholder Loan will be repaid and each shareholder has the option to be repaid either (i) its pro rata portion of the cash amount in NOK, or (ii) its pro rata portion of the cash amount in NOK plus 3.9% of the shares in Crown at the time of the termination. The fair value of the Shareholder Loan reflects the cash amount to be repaid plus the value 3.9% of the shares in Crown as of June 30, 2024. Refer to note 6.3 for further information.

5.3 Aging of financial liabilities

Contractual undiscounted cash flows from financial liabilities are presented below:

(in thousands of U.S. dollars)
As of June 30, 2024	Note	Less than 6 months	6 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	Total
Financial liabilities
Non-current interest-bearing liabilities	5.2	$—	—	1,022	1,269	—	2,291
Current interest-bearing liabilities	5.2	4,174	820	—	—	—	4,994
Trade payables		6,388	—	—	—	—	6,388
Non-current lease liabilities		—	—	12	—	—	12
Current lease liabilities		7	7	—	—	—	14
Other current liabilities		369	—	—	—	—	369

Total financial liabilities		$10,938	827	1,034	1,269	—	14,068

(in thousands of U.S. dollars)
As of December 31, 2023	Note	Less than 6 months	6 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	Total
Financial liabilities
Non-current interest-bearing liabilities	5.2	$—	—	—	1,223	—	1,223
Current interest-bearing liabilities	5.2	954	1,212	—	—	—	2,166
Trade payables		5,038	—	—	—	—	5,038
Non-current lease liabilities		—	—	15	17	—	32
Current lease liabilities		7	6	—	—	—	13
Other current liabilities		750	—	—	—	—	750

Total financial liabilities		$6,749	1,218	15	1,240	—	9,222

5.4 Fair value measurement

Set out below, is a comparison of the carrying amounts and fair values of financial assets and financial liabilities and the fair value measurement hierarchy of the instrument as of June 30, 2024 and December 31, 2023:

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of June 30, 2024
Future payment right		231,778	231,778			X
Contingent consideration related to warrant exercise	6.3	4,610	4,610			X

Total		236,388	236,388

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of June 30, 2024
Shareholder Loans	5.2	1,269	1,269			X
New shareholder loan	5.2	2,530	2,530		X
Debt to Board of Directors	5.2	278	278			X
Catcha Loan	5.2	820	820			X
Short-term loan from LNG-9	5.2	824	824			X
Convertible Loan	5.2	1,022	1,022			X
Promissory notes	5.2	542	542			X

Total		7,285	7,285

5.4 Fair value measurement (Continued)

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of December 31, 2023
Future payment right		242,351	242,351			X
Contingent consideration related to warrants exercise		4,228	4,228			X

Total		246,579	246,579

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of December 31, 2023
Shareholder Loans	5.2	1,223	1,223			X
Debt to Board of Directors	5.2	284	284			X
Catcha Loan	5.2	954	954			X
Short-term loan from LNG-9	5.2	400	400			X
Promissory notes	5.2	529	529			X

Total		3,390	3,390

There were no transfers between Level 1 and Level 2 fair value measurements during the period.

Future payment right

For the period ending June 30, 2024, the fair value of the call option to purchase 15% ownership in EAST, the option to acquire 99.81% of KGLNG, and the future payment right (together, valued as one instrument and identified as the Future payment right herein) was calculated using two approaches for which the mid-point of the two calculated values was used. The first approach utilized a discount rate on the fair value of KGLNG using an early stage required return of 40%, assumed to represent the required rate of return for an investor, e.g., a VC fund, given the state of the group at that time (“VC discount rate”). The second approach utilized an overall probability-weighted best estimate applying a reduction of 45% to the post-money FID valuation, which is reflective of the risk of not reaching FID (“Probability of reaching FID”). This valuation was subject to uncertainty because it is measured based on significant unobservable inputs and was designated as a Level 3 fair value measurement.

This valuation approach is consistent with the approach applied to calculating the fair value of the Future payment right as of December 31, 2023. As discussed in note 2.1, all assumptions used in the calculation at June 30, 2023 remain consistent with those used in the December 31, 2023 calculation except for the probability of reaching FID which is 55% as of June 30, 2024 (December 31, 2023: 65%).

New shareholder loan

The inputs used in this calculation of fair value include the cash amount to be repaid to the shareholders plus 3.9% of the shares of Crown. The market capitalization of the Company was used to calculate the fair value of the shares to be granted to the shareholders if the BCA is terminated or does not close. Since the valuation uses observable market data, the New shareholder loan is classified in Level 2 of the fair value hierarchy.

Option to acquire GBTRON

Management has reassessed the fair value of the GBTRON option and believes that the fair value of this option continues to be assessed as $0. The primary factor influencing this value is the decreased likelihood of reaching FID. Given that the BCA did not provide as much funding as anticipated, as discussed above, there has not been a change in the amount of progress towards FID from when the assessment was made as of December 31, 2023. Further, there have not been any other significant changes in the underlying business case or the probability of executing the project which would change the fair value.

5.4 Fair value measurement (Continued)

Set out below are the significant unobservable inputs to the valuation as of June 30, 2024:

	Valuation technique	Significant unobservable inputs	Inputs	Sensitivity of the input to fair value
		Probability of IPO	90%	5% increase / (decrease) in the probability of IPO would result in an increase / (decrease) in fair value by $122 thousand.

Contingent consideration related to warrant exercise	DCF Method	Early-stage company discount rate	40%	5% increase / (decrease) in the early-stage company discount rate would result in an increase / (decrease) in fair value by $2 thousand.

Catcha Loan	DCF Method	Probability of IPO	90%	5% increase / (decrease) in the probability of IPO would result in an increase / (decrease) in fair value by $35 thousand.

		Terminal fee	$477	5% increase / (decrease) in the terminal fee would result in an increase / (decrease) in fair value by $23.6 million

		Regasification price	$0.91/ MMBtu	5% increase / (decrease) in the regasificaiton price would result in an increase / (decrease) in fair value by $39.4 million

Future payment right	DCF Method	Capacity factor	93%	5% increase / (decrease) in the capacity factor would result in an increase / (decrease) in fair value by $42.3 million

		WACC	9.5%	2% increase / (decrease) in the WACC would result in an increase / (decrease) in fair value by $55.1 million and $76.0 million respectively

		Approach 1: VC discount rate *	40%	5% increase / (decrease) in the VC discount rate would result in an increase / (decrease) in fair value by $20.4 million and $22.8 million respectively

		Approach 2: Probability of reaching FID *	55%	10% increase / (decrease) in the probability of reaching FID would result in an increase / (decrease) in fair value by $53.4 million

*

In the sensitivities for the two approaches to risk adjustment presented above, the sensitized value is calculated based on the isolated impact of a change in the assumption for each approach – assuming a corresponding change in value from the alternative approach.

5.4 Fair value measurement (Continued)

The sensitivity analysis is based on a change in a significant assumption, keeping all other assumptions constant. Furthermore, these intervals are determined based on a high-level assessment to illustrate the sensitivity of the Future payment right to the most significant value drivers. However, the intervals applied in this sensitivity and the estimated output values must not be read as a limitation of possible outer intervals. The sensitivity analysis may not be representative of an actual change in the valuation as it is unlikely that changes in assumptions would occur in isolation from one another.

5.5 Share capital and shareholders information

Issued capital and reserves:
Share capital in Crown LNG Holding AS	Number of shares authorized and fully paid	Par value per share (NOK)	Financial Position (NOK thousands)	Financial Position (USD thousands)
As of December 31, 2023	195,370,911		1,954	189

Capital increase, 30.01.2024	1,172,538	0.01	12	1
Capital increase, 13.03.2024	323,733	0.01	3	1
Capital increase, 13.03.2024	1,650,039	0.01	17	2
Capital increase, 06.04.2024	32,181	0.01	0	0

As of June 30, 2024	198,549,402		1,986	193

On December 1, 2023, Board of Directors has based on the Authorisation given December 17, 2021 resolved to carry out a share capital increase directed towards existing shareholders and specific third-party investors by conversion of claims against the Company into shares. The offer to replace the claims with new shares included the issuance of shares at a nominal amount/subscription price of NOK 28. The share capital was increased by NOK 11,725.38 by issuance of 1,172,538 shares, each at a face value of NOK 0.01. The total contribution is NOK 5,657,645 ($541,199), of which NOK 5,645,919 ($540,077.82) is share premium. The capital increase was registered in the Norwegian Corporate Register on January 31, 2024.

EACP agreement

In November 2023, EACP converted its claim as of September 30, 2023 towards the Group into shares at the strike value of NOK 21. The share capital was increased by NOK 3,237.33 by issuance of 323,733 shares, each at a face value of NOK 0.01. The total contribution is NOK 6,798,393 ($657,775), of which NOK 6,795,156 ($647,466.67) is share premium. The capital increase was registered in the Norwegian Corporate Register on March 13, 2024.

5.5 Share capital and shareholders information (Continued)

Market representatives

In November 2023, the Company completed a capital increase directed towards market representatives (third-party advisors), whereby the market representatives convert their respective claims towards the Group into shares at the strike value agreed in the respective agreements. The share capital was increased by NOK 16,500.39 by issuance of 1,650,039 shares, each at a face value of NOK 0.01. The consideration per share is NOK 28 (rounded), which entails a share premium per share of NOK 27.99. The total contribution is NOK 46,201,092 ($4,402,201.91), of which NOK 46,184,591.61 ($4,400,629.7) is share premium. The capital increase was registered in the Norwegian Corporate Register on March 13, 2024.

Share premium (in thousands of U.S. dollars)
At December 31, 2023	$231,891

Capital increase, 31.01.2024	540
Capital increase, 13.03.2024	647
Capital increase, 13.03.2024	4 401
Capital increase, 06.04.2024	18

At June 30, 2024	$237,497

Other capital reserves (in thousands of U.S. dollars)
At December 31, 2023	$12,341

Registered capital increase	(5,609)
Share-based expenses (exl. non-controlling interests)	1,602
Shareholders equity subscription	150

At June 30, 2024	$8,484

Nature and purpose of reserves

Registered capital increase

The decrease in other capital reserves of $5,609 million relates to funds received in 2023 that was registered in the Norwegian Corporate Register in 2024 and therefore reclassified to Share capital as of 30 June, 2024.

Share-based payments (Non-registered capital increases)

EACP agreement

In June 2024, the agreement with EACP was terminated and EACP converted its claim as of May 30, 2024 towards the Group into shares at the strike value of NOK 21. The share capital was increased by NOK 3,196.73 by issuance of 319,673 shares, each at a face value of NOK 0.01. The total contribution is NOK 6,713,152 ($631,854), of which NOK 6,709,955.27 is share premium.

Market representatives

In June 2024, the Company completed a capital increase directed towards market representatives (third-party advisors), whereby the market representatives convert their respective claims towards the Group into shares at the strike value agreed in the respective agreements. The share capital was increased by NOK 5,456.63 by issuance of 545,663 shares, each at a face value of NOK 0.01. The consideration per share is NOK 28 (rounded), which entails a share premium per share of NOK 27.99. The total contribution is NOK 15,278,704 ($1,473,388), of which NOK 15,273,247.37 is share premium.

5.5 Share capital and shareholders information (Continued)

Further, the agreements continue to run following the debt conversion. The shares issued relate to a share-based payments arrangement originally accounted for as equity settled share-based payments under IFRS 2. Hence, the historical claims were in the consolidated financial statements historically recognized as equity and not as payables.

A reconciliation of the Group’s equity is presented in the statement of changes in equity.

The Group’s shareholders:

Shareholders in Crown LNG Holding AS as of June 30, 2024	Total number of shares	Ownership/ Voting rights
KATARIA CAPITAL CORPORATION *	58,293,000	29.36%
RAGHAVA CORPORATE PTE LTE	22,786,000	11.48%
WEALINS S.A.	11,887,962	5.99%
GBTRON LIMITED	10,388,425	5.23%
Other shareholder less than 5%	95,194,015	48%

Total	198,549,402	100.00%

*	Citibank, NA is the registered owner and nominee shareholder on behalf of Kataria Capital Corporation.

Shareholders in Crown LNG Holding AS as of December 31, 2023	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)*	58,293,000	29.84%
Raghava Corporate PTE (SG)	22,786,000	11.66%
ASHA GUPTA	10,090,450	5.16%
Other shareholder less than 5%	104,201,461	53.34%

Total	195,370,911	100.00%

*	Citibank, NA is the registered owner and nominee shareholder on behalf of Kataria Capital Corporation.

5.6 Earnings per share

The following table reflects the income and share data used in the Earnings per Share (EPS) calculations:

(in thousands of U.S. dollars)	For the six months ended June 30,
	2024	2023
Profit/(loss) attributable to ordinary equity holders of the parent — for basic EPS	$(16,560)	$2,057
Profit/(loss) attributable to ordinary equity holders of the parent — adjusted for the effect of dilution	(16,560)	2,057
Weighted average number of ordinary shares — for basic EPS (in thousand shares)	98,503	51,789
Weighted average number of ordinary shares adjusted for the effect of dilution	98,503	52,186

Basic EPS — profit or loss attributable to equity holders of the parent	$(0.17)	$0.04

Diluted EPS — profit or loss attributable to equity holders of the parent	$(0.17)	$0.04

5.6 Earnings per share (Continued)

The EPS computation is not affected by convertible shareholder loans or equity-settled instruments as these were anti-dilutive in the financial periods ended June 30, 2024 and December 31 2023 due to the reported losses in the periods.

6 - Other disclosures

6.1 Related party transactions

Related parties are members of the Board of Directors and any shareholder owning more than 5% of outstanding shares, including an immediate family member of any such person. Furthermore, a related party transaction is defined as any transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant, and (ii) any related party has or will have a direct or indirect interest. This also includes any material amendment or modification to an existing related party transaction.

The following tables provide the total amount of transactions that have been entered into with related parties (outside the Group) for the relevant financial periods:

Related party transactions during 2024 and balances as of June 30, 2024

(in thousand of U.S. dollars)	Executive Management	Board Members	Other Shareholders	Total
Non-current provisions for contingent fees to related parties	$—	4,069	—	4,069
Current provisions to related parties	3,994	7,257	—	11,251
Non-current loans to related parties	—	—	2,291	2,291
Current loans to related parties	—	1,101	3,072	4,173
Purchases from related parties	57	—	—	57
Interest paid to related parties	—	63	—	63

The non-current provisions for contingent fees to relevant parties as of June 30, 2024 were $4.1 million to LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. The amount is contingent upon FID for the Kakinada Terminal Project. Refer to note 4.1 for more details on the cash-settled share-based payment liabilities.

Current provision to related parties of $11.3 million includes a fee of $5.0 million related to the Exclusivity Agreement with GBTRON Lands Limited, a company controlled by board member Swapan Kataria, for the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a future lease agreement. The remaining $6.3 million relates to recognized, but not paid board remuneration and MFH arrangements with Black Kite, Gantt Consulting and Mr. Kataria and the fixed retainer fees related to the JDA with LNG-9 PTE LTD.

Non-current loans to related parties comprise of other shareholder loans. Refer to not 5.2 and 5.3 for more details on the Group’s interest-bearing and non-interest-bearing liabilities.

Current loans to related parties comprise of a loan to LNG-9, short-term shareholder loan and promissory notes to other shareholders. Refer to note 5.2 for more details on the Group’s other current liabilities.

6.1 Related party transactions (Continued)

Related party transactions during 2023 and balances as of December 31, 2023

(in thousand of U.S. dollars)	Executive Management	Board Members	Other Shareholders	Total
Non-current provisions for contingent fees to related parties	$—	4,758	—	4,758
Current provisions to related parties	2,339	8,202	—	10,541
Non-current loans to related parties	—	—	1,223	1,223
Current loans to related parties	—	400	529	929
Prepayment of shareholder loans	—	—	526	526
Purchases from related parties	248	—	—	248
Interest paid to related parties	—	28	—	28
Shares issued to EAST as consideration for FPR	$—	203,785	—	203,785

The non-current provisions for contingent fees to related parties as of December 31, 2023 were $4.8 million to LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. The amount is contingent upon FID for the Kakinada Terminal Project. Refer to note 4.1 for more details on the cash-settled share-based payment liabilities.

Current provision to related parties of $10.5 million includes a fee of $5.0 million related to the Exclusivity Agreement with GBTRON Lands Limited, a company controlled by board member Swapan Kataria, for the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a future lease agreement. The remaining $5.5 million relates to recognized, but not paid board remuneration and MFH arrangements with Black Kite, Gantt Consulting and Mr. Kataria and the fixed retainer fees related to the JDA with LNG-9 PTE LTD.

Non-current loans to related parties comprise debt to Board of Directors and convertible loans and other shareholder loans. Refer to not 5.2 and 5.3 for more detail on the Group’s interest-bearing and non-interest-bearing liabilities. Prepayment of shareholder loans relates to shareholder loans, partly prepaid in 2023, although not signed before December 31, 2023. Refer to note 5.2 for more details on the shareholder loans.

Current loans to related parties comprise of a loan to LNG-9 and promissory notes to other shareholders. Refer to note 5.2 for more detail on the Group’s other current liabilities.

6.2 Share-based payments

The expenses recognized for services received during the year under equity-settled share-based arrangements are presented in the table below.

(in thousands of U.S. dollars)	For the six months ended June 30,
Expenses arising from share-based payment transactions	2024	2023
Expenses arising from equity-settled share-based payment transactions	$1,636	$1,640

Total expenses arising from share-based payment transactions	1,636	1,640

The expenses relate to consideration paid in-kind with shares in Crown LNG Holding AS for services provided by third party suppliers. The services are of a “stand ready” nature, in which the Group pays a monthly retainer fee in the form of share issuance. These expenses are recongnized as ‘other operation expenses’ in profit or loss. For cash-settled share-based payments arrangements, reference is made to note 4.1.

6.3 Events after the reporting period

Business Combination Agreement

On July 8 and 9, 2024 (the “Closing Date”), the Company consummated the series of transactions in the previously announced business combination pursuant to the Business Combination Agreement dated as of August 3, 2023 (as amended, the “BCA”) with Catcha Investment Corp (“Catcha”) and certain other affiliated entities. Through this series of transactions, Crown LNG Holdings Limited (“PubCo”) became the public listed company trading on the Nasdaq under the ticker symbol “CGBS”. In connection with the closing of the BCA, PubCo completed the issuance of securities pursuant to the financing agreements as described below and received aggregate gross proceeds of approximately $7.9 million therefrom on or around the Closing Date. As a result of Business Combination, Catcha became a wholly owned subsidiary of PubCo.

In connection with the transaction, each (a) issued and outstanding Class A ordinary share, par value $0.0001 per share of Catcha was converted into the right to receive one newly issued ordinary share, no par value, of PubCo, (together, the “PubCo Ordinary Shares”), (b) issued and outstanding Class B ordinary share, par value of $0.0001 per share, of Catcha was converted into the right to receive one newly issued PubCo Ordinary Share, (c) outstanding and unexercised public and private placement warrant of Catcha was converted into one warrant of PubCo that entitles the holders to purchase one PubCo Ordinary Share in lieu of one Catcha Class A Ordinary Share and otherwise upon substantially the same terms. Further, subject to the terms and procedures set forth under the BCA, the Crown shareholders transferred to PubCo, and PubCo acquired from the Crown shareholders, all of the ordinary shares of Crown held by the shareholders in exchange for the issuance of PubCo Ordinary Shares.

As previously concluded, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS. This determination was primarily based on that Crown Shareholders held the majority of the voting power of PubCo, Crown’s operations substantially comprise the ongoing operations of PubCo, Crown’s designees comprise a majority of the governing body of PubCo, and Crown’s senior management comprises the senior management of PubCo. Further, Catcha does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations. Under this method of accounting, Catcha will be treated as the “acquired” company for financial reporting purposes, and Crown will be the accounting “acquirer.” The net assets of Catcha will be recorded at historical cost with no goodwill or other intangible assets recorded. The deemed cost of the shares issued by Crown, which represent the fair value of the shares that Crown would have had to issue for the ratio of ownership interest in PubCo to be the same as if the business combination had taken the legal form of Crown acquiring shares of Catcha, in excess of the net assets of Catcha will be accounted for as share-based compensation under IFRS 2 Share-based payments. As a result of the transaction, shareholders of Catcha received 7.5 million of the shares in PubCo at a share price of $10, as specified in the BCA, while legacy shareholders of Crown received 60 million shares. On July 10, 2024, the market price of the shares was $3.08.

As of June 30, 2024, Catcha had not commenced any operations and all activity for the six months ended June 30, 2024 relate to activities in connection with the business combination with Crown. For the six months ended June 30, 2024, Catcha had no revenue and incurred a net loss of $3.3 million. Upon the completion of the BCA, the combined company will have immediate cash of approximately $7.9 million; however, much of this cash will be used to settle the trade and other liabilities incurred through the Closing Date. Other than the accounts payable, the remaining liabilities to be assumed by Crown include $1.7 million related to Catcha’s warrant liability, and amounts due to related party of $301 thousand. Catcha has few assets that will be acquired as a part of the transaction, namely, other assets of approximately $7 thousand.

At the time of preparation of these half-year financial statements, the accounting for the transaction is incomplete, and further disclosures cannot be made at this time.

6.3 Events after the reporting period (Continued)

Business Combination Financing Agreements

April 2024 Notes

On April 30, 2024, the Company entered into subscription agreements with certain investors with respect to convertible promissory notes that were to be issued upon the closing of the business combination (the “April 2024 Notes”) with an aggregate original principal amount of $1.05 million for an aggregate purchase price of $1.0 million, reflecting a 5% original issue discount. $1.0 million was received upon the closing of the BCA , and the April 2024 Notes have not yet been converted under the conditions stipulated in the agreement.

PIPE

On May 6, 2024, PubCo and Catcha entered into a subscription agreement (the “PIPE Subscription Agreement”) for a private placement (the “PIPE”) with certain accredited investor (the “Purchaser”). Pursuant to the PIPE Subscription Agreement, the Purchaser agreed to purchase an aggregate of 176,470 PubCo Ordinary Shares, at a price per share of $8.50, representing aggregate gross proceeds of $1.5 million. Crown received these gross proceeds upon the consummation of the BCA and issued the shares in PubCo.

On May 14, 2024, PubCo and Catcha entered into additional subscription agreements (together with the PIPE Subscription Agreement above, the “PIPE Subscription Agreements”) for a private placements with certain accredited investor who are existing shareholders of Crown (the “Existing Shareholder Purchasers”). Pursuant to the PIPE Subscription Agreement, the Existing Shareholder Purchasers have agreed to purchase an aggregate of 26,393 PubCo Ordinary Shares (together with the PubCo Ordinary Shares to be purchased by the Purchaser, the “PIPE Shares”), at a price per share of $10.00, representing aggregate gross proceeds of $263.9 thousand. Crown received these gross proceeds upon the consummation of the BCA and issued the shares in PubCo.

Securities Lending Agreement

On May 22, 2024, the Company entered into a securities lending agreement (the “Securities Lending Agreement”) with Millennia Capital Partners Limited (the “Lender”) pursuant to which the Lender agreed to loan the Company up to $4.0 million (the “Loan”) at 55% Loan to Value of the current market rate of 730,000 shares of Crown pledged to the Lender. In July 2024, the Company drew down $450 thousand, gross and received $430 thousand, net of fees, the $4 million facility from Millenia. The facility is currently paused due to the low valuation of the Company, and the next drawdown is dependent on an increase in the valuation.

Securities Purchase Agreement

On June 4, 2024, PubCo entered into a definitive securities purchase agreement (the “Securities Purchase Agreement”; together with the April 2024 Notes, the PIPE and the Securities Lending Agreement, the “Financing Agreements”) with Helena Special Opportunities LLC (the “Investor”), an affiliate of Helena Partners Inc., a Cayman-Islands based advisor and investor, providing for up to approximately $20.7 million in funding through a private placement for the issuance of convertible notes (the “SPA Notes”). On July 8, 2024, Crown received a drawdown of $2.9 million from the convertible loan. The net cash received was $2.5 million after the issuance discount was applied. The second tranche of this Financing Agreement of $2.5 million, net, will be available upon the effectiveness of the F-1 filed by the Company and when Crown’s market capitalization exceeds $100 million.

Shareholder Loans

New Shareholder Loan

As discussed in Note 5.4, the Company entered into the New shareholder loan with its shareholders on February 6, 2024. The loan was to be repaid within 5 days following the closing of the business combination. On

6.3 Events after the reporting period (Continued)

August 8, 2024, the shareholder loan was settled by paying $600 thousand in cash at closing. The shareholders, except two, have agreed to settle the remaining principal amount by issuing 1.7 million shares at $0.40 per share. The shares have not yet been issued.

Convertible Shareholder Promissory Note

On July 26, 2024, the Company entered into a Convertible Promissory Notes for a total of $194 thousand and NOK 3,643,094, with interest accruing at a fixed rate of 10% per annum commencing on July 31, 2024 with certain shareholders. The shareholders are entitled to convert any portion of any amounts outstanding into Ordinary Shares of the Company. This promissory note has been converted into 15,503 shares at $10.00 per share, but the shares have not yet been issued

Vendor Promissory Notes for Fees Deferral

On July 9, 2024, the Company issued promissory notes in an aggregate principal amount of $3.5 million to another service provider to Crown and Catcha, with such amounts representing deferrals of fees owed. The Promissory Notes bear interest at a rate of 12% per annum, payable quarterly, subject to Crown’s option to defer 50% as paid-in-kind, with principal due thereunder payable at maturity on the 18-month anniversary of the issuance. There is no conversion feature provided for the Promissory Notes.

Polar Multi-Strategy Master Fund (previously known as the Catcha Loan)

In March 2023 and October 2023, Catcha, Catcha Holdings LLC (the “Sponsor”) and Polar Multi-Strategy Master Fund (“Polar”) entered into the March 2023 Subscription Agreement and the October 2023 Subscription Agreement, respectively pursuant to which Polar provided $300 thousand and $750 thousand (total of $1,050 thousand) to Catcha for working capital purposes. On October 27, 2023, Crown and Catcha entered into a separate promissory note whereby Catcha agreed to provide a loan in the principal amount of $750 thousand (the “Catcha Loan”) to Crown to fund working capital. The terms of these agreements originally stipulated that the amounts would be repaid upon the closing of the BCA.

On July 8, 2024, Crown, Catcha, the Sponsor and Polar entered into a Securities Purchase Agreement which restructured the March 2023 Subscription Agreement, the October 2023 Subscription Agreement and the Catcha Loan. Under this agreement, 50% of the $1,050 thousand is settled in cash ($525 thousand) and the Company shall issue Promissory Notes for an aggregate purchase price of up $525 thousand divided into two separate notes, with an aggregate principal amount of $583 thousand, reflecting original issue discount of 10%. The issuance of such Promissory Notes was in satisfaction of 50% of the payment due upon the closing of the business combination.

Contingent consideration related to the February 2023 warrant exercise

On August 22, 2024, the board of directors decided in agreement with the Company’s shareholders owning additional consideration to the Company to reduce the claim against the holders of the warrants from NOK 6.09 per share to $0.161 per share ultimately reducing the claim from $4.8 million (fair value of $4.6 million) to $212 thousand due to the decline in share price after the completion of the BCA and public listing of the Company. Refer to notes 2.2 and 5.4 for further discussion around the accounting and calculation of fair value for the contingent consideration related to warrant exercise as of June 30, 2024.

Settlement of accounts payable

On September 4, 2024, Crown settled accounts payable valued at $200 thousand, including interest by issuing 551,633 shares.

6.3 Events after the reporting period (Continued)

KGLNG Agreement

On August 2, 2024, Crown LNG India AS delivered to EAST a Share Purchase Option Exercise Notice, pursuant to which Crown LNG India AS could exercise the Option under the KGLNG Agreement to purchase all shares in KGLNG held by EAST at an exercise price of $60 million. Under the terms of the KGLNG Agreement, a promissory note to the Company in consideration for the issuance of the Company’s ordinary shares for an aggregate amount of $60 million will be based on a per share price equal to 95% of the closing price of the ordinary shares on the business day prior to the option exercise. Based on the value-weighted average share price of $0.30 per share, it is estimated that Crown will issue approximately 200 million shares for this option. The promissory note, final calculations, and related shares for the exercise of this option has not yet been issued and the closing has not yet occurred.

GBTRON Agreement

On August 2, 2024, Crown delivered to GBTRON a Share Purchase Option Exercise Notice, pursuant to which Crown could exercise the Option under the GBTRON Agreement, contingent on the preparation of the NewCo Transfer Implementation Plan under the GBTRON Agreement. Under the terms of the GBTRON Agreement, the promissory note for an aggregate amount of $25 million will be based on a per share price equal to 95% of the closing price of the Company’s ordinary shares on the business day prior to the option exercise. Based on the value weighted average share price of $0.30 per share, it is estimated that Crown will issue approximately 83 million shares for this option. The promissory note, final calculations, and related shares for the exercise of this option has not yet been issued and the closing has not yet occurred.

On September 17, 2024, Crown issued a promissory note to GBTRON Lands Limited valued at GBP 260 thousand for cash provided to Crown . The Note carries an interest of 1% per month and a commitment fee of 5%. The purpose of this cash was to provide funds to support the working capital of the Company. The Note matures on October 31, 2024.

Third amendment to Exclusivity Agreement between Crown and GBTRON

On September 10, 2024, Crown and GBTRON entered into the Third Amendment to Exclusivity Agreement, pursuant to which the parties agreed that the Second Instalment, remaining Annual Exclusivity Fees, and any Monthly Extension Fees will be settled by a promissory note from Crown to GBTRON of $2.5 million plus an interest at 12%, accruing as of January 1, 2023, for a total of $3.025 million. After executing this amendment and issuing the promissory note, the total outstanding amount is settled.

Buyback of CIO Investment AS shares

In August of 2024, the Company entered into certain Contract Notes wherein certain shareholders exchanged their shares in CIO Investment AS for shares in the Company. Pursuant to these Contract Notes, the purchase price was $9.8 million and will be settled by issuing 22.2 million shares. The shares have not yet been issued. As a result, Crown indirectly and directly owns 100% of CIO Investments AS.

Nasdaq Notice

On September 3, 2024, Crown received written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company no longer complies with Nasdaq Listing Rule 5550(a)(2) (the “Rule”) requiring that listed securities maintain a minimum bid price of $1 per share (the “Minimum Bid Price”) based upon the Company’s closing bid price for 30-day trading period of July 22 to August 30, 2024. Additionally, the Notice confirms that the Rule grants the Company 180 calendar days, or until March 3, 2025 to regain compliance (the “Compliance Period”). Further, the Notice states that Nasdaq will

6.3 Events after the reporting period (Continued)

provide confirmation of compliance and close the matter if the Company’s listed securities maintain the Minimum Bid Price for ten consecutive days at any time during the Compliance Period. The Notice serves only as a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities. The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider available options to regain compliance with the Bid Price Rule, which could include effecting a reverse stock split. However, there can be no assurance that the Company will be able to regain compliance with the Bid Price Rule.

Registration Statement

On September 30, 2024, Crown LNG Holdings Ltd, filed on Form F-1 a Preliminary Prospectus, subject to completion, for the Primary Offering of 17,346,632 Pubco Ordinary Shares and Secondary Offering of 31,120,801 Pubco Ordinary Shares and 7,346,632 Pubco Warrants to Purchase Pubco Ordinary Shares.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Jersey Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except as set forth in Article 77 of the Jersey Companies Law. Article 77 of the Jersey Companies Law prohibits a company providing an indemnity to its directors unless the indemnity is:

(a) for liabilities incurred in defending civil or criminal proceedings where the director is successful or acquitted;

(b) for liabilities incurred otherwise than to the company where the director acted in good faith with a view to the best interests of the company;

(c) for liabilities incurred in connection with an application (which is successful) under Article 212 (power of court to relieve director from liability) of the Jersey Companies Law; and

(d) for liabilities normally insured against for persons other than directors.

To the fullest extent permitted by law, the Charter provides that the directors and officers of Pubco shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.

Pubco, may purchase and maintain a policy of directors’ and officers’ liability insurance that insures officers and directors of Pubco against the cost of defense, settlement, or payment of a judgment in some circumstances and insures Pubco against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of August 3, 2023, by and among Catcha, Pubco, Merger Sub, and Crown LNG Holding AS (incorporated by reference to Exhibit 4.1 to Company’s Form 20-F filed with the SEC on July 15, 2024).

2.2	Amendment No. 1 to Business Combination Agreement, dated as of October 2, 2023, by and among Catcha, Crown LNG Holding AS and Catcha Holdings LLC (incorporated by reference to Exhibit 4.2 to Company’s Form 20-F filed with the SEC on July 15, 2024).

2.3	Amendment No. 2 to Business Combination Agreement, dated as of January 31, 2024, by and among Catcha, Crown LNG Holding AS and Catcha Holdings LLC (incorporated by reference to Exhibit 4.3 to Company’s Form 20-F filed with the SEC on July 15, 2024).

2.4	Amendment No. 3 to Business Combination Agreement, dated as of February 16, 2024, by and among Catcha, Crown LNG Holding AS and Catcha Holdings LLC (incorporated by reference to Exhibit 2.1 to Catcha’s Form 8-K filed with the SEC on February 23, 2024).

2.5	Amendment No. 4 to Business Combination Agreement, dated as of May 21, 2024, by and among Catcha, Crown LNG Holding AS and Catcha Holdings LLC (incorporated by reference to Exhibit 2.1 to Catcha’s Form 8-K filed with the SEC on May 21, 2024).

Exhibit Number	Description

2.6	Amendment No. 5 to Business Combination Agreement, dated as of June 11, 2024, by and among Catcha, Crown LNG Holding AS and Catcha Holdings LLC (incorporated by reference to Exhibit 2.1 to Catcha’s Form 8-K filed with the SEC on June 12, 2024).

2.7	Amendment No. 6 to Business Combination Agreement, dated as of June 28, 2024, by and among Catcha, Crown LNG Holding AS and Catcha Holdings LLC (incorporated by reference to Exhibit 2.1 to Catcha’s Form 8-K filed with the SEC on July 2, 2024).

3.1	Second Amended and Restated Memorandum and Articles of Association of Catcha (incorporated by reference to Exhibit 3.1 to Catcha’s Form 8-K filed with the SEC on February 23, 2024).

3.2	Third Amendment to the Amended and Restated Memorandum and Articles of Association of Catcha Investment Corp (incorporated by reference to Exhibit 3.1 to Catcha’s Form 8-K filed with the SEC on May 21, 2024).

3.3	Memorandum and Articles of Association of Crown LNG Holdings Limited (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Catcha’s Registration Statement on Form S-1/A filed on February 8, 2021).

4.2	Specimen Catcha Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to Catcha’s Registration Statement on Form S-1/A filed on February 8, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Catcha’s Registration Statement on Form S-1/A filed on February 8, 2021).

4.4	Warrant Agreement dated February 11, 2021 between Continental Stock Transfer & Trust Company and Catcha Investment Corp (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

4.5*	Warrant Assignment, Assumption and Amendment Agreement dated as of July 9, 2024, by and among Catcha, Pubco, and Continental Stock Transfer & Trust Company

4.6	Specimen Pubco Ordinary Shares Certificate (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

4.7	Specimen Pubco Warrant Certificate (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

4.8*	Arena Purchase Agreement, dated as of October 22, 2024, by and between Arena Business Solutions Global SPC II, LTD and Crown LNG Holdings Limited.

5.1*	Opinion of Ogier (Jersey) LLP.

5.2*	Opinion of Nelson Mullins Riley & Scarborough LLP.

8.1	Tax Opinion of Nelson Mullins Riley & Scarborough LLP (incorporated by reference to Exhibit 8.1 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on December 6, 2023).

10.1	Investment Management Trust Agreement dated as of February 11, 2021 between Continental Stock Transfer & Trust Company and Catcha Investment Corp (incorporated by reference to Exhibit 10.2 to Catcha’s Current Report on Form 8-K filed on February 18, 2021).

10.2	Amendment No. 1 to Investment Management Trust Agreement dated as of February 14, 2023, between Continental Stock Transfer & Trust Company and Catcha Investment Corp (incorporated by reference to Exhibit 10.1 to Catcha’s Current Report on Form 8-K filed on February 17, 2023).

Exhibit Number	Description

10.3	Amendment No. 2 to Investment Management Trust Agreement dated as of February 16, 2023, between Continental Stock Transfer & Trust Company and Catcha Investment Corp (incorporated by reference to Exhibit 10.1.1 to Catcha’s Form 8-K filed with the SEC on February 23, 2024).

10.4	Amendment No. 3 to the Investment Management Trust Agreement, dated May 15, 2024, by and between Continental Stock Transfer & Trust Company and Catcha Investment Corp (incorporated by reference to Exhibit 10.1.1 to Catcha’s Form 8-K filed with the SEC on May 21, 2024).

10.5	Registration and Shareholder Rights Agreement, dated as of February 22, 2021, by and among Catcha and Catcha Holdings LLC (incorporated by reference to Exhibit 4.4 to Company’s Form 20-F filed with the SEC on July 15, 2024).

10.6	Letter Agreement, dated February 11, 2021, by and among Catcha, Catcha Holdings LLC, and each director and officer of Catcha (incorporated by reference to Exhibit 10.4 to Catcha’s Current Report on Form 8-K filed on February 18, 2021).

10.7	Administrative Services Agreement dated February 11, 2021 between Catcha Investment Corp and Catcha Holdings LLC (incorporated by reference to Exhibit 10.5 to Catcha’s Current Report on Form 8-K filed on February 18, 2021).

10.8	Securities Subscription Agreement, dated December 28, 2020 between Catcha and the Sponsor (incorporated by reference to Exhibit 10.7 to Catcha’s Registration Statement on Form S-1/A filed on February 8, 2021).

10.9	Promissory Note, dated as of February 14, 2023 and issued by Catcha to the Sponsor (incorporated by reference to Exhibit 10.2 to Catcha’s Current Report on Form 8-K filed on February 17, 2023).

10.10	Promissory Note, dated as of May 15, 2024, between Catcha Investment Corp and the Sponsor (incorporated by reference to Exhibit 10.2 to Catcha’s Current Report on Form 8-K filed on May 21, 2024).

10.11	Form of Registration Rights Agreement, by and among Catcha Investment Corp, Crown LNG Holding AS, certain Crown LNG Holding AS shareholders, Crown LNG Holdings Limited, Catcha Holdings LLC, and certain officers and directors (incorporated by reference to Annex D to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.12	Exchange and Support Agreement, dated as of August 3, 2023, by and among Catcha, Crown LNG Holding AS, Pubco and Merger Sub (incorporated by reference to Annex E to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.13	Service Agreement dated February 26, 2019, by and between Crown LNG India Limited and LNG-9 Pte Ltd, as amended by Amendment Agreement on March 9, 2023 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.14	Sale and Purchase for Accounts Receivable, dated March 24, 2021, by and between Crown LNG India Limited and Crown LNG India AS (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.15	Exclusivity Agreement dated June 3, 2020, by and between Crown LNG India Limited and East LNG Pte. Ltd. (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.16	General Terms & Conditions for consultancy services provided by Black Kite AS to Crown LNG AS, dated July 7, 2020 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

Exhibit Number	Description

10.17	General Terms & Conditions for Management Consultancy Services provided by Swapan Kataria to Crown LNG AS, dated January 10, 2022 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).
10.18	Exclusivity Agreement dated August 27, 2020, by and between Crown Holdings AS and GBTRON Lands Limited (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.19	Engagement of Services of GBTRON Limited by Crown LNG Holding AS, dated January 10, 2022 (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.20	Management for Hire Agreement dated April 1, 2023, by and between Gantt Consulting AS and Crown LNG AS (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.21	Agreement For (i) Future Payment Right and (ii) option for the sale and purchase of shares in Krishna Godavari LNG Terminal Ltd., dated as of August 3, 2023, by and among East LNG Pte. Ltd, Crown LNG India AS, Crown LNG Holding AS and Crown LNG Holdings Limited (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.22	Agreement for Option for Sale and Purchase of Shares in NewCo, dated as of August 3, 2023, by and among GBTRON Lands Limited, Crown LNG Holding AS and Crown LNG Holdings Limited. (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.23	Agreement, dated April 1, 2022, among Emerging Asia Capital Partners Company Limited, Crown LNG India AS and Crown LNG Holding AS (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.24	Amendment Agreement, dated July 19, 2023, among Emerging Asia Capital Partners Company Limited, Crown LNG India AS and Crown LNG Holding AS (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.25	Share Purchase Agreement, dated February 25, 2021, by and between Crown LNG Holding AS and GBS Infra Pte Ltd (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.26	Loan Agreement, dated May 16, 2023, by and between LNG-9 Pte Ltd and Crown LNG Holding AS (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.27	Loan Settlement Agreement, dated September 9, 2022, among Crown LNG Holding AS, Crown LNG AS and Crown LNG India AS (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form F-4 (File No. 333-274832) filed with the SEC on October 2, 2023).

10.28	Form of Lock-Up Agreement, by and among Catcha Investment Corp, Crown LNG Holding AS, certain Crown LNG Holding AS shareholders, Crown LNG Holdings Limited, Catcha Holdings LLC, and certain officers and directors (incorporated by reference to Exhibit 4.5 to Company’s Form 20-F filed with the SEC on July 15, 2024).

10.29	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 4.6 to Company’s Form 20-F filed with the SEC on July 15, 2024).

Exhibit Number	Description

10.30	Form of April 2024 Note (incorporated by reference to Exhibit 4.7 to Company’s Form 20-F filed with the SEC on July 15, 2024).
10.31	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 4.8 to Company’s Form 20-F filed with the SEC on July 15, 2024).

10.32	Securities Lending Agreement, dated as of May 22, 2024, by and between Crown LNG Holdings Limited and Millennia Capital Partners Limited (incorporated by reference to Exhibit 4.9 to Company’s Form 20-F filed with the SEC on July 15, 2024).

10.33	Securities Purchase Agreement, dated as of June 4, 2024, by and among Crown LNG Holdings Limited and each investor identified on the signature pages thereto (incorporated by reference to Exhibit 4.10 to Company’s Form 20-F filed with the SEC on July 15, 2024).

10.34	Form of Convertible Vendor Note (incorporated by reference to Exhibit 4.11 to Company’s Form 20-F filed with the SEC on July 15, 2024).

23.1	Consent of KPMG AS, independent registered public accounting firm.

23.2	Consent of Marcum LLP, independent registered public accounting firm for Catcha.

23.3*	Consent of Ogier (Jersey) LLP (included as part of Exhibit 5.1).

23.4*	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 5.2).

24.1	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

107	Filing Fee Table.

*	Previously filed.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 18th day of February, 2025.

CROWN LNG HOLDINGS LIMITED

By:	/s/ Swapan Kataria
Name:	Swapan Kataria
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Swapan Kataria Swapan Kataria	Chief Executive Officer and Director (Principal Executive Officer)	February 18, 2025

* Jørn Husemoen	Chief Financial Officer and Executive Director (Principal Financial Officer and Principal Accounting Officer)	February 18, 2025

* Gry Osnes	Independent Director	February 18, 2025

* Ellen Hanetho	Independent Director	February 18, 2025

* Andrew Judson	Independent Director	February 18, 2025

*

The undersigned, by signing his name hereto, signs and executes this Amendment to the Registration Statement pursuant to the Powers of Attorney executed by the above-named persons and previously filed with the Securities and Exchange Commission on September 30, 2024.

By:	/s/ Swapan Kataria
Name:	Swapan Kataria
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Crown LNG Holdings Limited has signed this registration statement or amendment thereto in New York on February 18, 2025.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.